As filed with the Securities and Exchange Commission on December 19, 2022.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PAXMEDICA, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	85-0870387
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

303 South Broadway, Suite 125

Tarrytown, NY 10591

914-987-2876

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Howard J. Weisman

Chief Executive Officer

PaxMedica, Inc.

303 South Broadway, Suite 125

Tarrytown, NY 10591

Tel: 914-987-2876

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David S. Rosenthal, Esq.

Anna Tomczyk, Esq.

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036

Telephone: (212) 698-3500

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment, which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED DECEMBER 19, 2022

PRELIMINARY PROSPECTUS

Up to 13,102,199 Shares of Common Stock

This prospectus relates to the resale, from time to time, of up to 13,102,199 shares of our common stock by the selling stockholder, Lincoln Park Capital Fund, LLC (“Lincoln Park” or the “selling stockholder”).

The shares of common stock being offered by the selling stockholder have been or may be issued pursuant to that certain purchase agreement between us and Lincoln Park, dated as of November 17, 2022 (the “Purchase Agreement”). See “The Lincoln Park Transaction” for a description of the agreement and “Selling Stockholder” for additional information regarding Lincoln Park. The prices at which Lincoln Park may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

We may receive gross proceeds of up to $20,000,000 from the sale of our common stock to Lincoln Park under the Purchase Agreement, from time to time, in our discretion after the date of the registration statement of which this prospectus is a part is declared effective and after satisfaction of other conditions in the Purchase Agreement. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of the shares by the selling stockholder.

Lincoln Park may sell the shares of our common stock described in this prospectus in a number of different ways and at varying prices. The price that Lincoln Park will pay for the shares to be resold pursuant to this prospectus will depend upon the timing of sales and will fluctuate based on the trading price of our common stock. Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

The purchase price for the Purchase Shares will be based upon formulas set forth in the Purchase Agreement depending on the type of purchase notice we submit to Lincoln Park from time to time. We will pay the expenses incurred in registering the shares of our common stock, including legal and accounting fees. See “Plan of Distribution” on page 108 for more information about how Lincoln Park may sell the shares of common stock being registered pursuant to this prospectus.

Our common stock is listed on the Nasdaq Capital Market under the symbol “PXMD.” On December 16, 2022, the last reported sale price of our common stock on the Nasdaq Capital Market was $1.85 per share.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our common stock is speculative and involves a high degree of risk. See “Risk Factors” beginning on page 12 for a discussion of information that should be considered in connection with an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is              , 2022.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. The selling stockholder may offer, sell or distribute all or a portion of the shares of our common stock hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices, from time to time in one or more offerings as described in this prospectus. We will not receive any of the proceeds from such sales of our common stock. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The selling stockholder will bear all commissions and discounts, if any, attributable to its sale of our common stock hereby registered. See “Plan of Distribution.”

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described in the “Where You Can Find More Information” section of this prospectus.

Neither we nor the selling stockholder have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any post-effective amendment, or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the selling stockholder take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the selling stockholder will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus contains, and any post-effective amendment or any prospectus supplement may contain, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included in this prospectus, any post-effective amendment or any prospectus supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed in the “Risk Factors” section of this prospectus, any post-effective amendment and the applicable prospectus supplement. Accordingly, investors should not place undue reliance on this information.

INDUSTRY AND MARKET DATA

This prospectus contains estimates, projections and other information concerning our industry, our business, and the markets for our product candidates, including data regarding market research, estimates and forecasts prepared by our management. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information.

Unless otherwise expressly stated, we obtained this industry, business, market and other data from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires.

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PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before purchasing our common stock. The words “PaxMedica,” “us,” “we,” the “Company” and any variants thereof used in this prospectus refer to PaxMedica, Inc. Investing in our common stock is speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties described herein, together with all of the other information in this prospectus, including our financial statements and related notes, before investing in our common stock. If any of the risks described herein materialize, our business, financial condition, operating results and prospects could be materially and adversely affected. In that event, the price of our common stock could decline, and you could lose part or all of your investment. Our expectations for our future performance may change after the date of this prospectus and there is no guarantee that such expectations will prove to be accurate.

Overview

We are a clinical stage biopharmaceutical company focusing on the development of anti-purinergic drug therapies (“APT”) for the treatment of disorders with intractable neurologic symptoms, ranging from neurodevelopmental disorders, including autism spectrum disorder (“ASD”), to Myalgic Encephalomyelitis/ Chronic Fatigue Syndrome (“ME/CFS”), a debilitating physical and cognitive disorder believed to be viral in origin and now with rising incidence globally due to the long term effects of SARS-CoV-2 (“COVID-19”). APTs have been shown to block the effects of excess production and extracellular receptor activity of adenosine triphosphate (“ATP”), which acts as both the main energy molecule in all living cells and a peripheral and central nervous system neurotransmitter via receptors that are found throughout the nervous system. Excess purinergic signaling can offset homeostasis and trigger immune responses that result in localized and systemic increases in inflammatory chemokines and cytokines, ultimately stimulating ATP production. APTs may also impact immunologic and inflammatory mechanisms that may be causing or exacerbating symptoms in these seemingly unrelated disorders, which may be caused in part by similar mechanisms of ATP overproduction.

One of our primary points of focus is currently the development and testing of our lead program, PAX-101, an intravenous formulation of suramin, in the treatment of ASD and the advancement of the clinical understanding of using that agent against other disorders such as ME/CFS and Long COVID-19

Syndrome (“LCS”), a clinical diagnosis in individuals who have been previously infected with COVID-19. In February 2021, we announced positive topline data from our Phase 2 dose-ranging clinical trial evaluating PAX-101 (commonly known as intravenous suramin) for the treatment of the core symptoms of ASD, as described in more detail below. We also intend to submit data to support a New Drug Application (an “NDA”) for PAX-101 under the Tropical Disease Priority Voucher Program of the U.S. Food and Drug Administration (the “FDA”) for the treatment of Human African Trypanosomiasis, a fatal parasitic infection commonly known as African sleeping sickness (“HAT”), leveraging suramin’s historical use in treating HAT outside of the United States. We have exclusively licensed clinical data from certain academic or international government institutions to potentially accelerate PAX-101’s development plans in the United States through this regulatory program and seek approval in the United States for the treatment of East African HAT (as defined below) as early as 2024. We are also pursuing the development of next generation APT product development candidates for neurodevelopmental indications. These candidates include PAX- 102, our proprietary intranasal formulation of suramin, as well as other new chemical entities that are more targeted and selective antagonists of particular purine receptor subtypes. We believe our lead drug candidate (suramin), if approved by the FDA, may be a significant advancement in the treatment of ASD and a potentially useful treatment for ME/CFS and LCS.

Our Development Strategy

Current Clinical Development Plan

Our clinical development plan seeks to obtain initial U.S. approval of PAX-101 for the treatment of East African HAT, which is caused by the parasite Trypanosome brucei rhodesiense, and, using the FDA’s 505(b)(2) regulatory pathway, leverage such approval, if achieved, to facilitate an accelerated development program for PAX-101 for certain neurologic indications including ASD, ME/CFS and LCS. Based on our pre-IND meeting with the FDA in March 2021 and, in part, on an analysis of the data that we have exclusively licensed from the Ministry of Health, Republic of Malawi and Lwala Hospital (Soroti, Uganda) relative to East African HAT patients treated with suramin, we believe we have created a strong development strategy that we plan to employ in seeking the approval of PAX-101 for the treatment of East African HAT. Based on our prior interactions with the FDA, including our pre-IND meeting with the FDA, we further believe that an approval, if any, in East African HAT could confer upon us the potential receipt of a priority review voucher (“PRV”) by the FDA, which we could potentially monetize to fund our future clinical programs. We expect further clinical studies of PAX-101 for the treatment of ASD, ME/CFS and LCS will be required and similar clinical development is needed for PAX-102 to reach the commercial stage. In November 2020, the FDA granted orphan drug designation to PAX-101 for the treatment of East African HAT. However, there can be no assurance that we will receive FDA approval for PAX-101 for the treatment of East African HAT and, even if PAX-101 is approved by the FDA, there can be no assurance that we will receive a PRV. For more information on the PRV process and how we may benefit from it, see the section of this prospectus captioned, “Business — The Priority Review Voucher Program.”

Development Pipeline

The following table summarizes our current product candidate and indication pipeline.

PAX-101 (intravenous suramin)

Our lead product candidate under development is PAX-101, an intravenous formulation of suramin, which we are developing for multiple indications, including East African HAT, ASD, ME/CFS, and LCS.

The most advanced indication for which we are developing PAX-101 is for treatment of “Stage 1” Trypanosoma brucei rhodesiense (East African) HAT, the stage of the clinical course of HAT in which the parasite is found in the peripheral circulation, but it has not yet infiltrated the CNS. We maintain exclusively licensed worldwide rights to patient-level data on the use of suramin in the treatment of Stage 1 East African HAT, which we intend to leverage for demonstration of the safety and efficacy of PAX-101. We have met with the FDA in two formal meetings regarding the execution and development of PAX-101 for this indication. Pursuant to those conversations, and to satisfy the FDA’s requirement of demonstrating substantial effectiveness, rather than conducting new prospective clinical trials, we intend to complete an analysis and presentation of retrospective data from East African HAT patients previously treated with suramin from 2000 to 2020, for which we have the exclusive license. In addition to these retrospective data, we will also conduct preclinical and clinical safety studies to support submission of an NDA for PAX-101’s East African HAT indication. We expect that such work will be completed over the next 16 months, with the intention of filing an NDA in 2024. Additionally, we are developing a proprietary supply chain of drug substance and drug product which will form the bases of our NDA filing. In November 2020, the FDA granted orphan drug designation to PAX-101 for the treatment of East African HAT. It is expected that PAX- 101, if approved by the FDA for the East African HAT indication, will qualify for new chemical entity exclusivity (providing sole marketing rights in the United States to the Company with respect to any product that contains suramin for up to seven years), in addition to orphan drug exclusivity, and potentially a tropical disease PRV. However, even if PAX-101 is approved by the FDA for the East African HAT indication, there can be no assurance that we will receive a tropical disease PRV.

Phase 2 Clinical Trial

Our lead neurologic indication for PAX-101 is for use in treating core symptoms of ASD. In 2021, we conducted a Phase 2 clinical trial at six sites in South Africa with respect to this indication (the “Phase 2 Trial”). The trial was a randomized, double-blind, placebo-controlled design, where we studied two doses of drug versus placebo over a 14-week treatment period. Dosing was at baseline and at the end of weeks 4 and 8. The study population included a patient population with diverse ethnicity and a mean age of approximately 8.4 years. Forty-four of the fifty-two enrolled subjects completed the study, with five withdrawals due to COVID-19 lockdowns, one for an adverse event and three for other reasons. The study evaluated a number of different clinically validated endpoints used in the assessment of the core symptoms of ASD. The primary endpoint of the study was the change between baseline and Week 14 in the Aberrant Behavior Checklist (“ABC”) composite score of core symptoms (“ABC Core”) including ABC-II (lethargy/ social withdrawal), ABC-III (stereotypy) and ABC-V (inappropriate speech).

PAX-101 10mg/kg demonstrated greater improvement through the 14-week treatment period compared to placebo in several assessment measures, including the ABC Core and the Clinical Global Impression – Global Improvement Scale (“CGI-I”). At Week 14, there was a mean improvement from baseline of 12.3 points in the ABC Core in subjects on 10 mg/kg vs. 8.4 points in subjects on placebo (p=0.37). The study was not fully powered for efficacy. However, at Week 14, the subjects treated with 10 mg/kg of PAX-101 demonstrated a mean improvement from baseline in the CGI-I overall symptom severity score of 2.8 points versus 1.7 points on placebo. This change in CGI-I was statistically significant (p=0.016). An improvement in the CGI-I overall symptom severity score of 2 points or more is generally considered to be a clinically relevant change. Certain key subpopulations demonstrated even further improvements on these and other assessments. This trial was designed as a robust dose-ranging study to confirm and expand upon the initial data from a prior-published single dose, single site, pilot study, but was not designed to demonstrate statistical significance across all efficacy endpoints.

Change from Baseline through Week 14

ABC-I
(Irritability)
ABC-II
(Social Withdrawal)
ABC-III
(Stereotypy)
ABC-IV
(Hyperactivity)
ABC-V
(Inappropriate Speech)
Point Change
1
-1
-3
-5
-7
-9
-11
-13
-15
Placebo (N=14)
PAX-101, 10 mg/kg (N=14)

ABC Core
(II, III, V)
ABC Total
(I, II, III, IV, V)
Primary Endpoint
Point Change
0
-5
-10
-15
-20
-25
-30
-35
-40

CGI-I Overall Severity Score, Scaled

Change from Baseline to Week 14 (ITT population, mean ± SE)

p=0.016
Very Much Improved
Much Improved
Minimally Improved
No Change
3.0
2.0
1.0
0.0
Placebo (N=18)
PAX-101, 10 mg/kg (N=15)

PAX-101 is IV suramin

Results	Chg from BL	P Value	Adj P Value
10 mg/kg	-2.8 ± 0.30	0.008	0.016
Placebo	-1.7 ± 0.27

We were selected to present the results of the Phase2 Trial at the American Academy of Child and Adolescent Psychiatry conference Research Pipeline Presentation on October 27, 2021 and are preparing a manuscript with 11 co-authors to submit such data for publication in a peer-reviewed scientific journal. The full analysis will include data from primary, secondary, and exploratory endpoints evaluated in the trial, safety and laboratory data, and an analysis of the pharmacokinetic data. In July 2021, we completed a pre- IND meeting with the FDA to review the results of this trial where we agreed to obtain additional information about the pharmacokinetic profile of PAX-101 in children in different age groups. We intend to meet with the European Medicines Agency (the “EMA”) and refine the program’s development plan for global registration based on additional work required. We plan to start a pharmacokinetic study in South Africa to develop additional data in younger female subjects for the ASD indication and to submit an IND to the FDA in 2024 following completion of pre-clinical and other required toxicologic studies.

We are also exploring development of PAX-101 in the treatment of LCS. We have discussed these indication and development plans with our outside scientific advisors and have designed a dose-ranging proof of concept trial design. We received approval from the South African Health Products Regulatory Authority and the South African National Health Research Ethics Council for our clinical trial application for a Phase 1B, prospective, randomized, placebo-controlled, double-blind, multiple-dose study.

Phase 3 Clinical Trial

In November 2022, we initiated the Phase 3 trial, HAT-301, which is a pivotal, retrospective, controlled analysis of suramin for the treatment of Stage 1 East African HAT. The study is underway at multiple primary HAT treatment sites in Uganda and Malawi. The Phase 3 trial is using exclusively licensed, retrospective clinical data that will be reviewed and compared with a natural history controlled dataset comprised of exclusively licensed source data. The primary objective of the study is to demonstrate that the standard of care treatment using suramin, as currently practiced in Uganda and Malawi, leads to better clinical outcomes in patients with Stage

1 East African HAT than observed in an untreated natural history cohort, that had documented illness prior to availability of suramin. Top-line data is expected in the first half of 2023.

PAX-102 (intranasal suramin)

PAX-102, a proprietary intranasal formulation of suramin, is also being developed for neurologic indications. The rationale for this program is the potential to better target the suramin molecule to the CNS, which may potentially allow us to deliver similar potency to that achieved using PAX-101 and reduce the dose needed and improve the tolerability profile of the drug, ultimately offering patients a more convenient delivery system versus intravenous infusion. We have developed a proprietary intranasal formulation, and based on our in vitro nasal membrane permeation studies using the cultured EpiAirway (Mattek) membrane model, as well as more targeted CNS delivery in vivo, we believe our intranasal formulation has the potential to demonstrate rapid and efficient uptake across the nasal membrane. We expect to move forward towards an Investigational New Drug application (an “IND”) on PAX-102 pending further funding or partnerships.

Suramin is not orally bioavailable and has historically been administered intravenously and at very high doses separated by a few days between infusions. Suramin intravenously administered in high doses for treatment and eradication of the parasite that causes East African HAT can cause significant side effects, including rash, nausea, vomiting, diarrhea, abdominal pain, and a feeling of general discomfort. Other side effects include skin sensations such as crawling or tingling sensations, tenderness of the palms and soles, numbness of the extremities, watery eyes, and photophobia. In addition, when administered in high doses or as a continuous infusion, suramin has been shown to cause nephrotoxicity and peripheral neuropathy. Regarding pharmacokinetics, suramin is approximately 99-98% protein bound in the serum and has a half- life of 41-78 days, with an average of 50 days. Also, it is not extensively metabolized and is eliminated by the kidneys.

Despite strong early results from early animal and human studies, we believe more research is needed to provide safe and effective delivery of APTs, such as suramin, for treating neurologic conditions. We believe it may be necessary to deliver appropriate levels of the drug in brain tissue while also minimizing blood and other tissue levels. While it is difficult to deliver drugs across the blood-brain barrier (the “BBB”), which is a natural protective mechanism of most mammals, including humans, such delivery is even more challenging for higher molecular weight compounds, such as suramin. A possible route to maximize delivery across the BBB is to use intranasal delivery to provide higher levels of a drug to the upper nasal mucosa to allow for nose-to-brain transport along the olfactory and trigeminal nerves. We believe our proprietary intranasal formulations and methods of delivering suramin to mammals have been shown, in in-vivo preclinical studies, to deliver suramin to the brain in ways that may reduce systemic exposure, and our development plan calls for clinical trials to test this potential for reduced systemic exposure in humans.

The PAX-101 and PAX-102 development programs in neurologic disorders may be filed with the FDA as a supplement to the initial 505(b)(2) NDA, assuming PAX-101 is approved for the treatment of East African HAT. As discussed in more detail below, a 505(b)(2) NDA is a special type of NDA that enables the applicant to rely, in part, on the FDA’s findings of safety and efficacy of an existing or previously approved product, or published literature, in support of its application. 505(b)(2) NDAs often provide an alternate path to FDA approval for new or improved formulations or new uses of previously approved products. Using a 505(b)(2) NDA, we expect to reduce the cost, time and risk that would otherwise be associated with bringing these programs to market. See “The 505(b)(2) NDA Regulatory Pathway” below for more information.

Early Program in Selective APTs

In addition to the PAX-101 and PAX-102 development programs, we have begun an early discovery program targeting the development of highly selective APTs. We have identified multiple compounds that are selective for certain purinergic receptor subtypes and have engaged in preclinical work with these compounds in an animal model of ASD. We expect to complete additional preclinical work and open an IND with respect to one or more of these compounds in 2023 or 2024. In the future, we intend to pursue opportunities to develop products, either alone or in partnership with other pharmaceutical companies, related to these APTs.

Our Markets

Market for ASD

According to the U.S. Center for Disease Control and Prevention (the “CDC”), ASD affects between 1% and 2% of the world’s population, including more than 3.5 million people in the United States. Prevalence of autism in eight-year-old U.S. children increased by approximately 243% from 2000 (1 in 150) to 2018 (1 in 44). Autism is the fastest-growing developmental disability, and the annual cost of autism services to U.S. citizens was an estimated $236 to $262 billion in 2016.

No pharmacological therapies exist for the treatment of the core symptoms of ASD, such as lethargy/ social withdrawal, stereotypy, or repetitive or ritualistic behaviors, and inappropriate speech. Pharmacological therapies that have been approved to date, such as aripiprazole and risperidone, only treat the non-core symptom of irritability associated with ASD. There are also a number of new therapies for ASD in development by small and large companies with variable levels of clinical data, although none has proven efficacy and safety in large, randomized and controlled trials.

The global ASD therapeutics market size was valued at $3.3 billion in 2018, and is expected to reach $4.6 billion by 2026, according to a research report by Fortune Business Insights. We believe a drug that can demonstrate strong safety and efficacy in the treatment of the core symptoms of ASD would generate strong market demand because there are no comprehensive treatment options available to address these important aspects of this condition.

Market for ME/CFS and LCS

It has been estimated by the UK Office of Health Statistics that 13.7% of those who have been confirmed as having been infected with COVID-19 suffer from continuing neurologic symptoms that persist for more than 12 weeks after the viral infection has passed. Some of these LCS symptoms, including fatigue, “brain fog,” pain, sleep disturbances, headaches, anxiety and depression, can become debilitating and recent headlines in the United States and Europe indicate that the population suffering from LCS presents a potential public health crisis that will extend beyond the current COVID-19 pandemic.

Prior to the COVID-19 pandemic, little attention had been paid to a potentially related post-acute infection disorder known as ME/CFS which, in light of the recent observation and identification of LCS, has received renewed interest in the medical and patient advocacy community. Like LCS, ME/CFS sufferers have nearly identical physical symptoms which in extreme cases have been documented to last for years, resulting in affected individuals becoming house-, if not bed-bound. Suicidality is also a common concern of clinicians who care for these patients. The cause of ME/CFS is unknown but research points to the possibility that many cases of ME/CFS resulted from a prior viral infection, which may or may not have had overt physical symptoms at the time, and an immune response to this infection that continues to induce an inflammatory response, despite the lack of any virus or similar infectious invader. Although some ME/CFS sufferers can and do tolerate some ME/CFS symptoms, many seek help through various unproven diets, supplements and prescription drugs. In some cases, complex spinal fusion therapy has been shown to be beneficial for ME/CFS patients whose symptoms may be related to recovery from physical trauma.

There is significant opportunity within the global ME/CFS market. ME/CFS can cause significant impairment and disabilities that have negative economic consequences at both the individual and the societal level. At least one-quarter of ME/CFS patients are house- or bed-bound at some point in their lives. The direct and indirect economic costs of ME/CFS to society have been estimated at $17 to $24 billion annually, $9.1 billion of which has been attributed to lost household and labor force productivity.

The size of the market for LCS is not known. In January 2021, the World Health Organization (the “WHO”) revised its guidelines for COVID-19 treatment to include a recommendation that all patients should have access to follow-up care in case of LCS. As noted above, the UK Office of National Statistics performed a study in over 20,000 patients who tested positive for COVID-19 since April 2020 and found that 13.7% still reported having COVID-19 symptoms after at least 12 weeks. On February 23, 2021, the US National Institutes of Health announced that it would spend $1.15 billion over four years on research on LCS.

Market for East African HAT

The market for using PAX-101 to treat East African HAT is expected to be largely restricted to Sub-Saharan Africa, where suramin is already in use for Stage 1 East African HAT. Further, we may donate product for use in this indication to the WHO, either as a replacement for current limited supplies or as a supplementary source of suramin, if the WHO requests us to do so. If we obtain a U.S. approval for PAX- 101 to be used in the treatment of East African HAT, we could potentially qualify to earn a tropical disease PRV from the FDA, which we would intend to monetize to raise funds to support the later-stage development and commercialization of PAX-101 and PAX-102 in the treatment of ASD, ME/CFS and LCS. The estimated total cost to gain FDA approval, if any, for the HAT indication and qualify for the PRV is estimated to be between $8.0 to $10.0 million, with some portion of these expenses shared across our pipeline indications and formulations programs that would extend beyond the initial HAT approval, if any. There can be no assurance that we will receive a PRV, and even if we do obtain a PRV, there can be no assurance that we will receive sufficient funds from its sale to fund the clinical and commercial development of our drug candidates. If we are unable to obtain a PRV, or if the amount we obtain from its sale is insufficient to fund our operations, we may be required to fund the later-stage development and commercialization of PAX-101 and PAX-102 in the treatment of ASD, ME/CFS and LCS through sales of our equity or debt securities, strategic collaborations with third parties or other similar transactions.

Intellectual Property

As of the date of this prospectus, our patent portfolio is limited to patent applications and we own rights to at least four families of patent applications. Our patent applications related to our product development candidates currently in development are projected to expire no earlier than 2040, not including any patent term adjustments, patent term extensions, supplementary protection certificates, or other term extensions that might be available in a particular jurisdiction. We also plan to file further patent applications covering our technology and products. Additionally, we own the exclusive rights to patient data in certain East African hospitals that is necessary for our HAT NDA filing. See “Business — Intellectual Property”.

Recent Developments

Lincoln Park Purchase Agreement

On November 17, 2022, we entered into a purchase agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“Lincoln Park”) pursuant to which we have the right, but not the obligation, to sell to Lincoln Park up to $20,000,000 of shares of our common stock (the “Purchase Shares”) from time to time over the 30-month term beginning only after certain conditions set forth in the Purchase Agreement have been satisfied, including that this Registration Statement shall have been declared effective under the Securities Act, which we refer to as the Commencement Date. In accordance with the Purchase Agreement, on November 17, 2022, we issued 198,974 shares of our common stock (the “Commitment Shares”), to Lincoln Park as consideration for its commitment to purchase shares of our common stock under the Purchase Agreement.

Under applicable rules of Nasdaq, in no event may we issue or sell to Lincoln Park under the Purchase Agreement shares of our common stock, including the Commitment Shares, in excess of 2,354,717 shares, which is equal to 19.99% of the shares of our common stock outstanding immediately prior to the execution of the Purchase Agreement, or the Exchange Cap, unless (i) we obtain stockholder approval to issue shares of our common stock in excess of the Exchange Cap or (ii) the average price of all shares of common stock issued to Lincoln Park under the Purchase Agreement equals or exceeds $1.55 per share (which represents the official closing price of our common stock on the Nasdaq Capital Market the day of signing of the Purchase Agreement), such that the transactions contemplated by the Purchase Agreement are exempt from the Exchange Cap limitation under applicable Nasdaq rules. In any event, the Purchase Agreement specifically provides that we may not issue or sell any shares of our common stock under the Purchase Agreement if such issuance or sale would breach any applicable rules or regulations of the Nasdaq. The Purchase Agreement also prohibits us from directing Lincoln Park to purchase any shares of our common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 13d-3 thereunder), would result in Lincoln Park and its affiliates beneficially owning more than 9.99% of the then total outstanding shares of common stock, which we refer to herein as the Beneficial Ownership Limitation.

Lincoln Park Registration Rights Agreement

Concurrently with entering into the Purchase Agreement, we entered into a registration rights agreement with Lincoln Park (the “Registration Rights Agreement”) pursuant to which we agreed to register the resale of the shares of our common stock that have been and may be issued to Lincoln Park under the Purchase Agreement pursuant to this Registration Statement.

Summary Risk Factors

Our business and an investment in our company is subject to numerous risks, many of which are discussed in the section entitled “Risk Factors” set forth in this prospectus. Some of these risks include:

●	We are an early clinical stage pharmaceutical company with a limited operating history.

●	We have never generated revenue from operations, are unlikely to generate revenues for several years, and our recurring losses from operations have raised substantial doubt regarding our ability to continue as a going concern. Moreover, after this offering, we will likely need to raise additional capital to support our development and commercialization efforts. We may never become profitable or, if we achieve profitability, be able to sustain profitability.
●	Our independent auditor’s report for the fiscal year ended December 31, 2021 includes an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern.
●	We have identified material weaknesses in our internal control over financial reporting and if our remediation of such material weaknesses is not effective, or if we fail to develop and maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired.
●	Our research and development are primarily focused on the drug suramin, leaving us subject to the risk of a lack of diversity in the active pharmaceutical ingredients we utilize in our business. We do not know whether we will be successful in our efforts to build a pipeline of product candidates or if we will be able to develop any products of commercial value.
●	We currently have no supply source for suramin and cannot conduct clinical trials until we have sufficient supply.
●	We cannot be certain that PAX-101 or any other product candidates that we may develop or acquire will receive regulatory approval, and without regulatory approval we will not be able to market any of our product candidates. Any delay in the regulatory review or approval of any of our product candidates will materially or adversely harm our business.
●	Even if we obtain regulatory approval for our product candidates, if we are unable to successfully commercialize our products, it will limit our ability to generate revenue and will materially adversely affect our business, financial condition and results of operations.
●	We have received deficiency letters from Nasdaq relating to non-compliance with Nasdaq’s continued listing requirements. Our common stock could become subject to delisting from Nasdaq if we fail to regain compliance.
●	While we believe we may be eligible to receive a tropical disease PRV for the use of PAX-101 for the treatment of HAT, there is a risk that we will not receive such PRV, which would require us to find alternative sources of funding for our later stage clinical programs.
●	It is difficult and costly to protect our intellectual property rights, and we cannot ensure the protection of these rights. PAX-101 and our other product candidates may infringe the intellectual property rights of others, which could increase our costs and delay or prevent our development and commercialization efforts.
●	Clinical and preclinical drug development is a lengthy and expensive process with uncertain outcomes that may lead to delayed timelines and increased cost, which may prevent us from being able to complete clinical trials.
●	If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of our drug candidates.
●	We face competition from other biotechnology and pharmaceutical companies and our operating results will suffer if we fail to compete effectively.
●	Since certain of our directors and officers are employed by and/or consult for other companies, their other activities could compete for time on, or create conflicts of interest with, our activities.
●	We face risks related to health pandemics, epidemics and outbreaks, including the COVID-19 pandemic, which could significantly disrupt our preclinical studies and clinical trials, and therefore our receipt of necessary regulatory approvals could be delayed or prevented.

Before making an investment in our common stock, you should review the discussion of risks relating to our business set forth in the section titled “Risk Factors” in this prospectus.

Corporate Information

We were formed as a Delaware limited liability company under the name Purinix Pharmaceuticals LLC (“Purinix”) on April 5, 2018. On April 15, 2020, we converted into a Delaware corporation and changed our name to PaxMedica, Inc. Our offices are located at 303 South Broadway, Suite 125, Tarrytown, NY 10591, and our telephone number is (914) 987-2876. Our website is www.paxmedica.com. Information contained in, or accessible through, our website does not constitute part of this prospectus or registration statement and inclusions of our website address in this prospectus or registration statement are inactive textual references only.

“PaxMedica” and our other common law trademarks, service marks or trade names appearing herein are the property of PaxMedica, Inc. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Our Status as an Emerging Growth Company

The Jumpstart Our Business Startups Act (the “JOBS Act”), was enacted in April 2012 with the intention of encouraging capital formation in the United States and reducing the regulatory burden on newly public companies that qualify as “emerging growth companies.” We are an emerging growth company within the meaning of the JOBS Act. As an emerging growth company, we may take advantage of certain exemptions from various public reporting requirements, including the requirement that our internal control over financial reporting be audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, certain requirements related to the disclosure of executive compensation in this prospectus and in our periodic reports and proxy statements, and the requirement that we hold a nonbinding advisory vote on executive compensation and any golden parachute payments. We may take advantage of these exemptions until we are no longer an emerging growth company.

We will remain an emerging growth company until the earliest to occur of (1) the last day of the fiscal year in which we have $1.235 billion or more in annual revenue; (2) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; (3) the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; or (4) the last day of the fiscal year ending after the fifth anniversary of our initial public offering.

For certain risks related to our status as an emerging growth company, see the disclosure elsewhere in this prospectus under “Risk Factors — Risks Related to Our Common Stock and this Offering — We are an ‘emerging growth company’ and as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors.”

THE OFFERING

The following summary contains basic information about this offering and our common stock and is not intended to be complete. It does not contain all of the information that may be important to you. For a more complete understanding of our common stock, please refer to the section of this prospectus titled “Description of Capital Stock.”

Common stock offered by the Selling Stockholder

Up to 12,903,225 shares of our common stock we may sell to Lincoln Park from time to time over the next 30 months beginning on the Commencement Date, at our sole discretion, in accordance with the Purchase Agreement.

198,974 shares of our common stock previously issued to Lincoln Park as consideration for its commitment to purchase shares of our common stock under the Purchase Agreement. We did not receive any cash proceeds from the issuance of these Commitment Shares.

Common stock outstanding immediately after this offering(1)

24,881,674 shares, assuming the sale of 12,903,225 shares at a price of $1.55 per share, which was the closing price of our common stock on the Nasdaq Capital Market on November 17, 2022, including the 198,974 shares of common stock previously issued to Lincoln Park as Commitment Shares. The actual number of shares issued will vary depending on the sales prices under this offering.

Use of proceeds

We will receive no proceeds from the sale of shares of common stock by Lincoln Park in this offering. We may receive up to $20,000,000 in gross proceeds from the sale of shares of common stock to Lincoln Park pursuant to the Purchase Agreement from time to time after the date that the registration statement of which this prospectus is a part is declared effective. We currently intend to use any proceeds that we receive from sales to Lincoln Park under the Purchase Agreement to advance our development programs and for general corporate purposes. See the section of this prospectus titled “Use of Proceeds” for additional information.

Dividend policy

We have never declared or paid any cash dividends on our common stock, and currently do not plan to declare cash dividends on shares of our common stock in the foreseeable future. We expect that we will retain all of our available funds and future earnings, if any, for use in the operation and expansion of our business.

Nasdaq Capital Market symbol	“PXMD”
Risk Factors

Investing in our common stock is speculative and involves a high degree of risk. See “Risk Factors” beginning on page 12 and other information appearing elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding whether to invest in our common stock.

(1)	The number of shares of our common stock outstanding after this offering is based on the number of shares outstanding as of September 30, 2022, and excludes:
●	284,176 shares of our common stock issuable upon the exercise of the 2020 Warrants to purchase shares of common stock at an exercise price equal to $3.00 per share;
●	863,162 shares of common stock issuable upon the conversion of our outstanding Series X Preferred Stock;
●	1,593,999 shares of our common stock reserved for issuance upon settlement of restricted stock units granted as of September 30, 2022 pursuant to the PaxMedica Inc. Amended and Restated 2020 Omnibus Equity Incentive Plan (the “2020 Plan”);
●	223,583 shares of our common stock reserved for issuance upon settlement of restricted stock units granted since September 30, 2022 pursuant to the 2020 Plan;
●	682,418 shares of our common stock available for issuance under the 2020 Plan;

●	108,181 shares of our common stock issuable upon the exercise of the Underwriter Warrants to purchase shares of common stock at an exercise price of $6.88 per share;
●	56,569 shares of our common stock issuable upon conversion of the 2022 Notes at a conversion price equal to $4.20 per share; and
●	195,140 shares of our common stock issuable upon exercise of the 2022 Warrants at an exercise price equal to $4.20 per share.

Except as otherwise indicated, all information in this prospectus reflects and assumes the following:

●	our conversion from a limited liability company to a corporation on April 15, 2020; and
●	a 1-for-0.5775898 reverse stock split of our common stock effected on July 22, 2020 (no fractional shares were issued) (the “Reverse Stock Split”).

RISK FACTORS

An investment in our common stock is speculative, illiquid and involves a high degree of risk including the risk of a loss of your entire investment. You should carefully consider the risks and uncertainties described below and the other information contained in this prospectus. The risks set forth below are not the only ones facing us. Additional unanticipated or unknown risks and uncertainties may exist that could also adversely affect our business, operations and financial condition in ways that are unknown to us or unpredictable. If any of the following risks actually materialize, our business, financial condition and/or operations could suffer. In such event, the trading price of our common stock could decline, and you could lose all or a substantial portion of your investment.

Risks Related to Our Financial Position and Need for Capital

We are an early clinical stage pharmaceutical company with a limited operating history.

We are an early clinical stage pharmaceutical company with a limited operating history. We must complete clinical studies and receive regulatory approval of an NDA before commercial sales of a product can commence. The likelihood of success of our business plan must be considered in light of the problems, substantial expenses, difficulties, complications and delays frequently encountered in connection with developing and expanding early-stage businesses and the regulatory and competitive environment in which we operate. Pharmaceutical product development is a highly speculative undertaking, involves a substantial degree of risk and is a capital-intensive business.

Accordingly, you should consider our prospects in light of the costs, uncertainties, delays and difficulties frequently encountered by companies in the early stages of development, especially early-stage clinical pharmaceutical companies such as ours. Potential investors should carefully consider the risks and uncertainties that a company with a limited operating history will face. In particular, potential investors should consider that we cannot assure you that we will be able to, among other things:

●	successfully implement or execute our current business plan, and we cannot assure you that our business plan is sound;
●	successfully manufacture our clinical products and establish commercial drug supply;
●	successfully complete the clinical trials necessary to obtain regulatory approval for the marketing of our drug candidates, including PAX-101;
●	secure, maintain and, as necessary, defend our intellectual property rights;
●	secure market exclusivity and/or adequate intellectual property protection for our drug candidates;
●	attract and retain an experienced management and advisory team;
●	secure acceptance of our drug candidates in the medical community and with third-party payors and consumers;
●	launch commercial sales of our drug candidates, whether alone or in collaboration with others;
●	raise sufficient funds in the capital markets or otherwise to effectuate our business plan; and
●	utilize the funds that we do have and/or raise in this offering or in the future to efficiently execute our business strategy.

If we cannot successfully execute any one of the foregoing, our business may fail and your investment will be adversely affected.

We have never generated revenue from operations, are unlikely to generate revenues for several years, and our recurring losses from operations have raised substantial doubt regarding our ability to continue as a going concern. Moreover, after this offering, we will likely need to raise additional capital to support our development and commercialization efforts. We may never become profitable or, if we achieve profitability, be able to sustain profitability.

We have never generated revenue from operations, are unlikely to generate revenues for several years, and are currently operating at a loss and expect our operating costs will increase significantly as we incur further costs related to preclinical development and the clinical trials for our drug candidates. We expect to incur substantial expenses without corresponding revenues unless and until we are able to obtain regulatory approval and successfully commercialize any of our drug candidates. We may never be able to obtain regulatory approval for the marketing of our drug candidates in any indication in the United States or internationally. Even if we are able to commercialize our drug candidates, there can be no assurance that we will generate significant revenues or ever achieve profitability. We have incurred recurring losses since inception and have an accumulated deficit of $18.9 million and $28.5 million as of December 31, 2021 and September 30, 2022, respectively.

We anticipate operating losses to continue for the foreseeable future due to, among other things, costs related to research funding, development of our product candidates and preclinical and clinical programs, regulatory clearances, strategic alliances and the development of our administrative organization. Our forecast of the period of time through which our current financial resources will be adequate to support our operations and the costs to support our general and administrative, sales and marketing and research and development activities are forward-looking statements and involve risks and uncertainties. The financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern.

Our ability to continue as a going concern is dependent on our ability to raise additional capital and should we be unable to raise sufficient additional capital, we may be required to undertake cost-cutting measures including delaying or discontinuing certain clinical activities. We will need to raise significant additional capital to continue to fund the clinical trials for PAX-101, and our other product candidates. We will likely seek to sell common or preferred equity or convertible debt securities, enter into a credit facility or another form of third-party funding, or seek other debt financing. The sale of equity and convertible debt securities may result in dilution to our stockholders and certain of those securities may have rights senior to those of our common stock. If we raise additional funds through the issuance of preferred stock, convertible debt securities or other debt financing, these securities or other debt could contain covenants that would restrict our operations, fund raising capabilities or otherwise. Any other third-party funding arrangement could require us to relinquish valuable rights.

The source, timing and availability of any future financing will depend principally upon market conditions, and, more specifically, on the progress of our clinical development programs. Funding may not be available when needed, at all, or on terms acceptable to us. Lack of necessary funds may require us, among other things, to delay, scale back or eliminate some or all of our planned clinical trials. These factors among others create a substantial doubt about our ability to continue as a going concern.

We are uncertain when or if we will be able to achieve or sustain profitability. If we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Failure to become and remain profitable would impair our ability to sustain operations and adversely affect the price of our common stock and our ability to raise capital.

Our independent auditor’s report for the fiscal year ended December 31, 2021 includes an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern.

Due to the uncertainty of our ability to meet our current operating and capital expenses, in its report on our audited annual financial statements as of and for the year ended December 31, 2021, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Recurring losses from operations raise substantial doubt about our ability to continue as a going concern. If we are unable to continue as a going concern, we might have to liquidate our assets and the value we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements.

Risks Related to Product Development, Regulatory Approval, Manufacturing and Commercialization

Our research and development are primarily focused on the drug suramin, leaving us subject to the risk of a lack of diversity in the active pharmaceutical ingredients we utilize in our business. We do not know whether we will be successful in our efforts to build a pipeline of product candidates or if we will be able to develop any products of commercial value.

Any product candidates that we develop or acquire may not be effective for the target indications and we may not be successful in using our intellectual property to build a pipeline of product candidates and progress these product candidates through clinical development for the treatment of any medical conditions. Moreover, our business plan currently is focused primarily on the use of the drug suramin, leaving us subject to the risk of a lack of diversity in our product pipeline and the active pharmaceutical ingredients we utilize in our business.

Even if we are successful in continuing to build our pipeline, we may not be able to develop or acquire other product candidates that are safe and effective. Our research programs may initially show promise in creating potential product candidates, yet fail to yield viable product candidates for further clinical development for a number of reasons, including as a result of being shown to have harmful side effects or other characteristics that indicate that they are unlikely to be products that will receive marketing approval and achieve market acceptance. Our research programs to identify new product candidates will require substantial technical, financial and human resources. In addition, we may focus our efforts and resources on one or more potential product candidates that ultimately prove to be unsuccessful in clinical trials testing efficacy and safety. If we are unable to identify suitable additional compounds for preclinical and clinical development, our ability to develop product candidates and obtain product revenues in future periods could be compromised, which could result in significant harm to our financial position and adversely impact our stock price.

We cannot be certain that PAX-101 or any other product candidates that we may develop or acquire will receive regulatory approval, and without regulatory approval we will not be able to market any of our product candidates. Any delay in the regulatory review or approval of any of our product candidates will materially or adversely harm our business.

We expect to invest most of our capital in the development of PAX-101 and PAX-102. Our ability to generate revenue related to product sales, which we do not expect will occur for at least the next several years, if ever, will depend on the successful development and regulatory approval of one or more of our product candidates. All of our product candidates require regulatory review and approval prior to commercialization. Any delays in the regulatory review or approval of our product candidates would delay market launch, increase our cash requirements and result in additional operating losses. This failure to obtain regulatory approvals would prevent our product candidate from being marketed and would have a material and adverse effect on our business.

The process of obtaining FDA and other required regulatory approvals, including foreign approvals, often takes many years and can vary substantially based upon the type, complexity and novelty of the products involved. Furthermore, this approval process is extremely complex, expensive and uncertain. We may be unable to submit any new drug application, or NDA, in the United States or any marketing approval application in foreign jurisdictions for any of our products. If we submit an NDA including any amended NDA or supplemental NDA, to the FDA seeking marketing approval for any of our product candidates, the FDA must decide whether to accept or reject the submission for filing. We cannot be certain that any of these submissions will be accepted for filing and reviewed by the FDA, or that the marketing approval application submissions to any other regulatory authorities will be accepted for filing and review by those authorities. We cannot be certain that we will be able to respond to any regulatory requests during the review period in a timely manner, or at all, without delaying potential regulatory action. We also cannot be certain that any of our product candidates will receive favorable recommendations from any FDA advisory committee or foreign regulatory bodies or be approved for marketing by the FDA or foreign regulatory authorities. In addition, delays in approvals or rejections of marketing applications may be based upon many factors, including regulatory requests for additional analyses, reports, data and studies, regulatory questions regarding data and results, changes in regulatory policy during the period of product development and the emergence of new information regarding such product candidates.

The results of preclinical studies and clinical trials may not result in the demonstration of safety or efficacy of the products we are developing. Further, the data from these studies are subject to different interpretations, which could delay, limit or prevent regulatory review or approval of any of our product candidates. Furthermore, regulatory attitudes towards the data and results required to demonstrate safety and efficacy can change over time and can be affected by many factors, such as the emergence of new information, including on other products, policy changes and agency funding, staffing and leadership. We do not know whether future changes to the regulatory environment will be favorable or unfavorable to our business prospects.

In addition, the environment in which our regulatory submissions may be reviewed changes over time. For example, average review times at the FDA for NDAs have fluctuated over the last ten years, and we cannot predict the review time for any of our submissions with any regulatory authorities. Review times can be affected by a variety of factors, including budget and funding levels and statutory, regulatory and policy changes. Moreover, in light of widely publicized events concerning the safety risk of certain drug products, regulatory authorities, members of the U.S. Government Accountability Office, medical professionals and the general public have raised concerns about potential drug safety issues. These events have resulted in the withdrawal of drug products, revisions to drug labeling such as boxed warnings and precautions that further limit use of the drug products, and establishment of Risk Evaluation and Mitigation Strategy (“REMS”) measures that may, for instance, restrict distribution of drug products. Drug safety issues may result in a more cautious approach by the FDA to clinical trials. Data from clinical trials may receive greater scrutiny with respect to safety, which may make the FDA or other regulatory authorities more likely to terminate clinical trials before completion, or require longer or additional clinical trials that may result in substantial additional expense and a delay or failure in obtaining approval or may result in approval for a more limited indication than originally sought.

Clinical and preclinical drug development is a lengthy and expensive process with uncertain outcomes that may lead to delayed timelines and increased cost, which may prevent us from being able to complete clinical trials.

Clinical testing is expensive, can take many years to complete, and its outcome is inherently uncertain. The results of preclinical and clinical studies of our product candidates may not be predictive of the results of later-stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy despite having progressed through preclinical studies and initial clinical trials. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier studies, and we cannot be certain that we will not face similar setbacks.

In addition, there may be third party individuals or groups that publish data from experiments using suramin that may reflect, either positively or negatively, on our clinical development program despite that we have no affiliation with or control over such individuals or groups. For example, we are aware of other suramin-related research that has been conducted in the autism indication at the University of California, San Diego as well as in other unrelated indications within and outside of the United States. Our clinical development programs could be negatively impacted by adverse events reported in such third party studies.

With respect to ME/CFS and LCS, no company, to our knowledge, has yet been successful in its efforts to obtain regulatory approval in the United States or Europe of treatment for these conditions. The mechanism of disease for these conditions has not been scientifically confirmed, and as a result, the mechanism of action for PAX-101 in potentially treating these diseases is unknown. In addition, LCS is potentially a self-resolving disease in some people, as well as a disease that increases and decreases in severity. As such, there may not be sufficient biomarkers or validated behavioral scoring metrics that could be used to support potential approval for PAX-101 in these diseases, and clinical trials will be difficult to design, conduct and assess.

This will make our development and potential approval of PAX-101 for these indications very difficult, and we may not be successful.

We cannot be certain that clinical trials for PAX-101 or any of our other product candidates will be completed, or completed on schedule, or that any other future clinical trials for PAX-101 or any of our other product candidates, will begin on time, not need to be redesigned, enroll an adequate number of patients on time or be completed on schedule, if at all, or that any interim analyses with respect to such trials will be completed on schedule or support continued clinical development of the associated product candidate.

We could also encounter delays if a clinical trial is suspended or terminated by us upon recommendation of the data monitoring committee for such trial, by the institutional review board (“IRB”) of the institutions in which such trials are being conducted, or by the FDA or other regulatory authorities. Such authorities may suspend or terminate a clinical trial due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, site misconduct or deviations from Good Clinical Practice (“GCP”), major findings from an inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions, or lack of adequate funding to continue the clinical trial.

If we experience delays in the completion, or termination, of any clinical trial of our product candidates, the commercial prospects of our product candidates may be harmed, and our ability to generate revenue from the sale of any of these product candidates will be delayed. In addition, any delays in completing our clinical trials will increase our costs, slow down our product candidate development and approval processes, and jeopardize our ability to commence product sales and generate revenue. Any of these occurrences may significantly harm our business, financial condition and prospects.

If the FDA does not conclude that our product candidates satisfy the requirements for the 505(b)(2) regulatory approval pathway, or if the requirements for approval of any of our product candidates under Section 505(b)(2) are not as we expect, the approval pathway for our product candidates will likely take significantly longer, cost significantly more and encounter significantly greater complications and risks than anticipated, and in any case may not be successful.

We intend to seek FDA approval through the 505(b)(2) regulatory pathway for each of our product candidates. The Drug Price Competition and Patent Term Restoration Act of 1984, also known as the Hatch-Waxman Act, added Section 505(b)(2) to the Federal Food, Drug, and Cosmetic Act, or FDCA. Section 505(b)(2) permits the filing of an NDA where at least some of the information required for approval comes from studies that were not conducted by or for the applicant.

If the FDA does not allow us to pursue the 505(b)(2) regulatory pathway for our product candidates as anticipated, we may need to conduct additional clinical trials, provide additional data and information and meet additional standards for regulatory approval. If this were to occur, the time and financial resources required to obtain FDA approval for our product candidates would likely substantially increase. Moreover, the inability to pursue the 505(b)(2) regulatory pathway could result in new competitive products reaching the market faster than our product candidates, which could materially adversely impact our competitive position and prospects. Even if we are permitted to pursue the 505(b)(2) regulatory pathway for a product candidate, we cannot assure you that we will receive the requisite or timely approvals for commercialization of such product candidate.

In addition, notwithstanding the approval of a number of products by the FDA under Section 505(b)(2) over the last few years, certain competitors and others have objected to the FDA’s interpretation of Section 505(b)(2). We expect that our competitors could file citizens’ petitions with the FDA in an attempt to persuade the FDA that our product candidates, or the clinical studies that support their approval, contain deficiencies. If the FDA’s interpretation of Section 505(b)(2) is successfully challenged, the FDA may be required to change its Section 505(b)(2) policies and practices, which could delay or even prevent the FDA from approving any NDA that we submit under Section 505(b)(2).

Delays in the commencement, enrollment and completion of our clinical trials could result in increased costs to us and may delay or limit our ability to obtain regulatory approval for PAX-101 and our other product candidates.

Delays in the commencement, enrollment and completion of clinical trials could increase our product development costs or delay the regulatory approval of our product candidates. The commencement, enrollment and completion of clinical trials can be delayed for a variety of reasons, including:

●	the inability to reach agreements on acceptable terms with prospective contract research organizations (“CROs”) and trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;
●	the inability to maintain necessary supplies of study drug and comparator to maintain predicted enrollment rates at clinical trial sites;
●	regulatory authority objections to commencing a clinical trial;
●	the inability to identify and maintain a sufficient number of trial sites, many of which may already be engaged in other clinical trial programs, including some that may be for the same indication as our product candidates;
●	withdrawal of clinical trial sites from our clinical trials as a result of changing standards of care or the ineligibility of a site to participate in our clinical trials;
●	the inability to obtain ethics committee or IRB approval to conduct a clinical trial;
●	difficulty recruiting and enrolling subjects to participate in clinical trials for a variety of reasons, including meeting the enrollment criteria for our study and competition from other clinical trial programs for the same indication as our product candidates;

●	difficulty obtaining informed consent in some patient populations who may be under 18 years of age and may not have the capacity to consent;
●	the inability to retain subjects in clinical trials due to the treatment protocol, personal issues, side effects from the therapy or lack of efficacy; and
●	difficulty in importing and exporting clinical trial materials and study samples.

We currently do not have quantities of suramin sufficient to support all of our clinical trial needs and we will need to manufacture additional suramin in order to satisfy those needs.

There is no readily available source of suramin for use in clinical trials in the United States. There is currently one manufacturer of suramin, Bayer, which does not manufacture suramin on a regular basis and, when it does, generally only manufactures small quantities in response to outbreaks of HAT. We have engaged two independent contract development manufacturing organizations to develop, validate and scale our supply chain for suramin and the shelf stable drug product that is ultimately distributed to pharmacies. We have completed the necessary steps to begin producing suramin in early 2022 and began the final development phase in April 2022, including the production and final release testing process, that will produce suramin for both clinical and registrational purposes. We cannot conduct our clinical trials until we have sufficient suramin supply.

If our suppliers of active ingredients to manufacture suramin are unable or unwilling to perform for any reason, we may not be able to locate alternative acceptable manufacturers or formulators or enter into favorable agreements with them. Any inability to acquire sufficient quantities of suramin or other active pharmaceutical ingredients we may utilize in a timely manner from third parties could delay clinical trials and prevent us from developing our products in a cost-effective manner or on a timely basis. In addition, manufacturers of our product candidates are subject to current Good Manufacturing Practices (“cGMP”) and similar foreign standards and we would not have control over compliance with these regulations by our manufacturers. If one of our contract manufacturers fails to maintain compliance, the production of our products could be interrupted, resulting in delays and additional costs. In addition, if the facilities of such manufacturers do not pass a pre-approval or post-approval plant inspection, the FDA will not grant approval and may institute restrictions on the marketing or sale of our products.

We are reliant on third-party manufacturers and suppliers to meet the demands of our clinical supplies, particularly for suramin. Delays in receipt of materials, scheduling, release, custom’s control, and regulatory compliance issues may adversely impact our ability to initiate, maintain, or complete clinical trials that we are sponsoring. Commercial manufacturing and supply agreements have not been established. Issues arising from scale-up, environmental controls, equipment requirements, or other factors, may have an adverse impact on our ability to manufacture our product candidates.

Even if we obtain regulatory approval for our product candidates, if we are unable to successfully commercialize our products, it will limit our ability to generate revenue and will materially adversely affect our business, financial condition and results of operations.

Even if we obtain regulatory approval for our product candidates, our long-term viability and growth depend on the successful commercialization of products which lead to revenue and profits. Pharmaceutical product development is an expensive, high risk, lengthy, complicated, resource intensive process. In order to succeed, among other things, we must be able to:

●	identify potential drug product candidates;
●	design and conduct appropriate laboratory, preclinical and other research;
●	submit for and receive regulatory approval to perform clinical studies;
●	design and conduct appropriate preclinical and clinical studies according to good laboratory and good clinical practices;
●	select and recruit clinical investigators;
●	select and recruit subjects for our studies;

●	collect, analyze and correctly interpret the data from our studies;
●	submit for and receive regulatory approvals for marketing;
●	secure market and formulary access from payors; and
●	manufacture the drug product candidates according to cGMP.

The development program with respect to any given product may take many years and thus delay our ability to generate profits. In addition, potential products that appear promising at early stages of development may fail for a number of reasons, including the possibility that the products may require significant additional testing or turn out to be unsafe, ineffective, too difficult or expensive to develop or manufacture, too difficult to administer, or unstable. Failure to successfully commercialize our products will adversely affect our business, financial condition and results of operations.

The market for PAX-101’s lead indication, HAT, is extremely small, as the majority of usage would be in Sub-Saharan Africa. Further, we would likely donate any product for use in this indication to the WHO for use by patients in Africa.

If our preclinical and clinical studies do not produce positive results, if our clinical trials are delayed or if serious side effects are identified during such studies or trials, we may experience delays, incur additional costs and ultimately be unable to commercialize our product candidates.

Before obtaining regulatory approval for the sale of our product candidates, we must conduct, generally at our own expense, extensive preclinical tests to demonstrate the safety of our product candidates in animals, and clinical trials to demonstrate the safety and efficacy of our product candidates in humans. Preclinical and clinical testing is expensive, difficult to design and implement and can take many years to complete. A failure of one or more of our preclinical studies or clinical trials can occur at any stage of testing. We may experience numerous unforeseen events during, or as a result of, preclinical testing and the clinical trial process that could delay or prevent our ability to obtain regulatory approval or commercialize our product candidates, including:

●	our preclinical tests or clinical trials may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional preclinical testing or clinical trials or we may abandon projects that we expect to be promising;
●	regulators or ethics committees/IRBs may not authorize us to commence a clinical trial or conduct a clinical trial at a prospective trial site;
●	conditions imposed on us by the FDA or any non-U.S. regulatory authority regarding the scope or design of our clinical trials may require us to resubmit our clinical trial protocols to ethics committees/IRBs for re-inspection due to changes in the regulatory environment;
●	the number of patients required for our clinical trials may be larger than we anticipate and recruitment of the target population may be more difficult than anticipate, or participants may drop out of our clinical trials at a higher rate than we anticipate;
●	our third-party contractors or clinical investigators may fail to comply with regulatory requirements or fail to meet their contractual obligations to us in a timely manner;
●	we might have to suspend or terminate one or more of our clinical trials if we, the regulators or the ethics committees/IRBs determine that the participants are being exposed to unacceptable health risks;
●	regulators or ethics committees/IRBs may require that we hold, suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements;
●	the cost of our clinical trials may be greater than we anticipate;

●	the supply or quality of our product candidates or other materials necessary to conduct our clinical trials may be insufficient or inadequate or we may not be able to reach agreements on acceptable terms with prospective clinical research organizations; and
●	the effects of our product candidates may not be the desired effects or may include undesirable side effects or the product candidates may have other unexpected characteristics. For example, suramin can cause significant side effects, including nausea, vomiting, diarrhea, abdominal pain, and a feeling of general discomfort. Other side effects include skin sensations such as crawling or tingling sensations, tenderness of the palms and soles, numbness of the extremities, watery eyes, and photophobia. In addition, nephrotoxicity is common, as is peripheral neuropathy when the drug is administered at high doses.

In addition, if we are required to conduct additional clinical trials or other testing of our product candidates beyond those that we currently contemplate, if we are unable to successfully complete our clinical trials or other testing, if the results of these trials or tests are not positive or are only modestly positive or if there are safety concerns, we may:

●	be delayed in obtaining, or may not be able to obtain, marketing approval for one or more of our product candidates;
●	obtain approval for indications that are not as broad as intended or entirely different than those indications for which we sought approval;
●	the product labeling may be very restrictive and lead to limitations in commercial value; or
●	have the product removed from the market after obtaining marketing approval.

Our product development costs will also increase if we experience delays in testing or approvals. We do not know whether any preclinical tests or clinical trials will be initiated as planned, will need to be restructured or will be completed on schedule, if at all. Significant preclinical or clinical trial delays also could shorten the patent protection period during which we may have the exclusive right to commercialize our product candidates. Such delays could allow our competitors to bring products to market before we do and impair our ability to commercialize our products and product candidates.

If we cannot enroll enough patients to complete our clinical trials, such failure may adversely affect our business, financial condition and results of operations.

The completion rate of clinical studies of our products is dependent on, among other factors, the patient enrollment rate. Patient enrollment is a function of many factors, including:

●	Securing sufficient numbers of investigators and clinical trial sites;
●	investigator identification and recruitment of appropriate patients;
●	ethics committees/IRBs and regulatory approvals to initiate study sites;
●	patient population size;
●	the nature of the protocol to be used in the trial;
●	patient availability and proximity to clinical sites;
●	the eligibility criteria for the study;
●	competition from other companies’ clinical studies for the same patient population; and
●	the ability to obtain comparator drug/device.

We believe our procedures for enrolling patients have been appropriate; however, delays in patient enrollment would increase costs and delay ultimate commercialization and sales, if any, of our products. Such delays could have a material adversely affect our business, financial condition and results of operations.

We face risks related to health pandemics, epidemics and outbreaks, including the COVID-19 pandemic, which could significantly disrupt our preclinical studies and clinical trials, and therefore our receipt of necessary regulatory approvals could be delayed or prevented.

We face risks related to health pandemics, epidemics or outbreaks of communicable diseases. For example, the outbreak around the world, including in the U.S., the European Union (the “E.U.”) members, China and many other countries, of the highly transmissible and pathogenic COVID-19. The outbreak of such communicable diseases could result in a widespread health crisis that could adversely affect general commercial activity and the economies and financial markets of many countries, which in the case of COVID-19 has occurred. In addition, the COVID-19 pandemic is having a severe effect on the clinical trials of many drug candidates. Some trials have been merely delayed, while others have been cancelled. The extent to which the COVID-19 pandemic may impact our preclinical and clinical trial operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the duration and geographic reach of the outbreak, the severity of COVID-19, and the effectiveness of actions to contain and treat COVID-19. Although to date our clinical trials have been minimally impacted by the pandemic, the continued spread of COVID-19 globally could adversely impact our clinical trial operations, including our ability to recruit and retain patients and principal investigators and site staff who, as healthcare providers, may have heightened exposure to COVID-19 if an outbreak occurs in their geography.

Disruptions or restrictions on our ability to travel to monitor data from our clinical trials, or to conduct clinical trials, or the ability of patients enrolled in our studies to travel, or the ability of staff at study sites to travel, as well as temporary closures of our facilities or the facilities of our clinical trial partners and their contract manufacturers, would negatively impact our clinical trial activities. In addition, we rely on independent clinical investigators, contract research organizations and other third-party service providers to assist us in managing, monitoring and otherwise carrying out our preclinical studies and clinical trials, including the collection of data from our clinical trials, and the outbreak may affect their ability to devote sufficient time and resources to our programs or to travel to sites to perform work for us. Similarly, our preclinical trials could be delayed and/or disrupted by the COVID-19 pandemic. As a result, the expected timeline for data readouts of our preclinical studies and clinical trials and certain regulatory filings may be negatively impacted, which would adversely affect our ability to obtain regulatory approval for and to commercialize our product candidates, increase our operating expenses and have a material adverse effect on our business, financial condition and results of operations.

If we are not successful in discovering, developing and commercializing additional product candidates, our ability to expand our business and achieve our strategic objectives would be impaired.

Research programs to identify product candidates require substantial technical, financial and human resources, whether or not any product candidates are ultimately identified. Our research programs may initially show promise in identifying potential product candidates, yet fail to yield product candidates for clinical development for many reasons, including the following:

●	the research methodology used may not be successful in identifying potential product candidates;
●	we may be unable to identify viable product candidates in our screening campaigns;
●	competitors may develop alternatives that render our product candidates obsolete;
●	product candidates we develop may nevertheless be covered by third parties’ patents or other exclusive rights;
●	a product candidate may, on further study, be shown to have harmful side effects or other characteristics that indicate it is unlikely to be effective or otherwise does not meet applicable regulatory criteria;
●	a product candidate may not be capable of being produced in commercial quantities at an acceptable cost, or at all;
●	a product candidate may not be perceived or accepted as safe and effective by patients, the medical community or third-party payors; and

●	the development of resistance to potential product candidates may render them ineffective against target infections with respect to our development program in HAT.

If we are unsuccessful in identifying and developing additional product candidates, our potential for growth may be impaired.

Even if we receive regulatory approval for PAX-101 or any other product candidates we may develop or acquire, we still may not be able to successfully commercialize it and the revenue that we generate from its sales, if any, may be limited.

If approved for marketing, the commercial success of PAX-101 or any other product candidates we may develop or acquire will depend upon acceptance by the medical community, including physicians, patients and health care payors. The degree of market acceptance of PAX-101 or such other product candidate will depend on a number of factors, including:

●	demonstration of clinical safety and efficacy of such product candidate;
●	relative convenience and ease of administration;
●	the prevalence and severity of any adverse effects as well as the cost and convenience of monitoring and treating them;
●	the willingness of physicians to prescribe such product candidate and of the target patient population to try new therapies;
●	pricing and cost-effectiveness;
●	the inclusion or omission of such product candidate in applicable treatment guidelines;
●	the effectiveness of our or any future collaborators’ sales and marketing strategies;
●	limitations or warnings contained in FDA-approved labeling;
●	our ability to obtain and maintain sufficient third-party coverage or reimbursement from government health care programs, including Medicare and Medicaid, private health insurers and other third- party payors; and
●	the willingness of patients to pay out-of-pocket in the absence of third-party coverage or reimbursement.

If PAX-101 or any other product candidates we may develop or acquire is approved, but does not achieve an adequate level of adoption by physicians, health care payors and patients, we may not generate sufficient revenue and we may not be able to achieve or sustain profitability. Our efforts to educate the medical community and third-party payors on the benefits of such product candidate may require significant resources and may never be successful.

In addition, even if we obtain regulatory approvals, the timing or scope of any approvals may prevent or reduce our ability to commercialize such product candidate successfully. For example, if the approval process takes too long, we may miss market opportunities and give other companies the ability to develop competing products or establish market dominance. Any regulatory approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render such product candidate not commercially viable. For example, regulatory authorities may approve such product candidate for fewer or more limited indications than we request, may not approve the price we intend to charge for such product candidate, may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve such product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that indication. Further, the FDA may place conditions on approvals including potential requirements or risk management plans and the requirement for a REMS to assure the safe use of the drug. If the FDA concludes a REMS is needed, the sponsor of the NDA must submit a proposed REMS, and the FDA will not approve the NDA without an approved REMS. REMS could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription or dispensing of such product candidate. Moreover, product approvals may be withdrawn for non-compliance with regulatory standards or if problems occur following the initial marketing of the product. Any of the foregoing scenarios could materially harm the commercial success of such product candidate.

We currently have no sales and marketing organization. If we are unable to establish satisfactory sales and marketing capabilities, we may not successfully commercialize any of our product candidates, if regulatory approval is obtained.

At present, we have no sales or marketing personnel. In order to commercialize products that are approved for commercial sales, we must either develop a sales and marketing infrastructure or collaborate with third parties that have such commercial infrastructure. If we elect to develop our own sales and marketing organization, we do not intend to begin to hire sales and marketing personnel until our product candidates are in Phase 3 clinical trials or closer to NDA submission, and we do not intend to establish our own sales organization in the United States until shortly prior to FDA approval of PAX-101 or any of our other product candidates for neurologic indications. For HAT, we do not intend to establish a sales organization as we do not intend to sell PAX-101 for HAT in any market.

We may not be able to establish a direct sales force in a cost-effective manner or realize a positive return on this investment. In addition, we will have to compete with established and well-funded pharmaceutical and biotechnology companies to recruit, hire, train and retain sales and marketing personnel. Factors that may inhibit our efforts to commercialize PAX-101 or any of our other product candidates in the United States without strategic partners or licensees include:

●	our inability to recruit and retain adequate numbers of effective sales and marketing personnel;
●	the inability of sales personnel to obtain access to or persuade adequate numbers of physicians to prescribe our future products;
●	the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and
●	unforeseen costs and expenses associated with creating an independent sales and marketing organization.

If we are not successful in recruiting sales and marketing personnel or in building a sales and marketing infrastructure, or if we do not successfully enter into appropriate collaboration arrangements, we will have difficulty successfully commercializing PAX-101 or any other product candidates we may develop or acquire, which would adversely affect our business, operating results and financial condition. Outside the United States, we may commercialize our product candidates by entering into collaboration agreements with pharmaceutical partners. We may not be able to enter into such agreements on terms acceptable to us or at all. In addition, even if we enter into such relationships, we may have limited or no control over the sales, marketing and distribution activities of these third parties. Our future revenues may depend heavily on the success of the efforts of these third parties.

Even if we obtain marketing approval for PAX-101 or any other product candidates that we may develop or acquire, we will be subject to ongoing obligations and continued regulatory review, which may result in significant additional expense. Additionally, our product candidates could be subject to labeling and other restrictions and withdrawal from the market and we may be subject to penalties if we fail to comply with regulatory requirements or if we experience unanticipated problems with our future products.

Even if we obtain United States regulatory approval of PAX-101 or any other product candidates that we may develop or acquire, the FDA may still impose significant restrictions on its indicated uses or marketing or the conditions of approval, or impose ongoing requirements for potentially costly and time-consuming post-approval studies, and post-market surveillance to monitor safety and efficacy. Our future products will also be subject to ongoing regulatory requirements governing the manufacturing, labeling, packaging, storage, distribution, safety surveillance, advertising, promotion, recordkeeping and reporting of adverse events and other post-market information. These requirements include registration with the FDA, as well as continued compliance with current Good Clinical Practices regulations, or cGCPs, for any clinical trials that we conduct post-approval. In addition, manufacturers of drug products and their facilities are subject to continuous review and periodic inspections by the FDA and other regulatory authorities for compliance with current good manufacturing practices, cGMP, requirements relating to quality control, quality assurance and corresponding maintenance of records and documents.

With respect to sales and marketing activities by us or any future partner, advertising and promotional materials must comply with FDA rules in addition to other applicable federal, state and local laws in the United States and similar legal requirements in other countries. In the United States, the distribution of product samples to physicians must comply with the requirements of the U.S. Prescription Drug Marketing Act. Application holders must obtain FDA approval for product and manufacturing changes, depending on the nature of the change. We may also be subject, directly or indirectly through our customers and partners, to various fraud and abuse laws, including, without limitation, the U.S. Anti-Kickback Statute, U.S. False Claims Act, and similar state laws, which impact, among other things, our proposed sales, marketing, and scientific/educational grant programs. If we participate in the U.S. Medicaid Drug Rebate Program, the Federal Supply Schedule of the U.S. Department of Veterans Affairs, or other government drug programs, we will be subject to complex laws and regulations regarding reporting and payment obligations. All of these activities are also potentially subject to U.S. federal and state consumer protection and unfair competition laws. Similar requirements exist in many of these areas in other countries.

In addition, our product labeling, advertising and promotion would be subject to regulatory requirements and continuing regulatory review. The FDA strictly regulates the promotional claims that may be made about prescription products. In particular, a product may not be promoted for uses that are not approved by the FDA as reflected in the product’s approved labeling. If we receive marketing approval for our product candidates, physicians may nevertheless legally prescribe our products to their patients in a manner that is inconsistent with the approved label. If we are found to have promoted such off-label uses, we may become subject to significant liability and government fines. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant sanctions, including revocation of its marketing approval. The federal government has levied large civil and criminal fines against companies for alleged improper promotion and has enjoined several companies from engaging in off-label promotion. The FDA has also requested that companies enter into consent decrees of permanent injunctions under which specified promotional conduct is changed or curtailed.

If we or a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, problems with the facility where the product is manufactured, or we or our manufacturers fail to comply with applicable regulatory requirements or GMP, we may be subject to the following administrative or judicial sanctions:

●	restrictions on the marketing or manufacturing of the product, withdrawal of the product from the market, or voluntary or mandatory product recalls;
●	issuance of warning letters or untitled letters;
●	clinical holds;
●	injunctions or the imposition of civil or criminal penalties or monetary fines;
●	suspension or withdrawal of regulatory approval;
●	suspension of any ongoing clinical trials;
●	refusal to approve pending applications or supplements to approved applications filed by us, or suspension or revocation of product license approvals;
●	suspension or imposition of restrictions on operations, including costly new manufacturing requirements; or
●	product seizure, detention, or refusal to permit the import or export of product.

The occurrence of any event or penalty described above may inhibit our ability to commercialize PAX-101 or any of our other product candidates and generate revenue. Adverse regulatory action, whether pre- or post-approval, can also potentially lead to product liability claims and increase our product liability exposure.

Recently enacted and future legislation may increase the difficulty and cost for us to obtain marketing approval of and commercialize our drug candidates and affect the prices we may obtain.

In the United States and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval for our drug candidates, restrict or regulate post-approval activities and affect our ability to profitably sell our drug candidates. Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products. We do not know whether additional legislative changes will be enacted, or whether the FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of our drug candidates, if any, may be. In addition, increased scrutiny by the U.S. Congress of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject us to more stringent product labeling and post-marketing testing and other requirements.

In the United States, under the Medicare Modernization Act (“MMA”), Medicare Part D provides coverage to the elderly and disabled for outpatient prescription drugs by approving and subsidizing prescription drug plans offered by private insurers. The MMA also authorizes Medicare Part D prescription drug plans to use formularies where they can limit the number of drugs that will be covered in any therapeutic class. The Part D plans use their formulary leverage to negotiate rebates and other price concessions from drug manufacturers. Also under the MMA, Medicare Part B provides coverage to the elderly and disabled for physician-administered drugs on the basis of the drug’s average sales price, a price that is calculated according to regulatory requirements and that the manufacturer reports to Medicare quarterly.

Both Congress and the Centers for Medicare & Medicaid Services (“CMS”), the agency that administers the Medicare program, from time to time consider legislation, regulations, or other initiatives to reduce drug costs under Medicare Parts B and D. For example, under the 2010 Affordable Care Act, drug manufacturers are required to provide a 50% discount on prescriptions for branded drugs filled while the beneficiary is in the Medicare Part D coverage gap, also known as the “donut hole.” There have been legislative proposals to repeal the “non-interference” provision of the MMA to allow CMS to leverage the Medicare market share to negotiate larger Part D rebates. Further cost reduction efforts could decrease the coverage and price that we receive for our drug candidates and could seriously harm our business. Private payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates, and any reduction in reimbursement under the Medicare program may result in a similar reduction in payments from private payors.

The 2010 Affordable Care Act is intended to broaden access to health insurance and reduce or constrain the growth of healthcare spending. Further, the Affordable Care Act imposes a significant annual fee on companies that manufacture or import branded prescription drug products. It also increased the amount of the rebates drug manufacturers must pay to state Medicaid programs, required that Medicaid rebates be paid on managed Medicaid utilization, and increased the additional rebate on “line extensions” (such as extended release formulations) of solid oral dosage forms of branded products. The law also contains substantial provisions affecting fraud and abuse compliance and transparency, which may require us to modify our business practices with healthcare practitioners, and incur substantial costs to ensure compliance.

While we are unable to predict what legislation, if any, may potentially be enacted, to the extent that future changes affect how our product candidates could be paid for and/or reimbursed by the government and private payers, our business could be adversely affected.

In addition, other legislative changes have been proposed and adopted in the United States since the ACA was enacted. For example, the Budget Control Act of 2011 included, among other things, provisions that have led to 2% across-the-board reductions in Medicare payment amounts. Several states have adopted or are considering adopting laws that require pharmaceutical companies to provide notice prior to raising prices and to justify price increases. We expect that additional healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, and in turn could significantly reduce the projected value of certain development projects and reduce our profitability.

Our future growth depends, in part, on our ability to penetrate foreign markets, where we would be subject to additional regulatory burdens and other risks and uncertainties.

Our future profitability will depend, in part, on our ability to commercialize our product candidates in foreign markets for which we intend to rely on collaborations with third parties. If we commercialize PAX-101 or any other product candidates that we may develop in foreign markets, we would be subject to additional risks and uncertainties, including:

●	our customers’ ability to obtain market access and appropriate reimbursement for our product candidates in foreign markets;
●	our inability to directly control commercial activities because we are relying on third parties;
●	the burden of complying with complex and changing foreign regulatory, tax, accounting and legal requirements;
●	different medical practices and customs in foreign countries affecting acceptance in the marketplace;

●	import or export licensing requirements;
●	longer accounts receivable collection times;
●	longer lead times for shipping;
●	language barriers for technical training;
●	reduced protection of intellectual property rights in some foreign countries;
●	foreign currency exchange rate fluctuations; and
●	the interpretation of contractual provisions governed by foreign laws in the event of a contract dispute.

Foreign sales of our product candidates could also be adversely affected by the imposition of governmental controls, political and economic instability, trade restrictions and changes in tariffs, any of which may adversely affect our results of operations.

If we market our product candidates in a manner that violates healthcare fraud and abuse laws, or if we violate government price reporting laws, we may be subject to civil or criminal penalties.

The FDA enforces laws and regulations which require that the promotion of pharmaceutical products be consistent with the approved prescribing information. While physicians may prescribe an approved product for a so-called “off label” use, it is unlawful for a pharmaceutical company to promote its products in a manner that is inconsistent with its approved label and any company which engages in such conduct can subject that company to significant liability. Similarly, industry codes in the E.U. and other foreign jurisdictions prohibit companies from engaging in off-label promotion and regulatory agencies in various countries enforce violations of the code with civil penalties. While we intend to ensure that our promotional materials are consistent with our label, regulatory agencies may disagree with our assessment and may issue untitled letters, warning letters or may institute other civil or criminal enforcement proceedings. In addition to FDA restrictions on marketing of pharmaceutical products, several other types of state and federal healthcare fraud and abuse laws have been applied in recent years to restrict certain marketing practices in the pharmaceutical industry. These laws include the U.S. Anti-Kickback Statute, U.S. False Claims Act and similar state laws. Because of the breadth of these laws and the narrowness of the safe harbors, it is possible that some of our business activities could be subject to challenge under one or more of these laws.

The U.S. Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce, or in return for, purchasing, leasing, ordering or arranging for the purchase, lease or order of any healthcare item or service reimbursable under Medicare, Medicaid or other federally financed healthcare programs. This statute has been interpreted broadly to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers and formulary managers on the other. Although there are several statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution, the exemptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exemption or safe harbor. Our practices may not, in all cases, meet all the criteria for safe harbor protection from anti-kickback liability. Moreover, recent health care reform legislation has strengthened these laws. For example, the Health Care Reform Law, among other things, amends the intent requirement of the U.S. Anti-Kickback Statute and criminal health care fraud statutes; a person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. In addition, the Health Care Reform Law provides that the government may assert that a claim including items or services resulting from a violation of the U.S. Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the U.S. False Claims Act. Federal false claims laws prohibit any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government or knowingly making, or causing to be made, a false statement to get a false claim paid.

Over the past few years, several pharmaceutical and other healthcare companies have been prosecuted under these laws for a variety of alleged promotional and marketing activities, such as: allegedly providing free trips, free goods, sham consulting fees and grants and other monetary benefits to prescribers; reporting to pricing services inflated average wholesale prices that were then used by federal programs to set reimbursement rates; engaging in off-label promotion that caused claims to be submitted to Medicare or Medicaid for non-covered, off-label uses; and submitting inflated best price information to the Medicaid Rebate Program to reduce liability for Medicaid rebates. Most states also have statutes or regulations similar to the U.S. Anti-Kickback Statute and the U.S.

False Claims Act, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor. Sanctions under these federal and state laws may include substantial civil monetary penalties, exclusion of a manufacturer’s products from reimbursement under government programs, substantial criminal fines and imprisonment.

We have been and expect to be significantly dependent on our collaborative agreements for the development of our product candidates, which exposes us to the risk of reliance on the performance of third parties.

In conducting our research and development activities, we currently rely, and expect to continue to rely, on collaborative agreements with third parties such as manufacturers, contract research organizations, commercial partners, universities, governmental agencies and not-for-profit organizations for both strategic and financial resources. The loss of, or failure to perform by us or our partners under any applicable agreements or arrangements, or our failure to secure additional agreements for our product candidates, would substantially disrupt or delay our research and development activities, including our in-process and anticipated clinical trials. Any such loss would likely increase our expenses and materially harm our business, financial condition and results of operation.

We expect that we will rely on third parties to conduct clinical trials for our product candidates. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize PAX-101 or any other product candidates that we may develop or acquire and our business could be substantially harmed.

We expect to enter into agreements with third-party CROs to conduct and manage our clinical programs. We rely heavily on these parties for execution of clinical studies for PAX-101 and our other product candidates and can control only certain and very limited aspects of their activities. Nevertheless, we would be responsible for ensuring that each of our studies is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards, and our reliance on CROs would not relieve us of our regulatory responsibilities. We and our CROs would be required to comply with cGCPs, which are regulations and guidelines enforced by the FDA, the Competent Authorities of the Member States of the European Economic Area and comparable foreign regulatory authorities for any products in clinical development. The FDA enforces these cGCP regulations through periodic inspections of trial sponsors, principal investigators and trial sites. If we or our CROs fail to comply with applicable cGCPs, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that, upon inspection, the FDA will determine that any of our clinical trials comply with cGCPs. In addition, our clinical trials must be conducted with products produced under cGMP regulations and will require a large number of test subjects. Our failure or the failure of our CROs to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process and could also subject us to enforcement action up to and including civil and criminal penalties.

As a result, many important aspects of our drug development programs would be outside of our direct control. In addition, the CROs may not perform all of their obligations under their arrangements with us or in compliance with regulatory requirements. If the CROs do not perform clinical trials in a satisfactory manner, breach their obligations to us or fail to comply with regulatory requirements, the development and commercialization of PAX-101 or any other product candidates that we may develop or acquire may be delayed or our development program may be materially and irreversibly harmed. We cannot control the amount and timing of resources these CROs would devote to our program or our product candidates. If we are unable to rely on the clinical data collected by our CROs, we could be required to repeat, extend the duration of, or increase the size of our clinical trials, which could significantly delay commercialization and require significantly greater expenditures. If any of our relationships with these third-party CROs terminate, we may not be able to enter into arrangements with alternative CROs. As a result of the foregoing, our financial results and the commercial prospects for PAX-101 and our other product candidates would be harmed, our costs could increase and our ability to generate revenue could be delayed.

Reimbursement decisions by third-party payors may have an adverse effect on pricing and market acceptance of PAX-101 or any other product candidates that we may develop or acquire. If there is not sufficient reimbursement for our future products, it is less likely that such products will be widely used.

Market acceptance and sales of PAX-101 or any other product candidates for which we obtain regulatory approval will depend on reimbursement policies and may be affected by future healthcare reform measures in both the United States and foreign jurisdictions. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which products they will cover and establish payment levels. In addition, government authorities and these third-party payors are increasingly attempting to contain health care costs by demanding price discounts or rebates and limiting both the types and variety of products that they will cover and the amounts that they will pay for these products. In addition, we might need to conduct post-

marketing studies in order to demonstrate the cost-effectiveness of any future products to such payors’ satisfaction. Such studies might require us to commit a significant amount of management time and financial and other resources.

Reimbursement rates may vary according to the use of the product and the clinical setting in which it is used, may be based on payments allowed for lower-cost products that are already reimbursed, may be incorporated into existing payments for other products or services, and may reflect budgetary constraints and/or imperfections in Medicare or Medicaid data used to calculate these rates. Net prices for products may be reduced by mandatory discounts or rebates required by government health care programs. Such legislation, or similar regulatory changes or relaxation of laws that restrict imports of products from other countries, could reduce the net price we receive for any future marketed products. As a result, our future products might not ultimately be considered cost-effective.

We cannot be certain that reimbursement will be available for PAX-101 or any other product candidates that we develop or acquire. Also, we cannot be certain that reimbursement policies will not reduce the demand for, or the price paid for, any future products. If reimbursement is not available or is available on a limited basis, we may not be able to successfully commercialize PAX-101 or any other product candidates that we develop or acquire.

Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which medications they will pay for and establish reimbursement levels.

A primary trend in the U.S. healthcare industry and elsewhere is cost containment. Government authorities and these third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. Increasingly, third-party payors are requiring that companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. We cannot be sure that coverage and reimbursement will be available for any product that we commercialize and, if reimbursement is available, what the level of reimbursement will be.

Reimbursement may impact the demand for, or the price of, any product for which we obtain marketing approval. Obtaining reimbursement for our products may be particularly difficult because of the higher prices often associated with products administered under the supervision of a physician. If reimbursement is not available or is available only to limited levels, we may not be able to successfully commercialize any product candidate that we successfully develop.

There may be significant delays in obtaining reimbursement for approved products, and coverage may be more limited than the purposes for which the product is approved by the FDA or regulatory authorities in other countries. Moreover, eligibility for reimbursement does not imply that any product will be paid for in all cases or at a rate that covers our costs, including research, development, manufacture, sale and distribution. Interim payments for new products, if applicable, may also not be sufficient to cover our costs and may not be made permanent. Payment rates may vary according to the use of the product and the clinical setting in which it is used, may be based on payments allowed for lower cost products that are already reimbursed and may be incorporated into existing payments for other services. Net prices for products may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of products from countries where they may be sold at lower prices than in the United States. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement policies. Our inability to promptly obtain coverage and profitable payment rates from both government-funded and private payors for new products that we develop or acquire could have a material adverse effect on our operating results, our ability to raise capital needed to commercialize products and our overall financial condition.

While we believe we may be eligible to receive a tropical disease PRV for the use of PAX-101 for the treatment of HAT, there is a risk that we will not receive such PRV, which would require us to find alternative sources of funding for our later stage clinical programs.

We may be eligible to receive a tropical disease PRV for PAX-101, as Human African Trypanosomiasis is defined as a disease qualifying for a tropical disease PRV under Section 524 of the Federal Food, Drug and Cosmetic Act (the “FD&C Act”). The FDA is authorized to award a tropical disease PRV to sponsors of applications for certain products for the prevention or treatment of certain tropical diseases, upon FDA approval of the sponsor’s marketing application. A tropical disease PRV may be used by the sponsor that obtains the tropical disease PRV or may be transferred to another sponsor that may use it to obtain Priority Review for a different application. In order to be eligible for a tropical disease PRV, the application must: (i) be for a tropical disease as defined in Section 524 of the FD&C Act; (ii) be submitted under Section 505(b)(1) of the FD&C Act or Section 351 of the Public Health Service Act (the “PHSA”); (iii) be for a product that contains no active ingredient that has been approved in any other application submitted under Section 505(b)(1) of the FD&C Act or Section 351 of the PHSA; and (iv) qualify for Priority Review; (v) contain reports of one or more new clinical investigations (other than bioavailability studies) that are essential to the approval of the application and conducted or sponsored by the sponsor; and (vi) contain the applicant’s attestation that such report(s) were not submitted as part of an application for marketing approval or licensure by a regulatory authority in India, Brazil, Thailand, or any country that is a member of the Pharmaceutical Inspection Convention or the Pharmaceutical Inspection Cooperation Scheme prior to September 27, 2007. A U.S. approval in HAT would potentially qualify us to earn a tropical disease PRV from the FDA, which we intend to monetize to raise funds to support the later stage development and commercialization of PAX-101 and PAX-102 in the treatment of ASD, ME/CFS and LCS, the cost of which is estimated to be between $120 million and $140 million to gain FDA approval and commercially launch both indications in the United States, depending on the design of required clinical trial protocols. However, there can be no assurance that we will receive approval from the FDA for PAX-101, and even if PAX-101 is approved by the FDA, there is a risk that we will not receive a tropical disease PRV. Further, the PRV program has been subject to criticism, including by the FDA, and it is possible that even if we obtain approval for PAX-101 and qualify for a PRV, the program may no longer be in effect at the time of approval. In addition, although PRVs may be sold or transferred to third parties, there is no guarantee that we will be able to realize any value if we were to sell a PRV. If we are unable to obtain a PRV, or if we are unable to sell our PRV or if the amount we obtain from its sale is insufficient to fund our operations, we may be required to fund the later stage development and commercialization of PAX-101 and PAX-102 in the treatment of ASD, ME/CFS and LCS through sales of our equity or debt securities, through strategic collaborations with third parties or other similar transactions. None of these alternative arrangements may be available to us on commercially reasonable terms, or at all, and if we are unable to raise funding to further our clinical and commercial development, our business and stock price will be adversely impacted.

If we do not obtain market exclusivity for our certain of our products, including orphan drug exclusivity, our business may be harmed.

We may seek exclusivity for certain of our product candidates, including PAX-101 and PAX-102. Regulatory authorities in some jurisdictions, including the United States, may designate drugs for relatively small patient populations as orphan drugs. Under the Orphan Drug Act, the FDA may designate a product as an orphan drug if it is a drug intended to treat a rare disease or condition, which is generally defined as a patient population of fewer than 200,000 individuals in the United States.

Generally, if a product with an orphan drug designation subsequently receives the first marketing approval for the indication for which it has such designation, the product is entitled to a period of market exclusivity, which precludes the FDA from approving another marketing application for the same drug for the same disease for seven years. Orphan drug exclusivity may be lost if the FDA determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the drug to meet the needs of patients with the rare disease or condition. Orphan drug designation must be requested before submitting an application for marketing approval.

A company that first obtains FDA approval for a designated orphan drug for the designated rare disease or condition receives orphan drug market exclusivity for that drug for the designated disease for a period of seven years in the United States. This orphan drug exclusivity prevents the FDA from approving another application to market a drug containing the same active moiety for the same orphan indication, except in very limited circumstances, including when the FDA concludes that the later drug is safer, more effective or makes a major contribution to patient care within the meaning of FDA regulations and guidance. In addition, a designated orphan drug may not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received orphan designation.

Even though we received orphan drug designation for PAX-101 and may seek orphan drug designation for PAX-102, we may not be the first to obtain marketing approval for the orphan-designated indication due to the uncertainties associated with developing product candidates. If any of these other pharmaceutical companies obtains approval of an NDA before we are able to receive approval for one or more of our drug candidates with the same active moiety for the same indication, we would be barred from marketing that product in the United States during the seven-year orphan drug exclusivity period, unless we could demonstrate that such drug candidate is clinically superior to the approved products or satisfies one of the other limited exceptions to such orphan drug exclusivity.

In addition, even though we received orphan drug designation for PAX-101 and may seek orphan drug designation for PAX-102, that exclusivity may not effectively protect the product from competition because different drugs with different active moieties can be approved for the same condition or a drug with the same active moiety can be approved for a different indication. Orphan drug designation neither shortens the development time or regulatory review time of a drug nor gives the drug any advantage in the regulatory review or approval process. In addition, even if we seek orphan drug designation for any of our product candidates or indications, we may never receive such designations or obtain orphan drug exclusivity.

Also, overcoming the orphan drug marketing exclusivity is difficult to establish, with limited precedent, and there can be no assurance that the FDA will agree with our position seeking to overcome such marking exclusivity and approve PAX-101 or PAX-102 for U.S. market access with orphan drug exclusivity. If we fail to receive such extensions or exclusive rights, our ability to prevent competitors from manufacturing, marketing and selling competing products will be materially impaired, and our results of operations and financial condition may be significantly adversely affected.

Any failure to comply with applicable data protection and privacy laws and regulations could lead to significant penalties against us, and adversely impact our operating results.

Under the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, (collectively, “HIPAA”), the U.S. Department of Health and Human Services has issued regulations to protect the privacy and security of protected health information used or disclosed by covered entities including certain healthcare providers, health plans and healthcare clearinghouses. HIPAA also regulates standardization of data content, codes and formats used in healthcare transactions and standardization of identifiers for health plans and providers.

HIPAA and its regulations, including the final omnibus rule published on January 25, 2013, also imposes certain obligations on the business associates of covered entities that obtain protected health information in providing services to or on behalf of covered entities. In addition to federal privacy regulations, there are a number of state laws governing confidentiality and security of health information that are applicable to our business. In addition to possible federal administrative, civil and criminal penalties for HIPAA violations, state attorneys general are authorized to file civil actions for damages or injunctions in federal courts to enforce HIPAA and seek attorney’s fees and costs associated with pursuing federal civil actions. Accordingly, state attorneys general have brought civil actions seeking injunctions and damages resulting from alleged violations of HIPAA’s privacy and security rules. New laws and regulations governing privacy and security may be adopted in the future as well.

Because of the breadth of these laws and the narrowness of the statutory exceptions and regulatory safe harbors available under such laws, it is possible that some of our current or future business activities, including certain clinical research, sales and marketing practices and the provision of certain items and services to our customers, could be subject to challenge under one or more of such privacy and data security laws. The heightening compliance environment and the need to build and maintain robust and secure systems to comply with different privacy compliance and reporting requirements in multiple jurisdictions could increase the possibility that a healthcare company may fail to comply fully with one or more of these requirements. If our operations are found to be in violation of any of the privacy or data security laws or regulations described above that are applicable to us, or any other laws that apply to us, we may be subject to penalties, including potentially significant criminal, civil and administrative penalties, damages, fines, imprisonment, contractual damages, reputational harm, diminished profits and future earnings, additional reporting requirements and oversight if we become subject to a consent decree or similar agreement to resolve allegations of non-compliance with these laws, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations. To the extent that any product candidates we may develop, once approved, are sold in a foreign country, we may be subject to similar foreign laws.

Risks Relating to Our Intellectual Property Rights

We depend on data licensed to us by third parties, and the loss of access to this data may terminate or delay the further development of our Human African Trypanosomiasis (HAT) NDA filing.

Our business relies on the license of data from the Ministry of Health, Republic of Malawi and Lwala Hospital (Soroti, Uganda). The loss of our key data may seriously impair our business and future viability, and could result in delays in developing, introducing or maintaining our product candidates and formulations until equivalent data, if available, is identified, licensed and integrated. In addition, any defects in the data we license could prevent the implementation or impair the functionality of our product candidates or formulation, delay new product or formulation introductions or injure our reputation.

It is difficult and costly to protect our intellectual property rights, and we cannot ensure the protection of these rights.

Our commercial success will depend, in part, on maintaining and obtaining patent protection for our technologies, products and processes, successfully defending these patents against third-party challenges and successfully enforcing these patents against third-party competitors. The patent positions of pharmaceutical companies can be highly uncertain and involve complex legal, scientific and factual questions for which important legal principles remain unresolved. Changes in either the patent laws or in interpretations of patent laws may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowable, or whether any claims will be allowed in our pending applications or, the enforceability of our existing and future patents. As part of our intellectual property strategy, we intend to file U.S. nonprovisional, and foreign national and regional stage applications of this PCT application in due course. We also plan to file further patent applications covering our technology and products. We are not aware of any contested proceedings or third-party claims against our pending PCT international patent applications. We cannot predict the outcome of our patent applications related to suramin and its uses, as our pending patent application and future applications may never be approved by United States or foreign patent offices.

The degree of our current and future protection for our proprietary rights is uncertain, because legal means afford only limited protection and may not adequately protect our rights, permit us to gain or keep our competitive advantage, or provide us with any competitive advantage at all. For example, others have filed, and in the future are likely to file, patent applications covering products and technologies that are similar, identical or competitive to our development programs, or important to our business. Furthermore, because patent applications are generally not published until 18 months from their earlier priority date, there is always a moving window of uncertainty as to whether third parties currently have any pending patent applications of which we would not be aware. We cannot be certain that any patents or patent application owned by a third-party will not have priority over patents and patent applications filed by us, or that we will not be involved in interference, opposition or invalidity proceedings before United States or foreign patent offices. In addition, even if we are successful in protecting our proprietary rights, generic alternatives to our therapeutic products are, and will likely continue to be, available.

We also rely on trade secrets to protect technology, especially in cases when we believe patent protection is not appropriate or obtainable. However, trade secrets are difficult to protect. While we require employees, academic collaborators, consultants and other contractors to enter into confidentiality agreements, we may not be able to adequately protect our trade secrets or other proprietary or licensed information. Typically, research collaborators and scientific advisors have rights to publish data and information in which we may have rights. If we cannot maintain the confidentiality of our proprietary technology and other confidential information, our ability to receive patent protection and our ability to protect valuable information owned by us may be imperiled. Enforcing a claim that a third-party entity illegally obtained and is using any of our trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts are sometimes less willing to protect trade secrets than patents. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how.

If we fail to maintain or obtain additional patent protection or trade secret protection for PAX-101 or our technologies, third parties could use our proprietary information, which could impair our ability to compete in the market and adversely affect our ability to generate revenues and attain profitability. In addition, third parties’ patent or trade secret protection could limit or impact our freedom to operate.

We may also rely on the trademarks we may develop to distinguish our products from the products of our competitors. We cannot guarantee that any trademark applications filed by us or our business partners will be approved. Third parties may also oppose such trademark applications, or otherwise challenge our use of the trademarks. In the event that the trademarks we use are successfully challenged, we could be forced to rebrand our products, which could result in loss of brand recognition, and could require us to devote resources to modifying advertising and marketing for our brands. Further, we cannot provide assurance that competitors will not infringe the trademarks we use, or that we will have adequate resources to enforce these trademarks. See “Business — Intellectual Property.”

PAX-101 and our other product candidates may infringe the intellectual property rights of others, which could increase our costs and delay or prevent our development and commercialization efforts.

Our success depends in part on avoiding infringement of the proprietary technologies of others. We respect the valid patent rights of third parties of which we are aware. The pharmaceutical industry has been characterized by frequent litigation regarding patent and other intellectual property rights. Identification of third-party patent rights that may be relevant to our proprietary technology is difficult because patent searching is imperfect due to differences in terminology among patents, incomplete databases and the difficulty in assessing the meaning of patent claims. Additionally, because patent applications are maintained in secrecy until the application is published, we may be unaware of third-party patents that may be infringed by commercialization of PAX-101 or any of our other product candidates. There may be certain issued patents and patent applications claiming subject matter that we may be required to license in order to research, develop or commercialize PAX-101 or our other product candidates, and we do not know if such patents and patent applications would be available to license on commercially reasonable terms, or at all. Any claims of patent infringement asserted by third parties would be time-consuming and may:

●	result in costly litigation;
●	divert the time and attention of our technical personnel and management;
●	prevent us from commercializing a product until the asserted patent expires or is held finally invalid or not infringed in a court of law;
●	require us to cease or modify our use of the technology and/or develop non-infringing technology; or
●	require us to enter into royalty or licensing agreements.

Furthermore, we cannot guarantee that we would be successful in defending against these claims of patent infringement. For example, if we were required to modify our use of the technology or develop an alternative non-infringing technology, we cannot be certain that we would be successful in making the modifications or developing the technology and whether it would be economically feasible or practical to do so. Also, it may not be possible to obtain royalty or licensing agreements on favorable terms or to obtain such agreements at all.

Although no third-party has asserted a claim of infringement against us, others may hold proprietary rights that could prevent our product candidates from being marketed (see “Business — Intellectual Property”). Any patent-related legal action against us claiming damages and seeking to enjoin commercial activities relating to our product candidates or our processes could subject us to potential liability for damages and require us to obtain a license to continue to manufacture or market PAX-101 or any other product candidates. We cannot predict whether we would prevail in any such actions or that any license required under any of these patents would be made available on commercially acceptable terms, if at all. In addition, we cannot be sure that we could redesign PAX-101 or any other product candidates or processes to avoid infringement, if necessary.

We are aware of PCT international patent application PCT/US2018/017674, titled “Methods for Autism Spectrum Disorder Pharmacotherapy”, which lists Perfect Daylight Limited and The Regents of the University of California as Applicants, filed on February 9, 2018, published as WO 2018/148580 on August 16, 2018, and claiming priority to U.S. provisional patent application no. 62/457,120, filed on February 9, 2017. The patent application describes compositions of antipurinergic agents, such as suramin, and methods of use for treating cognitive developmental disorders and autism spectrum disorder. From publicly available databases, we are aware that a U.S. national phase application of this PCT patent application, U.S. application Serial No. 16/537,397, was filed in the United States and is currently pending. The European equivalent of the application was granted as EP3579836 on December 15, 2021, which commenced a 9-month period for public opposition. A Chinese application, CN201880024535.9, is also pending.

We are also aware of PCT international patent application PCT/ US2018/017200, titled “Antipurinergic Compounds and Uses thereof,” which lists CSP Pharma, Inc. as Applicant, filed on February 7, 2018, published as WO 2018/148262 on August 16, 2018, and claiming priority to U.S. provisional patent application no. 62/456,438, filed on February 8, 2017. The patent application describes compositions and methods for treating neurodevelopmental disorders. The compositions contain an APT, such as suramin, and a carrier formulated for non-intravenous administration. The neurodevelopmental disorders include ASD. From publicly available databases, we are aware that a national phase application of this PCT patent application, U.S. application Serial No. 16/484,284 was filed in the United States. However, the US Patent Office issued a Notice of Abandonment on August 12, 2021 for applicant’s failure to respond to the office action of January 14, 2021. No further child applications are listed as pending.

We are also aware of PCT international patent application PCT/US2017/041932, titled “Diagnostic and Methods of Treatment for Chronic Fatigue Syndrome and Autism Spectrum Disorders,” which lists The Regents of the University of California as Applicant, filed on July 13, 2017, published as WO 2018/013811 on January 18, 2018, and claiming priority to U.S. provisional patent application nos. 62/464,369, filed on February 27, 2017 and 62/362,564, filed on July 14, 2016. The patent application describes biomarkers for diagnosing and predicting the development of chronic fatigue syndrome and methods of treating a mitochondrial disease or disorder, such as ASD, by administering an effective amount of an APT, such as suramin. Publicly available databases show no pending national or regional phase patent applications.

Because national phase applications of PCT/US2018/017674 are still pending at least in the United States and China, it is not certain if any patents will ultimately issue from these applications nor is it possible to predict the resultant claim scope of any such issued patent. We will continue to monitor the prosecution of these patent applications from publicly available documents.

As discussed above, our success depends in part on avoiding infringement of the proprietary technologies of others. We are aware of the risks associated with the valid patent rights of third parties, however, identification of these third party proprietary technologies and patent rights is difficult because patent searching is imperfect. Also, because patent applications are maintained in secrecy until publication, we may be unaware of third-party patents that may be infringed by commercialization of PAX-101 or any of our other product candidates. Based on as yet unforeseen activities associated with the intellectual property of such third parties we may have to make modifications to our development plans, the filing of new patent applications and the prosecution of our patent portfolio, and our business.

A number of companies, including several major pharmaceutical companies, have conducted research on APTs and their effect on purinergic receptors and potential therapies which resulted in the filing of many patent applications related to this research. If we were to challenge the validity of these or any issued United States patent in court, we would need to overcome a statutory presumption of validity that attaches to every issued United States patent. This means that, in order to prevail, we would have to present clear and convincing evidence as to the invalidity of the patent’s claims.

If we were to challenge the validity of these or any issued United States patent in an administrative trial before the Patent Trial and Appeal Board in the United States Patent and Trademark Office, we would have to prove that the claims are unpatentable by a preponderance of the evidence. Moreover, even if we were successful in such an invalidity challenge, the decision could be appealed by the other party to the Court of Appeals for the Federal Circuit, which could involve significant resources to litigate and we cannot predict whether we would prevail on appeal. There is no assurance that a jury and/or court would find in our favor on questions of infringement, validity or enforceability.

Accordingly, if patents exist or are in the future granted that conflict with our patents, and if we face an adverse determination in a judicial or administrative proceeding, or if we are unable to obtain necessary licenses, we could be prevented from developing and commercializing PAX-101 or another product candidate, which in turn would harm the viability of our company and our business, prospects, financial condition and operating results.

We may be subject to claims that we have wrongfully hired an employee from a competitor or that we or our employees have wrongfully used or disclosed alleged confidential information or trade secrets of their former employers.

As is commonplace in our industry, we employ individuals who were previously employed at other pharmaceutical companies, including our competitors or potential competitors. Although no claims against us are currently pending, we may be subject in the future to claims that our employees or prospective employees are subject to a continuing obligation to their former employers (such as non-competition or non- solicitation obligations) or claims that our employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

We may be subject to claims challenging the inventorship of our patents and other intellectual property.

Although we are not aware of any asserted third-party claims challenging inventorship of our patents or ownership of our intellectual property, we may in the future be subject to claims that former employees, strategic partners, commercial counterparties or other third parties associated with us or one of our predecessors in ownership of PAX-101 have an interest in our patents or other intellectual property as an inventor or co-inventor. While it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we cannot fully control the enforcement of these policies by third parties with which we contract, nor can we be certain that assignment agreements between us and our employees, between us and our counterparties, or between our counterparties and their employees or between our predecessors of ownership and their employees and counterparties, will effectively protect our interests as to any party who conceives or develops intellectual property that we regard as our own. Among other issues, the assignment of intellectual property rights may not be self-executing, the assignment agreements may be breached, or we may have disputes arise from conflicting obligations of consultants or others who are involved in developing our product candidates. As we approach potential commercialization of our product candidates, we will need to more closely analyze the facts that we believe might be used to assert an inventorship claim against us. Determinations like these involve complex sets of facts and the application of sometimes-unsettled patent law, resulting in inherent uncertainties regarding ownership rights.

If claims challenging inventorship are made against us, we may need to resort to litigation to resolve those claims. If we fail in defending against any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of valuable intellectual property rights or the right to assert those rights against third-parties marketing competing products. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

There are risks to our intellectual property based on our international business operations.

We may face risks to our technology and intellectual property as a result of our conducting business outside of the United States, including as a result of our license of clinical data from the Ministry of Health, Republic of Malawi and Lwala Hospital (Soroti, Uganda), as certain jurisdictions may not have comparable levels of protection of corporate proprietary information and assets such as intellectual property, trademarks, trade secrets, know-how and customer information and records. While these risks are common to many companies, conducting business in certain foreign jurisdictions, housing technology, data and intellectual property abroad, or licensing technology to or from foreign partners may have more significant exposure.

General Company-Related Risks

Since certain of our directors and officers are employed by and/or consult for other companies, their other activities could compete for time on, or create conflicts of interest with, our activities.

Certain of our officers are not required to work exclusively for us. For example, Michael Derby, our Executive Chairman of the Board and Zachary Rome, our Chief Operating Officer and a director, are partners at TardiMed Sciences, LLC (“Tardimed”) and Stephen D. Sheldon, our Chief Financial Officer, is the Chief Executive Officer of Indochina Healthcare Co. Ltd. Pursuant to the agreements we have entered into with these individuals, Messrs. Derby and Rome are obligated to devote only 20 hours per week to activities related to our Company. Therefore, it is possible that a conflict of interest with regard to an officer’s time may arise based on their other employment and/or business operations. As we progress, if the full-time services of these individuals are required and the current directors and officers cannot provide that level of commitment, we will need to identify suitable individuals who can dedicate such time to our Company. We can provide no assurance that we will be able to successfully identify and retain qualified candidates for these positions.

We will need to grow the size of our organization, and we may experience difficulties in managing this growth.

We have three full-time employees and two part-time employees. As our development and commercialization plans and strategies develop, we will need to expand the size of our employee base for managerial, operational, sales, marketing, financial and other resources. Future growth would impose significant added responsibilities on members of management, including the need to identify, recruit, maintain, motivate and integrate additional employees. In addition, our management may have to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. Our future financial performance and our ability to commercialize our drug candidates and our ability to compete effectively will depend, in part, on our ability to effectively manage our future growth.

If we are not successful in attracting and retaining highly qualified personnel, we may not be able to successfully implement our business strategy. In addition, the loss of the services of certain key employees, including Howard J. Weisman, our Chief Executive Officer, would adversely impact our business prospects.

Our ability to compete in the highly competitive pharmaceuticals industry depends in large part upon our ability to attract highly qualified managerial, scientific and medical personnel. In order to induce valuable employees to remain with us, we intend to provide employees with stock-based compensation that vests over time. The value to employees of stock-based compensation that vests over time will be significantly affected by movements in the price of our common stock that we will not be able to control and may at any time be insufficient to counteract more lucrative offers from other companies.

Our management team has expertise in many different aspects of drug development and commercialization. However, we will need to hire additional personnel as we further develop our drug candidates. Competition for skilled personnel in our market is intense and competition for experienced scientists may limit our ability to hire and retain highly qualified personnel on acceptable terms. Despite our efforts to retain valuable employees, members of our management, scientific and medical teams may terminate their employment with us on short notice. We have entered into employment agreements with our executive officers. However, these employment arrangements provide for at-will employment, which means that any of our employees could leave our employment at any time, with or without notice. The loss of the services of any of our executive officers or other key employees could potentially harm our business, operating results or financial condition. In particular, we believe that the loss of the services of Howard J. Weisman, our Chief Executive Officer, would have a material adverse effect on our business. Our success also depends on our ability to continue to attract, retain and motivate highly skilled junior, mid-level, and senior managers as well as junior, mid-level, and senior scientific and medical personnel.

Other pharmaceutical companies with which we compete for qualified personnel have greater financial and other resources, different risk profiles, and a longer history in the industry than we do. They also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high-quality candidates than what we have to offer. If we are unable to continue to attract and retain high-quality personnel, the rate and success at which we can develop and commercialize product candidates would be limited.

We face competition from other biotechnology and pharmaceutical companies and our operating results will suffer if we fail to compete effectively.

The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. We have competitors in a number of jurisdictions, many of which have substantially greater name recognition, commercial infrastructures and financial, technical and personnel resources than we have. Established competitors may invest heavily to quickly discover and develop novel compounds that could make PAX-101 or any other product candidates we may develop or acquire obsolete or uneconomical. Any new product that competes with an approved product may need to demonstrate compelling advantages in efficacy, cost, convenience, tolerability and safety to be commercially successful.

Other competitive factors, including generic competition, could force us to lower prices or could result in reduced sales. In addition, new products developed by others could emerge as competitors to PAX-101 or any of our other product candidates. If we are not able to compete effectively against our current and future competitors, our business will not grow and our financial condition and operations will suffer.

We face competition from many different sources, including commercial pharmaceutical and biotechnology enterprises, academic institutions, government agencies and private and public research institutions. We face competition with respect to our current product candidates and we will face competition with respect to any product candidates that we may seek to develop or commercialize in the future. Our current and potential competitors in ASD include CureMark LLC, which is in Phase 3 studies for CM-AT for ASD, Yamo Pharmaceuticals, which is in Phase 2 studies for LI-79 for ASD, GW Pharmaceuticals, which is in Phase 2 studies for Cannabidivarin for ASD, Zynerba Pharmaceuticals, which is in Phase 2 studies for Cannabidiol (“CBD”) gel for ASD, QBioMed, which is developing a preclinical asset called QBM-001 for rare pediatric nonverbal autism and Kuzani Therapeutics, Inc., which has announced that it is in clinical development for the treatment of the core symptoms of ASD in children. There are two treatments that have been approved by FDA to treat the non-core symptom of irritability in ASD: Risperdal® (Risperidone) and Abilify® (Aripiprazole). Axial Therapeutics is in Phase 2 studies for AB-2004 for irritability in ASD. For ME/CFS, AIM ImmunoTech has an approval for rintatolimod in Argentina, and is in development for the drug in the US. For LCS, Tonix Pharmaceuticals is in Phase 2 studies for TNX-102 SL.

If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of our drug candidates.

We face a potential risk of product liability as a result of the clinical testing of our drug candidates and will face an even greater risk if we commercialize our drug candidates. For example, we may be sued if any product we develop or acquire or any materials that we use in our products allegedly causes injury or is found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability and a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our drug candidates. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

●	decreased demand for our drug candidates;
●	injury to our reputation;
●	withdrawal of clinical trial participants;
●	costs to defend the related litigation;
●	a diversion of management’s time and our resources;
●	substantial monetary awards to trial participants or patients;
●	product recalls, withdrawals or labeling, marketing or promotional restrictions;
●	the inability to commercialize our drug candidates; and
●	a decline in the value of our stock.

Our inability to obtain and retain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of products we develop or acquire. We intend to obtain product liability insurance covering our clinical trials. Although we will maintain such insurance, any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by our insurance or that is in excess of the limits of our insurance coverage. Our insurance policies also have various exclusions, and we may be subject to a product liability claim for which we have no coverage. We may have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts.

We may acquire businesses, assets or products, or form strategic alliances, in the future, and we may not realize the benefits of such acquisitions.

We may acquire additional businesses, assets or products, form strategic alliances or create joint ventures with third parties that we believe will complement or augment our existing business. If we acquire businesses with promising markets or technologies, we may not be able to realize the benefit of acquiring such businesses if we are unable to successfully integrate them with our existing operations and company culture. We may encounter numerous difficulties in developing, manufacturing and marketing any new businesses, assets or products we may acquire, and any delay in their integration may delay or prevent us from realizing their expected benefits or enhancing our business. We cannot assure you that, following any such acquisition, we will achieve the expected synergies to justify the transaction.

We rely significantly on information technology and any failure, inadequacy, interruption or security lapse of that technology, including any cybersecurity incidents, could harm our ability to operate our business effectively.

Despite the implementation of security measures, our internal computer systems and those of third parties with which we contract are vulnerable to damage from cyber-attacks, computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. While we have not experienced a cyber-attack to date, there can be no assurance that we will not experience cyber-attacks in the future, suffer indirect consequences from cyber-attack on a third-party, or fail to anticipate, identify or offset such threats of potential cyber-attacks or security breaches in a timely manner. This is especially so considering the nature of cyber-attack techniques, which change frequently, can be difficult to detect for extended periods of time and often are not recognized until they succeed. System failures, accidents or security breaches could cause interruptions in our operations and could result in a material disruption of our product development and clinical activities and business operations, in addition to possibly requiring substantial expenditures of resources to remedy. The loss of product development or clinical trial data could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and our development programs and the development of our product candidates could be delayed.

Risks Related to Our Common Stock

We have received deficiency letters from Nasdaq relating to non-compliance with Nasdaq’s continued listing requirements. Our common stock could become subject to delisting from Nasdaq if we fail to regain compliance.

In December 2022, we received notice from Nasdaq notifying us that our minimum market value of listed securities (“MVLS”) was below the minimum of $35 million required for continued listing Nasdaq. We been provided an initial period of 180 calendar days, or until June 5, 2023, to regain compliance. If compliance in not achieved by June 5, 2023, we expect that Nasdaq would provide written notification that our securities are subject to delisting. We continue to monitor our MVLS and consider our available options to regain compliance with the Nasdaq minimum MVLS requirements, which may include applying for an extension of the compliance period or appealing to a Nasdaq Hearings Panel. There can be no assurance that we will be able to regain compliance with the Nasdaq minimum MVLS requirements or otherwise maintain compliance with the other Nasdaq listing requirements.

If we fail to satisfy the continued listing requirements of Nasdaq, Nasdaq may take steps to delist our common stock. Such a delisting would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements.

The prices of our shares may be volatile, which could subject us to securities class action litigation and prevent you from being able to sell your shares at or above the price at which you purchased them.

This price at which you purchased your shares may vary from the market price of our common stock thereafter. You may be unable to sell your shares of common stock at or above the price at which you purchased them. The market price for our common stock may be volatile and subject to wide fluctuations in response to factors including the following:

●	actual or anticipated fluctuations in our quarterly or annual operating results;
●	actual or anticipated changes in the pace of our corporate achievements or our growth rate relative to our competitors;
●	failure to meet or exceed financial estimates and projections of the investment community or that we provide to the public;
●	issuance of new or updated research or reports by securities analysts;
●	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares; additions or departures of key management or other personnel;
●	disputes or other developments related to proprietary rights, including patents, litigation matters, and our ability to obtain patent protection for our technologies;
●	announcement or expectation of additional debt or equity financing efforts;
●	sales of our common stock by us, our insiders or our other stockholders;
●	general economic, market or political conditions in the United States or elsewhere (including, without limitation, conditions arising out the COVID-19 pandemic). In particular, the market prices of early clinical-stage companies like ours have been highly volatile due to factors, including, but not limited to any delay or failure in a clinical trial for our product candidates or receive approval from the FDA and other regulatory agents;
●	developments or disputes concerning our product’s intellectual property rights;

●	our or our competitors’ technological innovations;
●	fluctuations in the valuation of companies perceived by investors to be comparable to us;
●	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures, capital commitments, new technologies or patents;
●	failure to complete significant transactions or collaborate with vendors in manufacturing our product; and
●	proposals for legislation that would place restrictions on the price of medical therapies.

These and other market and industry factors may cause the market price and demand for our common stock to fluctuate substantially, regardless of our actual operating performance, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock. In addition, the stock market in general, and Nasdaq Capital Markets and emerging growth companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. In the past, when the market price of a security has been volatile, holders of that security have instituted securities class action litigation against the company that issued the security. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management.

Our officers, directors, and principal stockholder (which is an affiliate of our Executive Chairman) exercise significant control over our company, and will control our company for the foreseeable future, including the outcome of matters requiring stockholder approval.

Our officers, directors, entities controlled by our officers and directors, and principal stockholders who beneficially own more than 5% of our common stock in the aggregate, and in particular, TardiMed, which is controlled by Michael Derby, our Executive Chairman, and which provides office space and important administrative services to us pursuant to that certain Rent and Administrative Services Agreement that we entered into with TardiMed in July 2020, which was amended in November 2020, have the ability, acting together, to control the election of our directors and the outcome of corporate actions requiring stockholder approval, such as: (i) a merger or a sale of our company, (ii) a sale of all or substantially all of our assets, and (iii) amendments to our certificate of incorporation, as amended (our “Certificate of Incorporation”) and our bylaws, as amended and restated (our “Bylaws”). This concentration of voting power and control could have a significant effect in delaying, deferring or preventing an action that might otherwise be beneficial to our other stockholders and be disadvantageous to our stockholders with interests different from those entities and individuals. These individuals also have significant control over our business, policies and affairs as officers and directors of our company.

Future sales of shares by existing stockholders could cause our stock price to decline.

If our existing stockholders sell, or indicate an intent to sell, substantial amounts of our common stock in the public market after their 180-day contractual lock-up following our initial public offering expires the trading price of our common stock could decline significantly.

As restrictions on resale end and registration statements, such as this one, are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in the price of our common stock or the market price of our common stock could decline if the holders of currently restricted shares of common stock sell them or are perceived by the market as intending to sell them.

After this registration statement becomes effective, if and when we sell shares of common stock to Lincoln Park, Lincoln Park may resell all, some or none of such shares at any time or from time to time in its discretion, subject to compliance with applicable securities laws. Therefore, sales to Lincoln Park by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of common stock to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at prices that it might otherwise wish to effect such sales.

If equity research analysts do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our common stock, the price of our common stock could decline.

The trading market for our common stock will rely in part on the research and reports that equity research analysts publish about us and our business. We do not control these analysts. The price of our common stock could decline if one or more equity analysts downgrade our common stock or if analysts issue other unfavorable commentary or cease publishing reports about us or our business.

We are an “emerging growth company,” and will be able take advantage of reduced disclosure requirements applicable to “emerging growth companies,” which could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act and, for as long as we continue to be an “emerging growth company,” we intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.235 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

We intend to take advantage of these reporting exemptions described above until we are no longer an “emerging growth company.” Under the JOBS Act, “emerging growth companies” can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will not be subject to the same new or revised accounting standards as public companies that are not emerging growth companies. As a result of this election, our financial statements may not be comparable to those of companies that are not emerging growth companies.

We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

We incur significant costs and devote substantial management time as a result of operating as a public company, which we expect to increase after we are no longer an “emerging growth company.”

As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company. For example, we are required to comply with certain of the requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, as well as rules and regulations subsequently implemented by the SEC, including the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices.

Compliance with these requirements increases our legal and financial compliance costs and makes some activities more time consuming and costly. In addition, our management and other personnel need to divert attention from operational and other business matters to devote substantial time to these public company requirements. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. In addition, after we no longer qualify as an “emerging growth company,” as defined under the JOBS ACT we expect to incur additional management time and cost to comply with the more stringent reporting requirements applicable to companies that are deemed accelerated filers or large accelerated filers, including complying with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We are just beginning the process of compiling the system and processing documentation needed to comply with such requirements. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. In that regard, we currently do not have an internal audit function, and we will need to hire or contract for additional accounting and financial staff with appropriate public company experience and technical accounting knowledge.

We cannot predict or estimate the amount of additional costs we may incur as a result of being a public company or the timing of such costs.

There may be limitations on the effectiveness of our internal controls, and a failure of our control systems to prevent error or fraud may materially harm our company.

Proper systems of internal controls over financial accounting and disclosure controls and procedures are critical to the operation of a public company. We are also at the early stages of establishing, and we may be unable to effectively establish such systems. This would leave us without the ability to reliably assimilate and compile financial information about our company and significantly impair our ability to prevent error and detect fraud, all of which would have a negative impact on our company from many perspectives.

Moreover, we do not expect that disclosure controls or internal control over financial reporting, even if established, will prevent all error and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. Failure of our control systems to prevent error or fraud could materially adversely impact us.

We have identified material weaknesses in our internal control over financial reporting and if our remediation of such material weaknesses is not effective, or if we fail to develop and maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired.

In the course of preparing our financial statements for the year ended December 31, 2020 and the nine months ended September 30, 2022, we identified material weaknesses in our internal control over financial reporting relating to the evaluation of complex financial instruments, including earnings per share. The material weaknesses have not been remediated as of September 30, 2022. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. Our management has concluded that our control around the interpretation and accounting for certain complex instruments issued by the Company was not effectively designed or maintained.

We originally prepared an accounting position paper concluding that our Series Seed Preferred Stock should have been classified as mezzanine equity in accordance with ASC 480. Upon further analysis, it was determined that the Series Seed Preferred Stock should have been recorded as permanent equity because certain redemption provisions are within the Company’s control. Therefore, management has concluded that our controls around the interpretation and accounting for our Series Seed Preferred Stock issued was not effectively designed or maintained. Additionally, the original earnings per share calculation did not correctly classify the shares associated with our SAFE investment and our Series Seed Preferred Stock as a separate class of participating securities. Upon further analysis we determined the controls over the calculation of earnings per share resulted in a material weakness.

To remediate the above material weaknesses, we intend to develop a remediation plan with assistance from our accounting advisors and have dedicated significant resources and efforts to the remediation and improvement of our internal control over financial reporting. While we have processes to identify and appropriately apply applicable accounting requirements, we plan to enhance our system of evaluating and implementing the complex accounting standards that apply to our financial statements. Our plans at this time include providing enhanced access to accounting literature, research materials and documents, and increased communication among our personnel and third-party professionals with whom we consult regarding complex accounting applications. The elements of our remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects. We do not believe that the remediation of these material weaknesses will result in significant incremental cost. However, another significant financial reporting failure or material weakness in internal control over financial reporting could result in substantial cost to remediate and could cause a loss of investor confidence and decline in the market price of our stock.

We cannot assure you, however, that any actions we may take in the future will be sufficient to remediate the control deficiencies that led to our material weaknesses in our internal control over financial reporting or that they will prevent or avoid potential future material weaknesses. Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed, or operating. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that are filed with the Commission. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on the Nasdaq Capital Market.

We have never declared or paid dividends on our common stock, and we do not currently intend to pay dividends on our common stock in the foreseeable future, and consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have never declared or paid cash dividends on our common stock and do not anticipate paying any cash dividends to holders of our common stock in the foreseeable future. Consequently, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.

Our operations expose us to litigation, tax, environmental and other legal compliance risks.

We are subject to a variety of litigation, tax, environmental, health and safety and other legal compliance risks. These risks include, among other things, possible liability relating to product liability matters, intellectual property rights, contract-related claims, taxes, health and safety liabilities, environmental matters and compliance with U.S. and foreign laws, competition laws and laws governing improper business practices. We may be subject to claims from vendors, licensees, licensors and securityholders (including our current securityholders), including with respect to alleged breaches of agreements, material misstatements in our public filings and other reasons. We could be charged with wrongdoing as a result of such matters. We have not received any notice of any such claims and believe such claims would be without merit and would vigorously defend ourselves, however the risk of such claims is uncertain and there can be no assurance that our Company will not be liable for damages, the amount of which cannot be predicted. Further, in connection with any such claims, a court may grant other remedies that will have a material adverse effect on our Company’s financial condition or results of operations, or that will result in changes to our liquidity or capitalization. Changes in laws or regulations could result in higher expenses and payments, and uncertainty relating to laws or regulations may also affect how we conduct our operations and structure our investments and could limit our ability to enforce our rights.

Anti-takeover provisions contained in our Certificate of Incorporation and our Bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Our Certificate of Incorporation, Bylaws and Delaware law contain provisions which could have the effect of rendering more difficult, delaying or preventing an acquisition deemed undesirable by our board of directors. These provisions include:

●	classifying our board of directors into three classes;
●	authorizing “blank check” preferred stock, which could be issued by our board of directors without stockholder approval and may contain voting, liquidation, dividend, and other rights superior to our common stock;
●	limiting the liability of, and providing indemnification to, our directors and officers;
●	limiting the ability of our stockholders to call and bring business before special meetings;
●	requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our board of directors;
●	controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings; and

●	providing our board of directors with the express power to postpone previously scheduled annual meetings and to cancel previously scheduled special meetings.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation law, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of our outstanding common stock.

Any provision of our Certificate of Incorporation, Bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

Our Certificate of Incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other employees.

Our Certificate of Incorporation requires that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for each of the following:

●	any derivative action or proceeding brought on our behalf;
●	any action asserting a claim for breach of any fiduciary duty owed by any director, officer or other employee of ours to the Company or our stockholders, creditors or other constituents;
●	any action asserting a claim against us or any director or officer of ours arising pursuant to, or a claim against us or any of our directors or officers, with respect to the interpretation or application of any provision of, the DGCL, our Certificate of Incorporation or Bylaws; or
●	any action asserting a claim governed by the internal affairs doctrine;

provided, that, if and only if the Court of Chancery of the State of Delaware dismisses any of the foregoing actions for lack of subject matter jurisdiction, any such action or actions may be brought in another state court sitting in the State of Delaware.

The exclusive forum provision is limited to the extent permitted by law, and it will not apply to claims arising under the Exchange Act or for any other federal securities laws which provide for exclusive federal jurisdiction, though it may apply to other state and federal law claims including actions arising under the Securities Act (although our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder).

However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our Certificate of Incorporation provides that the Court of Chancery for the State of Delaware will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. While the Delaware courts have determined that such choice of forum provisions are facially valid, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act. In addition, a stockholder may nevertheless seek to bring such a claim arising under the Securities Act against us, our directors, officers, or other employees in a venue other than the Court of Chancery for the State of Delaware. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our Certificate of Incorporation.

Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, this provision may limit or discourage a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find the choice of forum provision contained in our Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition.

We note that there is uncertainty as to whether a court would enforce the provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Risks Related to this Offering

The sale or issuance of our common stock to Lincoln Park may cause dilution and the sale of the shares of common stock acquired by Lincoln Park, or the perception that such sales may occur, could cause the price of our common stock to fall.

On November 17, 2022, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has committed to purchase up to $20,000,000 of our common stock. On November 17, 2022, we issued 198,974 Commitment Shares to Lincoln Park as a fee for its commitment to purchase shares of our common stock under the Purchase Agreement. The remaining $20,000,000 of shares of our common stock that may be issued under the Purchase Agreement may be sold by us to Lincoln Park at our discretion from time to time over a 30-month period commencing after the satisfaction of certain conditions set forth in the Purchase Agreement, including that the registration statement that includes this prospectus is effective, which we refer to as the Commencement Date. The purchase price for the shares that we may sell to Lincoln Park under the Purchase Agreement will fluctuate based on the price of our common stock. Depending on market liquidity at the time, resales of such shares may cause the trading price of our common stock to fall.

The 13,102,199 shares of common stock that may be resold into the public markets pursuant to this prospectus represent approximately 108.9% of the shares of common stock outstanding as of December 12, 2022. We generally have the right to control the timing and amount of any future sales of our shares to Lincoln Park. Additional sales of our common stock, if any, to Lincoln Park will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

The terms of the Purchase Agreement limit the amount of shares of Common Stock we may issue to Lincoln Park, which may limit our ability to utilize the arrangement to enhance our cash resources.

The Purchase Agreement includes restrictions on our ability to sell shares of common stock to Lincoln Park, including, subject to specified limitations, if a sale would cause Lincoln Park and its affiliates to exceed the Beneficial Ownership Limitation. In addition, under applicable rules of Nasdaq, in no event may we issue or sell to Lincoln Park under the Purchase Agreement shares of our common stock, including the Commitment Shares, in excess of 2,354,717 shares, which is equal to 19.99% of the shares of our common stock outstanding immediately prior to the execution of the Purchase Agreement, or the Exchange Cap, unless (i) we obtain stockholder approval to issue shares of our common stock in excess of the Exchange Cap or (ii) the average price of all shares of common stock issued to Lincoln Park under the Purchase Agreement equals or exceeds $1.55 per share (which represents the official closing price of our common stock on Nasdaq the day of signing of the Purchase Agreement), such that the transactions contemplated by the Purchase Agreement are exempt from the Exchange Cap limitation under applicable Nasdaq rules. In any event, the Purchase Agreement specifically provides that we may not issue or sell any shares of our common stock under the Purchase Agreement if such issuance or sale would breach any applicable rules or regulations of the Nasdaq.

Accordingly, we cannot guarantee that we will be able to sell all 12,903,225 Purchase Shares in this offering. If we cannot sell the full amount of the shares of common stock that Lincoln Park has committed to purchase because of these limitations, we may be required to utilize more costly and time-consuming means of accessing the capital markets, which could materially adversely affect our liquidity and cash position. If we choose to sell more shares of common stock than are offered under this prospectus, we must first register for resale under the Securities Act such additional shares of common stock.

We will have broad discretion in how we use the net proceeds of this offering. We may not use these proceeds effectively, which could affect our results of operations and cause our stock price to decline.

Our management will have broad discretion over the use of proceeds from the sale of shares of common stock to Lincoln Park, including for any of the purposes described in the section entitled “Use of Proceeds,” and we could spend the proceeds from the sale of shares of common stock to Lincoln Park in ways our stockholders may not agree with or that do not yield a favorable return, if at all. We intend to use substantially all of the net proceeds of the sale of shares of common stock to Lincoln Park to further our product development activities and for working capital and general corporate purposes. However, our use of these proceeds may differ substantially from our current plans. If we do not invest or apply the proceeds of the sale of shares of common stock to Lincoln Park in ways that improve our operating results, we may fail to achieve expected financial results, which could cause our stock price to decline. You will be relying on the judgment of our management concerning these uses and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The failure of our management to apply these funds effectively could result in unfavorable returns and uncertainty about our prospects, each of which could cause the price of our common stock to decline.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” contains forward-looking statements. The words “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect” and similar expressions that convey uncertainty of future events or outcomes are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning the following:

●	our lack of operating history;
●	the expectation that we will incur significant operating losses for the foreseeable future and will need significant additional capital following this offering;
●	the effects of the COVID-19 pandemic on our business and operations;
●	our current and future capital requirements to support our development and commercialization efforts for our product candidates and our ability to satisfy our capital needs;
●	our dependence on our product candidates, which are still in preclinical or early stages of clinical development;
●	our, or our third-party manufacturers’, ability to manufacture cGMP batches of our product candidates as required for pre-clinical and clinical trials and, subsequently, our ability to manufacture commercial quantities of our product candidates;
●	our relationship with TardiMed, an affiliated entity that provides office space and important administrative services to us, as well as our ability to attract and retain key executives and medical and scientific personnel;
●	our ability to complete required clinical trials for our product candidates and obtain approval from the FDA or other regulatory agencies in different jurisdictions;
●	our lack of a sales and marketing organization and our ability to commercialize our product candidates if we obtain regulatory approval;
●	our dependence on third parties to manufacture our product candidates;
●	our reliance on third-party CROs to conduct our clinical trials;
●	our ability to obtain, maintain or protect the validity of our intellectual property, including our granted or potential future patents;
●	our ability to internally develop new inventions and intellectual property;
●	interpretations of current laws and the passages of future laws;
●	acceptance of our business model by investors;
●	the accuracy of our estimates regarding expenses and capital requirements; and
●	our ability to adequately support organizational and business growth.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for us to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward- looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in our forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances described in the forward-looking statements will be achieved or will occur. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations, except as required by law.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the Securities and Exchange Commission (the “Commission” or the “SEC”) as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of common stock by Lincoln Park in this offering. We may receive up to $20,000,000 in aggregate gross proceeds under the Purchase Agreement from any sales we make to Lincoln Park from time to time pursuant to the Purchase Agreement after the date that the registration statement of which this prospectus is a part is declared effective. We estimate that the gross proceeds to us from the sale of shares of common stock to Lincoln Park pursuant to the Purchase Agreement will be up to $20,000,000 over an approximately 30-month period, assuming that we sell the full amount of common stock that we have the right, but not the obligation, to sell to Lincoln Park under the Purchase Agreement, and before other estimated fees and expenses. We may sell fewer than all of the shares offered by this prospectus, in which case our offering proceeds will be less. Because we are not obligated to issue or sell any shares of our common stock under the Purchase Agreement, other than the Commitment Shares (from which we will receive no proceeds), the actual total offering amount and proceeds to us, if any, are not determinable at this time. There can be no assurance that we will receive any proceeds under or fully utilize the Purchase Agreement. See “Plan of Distribution” elsewhere in this prospectus for more information.

We intend to use the net proceeds, if any, from this offering to advance our development programs and for general corporate purposes, which may include the acquisition of companies or businesses, working capital, clinical trial expenditures and capital expenditures.

Our expected use of net proceeds from this offering represents our intentions based on our present plans and business conditions, which could change as our plans and business conditions evolve. The amounts and timing of our actual expenditures will depend on numerous factors, including our development timeline, costs associated with drug development, the impact of the COVID-19 pandemic, and any unforeseen cash needs and other factors described under “Risk Factors” in this prospectus, as well as the amount of cash used in our operations. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application of the net proceeds.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future.

DILUTION

The sale of common stock to Lincoln Park pursuant to the Purchase Agreement will have a dilutive impact on our stockholders. In addition, the lower the price of our common stock is at the time we exercise our right to sell shares to Lincoln Park, the more shares of our common stock we will issue to raise our desired amount of proceeds from the sale, and the greater the dilution to our existing shareholders.

The price that Lincoln Park will pay for our common stock to be resold pursuant to this prospectus will depend upon the timing of sales and will fluctuate based on the trading price of common stock.

Our net tangible book value represents total tangible assets less total liabilities divided by the number of shares of common stock outstanding on September 30, 2022. As of September 30, 2022, we had a historical net tangible book value of $2.4 million, or $0.20 per share of common stock.

After giving effect to (i) the sale of 12,903,225 shares of common stock to Lincoln Park pursuant to the Purchase Agreement and assuming gross proceeds of approximately $20.0 million from the sale of shares to Lincoln Park pursuant to the Purchase Agreement (based on an assumed price of $1.55 per share, the closing price of our common stock on the Nasdaq Capital Market on November 17, 2022), (ii) the issuance of 198,974 shares of common stock to Lincoln Park as Commitment Shares and (iii) deducting estimated offering expenses of $215,000 payable by us, our pro forma net tangible book value as of September 30, 2022, would have been approximately $22.1 million, or $0.89 per share. This represents an immediate increase in net tangible book value of $0.69 per share to existing stockholders and an immediate dilution of $0.66 per share to new investors.

The following table illustrates this dilution on a per share basis:

Assumed offering price per share	$1.55
Historical net tangible book value per share of common stock at September 30, 2022	$0.20
Increase in net tangible book value per share of common stock attributable to this offering	$0.69
Pro forma net tangible book value per share of common stock after this offering	$0.89
Dilution per share of common stock to new investors in this offering	$0.66

The calculations above are based on 11,779,475 shares of our common stock outstanding as of September 30, 2022 and excludes:

●	284,176 shares of our common stock issuable upon the exercise of the 2020 Warrants to purchase shares of common stock at an exercise price of $3.00 per share;
●	195,140 shares of our common stock issuable upon the exercise of the 2022 Warrants to purchase shares of common stock at an exercise price of $4.20 per share;
●	108,181 shares of our common stock issuable upon the exercise of the Underwriter Warrants to purchase shares of common stock at an exercise price of $6.88 per share;
●	1,593,999 shares of common stock reserved for issuance upon settlement of restricted stock units granted as of September 30, 2022 pursuant to the 2020 Plan;
●	223,583 shares of our common stock reserved for issuance upon settlement of restricted stock units granted since September 30, 2022 pursuant to the 2020 Plan;
●	682,418 shares of our common stock available for issuance under the 2020 Plan;
●	56,569 shares of our common stock issuable upon conversion of certain of the 2022 Notes at a conversion price equal to $4.20 per share; and
●	863,162 shares of common stock issuable upon the conversion of our outstanding Series X Preferred Stock.

The discussion of dilution assumes no exercise of warrants, convertible notes or other potentially dilutive securities. The exercise of potentially dilutive securities having an exercise price less than the offering price would increase the dilutive effect to new investors.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and related notes thereto and the financial information appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis here and throughout this prospectus contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited, to those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are a clinical stage biopharmaceutical company focusing on the development of APT for the treatment of disorders with intractable neurologic symptoms, ranging from neurodevelopmental disorders, including ASD to ME/CFS, a debilitating physical and cognitive disorder believed to be viral in origin and now with rising incidence globally due to the long-term effects of COVID-19. APTs have been shown to block the effects of excess production and extracellular receptor activity of ATP, which acts as both the main energy molecule in all living cells and a peripheral and central nervous system neurotransmitter via receptors that are found throughout the nervous system. Excess purinergic signaling can offset homeostasis and trigger immune responses that result in localized and systemic increases in inflammatory chemokines and cytokines, ultimately stimulating ATP production. APTs may also impact immunologic and inflammatory mechanisms that may be causing or exacerbating symptoms in these seemingly unrelated disorders, which may be caused in part by similar mechanisms of ATP overproduction.

One of our primary points of focus is currently the development and testing of our lead program, PAX-101, an intravenous formulation of suramin, in the treatment of ASD and the advancement of the clinical understanding of using that agent against other disorders such as ME/CFS and LCS, a clinical diagnosis in individuals who have been previously infected with COVID-19.

In February 2021, we announced positive topline data from our Phase 2 dose-ranging clinical trial evaluating PAX-101 (commonly known as intravenous suramin) for the treatment of the core symptoms of ASD, as described in more detail below. We also intend to submit data to support an NDA for PAX-101 under the FDA’s Tropical Disease Priority Voucher Program for the treatment of HAT, leveraging suramin’s historical use in treating HAT outside of the United States. We have exclusively licensed clinical data from certain academic or international government institutions to potentially accelerate PAX-101’s development plans in the United States through this regulatory program and seek approval in the United States for the treatment of East African HAT, which is caused by the parasite Trypanosome brucei rhodesiense, as early as 2024. We are also pursuing the development of next generation APT product development candidates for neurodevelopmental indications. These candidates include PAX-102, our proprietary intranasal formulation of suramin, as well as other new chemical entities that are more targeted and selective antagonists of particular purine receptor subtypes. We believe our lead drug candidate (suramin), if approved by the FDA, may be a significant advancement in the treatment of ASD and a potentially useful treatment for ME/CFS and LCS.

We have not generated any revenue to date and, through September 30, 2022, we had an accumulated deficit of approximately $28.5 million. To date, we have financed our operations through contributions from our prior members, the issuance of our convertible notes, and the issuance of our SAFE and Series X Preferred Stock. We expect our expenses to increase significantly in connection with our ongoing activities to develop, seek regulatory approval and commercialization of PAX-101 and our other product candidates. Furthermore, we expect to incur additional costs associated with operating as a public company. Accordingly, we will likely need substantial additional financing to support our continuing operations. We will seek to fund our operations through public or private equity or debt financings or other sources. Adequate additional financing may not be available to us on acceptable terms, or at all. Our failure to raise capital as and when needed would have a negative impact on our financial condition and our ability to pursue our business strategy. We will need to generate significant revenues to achieve profitability, and we may never do so. Accordingly, there are material risks and uncertainties that raise substantial doubt about our ability to continue as a going concern.

Convertible Notes

During the second and third quarters of 2022, we issued our senior secured convertible promissory notes (the “2022 Notes”) with a principal balance totaling approximately $1.5 million. The 2022 Notes contain an original issue discount totaling $0.2 million and we received net proceeds of approximately $1.2 million (net of financing fees of approximately $0.1 million). The 2022 Notes bear interest at 10% per annum and mature 12 months from the issuance date. The 2022 Notes are secured by all of our assets and personal property. The note holders have the right to convert all or any portion of the outstanding principal balance and accrued interest into shares of common stock, up to a beneficial ownership limitation of 9.99% of the number of shares of common stock outstanding at the time of conversion. The per-share conversion price is equal to 80% of the initial offering price of our common stock, or $4.20 per share. In connection with the 2022 Notes, we issued warrants to purchase 195,140 shares of common stock. The warrants have an exercise price of $4.20 per share and expire five years from the issuance date.

On August 3, 2022, we entered into a conversion agreement with certain holders of the 2022 Notes, pursuant to which the holders agreed to convert $1.0 million of the principal balance at the consummation of our initial public offering at the conversion price of $4.20 per share. On August 26, 2022, the holders of the 2022 Notes converted the notes fair value of approximately $1.2 million to 238,094 shares of our common stock.

On August 3, 2022, we entered into a conversion agreement with an additional holder of the 2022 Notes, pursuant to which the holder agreed to convert $255,555 of the principal balance of the 2022 Notes at the consummation of our initial public offering into 2,555 shares of Series X preferred stock. On August 26, 2022, the note holder converted the note’s fair value of $0.3 million to 2,555 shares of Series X preferred stock.

As of September 30, 2022, the outstanding principal balance of the 2022 Notes was approximately $0.2 million.

Initial Public Offering

On August 30, 2022, we closed our initial public offering of 1,545,454 shares of common stock. We received net proceeds from our public offering of approximately $6.8 million, net of underwriter fees and commissions of approximately $0.8 million, and offering costs of approximately $0.5 million. In connection with our public offering, we issued 108,181 warrants to purchase shares of our common stock with an exercise price of $6.5625 per share.

Series X Preferred Stock

On August 1, 2022, we authorized 500,000 shares of Series X preferred stock. The stated value of the Series X preferred stock is $100 per share. The holders of the Series X preferred stock have no voting rights and are not entitled to dividends. The Series X preferred stock is subject to a beneficial ownership limitation of 9.99% of the number of shares of common stock outstanding at the time of conversion.

On August 2, 2022, we issued 3,200 shares of Series X Preferred Stock at a purchase price of $100 per share. We received net proceeds of approximately $0.3 million, net of fees. On August 26, 2022, upon the consummation of our initial public offering, 61,689 shares of the Series X preferred stock were converted into 1,175,000 shares of our common stock. As of September 30, 2022, 45,316 shares of Series X preferred stock remain outstanding.

Financial Operations Overview

Revenue

To date, we have not generated any revenue. Our ability to generate product revenue, which we do not expect will occur in the near term, if ever, will depend on the successful development and eventual commercialization of our current, and any potential future, product candidates.

Research and Development Expenses

Research and development expenses consist of costs incurred for the development of PAX-101 and our other product candidates, which include:

●	the cost of acquiring, developing and manufacturing pre-clinical trial materials;
●	costs for consultants and contractors associated with chemistry, manufacturing and controls, or CMCs, pre-clinical activities and regulatory operations;
●	expenses incurred under agreements with contract research organizations, or CROs, that conduct our pre-clinical trials; and

●	employee-related expenses, including salaries for those employees involved in the research and development process.

Research and development costs are expensed as incurred. Costs for certain activities, such as preclinical studies and clinical trials, are generally recognized based on an evaluation of the progress to completion of specific tasks using information and data provided to us by our vendors and collaborators.

General and Administrative Expense

Our general and administrative expenses include costs associated with our executive, accounting, information technology and human resources functions. These expenses consist principally of payroll, employee benefits, travel, and professional services fees such as consulting, audit, tax and legal fees, and general corporate costs. We expense all general and administrative expenses as incurred.

We expect our general and administrative expenses to increase primarily as a result of costs related to us operating as a public company, such as additional legal, accounting, corporate governance, and investor relations expenses, and directors’ and officers’ insurance premiums.

Fair Value of Restricted Stock Units Granted

On January 1, 2022, we granted 1,342,667 restricted stock units, or RSUs, with a fair value of approximately $14.6 million to our employees, officers and directors. The RSUs are subject to service conditions (vesting of 33.34% on May 1, 2022, with the remaining units vesting on each three-month anniversary thereafter) and performance conditions in the form of a liquidity event. Vesting of the RSUs is subject to all grantees continuous service with the Company, and no vesting shall occur if the Company has not completed a Qualified Offering or a Change of Control (each as defined therein) on or before the vesting date. In the event that neither a Qualified Offering nor a Change of Control has occurred prior to December 31, 2022, then all RSUs shall be forfeited for no consideration. Because a Qualified Offering or Change of Control is not considered probable of achievement until consummation, compensation cost measured at the grant date is not recognized until such event occurs.

During the nine months ended September 30, 2022, 291,500 RSU’s (granted on January 1, 2022) were forfeited due to terminations of two of the Company’s employees and two of its board members.

In August 2022, the Company modified the remaining 1,051,167 RSUs granted on January 1, 2022 to provide that 33.34% of each of those RSUs would vest on May 1, 2022, with an additional 8.3325% of each grant vesting each quarter thereafter, provided that if neither (i) the expiration of the 6-month period following an initial public offering nor (ii) a change in control has occurred prior to the applicable vesting date, any RSUs that would have vested thereunder shall not vest until such expiration of the 6-month period following an initial public offering or change in control occurs (provided further that if neither an initial public offering nor a change in control occurs on or prior to December 31, 2022, then all of the related RSUs will be forfeited). Vesting in all cases generally is subject to the grantee’s continued employment with the Company or a subsidiary thereof on the applicable vesting date. This improbable to improbable modification resulted in a new measurement of compensation cost based on the underlying fair value of the Company’s common stock on the date of the modification of approximately $5.5 million.

On August 26, 2022, we consummated our initial public offering and based on the modification above, 33.34% of each of the remaining 1,051,167 RSU’s would vest on February 26, 2023, with an additional 8.3325% of each grant vesting each quarter thereafter.

On May 15, 2022, we granted 35,333 restricted stock units (RSUs) with a fair value of approximately $0.2 million to a member of our board of directors. The RSUs are subject to service conditions (vesting of 33.34% on August 26, 2022, the consummation date of our initial public offering, with the remaining units vesting 66.66% over the next two calendar years on each three-month anniversary thereafter).

On July 16, 2022, we granted 15,000 RSUs to our Chief Financial Officer with a fair value of approximately $0.1 million, all of which vest December 31, 2022. In August 2022, we granted 492,500 RSUs with a fair value of approximately $2.6 million to certain officers, directors and employees, one-third of which vest on the one-year anniversary of our initial public offering, with the remaining restricted stock units vesting on a quarterly basis over the following two years.

During the three months ended September 30, 2022 and 2021, we recorded stock-based compensation expense related to the canceled stock options of approximately $0.1 million and $0.3 million, respectively. During the nine months ended September 30, 2022 and 2021, we recorded stock-based compensation expense related to the canceled stock options of approximately $0.5 million and $1.1 million, respectively. The unamortized stock-based compensation expense related to the canceled stock options as of September 30, 2022 is approximately $0.3 million.

During the three and nine months ended September 30, 2022, we recorded stock-based compensation expense related to the RSUs of approximately $0.9 million. No stock-based compensation expense related to the RSUs was recognized during the three and nine months ended September 30, 2021. The unamortized stock-based compensation expense related to RSUs as of September 30, 2022 is approximately $7.4 million.

Impact of COVID-19

Based on our current assessment, we do not expect any material impact on our long-term development timeline and our liquidity due to the worldwide COVID-19 pandemic. However, the COVID-19 pandemic could adversely impact our clinical trial operations, including our ability to recruit and retain patients and principal investigators and site staff who, as healthcare providers, may have heightened exposure to COVID-19 if an outbreak worsens in their geography, or have other adverse effects on our business, results of operations and financial condition. We are continuing to assess the effect on our operations by monitoring the spread of COVID-19 and the resulting global pandemic and the actions implemented to combat the virus throughout the world.

Material Weaknesses in Internal Control over Financial Reporting

In the course of preparing our financial statements for the year ended December 31, 2020 and the period ended March 31, 2022, we identified material weaknesses in our internal control over financial reporting relating to the evaluation of complex financial instruments, including earnings per share. The material weaknesses have not been remediated as of September 30, 2022. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. Our management has concluded that our control around the interpretation and accounting for certain complex instruments issued by the Company was not effectively designed or maintained.

We originally prepared an accounting position paper concluding that Series Seed Preferred Stock should have been classified as mezzanine equity in accordance with ASC 480. Upon further analysis, it was determined that the Series Seed Preferred Stock should have been recorded as permanent equity because certain redemption provisions are within the Company’s control. Therefore, management has concluded that our controls around the interpretation and accounting for our Series Seed Preferred Stock issued was not effectively designed or maintained. Additionally, the original earnings per share calculation did not correctly classify the shares associated with our SAFE investment and our Series Seed Preferred Stock as a separate class of participating securities. Upon further analysis we determined the controls over the calculation of earnings per share resulted in a material weakness.

To remediate the above material weaknesses, we intend to develop a remediation plan with assistance from our accounting advisors and have dedicated significant resources and efforts to the remediation and improvement of our internal control over financial reporting. While we have processes to identify and appropriately apply applicable accounting requirements, we plan to enhance our system of evaluating and implementing the complex accounting standards that apply to our financial statements. Our plans at this time include providing enhanced access to accounting literature, research materials and documents, and increased communication among our personnel and third-party professionals with whom we consult regarding complex accounting applications. The elements of our remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects. We do not believe that the remediation of these material weaknesses will result in significant incremental cost. However, another significant financial reporting failure or material weakness in internal control over financial reporting could result in substantial cost to remediate and could cause a loss of investor confidence and decline in the market price of our stock.

Results of Operations

Comparison of the Three Months Ended September 30, 2022 to the Three Months Ended September 30, 2021

	Three Months Ended September 30,
	2022	2021
Operating expenses
General and administrative	$2,367,711	$1,277,287
Research and development	327,268	437,559
Total operating expenses	2,694,979	1,714,846
Loss from operations	(2,694,979)	(1,714,846)
Other expense, net	(8,768,634)	(1,395,796)
Net loss	$(11,463,613)	$(3,110,642)

Operating expenses

General and administrative

General and administrative expenses were approximately $2.4 million and $1.3 million for the three months ended September 30, 2022 and 2021, respectively. The $1.1 million increase in general and administrative expenses was primarily due to increases of $0.8 million of stock-based compensation and $0.5 million for legal and professional fees, offset by a decrease of $0.2 million for bonuses.

Research and Development

Research and development expenses were approximately $0.3 million for the three months ended September 30, 2022 and approximately $0.4 million for the three months ended September 30, 2021. The $0.1 million decrease in research and development expenses was primarily attributable to lower costs incurred in connection with our research activities, including lower costs associated with clinical trials, consultants, clinical trial materials, regulatory filings, facilities, laboratory expenses and other supplies.

Of the $0.3 million in research and development expenses incurred during the three months ended September 30, 2022, $0.3 million was associated with activities related to the HAT indication, and $0.02 million was associated with activities related to the ASD indication. These activities included, but were not limited to, milestone payments in connection with the recently completed ASD trial.

Of the approximately $0.4 million in research and development expenses incurred during the three months ended September 30, 2021, approximately $0.3 million was associated with activities related to the HAT indication, and approximately $0.1 million was associated with activities related to the ASD indication. These activities included regulatory advisory services and IV formulation work for HAT as well as work related to our ASD clinical trial.

The estimated aggregate costs expected to be incurred for the research and development activities relating to the filing of an NDA for HAT and an IND for ASD are approximately $11.5 million, which we expect to fund with the proceeds of our initial public offering and future capital raising activities, if necessary.

Other Expenses, net

Other expense was approximately $8.8 million for the three months ended September 30, 2022 compared with $1.4 million for the three months ended September 30, 2021. Other expense of $8.8 million for the three months ended September 30, 2022 was primarily comprised of a $5.3 million loss on conversion of our SAFE investment to Series X preferred stock, $2.8 million for the change in fair value of our SAFE investment, $0.4 million recognized for the change in fair value of our warrant liability, $0.2 million recognized for the change in fair value of our 2022 Notes, and $0.1 million for the loss on issuance of our 2022 Notes. Other expense of $1.4 million for the three months ended September 30, 2021 was primarily comprised of $0.8 million recognized for the change in fair value of our warrant liability and $0.6 million recognized for the change in fair value of our SAFE liability.

Comparison of the Nine Months Ended September 30, 2022 to the Nine Months Ended September 30, 2021

	Nine Months Ended September 30,
	2022	2021
Operating expenses
General and administrative	$4,077,491	$3,651,218
Research and development	1,549,397	1,755,428
Total operating expenses	5,626,888	5,406,646
Loss from operations	(5,626,888)	(5,406,646)
Other expense, net	(3,954,231)	(11,055,581)
Net loss	$(9,581,119)	$(16,462,227)

Operating expenses

General and administrative

General and administrative expenses were approximately $4.1 million and $3.7 million for the nine months ended September 30, 2022 and 2021, respectively. The $0.4 million increase in general and administrative expenses is primarily due to increases of $0.9 million for legal and professional fees, $0.3 million of stock-based compensation, offset by $0.7 million of lower bonus expense and $0.1 million of other operating expenses.

Research and Development

Research and development expenses were approximately $1.55 million for the nine months ended September 30, 2022 and approximately $1.75 million for the nine months ended September 30, 2021. The $0.2 million decrease in research and development expenses was primarily attributable to lower costs incurred in connection with our research activities, including lower costs associated with clinical trials, consultants, clinical trial materials, regulatory filings, facilities, laboratory expenses and other supplies.

Of the $1.55 million in research and development expenses incurred during the nine months ended September 30, 2022, $1.41 million was associated with activities related to the HAT indication, and $0.14 million was associated with activities related to the ASD indication. These activities included, but were not limited to, milestone payments in connection with the recently completed ASD trial.

Of the approximately $1.8 million in research and development expenses incurred during the nine months ended September 30, 2021, approximately $1.2 million was associated with activities related to the HAT indication, and approximately $0.6 million was associated with activities related to the ASD indication. These activities included regulatory advisory services and IV formulation work for HAT as well as work related to our ASD clinical trial.

The estimated aggregate costs expected to be incurred for the research and development activities relating to the filing of an NDA for HAT and an IND for ASD are approximately $11.3 million, which we expect to fund with the proceeds of our initial public offering and future capital raising activities, if necessary.

Other Expenses, net

Other expense was approximately $4.0 million for the nine months ended September 30, 2022 compared with $11.1 million for the nine months ended September 30, 2021. Other expense of $4.0 million for the nine months ended September 30, 2022 was primarily comprised of a $5.3 million loss on conversion of our SAFE investment to Series X preferred stock, $0.4 million for the loss on issuance of our 2022 Notes and $0.3 million recognized for the change in fair value of our 2022 Notes, offset by $1.9 million recognized for the change in fair value of our warrant liability and $0.2 million for the change in fair value of our SAFE investment. Other expense of $11.1 million for the nine months ended September 30, 2021 was primarily comprised of $4.5 million recognized for the change in fair value of our warrant liability, $3.8 million recognized for the change in fair value of our SAFE liability and $2.8 million of interest expense incurred in connection with our convertible notes.

Comparison of the Year Ended December 31, 2021 to the Year Ended December 31, 2020

	Years Ended December 31,
	2021	2020
Operating expenses
General and administrative	$4,973,245	$4,629,070
Research and development	2,224,555	936,776
Total operating expenses	7,197,800	5,565,846
Loss from operations	(7,197,800)	(5,565,846)
Other expense, net	(3,031,171)	(2,260,162)
Net loss	$(10,228,971)	$(7,826,008)

Operating expenses

General and administrative

General and administrative expenses were approximately $5.0 million and $4.6 million for the years ended December 31, 2021 and 2020, respectively. The $0.4 million increase in general and administrative expenses for the year ended December 31, 2021, as compared to the prior period, was primarily due to an increase of $1.2 million in payroll and related expenses and $0.1 million of other operating expenses, offset by a decrease of $0.9 million for stock-based compensation.

Certain general and administrative expenses have been allocated by TardiMed, an affiliate of ours. These expenses are primarily comprised of TardiMed personnel and related expenses, rent and other office expenses. We consider the allocation methodologies used to allocate expenses as reasonable and appropriate based on historical TardiMed expenses attributable to us and our operations. For the year ended December 31, 2021, no expenses were allocated from Tardimed. For the year ended December 31, 2020, approximately $25,000 was allocated to general and administrative expenses.

Research and Development

Research and development expenses were approximately $2.2 million for the year ended December 31, 2021 and approximately $0.9 million for the year ended December 31, 2020. The increase in research and development expenses for the year ended December 31, 2021 as compared to the prior period was primarily attributable to costs incurred in connection with our research activities and include costs associated with clinical trials, consultants, clinical trial materials, regulatory filings, facilities, laboratory expenses and other supplies.

Of the $2.2 million in research and development expenses incurred during the year ended December 31, 2021, $1.5 million was associated with activities related to the HAT indication, and $0.7 million was associated with activities related to the ASD indication. These activities included, but were not limited to, milestone payments in connection with the ongoing ASD trial.

Of the approximately $0.9 million in research and development expenses incurred during the year ended December 31, 2020, approximately $0.2 million was associated with activities related to the HAT indication, and approximately $0.6 million was associated with activities related to the ASD indication. These activities included regulatory advisory services and IV formulation work for HAT as well as work related to our ASD clinical trial.

The estimated aggregate costs expected to be incurred for the research and development activities relating to the filing of an NDA for HAT and an IND for ASD are approximately $11.8 million, which we expect to fund with the proceeds of this offering and future capital raising activities, if necessary.

Certain research and development expenses have been allocated by TardiMed. These expenses are primarily comprised of TardiMed personnel and related expenses. We consider the allocation methodologies used to allocate expenses as reasonable and appropriate based on historical TardiMed expenses attributable to us and our operations. For the year ended December 31, 2021, no expenses were allocated from Tardimed. For the year ended December 31, 2020, approximately $25,000 was allocated to research and development expenses.

Other Expenses, net

Other expenses, net were approximately $3.0 million for the year ended December 31, 2021 and $2.3 million for the year ended December 31, 2020. The increase of $0.7 million was comprised of an increase of $2.2 million of interest expense recorded in connection with the conversion of our senior secured convertible promissory notes, offset by a decrease of $1.1 million for the change in fair value of our warrant liability, $0.2 million for the change in fair value of our SAFE investment, and $0.2 million related to the issuance, extinguishment and conversion of our convertible notes.

Liquidity and Capital Resources

We were formed as a Delaware limited liability company on April 5, 2018 and converted into a Delaware corporation on April 15, 2020. As of September 30, 2022, we had an accumulated deficit since inception of approximately $28.5 million. Since inception, we have not generated revenue from product sales and have incurred net losses and negative cash flows from our operations. From inception through September 30, 2022, we have funded our operations through contributions from TardiMed Sciences, LLC (“TardiMed”), the issuance of senior secured convertible promissory notes of approximately $4.2 million, proceeds from the public common stock offering, net of fees, of approximately $6.0 million and our SAFE of $5.0 million.

Convertible Notes

During the second and third quarters of 2022, we issued the 2022 Notes with a principal balance totaling approximately $1.5 million. The 2022 Notes contain an original issue discount totaling approximately $0.2 million and we received net proceeds of approximately $1.3 million. The 2022 Notes bear interest at 10% per annum and mature 12 months from the issuance date. The 2022 Notes are secured by all assets and personal property of the Company. The note holders have the right to convert all or any portion of the outstanding principal balance and accrued interest into shares of our common stock, up to a beneficial ownership limitation of 9.99% of the number of shares of common stock outstanding at the time of conversion. The per-share conversion price is equal to $4.20 per share. In connection with the 2022 Notes, we issued warrants to purchase 195,140 shares of our common stock. The warrants have an exercise price of $4.20 per share and expire five years from the issuance date.

On August 3, 2022, we entered into a conversion agreement with certain holders of the 2022 Notes, pursuant to which the holders agreed to convert $1.0 million of the principal balance at the consummation of our initial public offering at the conversion price of $4.20 per share. On August 26, 2022, the holders of the 2022 Notes converted the notes fair value of approximately $1.2 million to 238,094 shares of our common stock.

On August 3, 2022, we entered into a conversion agreement with an additional holder of the 2022 Notes, pursuant to which the holder agreed to convert $255,555 of the principal balance at the consummation of our initial public offering into 2,555 shares of Series X preferred stock. On August 26, 2022, the note holder converted the note’s fair value of $0.3 million to 2,555 shares of Series X preferred stock.

SAFE

In March 2021, we entered into the SAFE with an investor, pursuant to which we received gross proceeds in an aggregate amount equal to $5.0 million. As of September 30, 2022, the SAFE liability was zero.

Series X Preferred Stock

On August 2, 2022, we issued 3,200 shares of Series X preferred stock in a private placement, at a purchase price of $100 per share, and received net proceeds of approximately $0.3 million, after deducting expenses (the “Series X Private Placement”). The Series X Private Placement constituted a qualified offering under the terms of the SAFE and the $5.0 million outstanding under the SAFE automatically converted into 100,000 shares of Series X preferred stock.

On August 26, 2022, upon the consummation of our initial public offering, 61,689 shares of the Series X preferred stock were converted into 1,175,000 shares of our common stock. As of September 30, 2022, 45,316 shares of Series X preferred stock remain outstanding.

Warrant Exchange Agreement

On August 3, 2022, we entered into a warrant exchange agreement (the “Warrant Exchange Agreement”) with a holder of certain warrants to purchase the Company’s common stock. The warrants were issued in connection with our 2020 Notes. Pursuant to the Warrant Exchange Agreement, on August 26, 2022, the Company exchanged 750,000 warrants for 350,000 shares of its common stock and 1,250 shares of its Series X preferred stock.

Series Seed Preferred Stock

On August 5, 2022, we entered into exchange agreements with the holders of our Series Seed preferred stock, par value $0.0001 per share. We and the holders exchanged all shares of outstanding Series Seed preferred stock into 1,557,435 shares of common stock immediately prior to the effectiveness of the registration statement filed in connection with our initial public offering.

Operating activities

During the nine months ended September 30, 2022, net cash used in operating activities was $3.0 million, which primarily included our net loss of approximately $9.6 million, adjusted for non-cash expenses of approximately $5.3 million including loss on conversion of our SAFE investment of $5.3 million, stock-based compensation of approximately $1.4 million, loss on issuance of debt of $0.4 million recorded in connection with the issuance of our 2022 Notes and the change in fair value of our 2022 Notes of $0.25 million, offset by the change in fair value of our warrant liability of $1.9 million and the change in fair value of our SAFE investment of $0.2 million. The net change in operating assets and liabilities was approximately $1.3 million and was primarily due to increases in accounts payable and accrued expenses of $1.5 million and increases in other assets of $0.2 million.

During the nine months ended September 30, 2021, net cash used in operating activities was approximately $4.3 million which primarily included our net loss of approximately $16.5 million, adjusted for non-cash expenses of approximately $12.2 million, including the change in fair value of our warrant liability of $4.5 million, the change in fair value of our SAFE of $3.8 million, amortization of debt discount of $2.6 million related to our convertible promissory notes, stock-based compensation of $1.1 million, and other expenses of $0.2 million. The net change in operating assets and liabilities was nominal.

During the year ended December 31, 2021, net cash used in operating activities was $5.5 million, which primarily included our net loss of approximately $10.2 million, adjusted for non-cash expenses of approximately $4.4 million, including the amortization of the debt discount associated with our convertible notes of $2.6 million, stock-based compensation of approximately $1.3 million, the change in fair value of our warrant liability of $0.5 million, and non-cash interest expense of approximately $0.3 million, offset by the change in fair value of our SAFE liability of $0.2 million, and a $0.1 million gain recorded with the conversion of our notes. The net change in operating assets and liabilities was approximately $0.4 million due to increases in accounts payable and accrued expenses.

During the year ended December 31, 2020, net cash used in operating activities was approximately $2.3 million which primarily included our net loss of approximately $7.8 million, adjusted for non-cash expenses of approximately $4.5 million including stock-based compensation of approximately $2.3 million, thee change in fair value of our warrant liability of $1.6 million, amortization of the debt discount of $0.5 million related to our convertible promissory notes, and loss on issuance and extinguishment of debt of $0.1 million. The net change in operating assets and liabilities was approximately $1.0 million and was primarily due to increases in accounts payable and accrued expenses.

Investing Activities

There were no investing activities for the nine months ended September 30, 2022 and 2021.

There were no investing activities for the years ended December 31, 2021 and 2020.

Financing activities

During the nine months ended September 30, 2022, net cash provided by financing activities was approximately $8.1 million, consisting of proceeds received from our initial public offering of $6.6 million, the issuance of our 2022 Notes and warrants of $1.2 million, and $0.3 million from the issuance of our Series X preferred stock.

During the nine months ended September 30, 2021, net cash provided by financing activities was $4.9 million, consisting of $5.0 million of proceeds received from our SAFE agreement, offset by $0.1 million of payments for offering costs.

During the year ended December 31, 2021, net cash provided by financing activities was $4.8 million, consisting of proceeds received from our SAFE agreement of $5.0 million, offset by payment of deferred offering costs of approximately $0.2 million.

During the year ended December 31, 2020, net cash provided by financing activities was approximately $3.4 million, primarily consisting of $2.9 million from this issuance of our senior secured convertible promissory notes and $0.5 million of contributions from TardiMed.

Funding requirements

As of September 30, 2022, we had a cash balance of approximately $5.6 million. Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

We anticipate incurring additional losses for the foreseeable future and may never become profitable. We expect our expenses to increase in connection with our ongoing activities, particularly as we continue the research and development of product candidates. Furthermore, we expect to continue to incur additional costs as a public company. Accordingly, we will likely need to obtain substantial additional funding. If we are unable to raise capital or otherwise obtain funding when needed or on attractive terms, we could be forced to delay, reduce or eliminate our research and development programs or future commercialization efforts. These factors raise substantial doubt about our ability to continue as a going concern.

We will seek to obtain additional capital through the sale of debt or equity financings or other arrangements such as, collaborations, strategic alliances and licensing arrangements to fund operations; however, there can be no assurance that we will be able to raise needed capital under acceptable terms, if at all. The sale of additional equity securities may dilute existing stockholders and may contain senior rights and preferences compared to currently outstanding shares of common and preferred stock. Debt securities issued or other debt financing incurred may contain covenants and limit our ability to pay dividends or make other distributions to stockholders. If we are unable to obtain such additional financing, future operations would need to be scaled back or discontinued.

Contractual obligations and commitments

As of September 30, 2022, the 2022 Notes outstanding principal balance totals approximately $216,000. The notes bear interest at 10% per annum and mature between April and July 2023.

Off-balance sheet arrangements

We do not have any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. We do not engage in off-balance sheet financing arrangements. In addition, we do not engage in trading activities involving non-exchange traded contracts. We therefore believe that we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in these relationships.

Critical accounting policies and significant judgments and estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of these financial statements requires us to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities as of the date of the balance sheet and the reported amounts of expenses during the reporting period. In accordance with U.S. GAAP, we evaluate our estimates and judgments on an ongoing basis. The most significant estimates relate to the valuation of our common stock, SAFE liability and warrant liability, and our election to adopt the fair value option for our convertible notes. These estimates and assumptions are based on current facts, historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the recording of expenses that are not readily apparent from other sources. Actual results may differ materially and adversely from these estimates. To the extent there are material differences between the estimates and actual results, our future results of operations will be affected.

We define our critical accounting policies as those accounting principles that require us to make subjective estimates and judgments about matters that are uncertain and are likely to have a material impact on our financial condition and results of operations, as well as the specific manner in which we apply those principles. While our significant accounting policies are more fully described in Note 2 to our financial statements, we believe the following are the critical accounting policies used in the preparation of our financial statements that require significant estimates and judgments:

Stock-Based Compensation

We expense stock-based compensation to employees, non-employees and board members over the requisite service period based on the estimated grant-date fair value of the awards and actual forfeitures. We account for forfeitures as they occur. Stock-based awards with graded vesting schedules are recognized on a straight-line basis over the requisite service period for each separately vesting portion of the award.

The determination of the grant date fair value of options using an option pricing model is affected principally by our estimated fair value of shares of our common stock and requires management to make a number of other assumptions, including the expected term of the option, the expected volatility of the underlying shares, the risk-free interest rate and the expected dividend yield. The assumptions used in our Black-Scholes option-pricing model represent management’s best estimates at the time of measurement. These estimates are complex, involve a number of variables, uncertainties and assumptions and the application of management’s judgment, as they are inherently subjective. If any assumptions change, our stock-based compensation expense could be materially different in the future. These assumptions are estimated as follows:

●	Fair Value of Common Stock. See the subsection titled “- Fair Value of Common Stock” below.
●	Expected Term. The expected term represents the period that our options are expected to be outstanding. We calculated the expected term using the simplified method for options based on the average of each option’s vesting term and the contractual period during which the option can be exercised, which is typically 10 years following the date of grant.
●	Expected Volatility. The expected volatility was based on the historical share volatility of several comparable publicly traded companies over a period of time equal to the expected term of the options, as we did not have any trading history to use the volatility of our own common stock. The comparable companies were chosen based on their size, stage in life cycle and area of specialty. We will continue to apply this process until a sufficient amount of historical information regarding the volatility of our own stock price becomes available.
●	Risk-Free Interest Rate. The risk-free interest rate was based on the yields of U.S. Treasury securities with maturities appropriate for the term of the award.
●	Expected Dividend Yield. We have not paid dividends on our common stock nor do we expect to pay dividends in the foreseeable future. Therefore, we used an expected dividend yield of zero.

Fair Value of Common Stock

Prior to our initial public offering, there was no public market for our common stock. As such, the estimated fair value of our common stock and underlying stock options has been determined at each grant date by our board of directors, with input from management, based on the information known to us on the grant date.

Beginning in May 2020, we determined the estimated fair value of our common stock using the Hybrid Method, which incorporated the Option Pricing Model (“OPM”) and the Probability Weighted Expected Return Method (“PWERM”), estimating the probability- weighted value across multiple scenarios by using the OPM to estimate the allocation of value within one or more of those scenarios. The Hybrid Method was utilized given there was transparency into one or more near- term potential exits but there existed uncertainty regarding what would occur if the near-term exit plans did not materialize. Under the PWERM, the values of the various equity interests were estimated based upon an analysis of future values for our company, assuming various potential future outcomes. Share value was based upon the probability-weighted present value of expected future investment returns, considering each of the possible future outcomes available to us, as well as the rights of each share class. The future outcomes modeled included an initial public offering, a dissolution or continued operation as a private company until a later exit date. To estimate our total equity value, a combination of the Backsolve Methodology (“backsolving” the implied enterprise value based on the price paid for each new preferred security sold), a discounted cash flow analysis and a guideline publicly traded company method was used for scenario options, based on the fact pattern that existed as of the particular valuation date. After deriving the indicated values of equity under the scenario options, the present value of the class specific equity allocations were calculated. After calculating the present values as applicable to the scenarios, the probability of each scenario occurring was multiplied by the indications of value under each scenario. The sum of the probability-weighted values for our common stock was then divided by our total common stock outstanding as of the relevant valuation date.

In addition to considering the results of these third-party valuation reports, our board of directors used assumptions based on various objective and subjective factors, combined with management judgment, to determine the fair value of our common stock as of the grant date, including:

●	the prices at which we sold shares of preferred stock and the superior rights and preferences of the preferred stock relative to our common stock at the time of each grant;
●	external market conditions affecting the life sciences research and development industry and trends within the industry;
●	our stage of development and business strategy;
●	our financial condition and operating results, including our levels of available capital resources and forecasted results;
●	developments in our business;
●	the progress of our research and development efforts;
●	equity market conditions affecting comparable public companies; and
●	general market conditions and the lack of marketability of our common stock.

Application of these approaches involves the use of estimates, judgment and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses and future cash flows, discount rates, market multiples, the selection of comparable companies and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between the assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock.

Following our initial public offering, a public trading market for our common stock has been established and it will no longer be necessary for our board of directors to estimate the fair value of our common stock in connection with our accounting for granted stock options and other such awards we may grant, as the fair value of our common stock will be determined based on the closing price of our common stock as reported on the date of grant.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Convertible Notes

In accordance with Accounting Standards Codification 825, Financial Instruments (“ASC 825”), the Company has elected the fair value option for recognition of its convertible notes. In accordance with ASC 825, the Company recognizes these convertible notes at fair value with changes in fair value recognized in the condensed statements of operations. The fair value option may be applied instrument by instrument, but it is irrevocable. As a result of applying the fair value option, direct costs and fees related to the convertible notes were recognized in general and administrative expense. Accrued interest for the notes has been included in the change in fair value of convertible notes in the condensed statements of operations.

Warrant Liability

We account for certain common stock warrants outstanding as a liability at fair value and adjust the instruments to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statements of operations. The fair value of the warrants issued by us have been estimated using the Monte Carlo simulation.

Simple Agreement for Future Equity

The Company accounts for a SAFE as a liability at fair value and adjusts the instrument to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until a triggering event, equity financing or a liquidity/dissolution occurs, and any change in fair value is recognized in the Company’s statements of operations. The fair value of the SAFE has been estimated using the Backsolve method which utilizes the Option Pricing Method.

Accrued Outsourcing Costs

Substantial portions of our preclinical studies and clinical trials are performed by third-party laboratories, medical centers, CROs and other vendors. These CROs generally bill monthly or quarterly for services performed, or bill based upon milestone achievement. For preclinical studies, we accrue expenses based upon estimated percentage of work completed and the contract milestones remaining. Clinical trial costs are a significant component of research and development expenses and include costs associated with third-party contractors. We outsource a substantial portion of our clinical trial activities, utilizing external entities such as CROs, independent clinical investigators, and other third-party service providers to assist us with the execution of its clinical studies. For each clinical trial that we conduct, certain clinical trial costs are expensed immediately, while others are expensed over time based on the number of patients in the trial, the attrition rate at which patients leave the trial, and/or the period over which clinical investigators or CROs are expected to provide services. Our estimates depend on the timeliness and accuracy of the data provided by the CROs regarding the status of each program and total program spending. We periodically evaluate the estimates to determine if adjustments are necessary or appropriate based on information it receives.

Research and Development

Research and development expenses consist primarily of salaries, benefits and other related costs, including stock-based compensation, for personnel serving our development functions, and other internal operating expenses, the cost of clinical studies, and the cost of our drug candidate for clinical study. In addition, research and development expenses include payments to third parties for the development of our product candidates and the estimated fair value for the issuance of equity for the license rights to products in development (prior to marketing approval). Our expenses related to clinical trials are primarily related to activities at CROs that design, gain approval for and conduct clinical trials on our behalf. Such amounts are then recognized as an expense as the related goods are delivered or the services are performed.

Recent accounting pronouncements

See Note 2 to our financial statements for a description of recent accounting pronouncements applicable to our financial statements.

Emerging Growth Company and Smaller Reporting Company Status

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act (“JOBS Act”), and we may remain an emerging growth company for up to five years following the completion of our initial public offering. For so long as we remain an emerging growth company, we are permitted and intend to rely on certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved and an exemption from compliance with the requirements regarding the communication of critical audit matters in the auditor’s report on financial statements. In particular, in this prospectus, we have provided only two years of audited financial statements and have not included all of the executive compensation-related information that would be required if we were not an emerging growth company. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will not be subject to the same new or revised accounting standards as public companies that are not emerging growth companies. As a result of this election, our financial statements may not be comparable to those of companies that are not emerging growth companies.

BUSINESS

Overview

We are a clinical stage biopharmaceutical company focusing on the development of APT for the treatment of disorders with intractable neurologic symptoms, ranging from neurodevelopmental disorders, including ASD, to ME/CFS, a debilitating physical and cognitive disorder believed to be viral in origin and now with rising incidence globally due to the long term effects of COVID-19. APTs have been shown to block the effects of excess production and extracellular receptor activity of ATP, which acts as both the main energy molecule in all living cells and a peripheral and central nervous system neurotransmitter via receptors that are found throughout the nervous system. Excess purinergic signaling can offset homeostasis and trigger immune responses that result in localized and systemic increases in inflammatory chemokines and cytokines, ultimately stimulating ATP production. APTs may also impact immunologic and inflammatory mechanisms that may be causing or exacerbating symptoms in these seemingly unrelated disorders, which may be caused in part by similar mechanisms of ATP overproduction.

One of our primary points of focus is currently the development and testing of our lead program, PAX- 101, an intravenous formulation of suramin, in the treatment of ASD and the advancement of the clinical understanding of using that agent against other disorders such as ME/CFS and LCS, a clinical diagnosis in individuals who have been previously infected with COVID-19. In February 2021, we announced positive topline data from our Phase 2 dose-ranging clinical trial evaluating PAX-101 (commonly known as intravenous suramin) for the treatment of the core symptoms of ASD, as described in more detail below. We also intend to submit data to support an NDA for PAX-101 under the FDA’s Tropical Disease Priority Voucher Program for the treatment of HAT, leveraging suramin’s historical use in treating HAT outside of the United States. We have exclusively licensed clinical data from certain academic or international government institutions to potentially accelerate PAX-101’s development plans in the United States through this regulatory program and seek approval in the United States for the treatment of East African HAT as early as 2024. We are also pursuing the development of next generation APT product development candidates for neurodevelopmental indications. These candidates include PAX-102, our proprietary intranasal formulation of suramin, as well as other new chemical entities that are more targeted and selective antagonists of particular purine receptor subtypes. We believe our lead drug candidate (suramin), if approved by the FDA, may be a significant advancement in the treatment of ASD and a potentially useful treatment for ME/CFS and LCS.

Autism Spectrum Disorder (ASD)

ASD refers to a group of complex neurodevelopmental disorders characterized by repetitive and characteristic patterns of behavior and difficulties with social communication and interaction. According to the National Institute of Neurological Disorders and Stroke, these symptoms are present from early childhood and affect daily functioning of individuals with ASD. The term “spectrum” refers to the wide range of symptoms, skills, and levels of functional disability that can occur in people with ASD. Some children and adults with ASD are able to perform activities of daily living with normal proficiency, while others require substantial support to successfully perform basic activities. The DSM-5 includes Asperger syndrome, childhood disintegrative disorder, and PDD-NOS as part of ASD rather than as separate disorders.

A diagnosis of ASD includes an assessment of intellectual disability and language impairment. ASD occurs in every racial and ethnic group, across all socioeconomic levels, and in both males and females, although boys are significantly more likely to develop ASD than girls. The latest analysis from the Centers for Disease Control and Prevention estimates that 1 in 44 eight-year-old children in the U.S. has ASD.

The core features of ASD include:

●	impairments in social communication;
●	impairments in language and related cognitive skills; and
●	behavioral and emotional challenges.

These core features are significantly influenced by the developmental level of language acquisition (e.g., pre-symbolic, emerging language, and conversational language) and the severity level of the disorder. In addition to these core features, sensory and feeding challenges may also be present. There are no therapies for the core symptoms of ASD approved by the FDA, and current treatments include dietary, pharmacologic and behavioral modifications aimed at managing the symptoms of the disorder.

ME/CFS and LCS

Myalgic Encephalomyelitis/Chronic Fatigue Syndrome (ME/CFS)

ME/CFS is a disabling, complex, chronic neuroimmune disease that limits the functioning, health, productivity and quality of life of patients. The Institute of Medicine report from 2015 estimated that between 836,000 and 2.5 million Americans suffer from ME/CFS and about 90% of people with the disorder have not been diagnosed (IOM, 2015). ME/CFS can last for years and sometimes leads to serious disability. It is characterized by core symptoms of post-exertional malaise, difficulty with concentration and attention, sleep disturbance, orthostatic hypotension and dizziness, and decreased functioning as well as many associated symptoms.

Diagnosis is a challenge as symptoms can vary significantly between individuals. ME/CFS is often seen as a diagnosis of exclusion, which also can lead to delays in diagnosis. There is no specific diagnostic test to establish the diagnosis; however, there are many commonly followed published criteria. Common symptoms in each set of criteria include severe fatigue and post-exertional malaise, unrefreshing and disrupted sleep, cognitive impairment (commonly called “brain fog,” consisting of difficulty with memory and concentration), muscle and joint pain and swelling, and autonomic dysfunction (typically dizziness when standing). The four main criteria for ME/CFS specify a minimum number of symptoms ranging from three through eight and a minimum duration of symptoms which is greater than six months.

The exact cause of the ME/CFS is presently unknown. There are several possible causes that have been described in the medical literature. ME/CFS could be an auto-immune disorder responding to an as yet unknown antigen. Symptoms often occur shortly after a viral infection and several viruses have been implicated (e.g., Epstein-Barr virus, Human Herpes Virus-6, and others). There may also be a virus initiating the disorder that is yet unidentified. The disorder may be caused by a virus that has damaged the CNS or immune system (e.g., virus has caused epigenetic changes in immune functioning, disrupted signaling, or led to different gene expression). Finally, ME/CFS patients may have a chronic low-grade infection, likely in their nervous system, that is resulting in continued inflammation. Mitochondrial dysfunction or increased neuroinflammation may play a role in the pathogenesis of ME/CFS. Suramin is a purinergic antagonist, that may restore normal mitochondrial function due to the overexpression of adenosine triphosphate (ATP) in the CNS and also plays a role in reducing neuroinflammation through P2X7 receptor antagonism.

Long COVID-19 Syndrome (LCS)

LCS is a disabling, heterogenous, and complex multi-system disorder characterized by core symptoms of fatigue, shortness of breath, difficulty with concentration and attention, sleep disturbance, orthostasis and dizziness, and decreased functioning as well as many associated symptoms such as joint and muscle pain, depression and anxiety.

A history of COVID-19 infection prior to symptom onset is required for diagnosis of LCS patients. Beyond that, the diagnosis of LCS is challenging, as there are no specific tests to establish the diagnosis. Although there are many different definitions being proposed in the medical literature, many researchers are defining LCS as a syndrome encompassing a protracted course of various physical and neuropsychiatric symptoms that persist for more than 12 weeks without an alternative explanation.

The precise incidence of LCS is not known and reported rates have varied based on the time interval studied after the acute infection. Given the more than 500 million people worldwide who have been infected with COVID-19, there may be millions of individuals who will be affected by persistent and debilitating symptoms of LCS. One study by researchers in Rome of 143 hospitalized COVID-19 patients who were followed for post-acute care (mean age 56.5 years and 37% women) found that, approximately 60 days after discharge, only 12.6% were COVID-19 symptom free, 32% had 1 or 2 symptoms of COVID-19 and 55% had 3 or more symptoms of COVID-19. The UK Office of National Statistics performed a study in over 20,000 patients who tested positive for COVID-19 since April 2020 and found that 13.7% still reported having COVID-19 symptoms after at least 12 weeks.

The etiology of the LCS is presently unknown; however, there are a number of hypotheses including persistent viral infection, profound inflammation and cytokine storm, post-viral infectious particles that lead to continued immune activation, a viral-induced immune system dysregulation, continued oxidative stress, and autoimmunity. Given that LCS is a multi-system disorder and has a variable presentation involving a high number of symptoms, it is unlikely that there is one single, clear explanation for the disorder. There is a growing consensus in the scientific and medical community that additional resources are needed to research the causes of LCS, its impact on individuals, and the best treatment approaches. Given the high number of reported symptoms involving multiple organ systems in affected individuals, it is likely that an inter-disciplinary diagnostic and treatment approach will be required.

Human African Trypanosomiasis (HAT)

HAT, a tropical disease commonly known as African sleeping sickness, is endemic to regions of sub- Saharan Africa. The disease is rare outside of Africa, where few cases have been reported, and is almost always related to travel to or migration from endemic regions. HAT is caused by infection with protozoan parasites of the species Trypanosoma brucei and is vector-borne (transmitted through the bite of the tsetse fly). HAT is a serious disease that is fatal if not adequately treated.

The clinical course of HAT has two stages. In “Stage 1,” the parasite is found in the peripheral circulation, but it has not yet infiltrated the CNS. After the parasite crosses the blood-brain barrier and infects the CNS, the disease enters “Stage 2.” The symptoms of Stage 1 include fever, headaches, pain in the joints and often irritation of the skin at the site of infection. The symptoms of Stage 2 include confusion and poor coordination, tremors, general motor weaknesses, irritability and aggressive behavior. If not treated during the early stages of the disease or treated inadequately, HAT infections can result in death. The subspecies of Trypanosoma brucei, T.b. gambiense or West African HAT, or T.b. rhodesiense or East African HAT, determines whether a trypanosomiasis infection is acute or chronic in nature.

West African HAT is the chronic form of the infection. It is endemic in 24 countries of west and central Africa and causes more than 97.6% of reported cases of sleeping sickness. It is characterized by a chronic progressive course of disease, leading to death if untreated, typically over a few years.

East African HAT is endemic in 13 countries of eastern and southern Africa and is believed to represent about 2.4% of cases, although there is evidence that this figure might be significantly underreported. It is classically described as an acute disease, progressing to Stage 2 within a few weeks and death within six months. The clinical presentation of East African HAT is similar to that of West African HAT but, in the former, the disease course is accelerated.

While epidemics of HAT (including both West African and East African forms) have occurred from time to time over the past century, the incidence of both forms of the disease has decreased, as many African nations have been able to effectively control the transmission of the disease in recent years. In 2019, there were fewer than 1,000 cases of HAT reported to the WHO. While the WHO has launched an effort to eliminate the West African HAT, experts caution that, although East African HAT may be controlled, it will likely never be eliminated, as it is endemic in wildlife typical in West and East Africa.

Treatment for HAT varies based on the form of the disease and the stage of the disease at diagnosis. For West African HAT, commonly used medications include pentamidine for Stage 1 treatment, and eflornithine for Stage 2 treatment, and a new drug, Fexinidazole Winthrop, developed by Sanofi, recently received a positive endorsement from the EMA for use in non-European markets for the treatment of both stages of West African HAT. For East African HAT, suramin is the standard of care for Stage 1 treatment, while Melarsoprol is commonly used to treat Stage 2 of the disease.

Suramin in HAT

Suramin has been in continuous use as the standard of care for the treatment of Stage 1 East African HAT for about 100 years. Suramin, however, has never been approved for use in any markets outside of Africa for any indication. There is currently one manufacturer of suramin, Bayer, which does not manufacture suramin on a regular basis and, when it does, generally only manufactures small quantities in response to outbreaks of HAT and donates those to the WHO for use by patients in Africa and globally.

Our Development Strategy

Our clinical development plan seeks to obtain initial U.S. approval of PAX-101 for the treatment of East African HAT, which is caused by the parasite Trypanosome brucei rhodesiense, and, using the FDA’s 505(b)(2) regulatory pathway, leverage such approval, if achieved, to facilitate an accelerated development program for PAX-101 for certain neurologic indications including ASD, ME/CFS and LCS. Based on our pre- IND meeting with the FDA in March 2021 and, in part, on an analysis of the data that we have exclusively licensed from the Ministry of Health, Republic of Malawi and Lwala Hospital (Soroti, Uganda) relative to East African HAT patients treated with suramin, we believe we have created a strong development strategy that we plan to employ in seeking the approval of PAX-101 for the treatment of East African HAT. Based on our prior interactions with the FDA, including our pre-IND meeting with the FDA, we further believe that an approval in East African HAT, if any, could confer upon us the potential receipt of a PRV by the FDA, which we could potentially monetize to fund our future clinical programs. We expect further clinical studies of

PAX-101 for the treatment of ASD, ME/CFS and LCS will be required and similar clinical development is needed for PAX- 102 to reach the commercial stage. In November 2020, the FDA granted orphan drug designation to PAX-101 for the treatment of East African HAT. However, there can be no assurance that we will receive FDA approval for PAX-101 for the treatment of East African HAT and, even if PAX-101 is approved by the FDA, there can be no assurance that we will receive a PRV. For more information on the PRV process and how we may benefit from it, see the section of this prospectus captioned, “Business—The Priority Review Voucher Program.”

Our Market

Market for ASD

According to the CDC, ASD affects between 1% and 2% of the world’s population, including more than 3.5 million people in the United States. Prevalence of autism in eight-year-old U.S. children increased by approximately 243% from 2000 (1 in 150) to 2018 (1 in 44). Autism is the fastest-growing developmental disability, and the annual cost of autism services to U.S. citizens was an estimated $236 to $262 billion in 2016.

No pharmacological therapies exist for the treatment of the core symptoms of ASD, such as lethargy/ social withdrawal, stereotypy, or repetitive or ritualistic behaviors, and inappropriate speech. Pharmacological therapies that have been approved to date, such as aripiprazole and risperidone, only treat the non-core symptom of irritability associated with ASD. There are also a number of new therapies for ASD in development by small and large companies with variable levels of clinical data, although none has proven efficacy and safety in large, randomized and controlled trials.

The global ASD therapeutics market size was valued at $3.3 billion in 2018, and is expected to reach $4.6 billion by 2026, according to a research report by Fortune Business Insights. We believe a drug that can demonstrate strong safety and efficacy in the treatment of the core symptoms of ASD would generate strong market demand because there are no comprehensive treatment options available to address these important aspects of this condition.

Market for ME/CFS and LCS

It has been estimated by the UK Office of Health Statistics that 13.7% of those who have been confirmed as having been infected with COVID-19 suffer from continuing neurologic symptoms that persist for more than 12 weeks after the viral infection has passed. Some of these LCS symptoms, including fatigue, “brain fog,” pain, sleep disturbances, headaches, anxiety and depression, can become debilitating and recent headlines in the United States and Europe indicate that the population suffering from LCS presents a potential public health crisis that will extend beyond the current COVID-19 pandemic.

Prior to the COVID-19 pandemic, little attention had been paid to a potentially related post-acute infection disorder known as ME/CFS which, in light of the recent observation and identification of LCS, has received renewed interest in the medical and patient advocacy community. Like LCS, ME/CFS sufferers have nearly identical physical symptoms which in extreme cases have been documented to last for years, resulting in affected individuals becoming house-, if not bed-bound. Suicidality is also a common concern of clinicians who care for these patients. The cause of ME/CFS is unknown but research points to the possibility that many cases of ME/CFS resulted from a prior viral infection, which may or may not have had overt physical symptoms at the time, and an immune response to this infection that continues to induce an inflammatory response, despite the lack of any virus or similar infectious invader. Although some ME/CFS sufferers can and do tolerate some ME/CFS symptoms, many seek help through various unproven diets, supplements and prescription drugs. In some cases, complex spinal fusion therapy has been shown to be beneficial for ME/CFS patients whose symptoms may be related to recovery from physical trauma.

There is significant opportunity within the global ME/CFS market. ME/CFS can cause significant impairment and disabilities that have negative economic consequences at both the individual and the societal level. At least one-quarter of ME/CFS patients are house- or bed-bound at some point in their lives. The direct and indirect economic costs of ME/CFS to society have been estimated at $17 to $24 billion annually, $9.1 billion of which has been attributed to lost household and labor force productivity.

The size of the market for LCS is not known. In January 2021, the WHO revised its guidelines for COVID-19 treatment to include a recommendation that all patients should have access to follow-up care in case of LCS. As noted above, the UK Office of National Statistics performed a study in over 20,000 patients who tested positive for COVID-19 since April 2020 and found that

13.7% still reported having COVID-19 symptoms after at least 12 weeks. On February 23, 2021, the US National Institutes of Health announced that it would spend $1.15 billion over four years on research on LCS.

Market for East African HAT

The market for using PAX- 101 to treat East African HAT is expected to be largely restricted to Sub- Saharan Africa where suramin is already in use for Stage 1 East African HAT. Further, we may donate product for use in this indication to the WHO, either as a replacement for current limited supplies or as a supplementary source of suramin, if the WHO requests us to do so. If we obtain a U.S. approval for PAX-101 to be used in the treatment of East African HAT, we could potentially qualify to earn a tropical disease PRV from the FDA, which we would intend to monetize to raise funds to support the later-stage development and commercialization of PAX-101 and PAX-102 in the treatment of ASD, ME/CFS and LCS. The estimated total cost to gain FDA approval, if any, for the HAT indication and qualify for the PRV is estimated to be between $8.0 to $10.0 million, with some portion of these expenses shared across our pipeline indications and formulations programs that would extend beyond the initial HAT approval, if any. There can be no assurance that we will receive a PRV, and even if we do obtain a PRV, there can be no assurance that we will receive sufficient funds from its sale to fund the clinical and commercial development of our drug candidates. If we are unable to obtain a PRV, or if the amount we obtain from its sale is insufficient to fund our operations, we may be required to fund the later stage development and commercialization of PAX- 101 and PAX-102 in the treatment of ASD, ME/CFS and LCS through sales of our equity or debt securities, strategic collaborations with third parties or other similar transactions.

Mitochondrial Dysfunction and Implications for the Use of Suramin for Management of ASD, ME/CFS and LCS

Mitochondria are the seat of several important cellular functions, including essential pathways of oxidative energy metabolism (production of ATP), intermediate metabolism, amino acid biosynthesis, fatty acid oxidation, steroid metabolism, and apoptosis. Neurons are highly dependent on oxidative energy metabolism for multiple processes, including neurodevelopment. Impairment of mitochondrial energy metabolism has been identified as the key pathogenic factor in a number of neurodegenerative disorders, and specifically in ASD, which is often associated with clinical, biochemical, or neuropathological evidence of altered mitochondrial function. Mitochondrial function may play a critical role not just in causing the disease, but also in determining to what extent different prenatal triggers will derange neurodevelopment and yield abnormal postnatal behavior. A substantial percentage of ASD patients display peripheral markers of mitochondrial energy metabolism dysfunction.

Mitochondrial dysfunction, as a leading cause of neurodevelopmental disorders such as ASD and a cause of certain symptoms in post-infection disorders such as ME/CFS and LCS, has recently been advanced in peer-reviewed scientific publications by many academic laboratories. Researchers at the University of California, San Diego have described what they call the Cell Danger Response Hypothesis as a series of naturally occurring cellular response mechanisms, hypothesized to cause sustained changes in cellular mitochondria. These changes are thought to result in excess purinergic signaling and over production of ATP, which is both the main energy molecule in all living cells and a peripheral and central nervous system neurotransmitter. In healthy individuals, a complex system of inter- and intra-cellular signaling pathways govern organ function, and these systems maintain homeostasis using critical molecules like ATP. Chronic disruption of these chemical pathways resulting uninhibited production of ATP and related biochemical reactions may arise due to several genetic and environmental factors that are believed to be responsible for significant cognitive deficits and behavioral changes observed in ASD, ME/CFS, LCS and other related disorders.

This interest in mitochondrial dysfunction and its potential impact on neurodevelopmental disorders has motivated some early work on the use of suramin as an APT and a potential therapeutic option in the treatment of ASD. In several of our preclinical models of ASD, we have studied the effects of suramin, as a systemic treatment as well as in our proprietary intranasal formulation (PAX-102), and have evaluated its effects on anxiety-like behavior, restoration of exploratory activity, learning of spatial parameters, and increased social activity. Furthermore, in a double blind, placebo controlled phase 1/2 clinical trial involving 10 boys with ASD, conducted previously by a third party, a single dose of suramin was studied for its effects on language and social interaction.

In addition, in other conditions where metabolic stressors are known to be implicated (such as in ME/ CFS, LCS and post-traumatic stress disorder), mitochondrial dysfunction may play a role and could benefit from APTs such as suramin. We may evaluate such conditions for the potential expansion of our APT pipeline into new indications with a known element of metabolic disruption.

Development Pipeline

The following table summarizes our current product candidate and indication pipeline.

PAX-101 (intravenous suramin)

Our lead product candidate under development is PAX-101, an intravenous formulation of suramin, which we are developing for multiple indications, including East African HAT, ASD, ME/CFS, and LCS.

The most advanced indication for which we are developing PAX-101 is for treatment of “Stage 1” Trypanosoma brucei rhodesiense (East African) HAT, the stage of the clinical course of HAT in which the parasite is found in the peripheral circulation, but it has not yet infiltrated the CNS. We maintain exclusively licensed worldwide rights to patient-level data on the use of suramin in the treatment of Stage 1 East African HAT, which we intend to leverage for demonstration of the safety and efficacy of PAX-101. We have met with the FDA in two formal meetings regarding the execution and development of PAX-101 for this indication. Pursuant to those conversations, and to satisfy the FDA’s requirement of demonstrating substantial effectiveness, rather than conducting new prospective clinical trials, we intend to complete an analysis and presentation of retrospective data from East African HAT patients previously treated with suramin from 2000 to 2020, for which we have the exclusive license. In addition to these retrospective data, we will also conduct preclinical and clinical safety studies to support submission of an NDA for PAX-101’s East African HAT indication. We expect that such work will be completed over the next 16 months, with the intention of filing an NDA in 2024. Additionally, we are developing a proprietary supply chain of drug substance and drug product which will form the bases of our NDA filing. In November 2020, the FDA granted orphan drug designation to PAX-101 for the treatment of East African HAT. It is expected that PAX- 101, if approved by the FDA for the East African HAT indication, will qualify for new chemical entity exclusivity (providing sole marketing rights in the United States to the Company with respect to any product that contains suramin for up to seven years), in addition to orphan drug exclusivity, and potentially a tropical disease PRV. However, even if PAX-101 is approved by the FDA for the East African HAT indication, there can be no assurance that we will receive a tropical disease PRV.

Phase 2 Clinical Trial

Our lead neurologic indication for PAX-101 is for use in treating core symptoms of ASD. In 2021, we conducted the Phase 2 Trial at six sites in South Africa with respect to this indication. The trial was a randomized, double-blind, placebo-controlled design, where we studied two doses of drug versus placebo over a 14-week treatment period. Dosing was at baseline and at the end of weeks 4 and 8. The study population included a patient population with diverse ethnicity and a mean age of approximately 8.4 years. Forty-four of the fifty-two enrolled subjects completed the study, with five withdrawals due to COVID-19 lockdowns, one for an adverse event and three for other reasons. The study evaluated a number of different clinically validated endpoints used in the assessment of the core symptoms of ASD. The primary endpoint of the study was the change between baseline and Week 14 in the ABC composite score of ABC Core symptoms including ABC-II (lethargy/social withdrawal), ABC-III (stereotypy) and ABC-V (inappropriate speech).

PAX-101 10 mg/kg demonstrated greater improvement through the 14-week treatment period compared to placebo in several assessment measures, including the ABC Core and CGI-I. At Week 14, there was a mean improvement from baseline of 12.3 points in the ABC Core in subjects on 10 mg/kg vs. 8.4 points in subjects on placebo (p=0.37). The study was not fully powered for efficacy. However, at Week 14, the subjects treated with 10 mg/kg of PAX-101 demonstrated a mean improvement from baseline in the CGI-I overall symptom severity score of 2.8 points versus 1.7 points on placebo. This change in CGI-I was statistically significant (p=0.016). An improvement in the CGI-I overall symptom severity score of 2 points or more is generally considered to be a clinically relevant change. Certain key subpopulations demonstrated even further improvements on these and other assessments. This trial was designed as a robust dose-ranging study to confirm and expand upon the initial data from a prior-published single dose, single site, pilot study, but was not designed to demonstrate statistical significance across all efficacy endpoints.

We were selected to present the results of the Phase2 Trial at the American Academy of Child and Adolescent Psychiatry conference Research Pipeline Presentation on October 27, 2021, and we have submitted a manuscript with 11 co-authors for publication in a peer-reviewed scientific journal. The full analysis will include data from primary, secondary, and exploratory endpoints evaluated in the trial, safety and laboratory data, and an analysis of the pharmacokinetic data. In July 2021, we completed a pre- IND meeting with the FDA to review the results of this trial where we agreed to obtain additional information about the pharmacokinetic profile of PAX-101 in children in different age groups. We intend to meet with the EMA and refine the program’s development plan for global registration based on additional work required in 2023. We plan to start a pharmacokinetic study in South Africa to develop additional data in younger female subjects for the ASD indication and to submit an IND to the FDA in 2024 following completion of pre-clinical and other required toxicologic studies.

We are also exploring development of PAX-101 in the treatment of LCS. We have discussed these indication and development plans with our outside scientific advisors and have designed a dose-ranging proof of concept trial design. We received approval from the South African Health Products Regulatory Authority and the South African National Health Research Ethics Council for our clinical trial application for a Phase 1B, prospective, randomized, placebo-controlled, double-blind, multiple-dose study.

Phase 3 Clinical Trial

In November 2022, we initiated the Phase 3 trial, HAT-301, which is a pivotal, retrospective, controlled analysis of suramin for the treatment of Stage 1 East African HAT. The study is underway at multiple primary HAT treatment sites in Uganda and Malawi. The Phase 3 trial is using exclusively licensed, retrospective clinical data that will be reviewed and compared with a natural history controlled dataset comprised of exclusively licensed source data. The primary objective of the study is to demonstrate that the standard of care treatment using suramin, as currently practiced in Uganda and Malawi, leads to better clinical outcomes in patients with Stage

1 East African HAT than observed in an untreated natural history cohort, that had documented illness prior to availability of suramin. Top-line data is expected in the first half of 2023.

Clinical Trial of Suramin for Management of ASD

In 2017, the Suramin Autism Treatment (“SAT-1”) trial, a double-blind, placebo-controlled, translational pilot study to examine the safety and activity of low-dose suramin in children with ASD, was completed by Naviaux et al. (2017) at the University of California, San Diego. The study included 10 boys aged 4-17 who lived in the San Diego, California area. None of the boys were less than the 5th percentile in weight for their age, on prescription medications, or had laboratory evidence of liver, kidney, heart, or adrenal abnormalities. Additionally, boys who lived more than 90 minutes from the testing site were excluded from the study to prevent bias due to aberrant behavior resulting from extended travel to and from the University. Boys who had ASD due to a DNA mutation or a chromosomal copy number variation were also excluded from the study. The boys’ parents were instructed to maintain the boys’ current therapies (e.g. supplements, speech, and behavioral therapies) throughout the course of the study.

The trial consisted of a treatment arm of five boys and a placebo arm of five boys. All 10 boys received a 50 mg test dose of suramin in 5 mL of saline or 5 mL of saline only, followed by a 10 mL saline flush. One hour later, boys in the treatment arm received 20 mg/kg of suramin, less the 50 mg test dose, in 50mL of saline, up to a maximum of 1 g, and boys in the placebo arm received 50 mL of saline, each administered intravenously. A 10 mL saline flush followed the second dose’s administration as well.

In the SAT-1 study, the mean age was 9.1 years (range: 5-14 years), the mean nonverbal Leiter IQ was 80 (range: 66-92), and the mean ADOS-2 comparison score was 9.0 (range: 7-10).

No serious toxicities (common terminology criteria for adverse events grades three through five) were encountered. Peripheral neuropathy was not noted in the subject patients. Free cortisol, hemoglobin, white blood cell count, platelets, liver transaminases, creatinine, and urine protein levels were not statistically significantly different among the boys in the treatment arm and those in the placebo arm.

All five boys who received suramin experienced a self-limited, evanescent, asymptomatic, fine macular, patchy, morbilliform rash over 1%-20% of their body that peaked one day after infusion and disappeared without intervention between days two and four after infusion. No serious adverse events were encountered. On review by an independent data and safety monitoring board, no safety concerns were noted.

		Difference						Difference
Instruments Factor or	Treatment	from baseline						from baseline
behavior	(days)	(mean ± SD)	95% CI	d(1)	N	P(2)	P(3)	(mean ± SD)	95% CI	d(1)	N	P(2)	p(3)
Primary outcomes ADOS-2 Comparison	45	-1.6 ± 0.55	-2.3 to -0.9	2.9	5	0.0028	0.038	-0.4 ± 0.55	-1.1 to + 0.28	0.7	5	0.18	0.16
Raw	45	-4.6 ± 1.9	-7.0. to -2.2	2.4	5	0.0062	0.039	-0.4 ± 1.8	-2.7 to +1.9	0.22	5	0.65	0.58
Social	45	-3.2 ± 1.9	-5.6 to -0.8	2.4	5	0.020	0.043	0.0 ± 1.7	-2.2 to +2.2	0	5	0.99	0.71
Rest/Rep	45	-1.4 ± 0.89	-2.5 to -0.29	1.6	5	0.025	0.059	-0.4 ± 2.1	-3.0 to +2.2	0.19	5	0.69	0.58
EOWPVT Vocabulary	45	-4.2 ± -8.3	-14.50 to +6.1	-0.51	5	0.32	0.50	+2.0 ± 4.6	-3.8 to +7.8	0.43	5	0.39	0.50
Secondary Outcomes ABC Stereotypy	7	36 ± 2.1	-6.2 to -1.0	1.7	5	0.018	0.043	+0.4 ± 1.9	-2.0 to +2.5	-0.21	5	0.67	0.68
Stereotypy	45	-4.0 ± 2.3	-6.9 to -1.1	1.7	5	0.019	0.042	+1.0 ± 4.3	4.3 to +6.3	-0.23	5	0.63	0.69
ATEC Total	7	-10 ± 7.7	-20 to -0.46	1.3	5	0.044	0.043	+7.2 ± 14	-10 to +25	-0.51	5	0.32	0.35
Language	7	-2.2 ± 1.5	-4.0 to -0.36	1.4	5	0.021	0.059	0.0 ± 4.1	-5.0 to +5.0	0	5	0.99	0.89
Sociability	7	-3.6 ± 2.6	-6.8 to -0.36	1.4	5	0.025	0.063	-0.8 ± 2.8	4.3 to +2.6	0.29	5	0.55	0.58
Language	45	-2.0 ± 1.4	-2.7 to -0.49	1.4	5	0.034	0.059	-0.2 ± 2.9	-3.8 to +3.4	0.07	5	0.88	0.79
CGI Overall ASD	45	-1.8 ± 1.04	-3.4 to -0.15	1.7	5	0.05	n/a	0.0 ± 0.34	-0.55 to +0.55	0	5	0.99	n/a
E. Language	45	-2.0 ± 1.04	-3.6 to -0.35	1.9	5	0.01	n/a	0.0 ± 0.34	-0.55 to +0.55	0	5	0.99	n/a
Social Inter.	45	-2.0 ± 1.04	-3.6 to -0.35	1.9	5	0.01	n/a	0.0 ± 0.34	-0.55 to +0.55	0	5	0.99	n/a
RBQ Total	45	-3.2 ± 5.8	-10.4 to +4.0	0.55	5	0.28	0.22	-0.8 ± 3.3	-4.9 to 3.3	0.24	5	0.62	0.47

ADOS-2, autism diagnostic observation schedule, 2nd edition; EOWPVT, Expressive One-Word Picture Vocabulary Test; ABC, aberrant behavior checklist; ATEC, autism treatment evaluation checklist; CGI, clinical global impression survey; RBQ, repetitive behavior questionnaire; Restr/Rep, restricted or repetitive behaviors; Overall ASD Sx, overall ASD symptoms; E. Language, expressive language; Social Inter., social interaction. Analysis. ADOS, EOWPVT, ABC, ATEC, and RBQ scores were analyzed by paired analysis before and after treatment using each subject as their own control. CGI was analyzed by two-way ANOVA (symptom x time before and after treatment) with post hoc correction. Nonparametric P values were not calculated (n/a). Interpretation. ADOS,

ABC, ATEC, CGI, and RBQ are severity score; negative differences from baseline reflect decreased severity, that is, improvement. EOWPVT is a performance score; negative differences reflect a decrease.

(1)	A positive Cohen’s d reflects improvement, and a negative d reflects a decrease by convention. Cohen’s d is likely an overestimate of the actual treatment effect based on the large mean differences and small standard deviations found before and after treatment in this small study.
(2)	p value from parametric paired t-test analysis.
(3)	p value from nonparametric paired Wilcoxon signed-rank sum analysis.

Parents reported that, after suramin treatment, the rate of language, social, behavioral, and developmental improvements increased over three weeks, then gradually decreased toward baseline over the next three weeks. ADOS-2 comparison scores at six weeks improved by an average of -1.6 +/- 0.55 points (mean +/- SD;n= 5; 95% CI= -2.3 to -0.9; Cohen’s d = 2.9; P = 0.0028) (note: lower score associated with less concern). The mean ADOS comparison score in the suramin-treated group was 8.6 +/- 0.4 at baseline and 7.0 +/- 0.3 at six weeks. An improvement in ABC, Autism Treatment Evaluation Checklist, and Clinical Global Impression of Improvement scores was also noted among boys who received suramin.

PAX-102 (intranasal suramin)

PAX-102, a proprietary intranasal formulation of suramin, is also being developed for neurologic indications. The rationale for this program is the potential to better target the suramin molecule to the CNS, which may potentially allow us to deliver similar potency to that achieved using PAX-101 and reduce the dose needed and improve the tolerability profile of the drug, ultimately offering patients a more convenient delivery system versus intravenous infusion. We have developed a proprietary intranasal formulation, and based on our in vitro nasal membrane permeation studies using the cultured EpiAirway (Mattek) membrane model, as well as more targeted CNS delivery in vivo, we believe our intranasal formulation has the potential to demonstrate rapid and efficient uptake across the nasal membrane. We expect to move forward towards an IND on PAX-102 pending further funding or partnerships.

Suramin is not orally bioavailable and has historically been administered intravenously and at very high doses separated by a few days between infusions. Suramin intravenously administered in high doses for treatment and eradication of the parasite that causes East African HAT can cause significant side effects, including rash, nausea, vomiting, diarrhea, abdominal pain, and a feeling of general discomfort. Other side effects include skin sensations such as crawling or tingling sensations, tenderness of the palms and soles, numbness of the extremities, watery eyes, and photophobia. In addition, when administered in high doses or as a continuous infusion, suramin has been shown to cause nephrotoxicity and peripheral neuropathy. Regarding pharmacokinetics, suramin is approximately 99-98% protein bound in the serum and has a half- life of 41-78 days, with an average of 50 days. Also, it is not extensively metabolized and is eliminated by the kidneys.

Despite strong early results from early animal and human studies, we believe more research is needed to provide safe and effective delivery of APTs, such as suramin, for treating neurologic conditions. We believe it may be necessary to deliver appropriate levels of the drug in brain tissue while also minimizing blood and other tissue levels. While it is difficult to deliver drugs across the BBB, which is a natural protective mechanism of most mammals, including humans, such delivery is even more challenging for higher molecular weight compounds, such as suramin. A possible route to maximize delivery across the BBB is to use intranasal delivery to provide higher levels of a drug to the upper nasal mucosa to allow for nose-to-brain transport along the olfactory and trigeminal nerves. We believe our proprietary intranasal formulations and methods of delivering suramin to mammals have been shown, in in-vivo preclinical studies, to deliver suramin to the brain in ways that may reduce systemic exposure, and our development plan calls for clinical trials to test this potential for reduced systemic exposure in humans.

The PAX-101 and PAX-102 development programs in neurologic disorders may be filed with the FDA as a supplement to the initial 505(b)(2) NDA, assuming PAX-101 is approved for the treatment of East African HAT. As discussed in more detail below, a 505(b)(2) NDA is a special type of NDA that enables the applicant to rely, in part, on the FDA’s findings of safety and efficacy of an existing or previously approved product, or published literature, in support of its application. 505(b)(2) NDAs often provide an alternate path to FDA approval for new or improved formulations or new uses of previously approved products. Using a 505(b)(2) NDA, we expect to reduce the cost, time and risk that would otherwise be associated with bringing these programs to market. See “The 505(b)(2) NDA Regulatory Pathway” below for more information.

Early Program in Selective APTs

In addition to the PAX-101 and PAX-102 development programs, we have begun an early discovery program targeting the development of highly selective APTs. We have identified multiple compounds that are selective for certain purinergic receptor subtypes and have engaged in preclinical work with these compounds in an animal model of ASD. We expect to complete additional preclinical work and open an IND with respect to one or more of these compounds in 2023 or 2024. In the future, we intend to pursue opportunities to develop products, either alone or in partnership with other pharmaceutical companies, related to these APTs.

Manufacturing Activities

The synthesis of PAX-101 is a complex multi-step process and involves a global supply chain. We do not own or operate manufacturing facilities for the production of PAX-101, nor do we have plans to develop our own manufacturing facility for clinical or commercial manufacture of PAX-101 in the foreseeable future. We depend on third-party Contract Manufacturers (“CMOs”) and Contract Laboratories (“CLOs”) to manufacture and test all our critical intermediates, as well as our active pharmaceutical ingredients. We will utilize clinical service organizations to package, label and distribute clinical trial quantities of PAX-101. In 2019 and 2020, we entered into multiple agreements with CMOs for the development and cGMP- compliant production of suramin for use in our clinical trials and to support the future commercial supply chain of PAX-101. Pursuant to these agreements, we have paid upfront fees to our CMOs and will be required to make additional payments upon various milestones throughout the project.

There is no readily available source of suramin for use in clinical trials in the United States. There is currently one manufacturer of suramin, Bayer, which does not manufacture suramin on a regular basis and, when it does, generally only manufactures small quantities in response to outbreaks of HAT. We have engaged two independent contract development manufacturing organizations to develop, validate and scale our supply chain for suramin and the shelf stable drug product that is ultimately distributed to pharmacies. We have completed the necessary steps to begin producing suramin in early 2022 and began the final development phase in April 2022, including the production and final release testing process, that will produce suramin for both clinical and registrational purposes. We have produced suramin API and delivered initial batches for animal testing and we anticipate delivering suramin API for final drug product development in the fourth quarter of 2022. Development, validation and scaling of the final drug product manufacturing and release process is expected to be initiated in the second quarter of 2023 and drug product is expected to be placed in stability testing immediately following Quality Control release. We estimate expenses required to complete these activities to be between $1.8 million and $2.0 million. We continue to explore alternative manufacturing sources in an effort to ensure that we will have an uninterrupted supply chain and maintain sufficient manufacturing capacity in order to meet potential demand for any of our product candidates. We plan to work with our CMOs to establish and safeguard our supply chain for any products we successfully develop. We cannot guarantee, however, that our efforts to develop and maintain such an uninterrupted supply chain will be successful.

To comply with FDA requirements for approval of our pharmaceutical products, we will audit all of our CMOs and CLOs to ensure they are compliant with cGMP, including with respect to their document control procedures, manufacturing facilities, environment, and equipment, quality control procedures, quality assurance procedures, and personnel management policies (together, “Quality Systems”). These Quality Systems must be qualified and approved by the FDA prior to approval and release of product on an ongoing basis.

Sales and Marketing

We currently have no marketing, sales or distribution capabilities. In order to market and sell products that are approved for commercial sale, we must either develop our own sales, marketing and distribution infrastructure or collaborate with third parties that have such commercial infrastructure and relevant marketing and sales experience. We will consider the merits of developing our own sales, marketing and distribution infrastructure for the U.S. market. If we elect to develop our own sales and marketing organization, we do not intend to begin to hire sales and marketing personnel unless and until any of our product candidates are in Phase 3 clinical trials or closer to NDA submission, and we do not intend to establish our own sales organization in the United States unless and until shortly prior to FDA approval of PAX-101 or any of our other product candidates for neurologic indications. We do not intend to establish a sales organization for selling PAX-101 as a treatment for East African HAT in any market. Therefore, at the time of our anticipated commercial launch of PAX-101, assuming regulatory approval of the drug by the FDA for neurologic indications, any sales and marketing team, if we decide to have one, will have worked together for only a limited period of time.

Competition

The pharmaceutical industry is characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. We face competition from many different sources, including commercial pharmaceutical and biotechnology enterprises, academic institutions, government agencies and private and public research institutions. Many of these competitors have far greater human and financial resources and may have product candidates in more advanced stages of development. Furthermore, these competitors’ products will likely reach the market before our product candidates. Competitors may also develop products that are more effective or safe, less expensive or that have better tolerability or provide for more convenient administration. Although we believe that our intellectual property, experience and knowledge in our areas of focus provide us with competitive advantages, these potential competitors could reduce our commercial opportunities.

Competition for PAX-101 in ASD

There is currently no known cure for ASD, and no FDA approved medication to treat the core symptoms of ASD. We are aware, however, of several companies that are working to develop drugs that might compete against our product candidates. Our current and potential competitors in ASD include CureMark LLC, which is in Phase 3 studies for CM-AT for ASD, Yamo Pharmaceuticals, which is in Phase 2 studies for LI-79 for ASD, GW Pharmaceuticals, which is in Phase 2 studies for Cannabidivarin for ASD, Zynerba Pharmaceuticals, which is in Phase 2 studies for CBD gel for ASD, QBioMed, which is developing a preclinical asset called QBM-001 for rare pediatric nonverbal ASD, Kuzani Therapeutics, Inc., which has announced that it is in clinical development for the treatment of the core symptoms of ASD in children, and Axial Therapeutics, which is in Phase 2 studies for AB-2004 for irritability in ASD. There are two treatments that have been approved by FDA to treat the non-core symptom of irritability in ASD: Risperdal® (risperidone) and Abilify® (aripiprazole). Both risperidone and aripiprazole are generic medications. For more information relating to competition risks, please see the risk factor with the heading “We face competition from other biotechnology and pharmaceutical companies and our operating results will suffer if we fail to compete effectively.”

Competition for PAX-101 in East African HAT

We are not aware of any active development plans by any other companies to slow the progression of, or cure, East African HAT.

Competition for PAX-101 in ME/CFS and LCS

For treatment of ME/CFS, AIM ImmunoTech has an approval for rintatolimod in Argentina, and is in development for the drug in the US. For LCS, Tonix Pharmaceuticals is in Phase 2 studies for TNX-102 SL.

Research and Development

We spent approximately $1.55 million and $2.2 million during the nine months ended September 30, 2022 and the fiscal year ended December 31, 2021, respectively, on research and development activities, which activities have been undertaken by our CROs and other third-party vendors. These expenses include cash and non-cash expenses related to the development of our clinical and pre-clinical programs. From time to time, as needed, we will employ consultants to support our various business and research and development activities.

Intellectual Property

Our commercial success depends in part on our ability to obtain and maintain proprietary protection for product candidates and any of our future product candidates, novel discoveries, product development technologies and know-how; to operate without infringing on the proprietary rights of others; and to prevent others from infringing our proprietary rights. Our policy is to seek to protect our proprietary position by, among other methods, filing on or in-licensing U.S. and foreign patents and patent applications related to our proprietary technology, inventions and improvements that are important to the development and implementation of our business. We also rely on trademarks, trade secrets, know-how, continuing technological innovation, regulatory and marketing exclusivity such as orphan drug exclusivity, and potential in-licensing opportunities to develop and maintain our proprietary position.

As of the date of this prospectus, we own rights to at least four families of patent applications (discussed further in the following three paragraphs). Our patent applications related to our product development candidates currently in development are projected to expire no earlier than 2039, not including any patent term adjustments, patent term extensions, supplementary protection certificates, or other term extensions that might be available in a particular jurisdiction. We also plan to file further patent applications covering our technology and products. Additionally, we own the exclusive rights to patient data in certain East African hospitals that is necessary for our HAT NDA filing.

On May 2, 2020 we filed PCT international patent Application No. PCT/US2020/031217 entitled Compositions and Methods for Treating Central Nervous System Disorders. This application claims priority to US Provisional Patent Application Serial No. 62/858,621, filed on June 7, 2019. The PCT application published as WO 2020/247127 on December 10, 2020. The PCT patent application relates to compositions and methods for treating cognitive, social, or behavioral disabilities, and neurodevelopmental disorders. These disabilities and disorders include, ASD and other central nervous system disorders such as fragile X syndrome (FXS), fragile X-associated tremor/ataxia syndrome (FXTAS), chronic fatigue syndrome (CFS), and post-traumatic stress syndrome (PTSD). The patent application also includes further embodiments of ASD selected from autistic disorder, childhood disintegrative disorder, PDD-NOS, and Asperger syndrome. This patent application also relates to compositions for delivering a therapeutically effective amount of an APT, for example suramin, and pharmaceutically acceptable salts, esters, solvates, and prodrugs of these agents. In some embodiments, the APT is delivered by intranasal administration. All designated states (all PCT treaty member countries) were selected upon filing of the PCT patent application. National stage applications have been filed in the United States, Canada, Israel, and Japan. We also intend to file national stage applications in Australia and China, and a regional stage application with the European Patent Office prior to the final deadlines for doing so.

On October 20, 2021 we filed two PCT international patent applications. The first of these two PCT patent applications is PCT international patent Application No. PCT/US2021/55908 which is entitled Intranasal Administration of Suramin for Treating Nervous System Disorders. This application claims priority to US Provisional Patent Application Serial No. 63/104,350, filed on October 22, 2020. This PCT patent application relates to methods and compositions for the intranasal administration of suramin for treating cognitive, social, or behavioral disabilities, and neurodevelopmental disorders. The second of these two PCT patent applications is PCT international patent Application No. PCT/US2021/55911 which is entitled Administration of Antipurinergic Compositions for Treating Nervous System Disorders. This application claims priority to US Provisional Patent Application Serial No. 63/104,357, filed on October 22, 2020. This PCT patent application relates to methods and compositions for the administration of antipurinergic compositions for treating cognitive, social, or behavioral disabilities, and neurodevelopmental disorders. These two PCT patent applications have not yet published, because PCT patent applications generally publish 18 months from the earliest priority date, which in this instance would be after April 22, 2022. All designated states (all PCT treaty member countries) were selected upon filing of these two PCT patent applications. Various national phase patent applications have not yet been filed, because the 30- month national stage filing deadline for doing so is not until April 22, 2023. As part of our intellectual property strategy, we intend to file U.S. nonprovisional and foreign national and regional stage applications of these two PCT applications in due course.

On August 23, 2021, we filed a US provisional patent application relating to methods for treating nervous systems disorders with antipurinergic agents. The application relates to further aspects of our work for the administration of the antipurinergic agents based on pharmaco-kinetic/pharmaco-dynamic parameters and other learnings from our pre-clinical and clinical work. US provisional patent applications do not publish, but expire one year from the filing date, by which any US nonprovisional, PCT international, and/or foreign patent applications claiming priority to the provisional patent application would have to be filed. As part of our intellectual property strategy, we intend to file a PCT international application and U.S. nonprovisional, and foreign national and regional stage applications in due course.

While we seek broad coverage under our existing patent applications, there is always a risk that an alteration to our products or processes may provide sufficient basis for a competitor to avoid infringing our patent claims. In addition, patents, if granted, expire and we cannot provide any assurance that any patents will be issued from our pending or any future applications or that any potentially issued patents will adequately protect our products or product candidates.

Individual patents extend for varying periods depending on the date of filing of the patent application or the date of patent issuance and the legal term of patents in the countries in which they are obtained.

Generally, patents issued for regularly filed applications in the United States are granted a term of 20 years from the earliest effective non-provisional filing date. In addition, in certain instances, a patent term can be extended to recapture a period due to delay by the USPTO in issuing the patent as well as a portion of the term effectively lost as a result of the FDA regulatory review period. However, as to the FDA component, the restoration period cannot be longer than five years and the total patent term including the restoration period must not exceed 14 years following FDA approval. The duration of foreign patents varies in accordance with provisions of applicable local law, but typically is also 20 years from the earliest effective non-provisional filing date. However, the actual protection afforded by a patent varies on a product-by- product basis, from country to country, and depends upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory-related extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent.

Our commercial success will also depend in part on not infringing upon the proprietary rights of third parties. It is uncertain whether the issuance of any third-party patent would require us to alter our development or commercial strategies for our products or processes, or to obtain licenses or cease certain activities. Our breach of any license agreements or failure to obtain a license to proprietary rights that we may require to develop or commercialize our future products may have an adverse impact on us. If third parties prepare and file patent applications in the United States that also claim technology to which we have rights, we may have to participate in interference or derivation proceedings in the USPTO to determine priority of invention. For more information, please see “Risk Factors — Risks Related to Our Intellectual Property.”

We are aware of PCT international patent application PCT/US2018/017674, titled “Methods for Autism Spectrum Disorder Pharmacotherapy”, which lists Perfect Daylight Limited and The Regents of the University of California as Applicants, filed on February 9, 2018, published as WO 2018/148580 on August 16, 2018, and claiming priority to U.S. provisional patent application no. 62/457,120, filed on February 9, 2017. The patent application describes compositions of antipurinergic agents, such as suramin, and methods of use for treating cognitive developmental disorders and autism spectrum disorder. From publicly available databases, we are aware that a U.S. national phase application of this PCT patent application, U.S. application Serial No. 16/537,397, was filed in the United States and is currently pending. The European equivalent of the application was granted as EP3579836 on December 15, 2021, which commenced a 9-month period for public opposition. A Chinese application, CN201880024535.9, is also pending.

We are also aware of PCT international patent application PCT/US2018/017200, titled “Antipurinergic Compounds and Uses thereof,” which lists CSP Pharma, Inc. as Applicant, filed on February 7, 2018, published as WO 2018/148262 on August 16, 2018, and claiming priority to U.S. provisional patent application no. 62/456,438, filed on February 8, 2017. The patent application describes compositions and methods for treating neurodevelopmental disorders. The compositions contain an APT, such as suramin, and a carrier formulated for non-intravenous administration. The neurodevelopmental disorders include ASD. From publicly available databases, we are aware that a national phase application of this PCT patent application, U.S. application Serial No. 16/484,284 was filed in the United States. However, the US Patent Office issued a Notice of Abandonment on August 12, 2021 for applicant’s failure to respond to the office action of January 14, 2021. No further child applications are listed as pending.

We are also aware of PCT international patent application PCT/US2017/041932, titled “Diagnostic and Methods of Treatment for Chronic Fatigue Syndrome and Autism Spectrum Disorders,” which lists The Regents of the University of California as Applicant, filed on July 13, 2017, published as WO 2018/013811 on January 18, 2018, and claiming priority to U.S. provisional patent application nos. 62/ 464,369, filed on February 27, 2017 and 62/362,564, filed on July 14, 2016. The patent application describes biomarkers for diagnosing and predicting the development of chronic fatigue syndrome and methods of treating a mitochondrial disease or disorder, such as ASD, by administering an effective amount of an APT, such as suramin. Publicly available databases show no pending national or regional phase patent applications.

Because national phase applications of PCT/US2018/017674 are still pending at least in the United States and China, it is not certain if any patents will ultimately issue from these applications nor is it possible to predict the resultant claim scope of any such issued patent. We will continue to monitor the prosecution of these patent applications from publicly available documents.

License Agreements

On October 10, 2018 and November 9, 2018, we obtained the rights to worldwide, exclusive licenses to the patient data from the Ministry of Health, Republic of Malawi (the “Malawi License Agreement”) and Lwala Hospital (Soroti, Uganda) (the “Lwala License Agreement”), respectively, in connection with the treatment of East African HAT patients.

Under each of the Malawi License Agreement and the Lwala License Agreement (collectively, the “License Agreements”), we obtained an exclusive worldwide license to the medical data and information (in the form of patient medical files) related to patients who have been diagnosed with and/or treated for East African HAT. We intend to use these data to support our PAX-101 regulatory filings in the United States and Europe for the treatment of Stage 1 East African HAT. Pursuant to each of the License Agreements, we pay a fee to each licensor for its services in facilitating our access to, and analysis of, these data and we are obligated to make additional payments in the future based on the level of each licensor’s participation. As of September 30, 2022, we have paid an aggregate of $7,375 under the License Agreements. Each of the License Agreements has an indefinite term, but may be terminated by each party thereto upon material breach of the other party, if such breach is not remedied by the breaching party within 30 days after being given notice of such breach by the non-breaching party. We anticipate that we will pay a total of approximately $50,000 during the life of the Malawi License Agreement, and a total of approximately $50,000 during the life of the Lwala License Agreement.

Governmental Regulation

Government authorities in the United States, at the federal, state and local level, and in other countries extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of products such as those we are developing. The pharmaceutical drug product candidates that we develop or acquire must be approved by the FDA before they may be marketed and distributed in the United States.

In the United States, the FDA regulates pharmaceutical products under the Federal Food, Drug, and Cosmetic Act, and implementing regulations. Pharmaceutical products are also subject to other federal, state and local statutes and regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial sanctions. FDA and related enforcement activity could include refusal to approve pending applications, withdrawal of an approval, a clinical hold, warning letters, product recalls, product seizures, total or partial suspension of production or distribution injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us. The process required by the FDA before a pharmaceutical product may be marketed in the United States generally involves the following:

●	Completion of preclinical laboratory tests, animal studies and formulation studies according to Good Laboratory Practices or other applicable regulations;
●	Submission to the FDA of an IND, which must become effective before human clinical studies may begin;
●	Performance of adequate and well-controlled human clinical studies according to the FDA’s GCP, to establish the safety and efficacy of the proposed pharmaceutical product for its intended use;
●	Submission to the FDA of an NDA for a new pharmaceutical product;
●	Satisfactory completion of an FDA inspection of the manufacturing facility or facilities where the pharmaceutical product is produced, to assess compliance with cGMP, to assure that the facilities, methods and controls are adequate to preserve the pharmaceutical product’s identity, strength, quality and purity;
●	Potential FDA audit of the preclinical and clinical study sites that generated the data in support of the NDA; and
●	FDA review and approval of the NDA.

The lengthy process of seeking required approvals and the continuing need for compliance with applicable statutes and regulations require the expenditure of substantial resources and approvals, and continued compliance is inherently uncertain.

Before testing any compounds with potential therapeutic value in humans, the pharmaceutical product candidate enters the preclinical testing stage. Preclinical tests include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies to assess the potential safety and activity of the pharmaceutical product candidate. These early proof-of-principle studies are done using sound scientific procedures and thorough documentation. The conduct of the single and repeat dose toxicology and toxicokinetic studies in animals must comply with federal regulations and requirements including good laboratory practices. The sponsor must submit the results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and a proposed clinical protocol, to the FDA as part of the IND. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA has concerns and notifies the sponsor. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical study can begin. If resolution cannot be reached within the 30-day review period, either the FDA places the IND on clinical hold or the sponsor withdraws the application. The FDA may also impose clinical holds on a pharmaceutical product candidate at any time before or during clinical studies for various reasons. Accordingly, we cannot be sure that submission of an IND will result in the FDA allowing clinical studies to begin, or that, once begun, issues will not arise that suspend or terminate such clinical study.

Clinical studies involve the administration of the pharmaceutical product candidate to healthy volunteers or patients under the supervision of qualified investigators, generally physicians not employed by or under the clinical study sponsor’s control. Clinical studies are conducted under protocols detailing, among other things, the objectives of the clinical study, dosing procedures, subject selection and exclusion criteria, how the results will be analyzed and presented and the parameters to be used to monitor subject safety. Each protocol must be submitted to the FDA as part of the IND. Clinical studies must be conducted in accordance with GCP. Further, each clinical study must be reviewed and approved by an independent IRB at, or servicing, each institution at which the clinical study will be conducted. An IRB is charged with protecting the welfare and rights of study participants and considers such items as whether the risks to individuals participating in the clinical studies are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the informed consent form that must be provided to each clinical study subject or his or her legal representative and must monitor the clinical study until completed.

Human clinical studies are typically conducted in three sequential phases that may overlap or be combined:

Phase 1: The pharmaceutical product is initially introduced into healthy human subjects and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion. In the case of some products for severe or life-threatening diseases such as cancer, especially when the product may be too inherently toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients, with a goal of characterizing the safety profile of the drug and establishing a maximum tolerable dose (“MTD”).

Phase 2: With the maximum tolerable dose established in a Phase 1 trial, the pharmaceutical product is evaluated in a limited patient population at the MTD to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases, to determine dosage tolerance, optimal dosage and dosing schedule and to identify patient populations with specific characteristics where the pharmaceutical product may be more effective.

Phase 3: Clinical studies are undertaken to further evaluate dosage, clinical efficacy and safety in an expanded patient population at geographically dispersed clinical study sites. These clinical studies are intended to establish the overall risk/benefit ratio of the product and provide an adequate basis for product labeling. The studies must be well controlled and usually include a control arm for comparison. One or two Phase 3 studies are usually required by the FDA for an NDA approval, depending on the disease severity and other available treatment options. In some instances, an NDA approval may be obtained based on Phase 2 clinical data with the understanding that the approved drug can be sold subject to a confirmatory trial to be conducted post-approval.

Post-approval studies, or Phase 4 clinical studies, may be conducted after initial marketing approval. These studies are often used to gain additional experience from the treatment of patients in the intended therapeutic indication. The FDA also may require Phase 4 studies, Risk Evaluation and Mitigation Strategies (“REMS”) and post-marketing surveillance, among other things, to monitor the effects of an approved product or place conditions on an approval that could restrict the distribution or use of the product.

Progress reports detailing the results of the clinical studies must be submitted at least annually to the FDA and written IND safety reports must be submitted to the FDA and the investigators for serious and unexpected adverse events or any finding from tests in laboratory animals that suggests a significant risk for human subjects. Phase 1, Phase 2 and Phase 3 clinical studies may not be completed successfully within any specified period, if at all. The FDA or the sponsor or its data safety monitoring board may suspend a clinical study at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical study at its institution if the clinical study is not being conducted in accordance with the IRB’s requirements or if the pharmaceutical product has been associated with unexpected serious harm to patients.

Concurrent with clinical studies, companies may complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the pharmaceutical product as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the pharmaceutical product candidate and, among other things, must develop methods for testing the identity, strength, quality and purity of the final pharmaceutical product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the pharmaceutical product candidate does not undergo unacceptable deterioration over its shelf life.

The results of product development, preclinical studies and clinical studies, along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the pharmaceutical product, proposed labeling and other relevant information are submitted to the FDA as part of an NDA requesting approval to market the product. The submission of an NDA is subject to the payment of substantial user fees. A waiver of such fees may be obtained under certain limited circumstances.

The FDA reviews all NDAs submitted before it accepts them for filing and may request additional information rather than accepting an NDA for filing. Once the submission is accepted for filing, the FDA begins an in-depth review of the NDA. Under the goals and policies agreed to by the FDA under the Prescription Drug User Fee Act (“PDUFA”), the FDA has 10 months after the 60-day filing date in which to complete its initial review of a standard review NDA and respond to the applicant, and six months after the 60-day filing date for a priority review NDA. The FDA does not always meet its PDUFA goal dates for standard and priority NDAs. The review process and the PDUFA goal date may be extended by three months if the FDA requests or if the applicant otherwise provides additional information or clarification regarding information already provided in the submission within the last three months before the PDUFA goal date.

After the NDA submission is accepted for filing, the FDA reviews the NDA application to determine, among other things, whether the proposed product is safe and effective for its intended use, and whether the product is being manufactured in accordance with cGMP to assure and preserve the product’s identity, strength, quality and purity. The FDA may refer applications for novel pharmaceutical products or pharmaceutical products which present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions. During the pharmaceutical product approval process, the FDA also will determine whether a REMS is necessary to assure the safe use of the pharmaceutical product. If the FDA concludes that a REMS is needed, the sponsor of the NDA must submit a proposed REMS; the FDA will not approve the NDA without a REMS, if required.

Before approving an NDA, the FDA will inspect the facilities at which the product is manufactured. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA, the FDA will typically inspect one or more clinical sites as well as the site where the pharmaceutical product is manufactured to assure compliance with GCP and cGMP. If the FDA determines the application, manufacturing process or manufacturing facilities are not acceptable, it will outline the deficiencies in the submission and often will request additional testing or information. In addition, the FDA will require the review and approval of product labeling.

The NDA review and approval process is lengthy and difficult and the FDA may refuse to approve an NDA if the applicable regulatory criteria are not satisfied or may require additional clinical data or other data and information. Even if such data and information is submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. Data obtained from clinical studies are not always conclusive and the FDA may interpret data differently than we interpret the same data. The FDA will issue a complete response letter if the agency decides not to approve the NDA. The complete response letter usually describes all of the specific deficiencies in the NDA identified by the FDA. The deficiencies identified may be minor, for example, requiring labeling changes, or major, for example, requiring additional clinical studies. Additionally, the complete response letter may include recommended actions that the applicant might take to place the application in a condition for approval. If a complete response letter is issued, the applicant may either resubmit the NDA, addressing all of the deficiencies identified in the letter, or withdraw the application.

If a product receives regulatory approval, the approval may be significantly limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. Further, the FDA may require that certain contraindications, warnings or precautions be included in the product labeling. In addition, the FDA may require Phase 4 testing which involves clinical studies designed to further assess pharmaceutical product safety and effectiveness and may require testing and surveillance programs to monitor the safety of approved products that have been commercialized.

The 505(b)(2) NDA Regulatory Pathway

Most drug products obtain FDA marketing approval pursuant to a full Section 505(b)(1) NDA or an ANDA. A third alternative is a Section 505(b)(2) NDA, which enables the applicant to rely, in part, on studies not conducted by, or for, the applicant and for which the applicant has not obtained a right of reference or use, such as the FDA’s findings of safety and/or effectiveness for a similar previously approved product, or published literature, in support of its application.

505(b)(2) NDAs often provide a path to FDA approval for new or improved formulations or new uses of previously approved products. Section 505(b)(2) permits the filing of an NDA where at least some of the information required for approval comes from studies not conducted by, or for, the applicant and for which the applicant has not obtained a right of reference. If the 505(b)(2) applicant can establish that reliance on the FDA’s previous approval is scientifically appropriate, it may eliminate the need to conduct certain preclinical or clinical studies of the new product. The FDA may also require companies to perform additional studies or measurements to support the change from the approved product. The FDA may then approve the new product candidate for all, or some, of the label indications for which the referenced product has been approved, as well as for any new indication sought by the Section 505(b)(2) applicant.

The FDCA also provides three years of marketing exclusivity for an NDA, 505(b)(2) NDA or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the conditions of use associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs for drugs containing the original active agent. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA. However, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

To the extent that the Section 505(b)(2) applicant is relying on studies conducted for an already approved product, the applicant is required to certify to the FDA concerning any patents listed for the approved product in the Orange Book to the same extent that an ANDA applicant would. Thus approval of a 505(b)(2) NDA can be stalled until all the listed patents claiming the referenced product have expired, until any non-patent exclusivity, such as exclusivity for obtaining approval of a new chemical entity, listed in the Orange Book for the referenced product has expired, and, in the case of a Paragraph IV certification and subsequent patent infringement suit, until the earlier of 30 months, settlement of the lawsuit or a decision in the infringement case that is favorable to the Section 505(b)(2) applicant.

Expedited Development and Review Programs

The FDA has various programs intended to expedite or facilitate the process for developing and reviewing new pharmaceutical products that meet certain criteria. For example, new pharmaceutical products are eligible for fast track designation if they are intended to treat a serious condition and demonstrate the potential to address unmet medical needs for the condition. Fast track designation applies to the combination of the product and the specific indication for which it is being studied. Unique to a fast track product, the FDA may consider for review sections of the NDA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the NDA, if the FDA determines that the schedule is acceptable and if the sponsor pays any required user fees upon submission of the first section of the NDA.

Any product submitted to the FDA for market, including a fast track program, may also be eligible for other FDA programs intended to expedite development and review, such as priority review and accelerated approval. Any product is eligible for priority review if it is intended to treat a serious condition and it offers a significant improvement in the treatment, diagnosis or prevention of a disease compared to marketed products. The FDA will attempt to direct additional resources to the evaluation of an application for a new pharmaceutical product designated for priority review in an effort to facilitate the review. Additionally, accelerated approval may be available for a product intended to treat a serious condition that provides meaningful therapeutic benefit over existing treatments, which means the product may be approved on the basis of adequate and well-controlled clinical studies establishing that the product has an effect on a surrogate endpoint that is reasonably likely to predict a clinical benefit, or on the basis of an effect on an intermediate clinical endpoint. As a condition of accelerated approval, the FDA may require the sponsor to perform adequate and well-controlled post-marketing clinical studies. In addition, the FDA currently requires pre-approval of promotional materials for products receiving accelerated approval, which could impact the timing of the commercial launch of the product. fast track designation, priority review and accelerated approval do not change the standards for approval but may expedite the development or approval process.

Post-Approval Requirements

Any pharmaceutical products for which we receive FDA approvals are subject to continuing regulation by the FDA, including, among other things, cGMP compliance, record-keeping requirements, reporting of adverse experiences with the product, providing the FDA with updated safety and efficacy information, product sampling and distribution requirements, complying with certain electronic records and signature requirements and complying with FDA promotion and advertising requirements, which include, among others, standards for direct-to-consumer advertising, prohibitions on promoting pharmaceutical products for uses or in patient populations that are not described in the pharmaceutical product’s approved labeling (known as “off-label use”), industry-sponsored scientific and educational activities and promotional activities involving the internet. Failure to comply with FDA requirements can have negative consequences, including adverse publicity, enforcement letters from the FDA, actions by the U.S. Department of Justice and/or U.S. Department of Health and Human Services’ Office of Inspector General, mandated corrective advertising or communications with doctors, and civil or criminal penalties. Although physicians may prescribe legally available pharmaceutical products for off-label uses, manufacturers may not directly or indirectly market or promote such off-label uses.

We expect to rely on third parties for the production of clinical and commercial quantities of our products. Manufacturers of our products are required to comply with applicable FDA manufacturing requirements contained in the FDA’s cGMP regulations. cGMP regulations require, among other things, quality control and quality assurance, as well as the corresponding maintenance of records and documentation. Pharmaceutical product manufacturers and other entities involved in the manufacture and distribution of approved pharmaceutical products are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP and other laws. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain cGMP compliance. Discovery of problems with a product after approval may result in restrictions on a product, manufacturer or holder of an approved NDA, including withdrawal of the product from the market. In addition, changes to the manufacturing process generally require prior FDA approval before being implemented and other types of changes to the approved product, such as adding new indications and additional labeling claims, are also subject to further FDA review and approval.

The Priority Review Voucher Program

The FD&C Act section 524, authorizes FDA to award priority review vouchers (PRVs) to sponsors of approved tropical disease product applications that meet certain criteria. In July 2020, the FDA updated its guidance providing information on the implementation of section 524 of the FD&C Act — Tropical Disease Priority Review Vouchers Guidance for Industry.

To qualify for a PRV, a sponsor’s application must be for a drug or biological product for the prevention or treatment of a “tropical disease,” must otherwise qualify for priority review, and must contain no active ingredient (including any salt or ester of an active ingredient) that has been approved in any other application under section 505(b)(1) of the FD&C Act or section 351 of the Public Health Services Act.

While the FDA aims to complete a standard review in about 10 months, a PRV may result in the acceleration of review and approval of a product candidate by up to four months. However, despite the issuance of a PRV, the FDA is not obligated to, and may not, accelerate the timing of a review.

The Food and Drug Administration Reauthorization Act of 2017 made changes to the eligibility criteria for receipt of a tropical disease priority review voucher. Applications submitted after September 30, 2017 must also contain reports of one or more new clinical investigations (other than bioavailability studies) that are essential to the approval of the application and conducted or sponsored by the sponsor. In addition, the applicant must provide in the application an attestation that such report(s) were not submitted as part of an application for marketing approval or licensure by a regulatory authority in India, Brazil, Thailand, or any country that is a member of the Pharmaceutical Inspection Convention or the Pharmaceutical Inspection Cooperation Scheme prior to September 27, 2007.

Once the sponsor obtains a PRV, the voucher can be used to obtain priority review designation for a subsequent application that does not itself qualify for priority review as described in the guidance.

HAT is on FDA’s current list of tropical diseases. We are not aware of any clinical trial activity in East African HAT, other than the activities we are conducting.

Exclusivity

Under various statutes, products approved by FDA may qualify for market exclusivity. For example, orphan drug exclusivity prevents, with some exceptions, FDA approval for seven years of another product with the same active moiety for the same rare disease. Hatch-Waxman exclusivity provides new chemical entities five years of protection against FDA approval of ANDAs relying on the application of the new chemical entity. Under another form of Hatch-Waxman exclusivity, products that are not new chemical entities may obtain three years of exclusivity against approval of ANDAs relying on the application of that product.

While we anticipate that we will be eligible to be awarded FDA market exclusivity for each program that we bring to market, there can be no certainty that any of our products will be eligible for or obtain any form of FDA exclusivity.

Pharmaceutical Coverage, Pricing and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of any pharmaceutical product candidates for which we may obtain regulatory approval. In the United States and in markets in other countries, sales of any products for which we receive regulatory approval for commercial sale will depend in part upon the availability of reimbursement from third-party payers. Third-party payers include government payers such as Medicare and Medicaid, managed care providers, private health insurers and other organizations. The process for determining whether a payer will provide coverage for a pharmaceutical product may be separate from the process for setting the price or reimbursement rate that the payer will pay for the pharmaceutical product. Third-party payers may limit coverage to specific pharmaceutical products on an approved list, or formulary, which might not, and frequently does not include all of the FDA- approved pharmaceutical products for a particular indication. Third-party payers are increasingly challenging the price and examining the medical necessity and cost-effectiveness of medical products and services, in addition to their safety and efficacy. A payer’s decision to provide coverage for a pharmaceutical product does not imply that an adequate reimbursement rate will be approved. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. In addition, in the United States there is a growing emphasis on comparative effectiveness research, both by private payers and by government agencies. We may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of our products, in addition to the costs required to obtain the FDA approvals. Our pharmaceutical product candidates may not be considered medically necessary or cost-effective. To the extent other drugs or therapies are found to be more effective than our products, payers may elect to cover such therapies in lieu of our products and/or reimburse our products at a lower rate.

The marketability of any pharmaceutical product candidates for which we may receive regulatory approval for commercial sale may suffer if the government and third-party payers fail to provide adequate coverage and reimbursement. In addition, emphasis on managed care in the United States has increased and we expect this will continue to increase the pressure on pharmaceutical pricing. Coverage policies and third- party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which we may receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

International Regulation

In addition to regulations in the United States, we will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of our future drugs. Whether or not we obtain FDA approval for a drug, we must obtain approval of a drug by the comparable regulatory authorities of foreign countries before we can commence clinical trials or marketing of the drug in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country.

Under European Union regulatory systems, marketing authorizations may be submitted either under a centralized or mutual recognition procedure. The centralized procedure provides for the grant of a single marketing authorization that is valid for all European Union member states. The mutual recognition procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marketing authorization may submit an application to the remaining member states. Within 90 days of receiving the applications and assessment report, each member state must decide whether to recognize approval.

In addition to regulations in Europe and the United States, we will be subject to a variety of foreign regulations governing clinical trials and commercial distribution of our future drugs.

Employees

As of the date of this prospectus, we had three full-time employees and two part-time employees. Each of these employees is located in the United States.

We are subject to local labor laws and regulations with respect to our employees in the jurisdictions in which they are employed. These laws principally concern matters such as paid annual vacation, paid sick days, length of the workday and work week, minimum wages, pay for overtime, and insurance for workers’ compensation.

Our employees are not represented by a labor union, and it is our understanding that our relations with our employees are satisfactory.

Our values – high performance, compliance, integrity and collaboration – are built on the foundation that our people and the way we treat one another promote creativity, innovation and productivity, which spur the Company’s success. Providing market competitive pay and benefit programs, opportunities to participate in the success they help create, we create a culture in which all colleagues have the opportunity to thrive.

Legal Proceedings

We are not currently subject to any material legal proceedings. However, we may from time to time become a party to various legal proceedings arising in the ordinary course of our business.

Properties

Our principal location is at 303 South Broadway, Suite 125 Tarrytown, NY 10591. Currently, our corporate and executive office space is provided by TardiMed pursuant to the Rent and Administrative Services Agreement. We intend to add new facilities or to expand our existing facilities as we add employees, and we believe that suitable additional or substitute space will be available as needed to accommodate any such expansion of our operations.

MANAGEMENT

The following table sets forth the names and ages of all of our directors and executive officers:

Name	Age	Position(s)
Howard J. Weisman	63	Chief Executive Officer and Class III Director
Stephen D. Sheldon	43	Chief Financial Officer
Michael Derby	49	Executive Chairman of the Board and Class II Director
Zachary Rome	38	Chief Operating Officer and Class I Director
Karen LaRochelle	56	Class II Director
John F. Coelho	53	Class III Director
Charles J. Casamento	77	Class I Director

Management and Board of Directors

Biographical information with respect to our executive officers and directors is provided below. There are no family relationships between any of our executive officers or directors.

Management

Howard J. Weisman has served as our Chief Executive Officer and a member of our board of directors since March 2020. Prior to joining PaxMedica, from September 2016 to September 2019, Mr. Weisman was the founder and served as Executive Chairman of the board of directors of Sofregen, Inc, a clinical stage biomedical device company developing products for use in reconstructive plastic surgery. From June 2013 to February 2020, Mr. Weisman served as a member of the board of directors of Promedior, Inc., a drug development firm. From February 2012 to January 2018, Mr. Weisman served as the CEO, President and a member of the board of directors of YourBio Health, Inc., a medical device company developing and commercializing FDA cleared products for human health diagnostics. From April 2010 to January 2012, Mr. Weisman served as an independent consultant advising both investors and operators in the pharmaceutical industry. Prior to that, from October 2006 to March 2010, Mr. Weisman was the founder and served as the CEO and Chairman of EKR Therapeutics, Inc., a commercial stage specialty pharmaceuticals company. From February 2001 to March 2005, Mr. Weisman was the founder and served as the COO and a member of the board of directors of ESP Pharma, a commercial stage specialty pharmaceuticals company. Prior to founding and operating specialty pharmaceutical companies, Mr. Weisman was first employed in 1988 by Merck and Co, Inc. (NYSE: MRK) and later in 1995 by Parke Davis/Warner Lambert (now Pfizer, Inc. (NYSE: PFE)) in various sales, marketing and business development roles. Mr. Weisman holds a Bachelor of Arts in Chemistry from Rutgers University and completed graduate courses in chemistry at Princeton University before entering the pharmaceutical industry. Mr. Weisman was selected as a director due to his experience in founding and operating specialty pharmaceutical companies.

Stephen D. Sheldon has served as our Chief Financial Officer since July 2022. Since January 2015, Mr. Sheldon has served as the Chief Executive Officer of Indochina Healthcare Co. Ltd., a pharmaceutical company based in Thailand. Mr. Sheldon received a Bachelor of Arts in Computer Science and Visual Arts from Bowdoin College and a Master of Business Administration in Finance from Thunderbird School of Global Management.

Michael Derby has served as the Executive Chairman of our board of directors since our inception. Since January 2019, Mr. Derby has served as Managing Partner of TardiMed. From July 2015 to January 2019, Mr. Derby served as Co-Founder and Chief Executive Officer of Castle Creek Pharmaceutical LLC, a drug development firm. From February 2019 to April 2021, Mr. Derby served as Executive Chairman of the board of directors of Timber Pharmaceuticals, Inc. (NYSE American: TMBR), a clinical stage biopharmaceutical company developing treatments for orphan dermatologic diseases. Additionally, Mr. Derby has served as the Executive Chairman of Anker Pharmaceuticals, a drug development firm, since May 2019. From February 2013 to August 2015, Mr. Derby served in executive roles at Marathon Pharmaceuticals LLC, a biopharmaceutical company, and from November 2011 to February 2013 he served as the Founder and Chief Executive Officer of Norphan Pharmaceuticals LLC, a specialty pharmaceutical company that was sold to Marathon Pharmaceuticals LLC in February 2013. Prior to that, from 1997 to 2011, Mr. Derby worked as a venture capitalist and served in commercial roles at Merck & Co., Inc. (NYSE: MRK). Mr. Derby received a Bachelor of Science in Biomedical Engineering from Johns Hopkins University, a Master of Science in Neuroscience from the University of Rochester, and a Master of Business Administration in Finance from New York University’s Stern School of Business. Mr. Derby was selected as a director due to his experience in the pharmaceutical and biotechnology industries and with executive leadership.

Zachary Rome has served as our Chief Operating Officer and a member of our board of directors since March 2019. Since January 2020, Mr. Rome has been a Partner in TardiMed, where he has co-founded and/or played an operating role in several life science startup companies. From February 2019 through January 2020, Mr. Rome served as a Principal at TardiMed. From February 2019 through May 2020, Mr. Rome served as the President and a member of the board of directors of Timber Pharmaceuticals, LLC (NYSE American: TMBR), a clinical stage biopharmaceutical company developing treatments for orphan dermatologic diseases which he co-founded in February 2019. From May 2020 to March 2022, Mr. Rome served as Chief Operating Officer of Timber and he served as a member of the board of directors of Timber from May 2020 until June 2022. Since August 2017, Mr. Rome has served as President of Patagonia Pharmaceuticals LLC, a specialty pharmaceutical company. Prior to that, Mr. Rome served as Patagonia’s Executive Vice President from August 2015 to August 2017 and as its Vice President, Business Development from December 2013 to April 2015. From 2011 to 2013, Mr. Rome served in various roles at Ascend Laboratories, a manufacturer and marketer of generic pharmaceuticals, and Crown Laboratories, a manufacturer and marketer of over-the-counter and prescription pharmaceuticals. Mr. Rome received a Bachelor of Science in Marine Science and Biology from the University of Miami and a Master of Science for Teachers in Adolescent Science Biology from Pace University. Mr. Rome was selected as a director due to his scientific knowledge and his experience in the pharmaceutical industry and with executive leadership.

Non-Employee Directors

Karen LaRochelle has served on our board of directors since July 2020. Ms. LaRochelle’s career has focused on strategy and collaborations for pharmaceutical and biotechnology companies in the U.S., Europe and China including strategic collaborations, mergers and acquisitions and out-licensing. Ms. LaRochelle has served in multiple roles in the pharmaceutical industry, including as the Senior Vice President of Corporate and Business Development for WindMIL Therapeutics Inc., a biotechnology company, from January 2020 to June 2021, and the Chief Business Officer of PsiOxus Therapeutics, a biotechnology company, from October 2016 to May 2019. Ms. LaRochelle currently serves as the Chief Business Officer for Artax Biopharma Inc., a biotechnology company, a position she has held since January 2020; a Venture Partner for Advent Life Sciences LLP, a venture capital firm, a position she has held since January 2020; and as the Principal of LaRochelle Advisors, LLC, where she provides strategy and collaboration services to biotechnology companies, a position she has held since June 2013. From July 1993 to May 2013, Ms. LaRochelle worked at Bristol-Myers Squibb Co. (NYSE: BMY) in roles including Global Head of Negotiations and Head of Business Development in China, following earlier positions in alliance management, strategy, analysis and finance. Ms. LaRochelle currently serves on the Advisory Board for the Lehigh University P.C. Rossin College of Engineering. Ms. LaRochelle received her Master of Business Administration from Columbia University and a Bachelor of Science in Industrial Engineering from Lehigh University. Ms. LaRochelle was selected as a director due to her experience in the pharmaceutical and biotechnology industries.

John F. Coelho joined our board of directors in May 2022. Dr. Coelho’s career has focused on enterprise medical strategy for global diversified pharmaceutical and biotechnology companies with assignments in the U.S., Europe and Asia spanning multiple therapeutic areas. He has served in leadership roles most recently as Senior Vice President of Medical Affairs for Sanofi in Paris from October 2018 to April 2020, Global Medical Strategy Leader for Merck and Co in the United States and Head of Asia based in Singapore from March of 2009 to November 2018, and as Global Medical Director at Pfizer Inc. from August 1996 to March 2009. He currently serves as Senior Medical Advisor for Lactiga, a preclinical biotherapeutics company developing novel biologics for primary immune-deficiency diseases and Muvon Therapeutics, a clinical-stage biotech developing a cell-therapy platform for muscle regeneration based in Switzerland. Dr. Coelho completed his Bachelors in Dental Surgery in Lahore, Pakistan and later a residency at Boston University. He has completed a Certificate in Enterprise Leadership at Harvard University. Dr. Coelho was selected as a director due to his experience in the medical strategy and the pharmaceutical industry.

Charles J. Casamento joined our board of directors in October 2022. Mr. Casamento’s career has focused on marketing, business development and executive management in pharmaceutical, biotechnology and medical products companies. He has served in leadership roles most recently as Executive Director and a Principal of the Sage Group, a health care advisory firm specializing in business development transactions, since 2007. Prior to that, Mr. Casamento founded and served as the Chief Executive Officer of Questcor Pharmaceuticals, Inc., a biopharmaceutical company, from May 1993 through July 2004. He also co-founded Indevus Pharmaceuticals, Inc. (formerly Interneuron Pharmaceuticals, Inc.), a specialty healthcare solutions company, in March 1989 and most recently served as President and Chief Executive Officer of Osteologix, Inc., a specialty pharmaceutical company, from October 2004 through April 2007. Earlier in his career, he held senior positions at Genzyme Corporation, where he served as Senior Vice President and General Manager for Pharmaceuticals from January 1986 through March 1989; American Hospital Supply Corporation, where he served as Vice President of Business Development for the Critical Care Division from January 1983 through July 1985; Johnson & Johnson, where he served as Director of New Medical Products and Acquisitions from September 1979 through January 1983; F. Hoffmann-La Roche AG (Roche), where he served as Product Development Director from May 1977 through August 1979; and Sandoz International GmbH (Sandoz), where he served in various marketing, finance and business development positions from

February 1970 through May 1977. Mr. Casamento currently serves on the boards of directors of Eton Pharmaceuticals, Inc. (Nasdaq: ETON), First Wave Biopharma, Inc. (Nasdaq: FWBI), and Relmada Therapeutics, Inc. (Nasdaq: RLMD), where he is the chairman of the board of directors. At various times during his career he has served on the boards of directors of fourteen public companies. He was a director and the vice chairman of the Catholic Medical Mission Board, a large not for profit international healthcare organization. Mr. Casamento received his Master of Business Administration from Iona College and a Bachelor of Science from Fordham University’s College of Pharmacy. From 1969 through 1993, Mr. Casamento was licensed to practice pharmacy in New York and New Jersey. Mr. Casamento was selected as a director due to his leadership experience with pharmaceutical, biotechnology and medical products companies and his experience on the boards of public companies.

Committees of the Board of Directors

Our board of directors has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Our board of directors may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Each of these committees operate under a charter that has been approved by our board of directors, which are available on our website.

Audit Committee. Our Audit Committee consists of Karen LaRochelle, Michael Derby and Charles J. Casamento, with Mr. Casamento serving as the Chairman of the Audit Committee. Our board of directors has determined that the directors currently serving on our Audit Committee (except, in compliance with the phase-in provisions of Nasdaq Rule 5615(b)(1), Mr. Derby) are independent within the meaning of The Nasdaq Marketplace Rules and Rule 10A-3 under the Exchange Act. In addition, our board of directors has determined that each of Ms. LaRochelle and Mr. Casamento qualifies as an audit committee financial expert within the meaning of SEC regulations and The Nasdaq Marketplace Rules.

The Audit Committee oversees and monitors our financial reporting process and internal control system, reviews and evaluates the audit performed by our registered independent public accountants and reports to the board of directors any substantive issues found during the audit. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of our registered independent public accountants. The Audit Committee reviews and approves all transactions with affiliated parties.

Compensation Committee. Our Compensation Committee consists of Karen LaRochelle, John F. Coelho and Charles J. Casamento, with Ms. LaRochelle serving as the Chairman of the Compensation Committee. Our board of directors has determined that the directors currently serving on our Compensation Committee are independent under the Nasdaq listing standards and are “non-employee directors” as defined in rule 16b-3 promulgated under the Exchange Act.

The Compensation Committee provides advice and makes recommendations to the board of directors in the areas of employee salaries, benefit programs and director compensation. The Compensation Committee also reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer, and other officers and makes recommendations in that regard to the board of directors as a whole.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee consists of Karen LaRochelle, John F. Coelho, Howard J. Weisman and Charles J. Casamento, with Dr. Coelho serving as the Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee nominates individuals to be elected to the board of directors by our stockholders. The Nominating and Corporate Governance Committee considers recommendations from stockholders if submitted in a timely manner in accordance with the procedures set forth in our Bylaws and will apply the same criteria to all persons being considered. All members of the Nominating and Corporate Governance Committee (except, in compliance with the phase-in provisions of Nasdaq Rule 5615(b)(1), Mr. Weisman) are independent directors as defined under the Nasdaq listing standards.

Board Composition

Our board of directors currently consists of six members. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal.

In accordance with the terms of our Certificate of Incorporation and our Bylaws, our board of directors is divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms. Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. Our directors are divided among the three classes as follows:

●	The Class I directors are Zachary Rome and Charles J. Casamento; their terms will expire at the annual meeting of stockholders to be held in 2023.
●	The Class II directors are Michael Derby and Karen LaRochelle; their terms will expire at the annual meeting of stockholders to be held in 2024.
●	The Class III directors are Howard J. Weisman and John F. Coelho; their terms will expire at the annual meeting of stockholders to be held in 2025.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Pursuant to our Certificate of Incorporation and Bylaws, the authorized number of directors may be changed only by resolution of our board of directors. Our Certificate of Incorporation and Bylaws also provide that our directors may be removed only for cause and with the approval of 66 ∕% of outstanding shares of capital stock entitled to vote on the election of directors, and that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

We have no formal policy regarding board diversity. Our priority in selection of board members is identification of members who will further the interests of our stockholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business and understanding of the competitive landscape.

Board Leadership Structure and Role in Risk Oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. While the board of directors oversees risk management, our management is responsible for our day-to-day risk management process. Our board of directors has an active role, directly and through its committee structure, in the oversight of our risk management efforts.

Our board of directors satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our company. Our Audit Committee serves to assist the board in performing its oversight responsibilities relating to our processes and policies with respect to identifying, monitoring, assessing, reporting on, managing and controlling our business and financial risk. The Audit Committee oversees, reviews, monitors and assesses (including through regular reports by, and discussions with, management), our processes and policies for risk identification, risk assessment, reporting on risk, risk management and risk control (including with respect to risks arising from our compensation policies and practices and in connection with the business and operations of its subsidiaries), and the steps that management has taken to identify, assess, monitor, report on, manage and control risks. The Audit Committee also discusses with management the balancing of risk versus reward for us and areas of specific risk identified by management and/or the Audit Committee.

Our board of directors believes that full and open communication between management and the board of directors is essential for effective risk management and oversight.

Director Independence

Under the listing requirements and rules of Nasdaq, independent directors must constitute a majority of a listed company’s board of directors within 12 months after its initial public offering. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our board of directors has determined that Ms. LaRochelle, Dr. Coelho and Mr. Casamento are “independent directors” as such term is defined by Nasdaq Marketplace Rule 5605(a)(2). We have established an Audit Committee, a Compensation Committee and a

Nominating and Corporate Governance Committee. Our board of directors has determined that each of Ms. LaRochelle and Mr. Casamento is an “audit committee financial expert,” as defined under the applicable rules of the SEC, and that all members of the Audit Committee (except, in compliance with the phase-in provisions of Nasdaq Rule 5615(b)(1), Mr. Derby) are “independent” within the meaning of the applicable Nasdaq listing standards and the independence standards of Rule 10A-3 of the Exchange Act. Each of the members of the Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the Commission and the Nasdaq Stock Market.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee. None of the members of our compensation committee is, or has ever been, an officer or employee of our company.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our employees, officers and directors. A current copy of the code is posted on the Corporate Governance section of our website, which is located at www.paxmedica.com. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and our directors, on our website identified above or in filings with the SEC.

Limitation of Directors Liability and Indemnification

The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with all of our directors and named executive officers whereby we have agreed to indemnify those directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of ours, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, our best interests. For more information on the indemnification agreements, see the section “Management — Indemnification Agreements” below.

We have director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us, including matters arising under the Securities Act. Our Certificate of Incorporation and Bylaws also provide that we will indemnify our directors and officers who, by reason of the fact that he or she is or was one of our officers or directors of our Company, is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative related to their board role with us.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Indemnification Agreements

We have entered into Indemnification Agreements with each of our current directors and executive officers. The Indemnification Agreements provide for indemnification against expenses, judgments, fines and penalties actually and reasonably incurred by an indemnitee in connection with threatened, pending or completed actions, suits or other proceedings, subject to certain limitations. The Indemnification Agreements also provide for the advancement of expenses in connection with a proceeding prior to a final, nonappealable judgment or other adjudication, provided that the indemnitee provides an undertaking to repay to us any amounts advanced if the indemnitee is ultimately found not to be entitled to indemnification by us. The Indemnification Agreements set forth procedures for making and responding to a request for indemnification or advancement of expenses, as well as dispute resolution procedures that will apply to any dispute between us and an indemnitee arising under the Indemnification Agreements.

EXECUTIVE AND DIRECTOR COMPENSATION

This section discusses the material components of the executive compensation program for our executive officers who are named in the “Summary Compensation Table” below, whom we refer to as our “named executive officers.”

For the year ended December 31, 2021, our named executive officers and their positions were as follows:

●	Howard J. Weisman, our Chief Executive Officer
●	Michael Derby, our Executive Chairman
●	David Hough, our former Chief Medical Officer

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. Actual compensation programs that we adopt in the future may differ materially from the currently planned programs summarized in this discussion.

Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers during the year ended December 31, 2021.

	Annual Compensation
Name and Principal Position	Salary	Bonus	TOTAL
Howard J. Weisman	$400,000	$158,333	$558,333
Chief Executive Officer
Michael Derby	$325,000	$81,250	$406,250
Executive Chairman
David Hough	$253,125	$74,375	$327,500
Former Chief Medical Officer(1)
(1)	Mr. Hough retired in April 2022.

Please see the section entitled “Employment Agreements” for a discussion of the compensation arrangements for our named executive officers.

Narrative Disclosures to Summary Compensation Table

The primary elements of compensation for our named executive officers are base salary, cash performance bonuses and equity-based compensation. These elements (and the amounts of compensation and benefits under each element) were selected because we believe they are necessary to help us attract and retain executive talent, which is fundamental to our success. These elements of compensation have historically been established by the Compensation Committee based upon their general knowledge of market conditions and is intended to reflect each executive’s role and responsibilities. In July 2020, the Compensation Committee engaged Haigh & Company, an executive compensation consulting firm, to act as its independent advisor with respect to compensation matters and the Compensation Committee began reviewing these elements of compensation annually in the first quarter of each year beginning in 2021.

Below is a more detailed summary of the current executive compensation program as it relates to our named executive officers.

Annual Base Salary

The base salary payable to each named executive officer is intended to provide a fixed baseline component of compensation, which is supplemented by the significant variable-based component of their annual compensation, as described below.

2021 Bonuses

Our named executive officers are eligible to receive annual cash bonuses based on the achievement of individual and company-wide goals. For 2021, these goals were established in July 2020 in connection with analysis and benchmarking performed by Haigh & Company.

Equity Compensation

Our named executive officers have been granted restricted stock units under the 2020 Plan in 2020, but no grants were in made in 2021. We anticipate making grants of equity-based compensation to our executive officers no more frequently than on an annual basis.

Other Benefits and Perquisites

All of our full-time colleagues, including our named executive officers, are eligible to participate in a standard suite of health plans.

Outstanding Equity Awards at 2021 Fiscal Year-End

All outstanding restricted stock unit awards expired according to their terms on December 31, 2021 and, as such, there were no outstanding restricted stock units as of December 31, 2021. On January 1, 2022, we granted restricted stock unit awards equal to those awards that expired on December 31, 2021, as described in more detail under “— Employment Arrangements” below.

Employment Arrangements

We are party to offer letter agreements with each of our named executive officers.

Howard J. Weisman

On March 4, 2020, we entered into an offer letter agreement with Howard J. Weisman, pursuant to which Mr. Weisman commenced employment as our Chief Executive Officer on March 15, 2020. The letter agreement provides the following:

●	A base salary of $400,000 per year;
●	An annual bonus target of 50% of base salary; and
●	A grant of Value Appreciation Rights (“VARs”) (at the fair market value at the grant date) equivalent to 5% (on a fully diluted basis as of the grant date) of our common equity.

In satisfaction of the VARs due to Mr. Weisman under his offer letter agreement, on May 1, 2020, we granted to Mr. Weisman stock options to purchase 721,388 shares of our common stock under the 2020 Plan, which were eligible to vest 25% on March 15, 2021, and 2.0833% on each monthly anniversary of such date thereafter. On December 22, 2020, these options were canceled in full prior to any exercise thereof. On January 1, 2022, Mr. Weisman was granted 441,667 restricted stock units, where the restricted stock units provide that 33.34% of each of the restricted stock unit grants would vest on May 1, 2022, with an additional 8.3325% of each grant vesting on August 1, 2022, and each three-month anniversary of such date thereafter, provided that if neither (i) the expiration of the 6-month period following an “initial public offering” (as defined in the award agreement, and which occurred upon the consummation of our initial public offering) nor (ii) a “change in control” (as defined in the 2020 Plan) has occurred prior to the applicable vesting date, any restricted stock units that would have vested shall not vest until such expiration of the 6-month period following an “initial public offering” or “change in control” occurs. Accordingly, all restricted stock units that would have vested, prior to the expiration of the six-month period following our initial public offering, shall vest on February 26, 2022. Vesting in all cases is subject to the grantee’s continued employment with the Company or a subsidiary thereof on the applicable vesting date. In addition, such restricted stock units vest in full upon a termination of employment by the Company without cause, and also vest in full upon a change in control (provided that no termination of employment has occurred prior to such change in control).

Mr. Weisman is also party to a customary confidentiality and intellectual property assignment agreement with us, pursuant to which, he has confirmed his understanding and agreement that any and all intellectual property and trade secrets (i) related to our business and (ii) contained in our products or systems that he has created, developed or otherwise produced or caused to be produced or delivered to us, or will so do in the future, is our property or will be assigned to us. Mr. Weisman has also agreed to take all further acts that may be necessary to transfer, perfect, and defend our ownership of such property.

In August 2022 we granted Mr. Weisman 200,000 restricted stock units, one-third of which vest on the one-year anniversary of our initial public offering, with the remaining restricted stock units vesting on a quarterly basis over the following two years.

Stephen D. Sheldon

On July 16, 2022, we entered into a consulting agreement with Stephen D. Sheldon, pursuant to which Mr. Sheldon commenced his engagement as our interim part-time Chief Financial Officer and Principal Accounting Officer. Pursuant to the consulting agreement, Mr. Sheldon received a grant of 15,000 restricted stock units, vesting on December 31, 2022

The consulting agreement with Mr. Sheldon had an initial six-month term, with automatic one-month renewals, unless terminated sooner by us or Mr. Sheldon for any reason or no reason upon thirty calendar days’ written notice, or ten days in the event of an uncured breach of the agreement.

On November 19, 2022, we entered into an employment agreement with Mr. Sheldon, which terminated his consulting agreement. Under his Employment Agreement, which is effective as of November 1, 2022, Mr. Sheldon is eligible to receive an annual salary of $325,000 and is eligible to participate in the Company’s annual bonus plan, with a target bonus of 35% of his base salary. The initial term of the employment agreement is two (2) years, which may be automatically extended for successive one-year periods on each anniversary thereafter unless either party elects not to extend his employment agreement. Pursuant to his employment agreement, Mr. Sheldon received a grant of 135,000 restricted stock units, which are subject to time-based vesting with one-third of the restricted stock units vesting on the one-year anniversary of his employment with us, followed by 8.3325% of the remaining restricted stock units vesting on a quarterly basis thereafter, subject to Mr. Sheldon’s continuous employment with us as of such vesting dates.

Mr. Sheldon’s employment agreement provides that if his employment is terminated by us without cause, or by him for good reason, he will receive (i) his earned but unpaid annual bonus with respect to the fiscal year ending on or preceding the date of termination, (ii) continuation of his base salary payments for six months following his termination of employment, and (iii) continued participation in our group health plan for six months following his termination of employment, provided that he is eligible and remains eligible for COBRA coverage, in each case subject to certain conditions, including the execution of a release of all claims against us.

Michael Derby

On June 25, 2020, we entered into an offer letter agreement with Michael Derby, pursuant to which Mr. Derby commenced employment as our Executive Chairman of the Board of Directors on July 1, 2020. The letter agreement provides the following:

●	Part-time employment of up to 20 hours per week;
●	A base salary of $325,000 per year;
●	An annual bonus target of 50% of base salary; and
●	An agreement by Mr. Derby not to compete with us in any capacity on any product candidate or product in the field of neurodevelopment as long as Mr. Derby is employed by us.

The offer letter agreement with Mr. Derby has an initial two-year term, with automatic one-year renewals, unless terminated sooner by us or Mr. Derby. Pursuant to his offer letter agreement, upon a termination of employment by the Company without cause, the Company will pay Mr. Derby the maximum accrued but unpaid bonus, calculated through the date of termination, promptly following such termination.

On January 1, 2022, Mr. Derby was granted 265,500 restricted stock units, where the restricted stock units provide that 33.34% of each of the restricted stock unit grants would vest on May 1, 2022, with an additional 8.3325% of each grant vesting on August 1, 2022, and each three-month anniversary of such date thereafter, provided that if neither (i) the expiration of the 6-month period following an “initial public offering” (as defined in the award agreement, and which occurred upon the consummation of our initial public offering) nor (ii) a “change in control” (as defined in the 2020 Plan) has occurred prior to the applicable vesting date, any restricted stock units that would have vested shall not vest until such expiration of the 6-month period following an “initial public offering” or “change in control” occurs. Accordingly, all restricted stock units that would have vested, prior to the expiration of the six-month period following our initial public offering, shall vest on February 26, 2022. Vesting in all cases is subject to the grantee’s continued employment with the Company or a subsidiary thereof on the applicable vesting date. In addition, such restricted stock units vest in full upon a termination of employment by the Company without cause, and also vest in full upon a change in control (provided that no termination of employment has occurred prior to such change in control).

In August 2022 we granted Mr. Derby 120,000 restricted stock units, one-third of which vest on the one-year anniversary of our initial public offering, with the remaining restricted stock units vesting on a quarterly basis over the following two years.

David Hough

On November 4, 2020, we entered into an offer letter agreement with David Hough, pursuant to which Dr. Hough commenced employment as our Chief Medical Officer on November 1, 2020. The letter agreement provides the following:

●	A base salary of $300,000 per year; and
●	An annual bonus target of 35% of base salary.

On January 1, 2022, Dr. Hough was granted 110,417 restricted stock units, where the restricted stock units provide that 33.34% of each of the restricted stock unit grants would vest on May 1, 2022, with an additional 8.3325% of each grant vesting on August 1, 2022, and each three-month anniversary of such date thereafter, provided that if neither an “initial public offering” (as defined in the award agreement) nor a “change in control” (as defined in the 2020 Plan) has occurred prior to the applicable vesting date, any restricted stock units that would have vested shall not vest until such “initial public offering” or “change in control” occurs. Upon Mr. Hough’s retirement in April 2022, all of his restricted stock units were forfeited.

Director Compensation

In August 2022 we granted each of our then non-employee directors 16,250 restricted stock units, one-third of which vest on the one-year anniversary of our initial public offering, with the remaining restricted stock units vesting on a quarterly basis over the following two years.

Upon Charles Casamento’s appointment to our board of directors, we granted him 51,583 restricted stock units, one-third of which vest on the one-year anniversary of his service on our board of directors, with the remaining restricted stock units vesting on a quarterly basis thereafter over the following two years.

There was no cash or equity compensation paid to our employee directors (Messrs. Weisman, Derby and Rome) with respect to their board service for the year ended December 31, 2021, and it continues to be the case in fiscal year 2022 that our employee directors will not receive additional compensation for such service.

The following table sets forth information concerning the compensation that we paid or awarded to our non-employee directors during the year ended December 31, 2021.

	Fees Earned or Paid in Cash	All Other Compensation Total
Name	($)	($)	($)
Karen Dawes(1)	52,250	—	52,250
Karen LaRochelle	50,000	—	50,000
Paul Wotton(2)	42,500	—	42,500
Robert F. Apple(3)	65,000	—	65,000
(1)	Ms. Dawes resigned from our Board of Directors in May 2022.
(2)	Mr. Wotton resigned from our Board of Directors in October 2021.
(3)	Mr. Apple resigned from our Board of Directors in April 2022.

Stock Incentive Plan and Other Employment-Related Equity Awards

On August 1, 2022, our Board of Directors and stockholders adopted the 2020 Plan which provides for the grant of incentive stock options, non-qualified stock options, restricted stock units and other incentive awards to purchase shares of our common stock. The general purpose of the 2020 Plan is to provide a means whereby eligible employees, officers, non-employee directors and other individual service providers develop a sense of proprietorship and personal involvement in our development and financial success, and to encourage them to devote their best efforts to our business, thereby advancing our interests and the interests of our stockholders. By means of the 2020 Plan, we seek to retain the services of such eligible persons and to provide incentives for such persons to exert maximum efforts for our success and the success of our subsidiaries.

Description of the 2020 Plan

The following description of the principal terms of the 2020 Plan is a summary and is qualified in its entirety by the full text of the 2020 Plan.

Administration. In general, the 2020 Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee determines the persons to whom options to purchase shares of common stock, stock appreciation rights (“SARs”), restricted stock units, restricted or unrestricted shares of common stock, performance shares, performance units, incentive bonus awards, other stock-based awards and other cash-based awards may be granted. The Compensation Committee may also establish rules and regulations for the administration of the 2020 Plan and amendments or modifications of outstanding awards. The Compensation Committee may delegate authority to the chief executive officer and/or other executive officers to grant options and other awards to employees (other than themselves), subject to applicable law and the 2020 Plan. No options, stock purchase rights or awards may be made under the 2020 Plan on or after May 1, 2030 (the “expiration date”), but the 2020 Plan will continue thereafter while previously granted options, SARs or other awards remain outstanding.

Eligibility. Persons eligible to receive options, SARs or other awards under the 2020 Plan are those employees, officers, directors, consultants, advisors and other individual service providers of our Company and our subsidiaries who, in the opinion of the Compensation Committee, are in a position to contribute to our success, or any person who is determined by the Compensation Committee to be a prospective employee, officer, director, consultant, advisor or other individual service provider of the Company or any subsidiary. As the date of this prospectus, we had three full-time employees and two executive officers. As awards under the 2020 Plan are within the discretion of the Compensation Committee, we cannot determine how many individuals in each of the categories described above will receive awards.

Shares Subject to the 2020 Plan. As of September 30, 2022 aggregate number of shares of common stock available for issuance in connection with restricted stock units and other awards granted under the 2020 Plan is 682,418. The number of shares of common stock available for issuance under the 2020 Plan will automatically increase on January 1st of each year until the expiration date, in an amount equal to four percent (4%) of the total number of shares of our common stock outstanding on December 31st of the preceding calendar year, unless the board of directors takes action prior thereto to provide that there will not be an increase in the share reserve for such year or that the increase in the share reserve for such year will be of a lesser number of shares of common stock than would otherwise occur.

“Incentive stock options”, or ISOs, that are intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) may be granted under the 2020 Plan with respect to all of the shares of common stock authorized for issuance under the 2020 Plan. None of the additional shares of common stock available for issuance pursuant to the previous paragraph may be subject to ISOs.

If any option or SAR granted under the 2020 Plan terminates without having been exercised in full or if any award is forfeited, or if shares of common stock are withheld to cover withholding taxes on options or other awards or applied to the payment of the exercise price of an option or purchase price of an award, the number of shares of common stock as to which such option or award was forfeited, withheld or paid, will be available for future grants under the 2020 Plan. Awards settled in cash will not count against the number of shares available for issuance under the 2020 Plan.

No non-employee director may receive awards in any calendar year having an accounting value in excess of $500,000 (inclusive of any cash awards to the non-employee director for such year that are not made pursuant to the 2020 Plan); provided that in the case of a new non-employee director, such amount is increased to $750,000 for the initial year of the non-employee director’s term.

The number of shares authorized for issuance under the 2020 Plan and the foregoing share limitations are subject to customary adjustments for stock splits, stock dividends or similar transactions.

Terms and Conditions of Options. Options granted under the 2020 Plan may be either ISOs or “nonstatutory stock options” that do not meet the requirements of Section 422 of the Code. The Compensation Committee will determine the exercise price of options granted under the 2020 Plan. The exercise price of stock options may not be less than the fair market value per share of our common stock on the date of grant (or 110% of fair market value in the case of ISOs granted to a ten-percent stockholder).

If on the date of grant the common stock is listed on a stock exchange or is quoted on the automated quotation system of the Nasdaq Stock Market, the fair market value will generally be the closing sale price on the date of grant (or the last trading day before the date of grant if no trades occurred on the date of grant). If no such prices are available, the fair market value will be determined in good faith by the Compensation Committee based on the reasonable application of a reasonable valuation method.

No option may be exercisable for more than ten years (five years in the case of an ISO granted to a ten- percent stockholder) from the date of grant. Options granted under the 2020 Plan will be exercisable at such time or times as the Compensation Committee prescribes at the time of grant. No employee may receive ISOs that first become exercisable in any calendar year in an amount exceeding $100,000. The Compensation Committee may, in its discretion, permit a holder of an option to exercise the option before it has otherwise become exercisable, in which case the shares of our common stock issued to the recipient will continue to be subject to the vesting requirements that applied to the option before exercise.

Generally, the option exercise price may be paid:

●	in cash or by certified check, bank draft or money order;
●	through delivery of shares of our common stock having a fair market value equal to the purchase price;
●	by a full recourse, interest bearing promissory note having such terms as the Compensation Committee may permit; or
●	using a combination of these methods.

The Compensation Committee may permit other methods of payment, and is authorized to establish a cashless exercise program and to permit the exercise price (or tax withholding obligations) to be satisfied by reducing from the shares otherwise issuable upon exercise a number of shares having a fair market value equal to the exercise price.

No option may be transferred other than by will or by the laws of descent and distribution, and during a recipient’s lifetime an option may be exercised only by the recipient. However, the Compensation Committee may permit the holder of an option, SAR or other award to transfer the option, right or other award to immediate family members or a family trust for estate planning purposes. The Compensation Committee will determine the extent to which a holder of a stock option may exercise the option following termination of service with us.

Stock Appreciation Rights. The Compensation Committee may grant SARs under the 2020 Plan. The Compensation Committee will determine the other terms applicable to SARs. The exercise price per share of a SAR will not be less than 100% of the fair market value of a share of our common stock on the date of grant, as determined by the Compensation Committee. The maximum term of any SAR granted under the 2020 Plan is ten years from the date of grant. Generally, each SAR will entitle a participant upon exercise to an amount equal to:

●	the excess of the fair market value on the exercise date of one share of our common stock over the exercise price, multiplied by
●	the number of shares of common stock covered by the SAR.

Payment may be made in shares of our common stock, in cash, or partly in common stock and partly in cash, all as determined by the Compensation Committee.

Restricted Stock and Restricted Stock Units. The Compensation Committee may award restricted common stock and/or restricted stock units under the 2020 Plan. Restricted stock awards consist of shares of stock that are transferred to a participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied. Restricted stock units confer the right to receive shares of our common stock, cash, or a combination of shares and cash, at a future date upon or following the attainment of certain conditions specified by the Compensation Committee. The restrictions and conditions applicable to each award of restricted stock or restricted stock units may include performance-based conditions. Dividends with respect to restricted stock may be paid to the holder of the shares as and when dividends are paid to stockholders or at the time that the restricted stock vests, as determined by the Compensation Committee. Dividend equivalent amounts may be paid with respect to restricted stock units either when cash dividends are paid to stockholders or when the units vest. Unless the Compensation Committee determines otherwise, holders of restricted stock will have the right to vote the shares.

Performance Shares and Performance Units. The Compensation Committee may award performance shares and/or performance units under the 2020 Plan. Performance shares and performance units are awards, denominated in either shares or U.S. dollars, which are earned during a specified performance period subject to the attainment of performance criteria, as established by the Compensation Committee. The Compensation Committee will determine the restrictions and conditions applicable to each award of performance shares and performance units.

Incentive Bonuses. The Compensation Committee may grant incentive bonus awards under the 2020 Plan from time to time. The terms of incentive bonus awards will be set forth in award agreements. Each award agreement will have such terms and conditions as the Compensation Committee determines, including performance goals and amount of payment based on achievement of such goals. Incentive bonus awards are payable in cash and/or shares of our common stock.

Other Stock-Based and Cash-Based Awards. The Compensation Committee may award other types of equity-based or cash-based awards under the 2020 Plan, including the grant or offer for sale of shares of our common stock that do not have vesting requirements and the right to receive one or more cash payments subject to satisfaction of such conditions as the Compensation Committee may impose.

Effect of Certain Corporate Transactions. The Compensation Committee may, at the time of the grant of an award provide for the effect of a change in control (as defined in the 2020 Plan) on any award, including (i) accelerating or extending the time periods for exercising, vesting in, or realizing gain from any award, (ii) eliminating or modifying the performance or other conditions of an award, or (iii) providing for the cash settlement of an award for an equivalent cash value, as determined by the Compensation Committee. The Compensation Committee may, in its discretion and without the need for the consent of any recipient of an award, also take one or more of the following actions contingent upon the occurrence of a change in control: (a) cause any or all outstanding options and SARs to become immediately exercisable, in whole or in part; (b) cause any other awards to become non-forfeitable, in whole or in part; (c) cancel any option or SAR in exchange for a substitute option; (d) cancel any award of restricted stock, restricted stock units, performance shares or performance units in exchange for a similar award of the capital stock of any successor corporation; (e) cancel or terminate any award for cash and/or other substitute consideration in exchange for an amount of cash and/or property equal to the amount, if any, that would have been attained upon the exercise of such award or realization of the participant’s rights as of the date of the occurrence of the change in control, but if the change in control consideration with respect to any option or SAR does not exceed its exercise price, the option or SAR may be canceled without payment of any consideration; or (f) make such other modifications, adjustments or amendments to outstanding awards as the Compensation Committee deems necessary or appropriate.

Clawback/Repayment. Awards under the 2020 Plan will be subject to forfeiture, reduction or recoupment in order to comply with any clawback or similar policy adopted by the board of directors or the Compensation Committee and as required pursuant to law, and any overpayment will be subject to repayment by the effected participant.

Amendment, Termination. The board of directors may at any time amend the 2020 Plan for the purpose of satisfying the requirements of the Code, or other applicable law or regulation or for any other legal purpose, provided that, without the consent of our stockholders, the board of directors may not (a) increase the number of shares of common stock available under the 2020 Plan, (b) change the group of individuals eligible to receive options, SARs and/or other awards, or (c) extend the term of the 2020 Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the date of this prospectus regarding the beneficial ownership of our common stock by:

●	each of our stockholders who is known by us to beneficially own 5% or more of our common stock;
●	each of our executive officers;
●	each of our directors; and
●	all of our directors and current executive officers as a group.

Beneficial ownership is determined based on the rules and regulations of the Commission as defined in Rule 13d-3 of the Exchange Act. A person has beneficial ownership of shares if such individual has the power to vote and/or dispose of shares. This power may be sole or shared and direct or indirect. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock that are subject to RSUs, options or warrants held by that person and exercisable as of, or within 60 days of, the date of this prospectus are counted as outstanding. These shares, however, are not counted as outstanding for the purposes of computing the percentage ownership of any other person(s). Except as may be indicated in the footnotes to this table and pursuant to applicable community property laws, each person named in the table has sole voting and dispositive power with respect to the shares of common stock set forth opposite that person’s name.

	Number of
	Shares Beneficially	Percentage
Name of Beneficial Owner	Owned	Owned
5% Stockholders
TardiMed Sciences, LLC(4)	7,336,745	61.0%
Blue Cane Partners, LLC(5)	1,193,339	9.9%
Amar Foundation(6)	1,193,339	9.9%
Directors and Executive Officers
Stephen D. Sheldon(7)	33,779	*
Howard J. Weisman	—	—
Michael Derby(8)	7,336,745	61.0%
Zachary Rome	—	*
Karen LaRochelle	—	—
John F. Coelho	18,795	*
Charles J. Casamento	—	—
Directors and Executive Officers as a group (7 persons)	7,389,319	61.3%
*	Less than 1%
(1)	The address of TardiMed and of each officer and director is 303 South Broadway, Suite 125 Tarrytown, NY 10591.
(2)	We have determined beneficial ownership in accordance with Rule 13d-3 under the Exchange Act, which is generally determined by voting power and/or dispositive power with respect to securities. Unless otherwise noted, the shares of common stock listed above are owned as of the date of this prospectus, and are owned of record by each individual named as beneficial owner and such individual has sole voting and dispositive power with respect to the shares of common stock owned by each of them, unless otherwise noted.
(3)	Percentage ownership is based on 12,035,592 shares of common stock issued and outstanding as of December 12, 2022, which includes the Commitment Shares and excludes any Purchase Shares to be sold to the selling stockholder under the Purchase Agreement in the future. RSUs that vest within 60 days of this prospectus are deemed to be beneficially owned by the persons holding those RSUs for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage.

(4)	Michael Derby is the Managing Partner of TardiMed and has sole voting and dispositive control over the shares of our common stock held by TardiMed. As a result, Mr. Derby may be deemed to beneficially own the shares of our common stock held by TardiMed.
(5)	The number of shares of common stock beneficially owned by Blue Cane Partners, LLC includes 18,339 shares of common stock issuable upon conversion of Series X Preferred Stock and excludes 137,718 shares of common stock as a result of beneficial ownership limitation provisions contained in certain of their security instruments. Craig Kesselman is a member of Blue Cane Partners, LLC and has voting and dispositive control over the shares of our common stock held by Blue Cane Partners, LLC. The address of Blue Cane Partners, LLC is 3411 Silverside Road Tatnal Building #104, Wilmington, DE 19810.
(6)	The number of shares of common stock beneficially owned by Amar Foundation includes 18,339 shares of our common stock issuable upon conversion of Series X Preferred Stock and excludes 711,422 shares of our common stock issuable upon conversion of Series X Preferred Stock as a result of beneficial ownership limitation provisions contained therein. Vinod Khosla has voting and dispositive control over the shares of our common stock held by Amar Foundation. The address of Amar Foundation is 1760 The Alameda, Suite 300, San Jose, CA 95126.
(7)	The number of shares of common stock beneficially owned by Stephen Sheldon includes (i) 18,799 shares of common stock held by The Sheldon Family Trust and (ii) 15,000 restricted stock units that vest on December 31, 2022. Mr. Sheldon is the Trustee of The Sheldon Family Trust.
(8)	Mr. Derby is the Managing Partner of TardiMed and has sole voting and dispositive control over the shares of our common stock held by TardiMed. As a result, Mr. Derby may be deemed to beneficially own the shares of our common stock held by TardiMed.

SELLING STOCKHOLDER

This prospectus relates to the possible resale by the selling stockholder, Lincoln Park, of shares of common stock that may be issued to Lincoln Park pursuant to the Purchase Agreement. We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the Registration Rights Agreement, which we entered into with Lincoln Park on November 17, 2022, concurrently with our execution of the Purchase Agreement, in which we agreed to provide certain registration rights with respect to sales by Lincoln Park of the shares that may be issued to Lincoln Park under the Purchase Agreement.

Lincoln Park, as the selling stockholder, may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock that we may sell to Lincoln Park under the Purchase Agreement. The selling stockholder may sell some, all, or none of its shares. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements, or understandings with the selling stockholder regarding the sale of any of the shares.

The following table provides, as of December 12, 2022, information regarding the selling stockholder and the shares of common stock that it may offer and sell from time to time under this prospectus. The percentage of ownership in the table below is based on 12,035,592 shares of common stock outstanding on the date prior to the filing of this prospectus, including the 198,974 Commitment Shares we have already issued to Lincoln Park pursuant to the Purchase Agreement. The table is prepared based on information supplied to us by the selling stockholder, and reflects its holdings as of December 12, 2022. Neither Lincoln Park nor any of its affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates. Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder.

Percentage of
			Outstanding			Percentage of
			Common			Outstanding
	Shares		Shares			Shares
	Beneficially		Beneficially	Shares to be		Beneficially
	Owned Before		Owned Before	Sold in this		Owned After
Selling Stockholder	this Offering		this Offering	Offering		this Offering
Lincoln Park Capital Fund, LLC(1)	198,974	(2)	1.7%	13,102,199	(3)	0	%(4)
(1)	Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, are deemed to be beneficial owners of all of the shares of common stock owned by Lincoln Park Capital Fund, LLC. Messrs. Cope and Scheinfeld have shared voting and investment power over the shares being offered under the prospectus in connection with the transactions contemplated under the Purchase Agreement. Lincoln Park Capital, LLC is not a licensed broker dealer or an affiliate of a licensed broker dealer.
(2)	Represents 198,974 Commitment Shares issued to Lincoln Park on November 17, 2022 as a fee for its commitment to purchase shares under the Purchase Agreement, all of which are covered by the registration statement that includes this prospectus. We have excluded from the number of shares beneficially owned by Lincoln Park prior to the offering all of the shares of common stock that Lincoln Park may be required to purchase on or after the date of this prospectus pursuant to the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of Lincoln Park’s control, including the registration statement of which this prospectus is a part becoming and remaining effective. Furthermore, under the terms of the Purchase Agreement, issuances and sales of our shares of common stock to Lincoln Park are subject to certain limitations on the amounts we may sell to Lincoln Park at any time, including the Beneficial Ownership Limitation. See the description under the heading “Lincoln Park Transaction” for more information about the Purchase Agreement.

(3)	Although the Purchase Agreement provides that we may sell up to $20,000,000 of our common stock to Lincoln Park, only 13,102,199 shares of our common stock are being offered under this prospectus, which represents (i) 198,974 Commitment Shares issued to Lincoln Park on November 17, 2022 as a fee for its commitment to purchase shares under the Purchase Agreement, and (ii) 12,903,225 shares of common stock that may be sold by us to Lincoln Park at our discretion from time to time over a 30-month period commencing after the satisfaction of certain conditions set forth in the Purchase Agreement, including that the SEC has declared effective the registration statement that includes this prospectus, which we refer to as the Commencement Date. Depending on the price per share of common stock at which we sell our shares to Lincoln Park pursuant to the Purchase Agreement, we may need to sell to Lincoln Park under the Purchase Agreement more or less shares than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $20,000,000 total commitment available to us under the Purchase Agreement. If we choose to sell more shares of common stock than are offered under this prospectus, we must first register for resale under the Securities Act such additional shares. The number of shares ultimately offered for resale by Lincoln Park is dependent upon the number of shares of common stock we sell to Lincoln Park under the Purchase Agreement.
(4)	Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholder is under no obligation to sell any shares of Common Stock at this time.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

SEC regulations define the related person transactions that require disclosure to include any transaction, arrangement or relationship in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years in which we were or are to be a participant and in which a related person had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive and Director Compensation”. A related person is: (i) an executive officer, director or director nominee of the Company, (ii) a beneficial owner of more than 5% of our common stock, (iii) an immediate family member of an executive officer, director or director nominee or beneficial owner of more than 5% of our common stock, or (iv) any entity that is owned or controlled by any of the foregoing persons or in which any of the foregoing persons has a substantial ownership interest or control.

For the period from January 1, 2019, through the date of this prospectus, described below are certain transactions or series of transactions between us and certain related persons.

Management Services Agreement

On April 1, 2020, we entered into a Management Services Agreement with TardiMed, which was subsequently terminated on July 1, 2020. We paid TardiMed $180,000 for services provided under this agreement during the fiscal year ended December 31, 2020.

Rent and Administrative Services Agreement

On July 1, 2020, we entered into a Rent and Administrative Services Agreement with TardiMed, which was subsequently amended on November 1, 2020.

Michael Derby, our Executive Chairman of the Board, and Zachary Rome, our Chief Operating Officer and a director, are currently associated with TardiMed and Joseph Lucchese, our former Chief Financial Officer, was formerly associated with TardiMed. TardiMed is controlled by Mr. Derby. Pursuant to the Rent and Administrative Services Agreement, TardiMed will provide us with use of its offices as needed. In addition, TardiMed will provide us access on its premises to administrative services including internet and telephone communications, courier or mail services, office storage, supplies and administrative personnel services (including management of payroll, accounts receivable and accounts payable, expense tracking and reimbursement, travel management and logistics, and other administrative services), as well as the advancement of certain of our research and development expenses. Since entering into the Rent and Administrative Services Agreement, TardiMed has not advanced any research and development expenses. We paid TardiMed $15,000 a month in exchange for these services for the months between and including July 2020 and October 2020 and we have paid TardiMed$20,000 a month in exchange for these services for the months following October 2020. The current term of the Rent and Administrative Services Agreement expires on July 1, 2023 and is renewable annually thereafter as mutually agreed upon by us and TardiMed. The Rent and Administrative Services Agreement was negotiated at arm’s length.

Other Arrangements and Transactions with TardiMed

On April 15, 2020, we converted from a limited liability company to a Delaware corporation and changed our name to PaxMedica, Inc. This conversion resulted in the conversion of the Purinix members’ LLC interests into an aggregate of 5,775,898 shares of our common stock and 2,696,439 shares of our Series Seed Preferred Stock. Each such share of Series Seed Preferred Stock is convertible into approximately 0.577589 shares of our common stock.

Certain of our expenses have been allocated by TardiMed and are included in our statements of operations and statements of members’ deficit as a contribution by TardiMed. These expenses are primarily comprised of TardiMed personnel and related expenses, rent and other office expenses. We allocated these expenses contributed on a 50%/50% basis to research and development and selling, general and administrative. Our management considers the allocation methodologies used to allocate expenses as reasonable and appropriate based on historical TardiMed expenses attributable to us and our operations. The expenses reflected in the accompanying financial statements may not be indicative of expenses that we will incur as an independent publicly traded company and should not be relied upon as an indicator of our future results. No expenses were allocated during the year ended December 31, 2021. For the year ended December 31, 2020, $25,000 and $25,000 were allocated to research and development expenses and selling, general and administrative expenses, respectively. For the year ended December 31, 2019, $31,293 and $31,293 was allocated to research and development expenses and selling, general and administrative expenses, respectively.

On August 5, 2022, we entered into an exchange agreement with TardiMed, pursuant to which we agreed to exchange all shares of TardiMed’s outstanding Series Seed Preferred Stock into an aggregate of 1,465,847 shares of our common stock immediately prior to the effectiveness of the Form S-1 registration statement filed on August 10, 2022.

On August 30, 2022 TardiMed purchased 95,000 shares of our common stock in our initial public offering for an aggregate purchase price of $498,750 (or $5.25 per share of common stock, the price to the public in the our initial public offering).

Arrangements and Transactions with Blue Cane

On August 2, 2022, we issued and sold an aggregate of 3,200 shares of our Series X Preferred Stock to Blue Cane Partners, LLC (“Blue Cane”), a holder of greater than 5% of our outstanding common stock, in a private placement at a purchase price of $100 per share, for aggregate proceeds of approximately $320,000 and net proceeds to us of approximately $300,000, after deducting expenses. Upon the closing of our initial public offering all outstanding shares of Series X Preferred Stock automatically converted into shares of common stock at the initial offering price, subject to the beneficial ownership restrictions contained in the certificate of designations for the Series X Preferred Stock.

On August 3, 2022, we entered into a conversion agreement with Blue Cane, pursuant to which Blue Cane agreed to convert an aggregate of $255,555 of principal amount of its 2022 Notes at the consummation of our initial public offering into an aggregate of 2,555 shares of Series X Preferred Stock.

On August 3, 2022, we also entered into a Warrant Exchange Agreement with Blue Cane, pursuant to which Blue Cane exchanged an aggregate of 750,000 2020 Warrants for 375,000 shares of our common stock (or, to the extent that Blue Cane would exceed the beneficial ownership limitation contained in the Warrant Exchange Agreement, an equivalent number of shares of Series X Preferred Stock) at the consummation of our initial public offering.

The Sheldon Family Trust

Between July 2020 and November 2020, The Sheldon Family Trust, of which Stephen Sheldon, the Company’s Chief Financial Officer, is a Trustee, purchased approximately $51,000 of convertible notes, which on March 26, 2021 were converted into 18,799 shares of our common stock.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of all material characteristics of our capital stock as set forth in our Certificate of Incorporation and Bylaws. The summary does not purport to be complete and is qualified in its entirety by reference to our Certificate of Incorporation and Bylaws, all of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and the applicable provisions of Delaware law.

Authorized Capitalization

Our Certificate of Incorporation authorizes us to issue up to 210,000,000 shares of capital consisting of 200,000,000 shares of common stock with a par value of $0.0001 per share and 10,000,000 shares of preferred stock with a par value of $0.0001 per share. As of September 30, 2022, we had 11,779,475 shares of common stock, par value $0.0001 per share, issued and outstanding. In addition, as of September 30, 2022, we had 1,593,999 shares of our common stock reserved for issuance upon settlement of restricted stock units granted pursuant to the 2020 Plan.

Common Stock

Holders of our common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose. The shares of common stock are neither redeemable nor convertible. Holders of common stock have no preemptive or subscription rights to purchase any of our securities.

Each holder of our common stock is entitled to one vote for each such share outstanding in the holder’s name. No holder of common stock is entitled to cumulate votes in voting for directors.

In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets, which are legally available for distribution, after payments of all debts and other liabilities. All of the outstanding shares of our common stock are fully paid and non-assessable. The shares of common stock offered by this prospectus will also be fully paid and non-assessable.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more classes or series and to fix the designations, rights, preferences, privileges and restrictions thereof, without further vote or action by the stockholders, net of any shares of preferred stock that have been previously issued. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such class or series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of the Company or other corporate action.

Series X Preferred Stock

In August 2022, a series of our preferred stock was designated as Series X Preferred Stock, consisting of 500,000 designated shares. As of September 30, 2022, 45,316 shares of Series X preferred stock were outstanding, with an aggregate stated value of $4,531,600.

Holders of Series X Preferred Stock are not entitled to receive dividends with respect to their shares of Series X Preferred Stock. The Series X Preferred Stock has no voting rights, other than the right to vote with respect to any amendment of the Certificate of Designations and with respect to any other adverse change to the voting or other powers, preferences, rights, privileges or restrictions of the Series X Preferred Stock contained in the Certificate of Designations. In connection with this offering, we waived any lock-up restrictions contained in the Certificate of Designations. The Certificate of Designations contains beneficial ownership restrictions that restrict the conversion of shares of Series X Preferred Stock into shares of common stock.

Restricted Stock Units

As of September 30, 2022, we had reserved 1,593,999 shares of our common stock for issuance upon settlement of restricted stock units granted pursuant to the 2020 Plan. The restricted stock unit grants provide that 33.34% of each of the restricted stock unit grants would vest on May 1, 2022, with an additional 8.3325% of each grant vesting each quarter thereafter, provided that if neither (i) the expiration of the 6-month period following an initial public offering nor (ii) a change in control has occurred prior to the applicable vesting date, any restricted stock units that would have vested shall not vest until such expiration of the six-month period following an initial public offering or change in control occurs. Accordingly, all restricted stock units that would have vested, prior to the expiration of the six-month period our initial public offering, shall vest on February 26, 2022. Vesting in all cases generally is subject to the grantee’s continued employment with the Company or a subsidiary thereof on the applicable vesting date.

In July 2020, we granted 15,000 additional restricted stock units to Mr. Sheldon, all of which vest December 31, 2022. In August 2022, we granted an additional 394,000 restricted stock units to certain officers, directors and employees, one-third of which vest on the one-year anniversary of our initial public offering, with the remaining restricted stock units vesting on a quarterly basis over the following two years. In October 2022, we granted 51,583 restricted stock units to Mr. Casamento, The RSUs are subject to time-based vesting with one-third of which vest on the one-year anniversary of his service on our board of directors, with the remaining restricted stock units vesting on a quarterly basis over the following two years.

Warrants

In connection with the October 2020 Notes, we also issued an aggregate of 1,034,176 warrants to purchase shares of common stock, which are exercisable at an exercise price of $3.00.

In connection with the 2022 Notes, we also issued an aggregate of 195,140 warrants to purchase shares of common stock, which are exercisable at an exercise price of $4.20.

2022 Convertible Promissory Notes

Between April and July 2022, we issued the 2022 Notes in an aggregate principal amount of approximately $1.5 million with an interest rate of 10% per annum. The 2022 Notes mature 12 months from the date of issuance and are convertible at a conversion price equal to $4.20 per share.

The 2022 Notes are subject to customary events of default, including, but not limited to, our failure to issue the shares issuable upon conversion of the 2022 Notes upon exercise of a holder’s conversion rights under the 2022 Notes, pay the principal or interest on the 2022 Notes when due, our liquidation, and our default or breach of any other financial instrument. Upon the occurrence of an event of default, the principal amount is accelerated and any accrued but unpaid interest thereon is multiplied by 120%, which the holder may determine to accept in common stock, cash, or any combination thereof.

Representative’s Warrants

In connection with our initial public offering, we issued to Craft Capital Management LLC (“Craft”) and R.F. Lafferty & Co., Inc. (the “Representatives”) warrants to purchase up to a total of 108,181 shares of common stock (7% of the shares of common stock sold in our initial public offering, excluding the over-allotment option) (the “Representative’s Warrants”). The Representative’s Warrants are exercisable at any time, and from time to time, in whole or in part, during the four and a half-year period commencing six months from the closing date of our initial public offering, and expiring four and a half years thereafter in compliance with FINRA Rule 5110(f)(2)(G). The Representative’s Warrants are exercisable at a per share price equal to 125% of the price per share as of our initial public offering. The Representative’s Warrants are subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA.

The exercise price and number of shares issuable upon exercise of the Representative’s Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or recapitalization, reorganization, merger or consolidation.

Registration Rights

The securities purchase agreement pursuant to which we issued the 2022 Convertible Notes and 2022 Warrants grants the purchasers certain registration rights in respect of the “registrable securities” held by them, which securities include the shares of our common stock issued upon the conversion of the 2022 Convertible Notes and 2022 Warrants. The registration of shares of our common stock pursuant to the exercise of these registration rights would enable the holders thereof to sell such shares without restriction under the Securities Act when the applicable registration statement is declared effective. If Rule 144 is not available to the holders of registrable shares under the securities purchase agreement for the 2022 Convertible Notes and 2022 Warrants, we are required to file a resale registration statement six months after the issuance of the 2022 Convertible Notes covering those registrable shares and any holder of registrable shares may require us to file a resale registration statement covering their registrable shares at any time. The holders of registrable securities are also entitled to certain “piggyback” registration rights allowing them to include their registrable securities in any registration of securities under the Securities Act, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act other than with respect to a demand registration or a registration statement on S-8, these holders are entitled to notice of the registration and have the right to include their registrable securities in the registration subject to certain limitations.

Pursuant to the Registration Rights Agreement with Lincoln Park, Lincoln Park was granted registration rights related to the shares of Common Stock that have been or may be issued to Lincoln Park under the Purchase Agreement (collectively, the “LP Registrable Securities”). Under the Registration Rights Agreement, we are obligated to prepare and file a registration statement covering the resale of the LP Registrable Securities by Lincoln Park with the SEC within 20 business days of entering the Purchase Agreement with Lincoln Park. The registration statement of which this prospectus forms a part is intended to satisfy this obligation.

Anti-Takeover Effects of Delaware law and Our Certificate of Incorporation and Bylaws

The provisions of Delaware law, our Certificate of Incorporation and our Bylaws described below may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;
●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or
●	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and Bylaws provide for:

●	classifying our board of directors into three classes;
●	authorizing the issuance of “blank check” preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;
●	limiting the removal of directors by the stockholders;
●	requiring a supermajority vote of stockholders to amend our Bylaws or certain provisions our Certificate of Incorporation;
●	prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders;
●	eliminating the ability of stockholders to call a special meeting of stockholders;
●	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings; and
●	establishing Delaware as the exclusive jurisdiction for certain stockholder litigation against us.

Potential Effects of Authorized but Unissued Stock

We have shares of common stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.

The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the board of directors has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the Delaware General Corporation Law and subject to any limitations set forth in our Certificate of Incorporation. The purpose of authorizing the board of directors to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from acquiring, a majority of our outstanding voting stock.

Choice of Forum

Unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Company or the Company’s stockholders, creditors or constituents, (iii) any action asserting a claim against the Company or any director or officer of the Company arising pursuant to, or a claim against the Company or any director or officer of the Company, with respect to the interpretation or application of any provision of, the DGCL, our Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine, except for, in each of the aforementioned actions, any claims to which the Court of Chancery of the State of Delaware determines it lacks jurisdiction. This provision will not apply to claims arising under the Exchange Act, or for any other federal securities laws which provide for exclusive federal jurisdiction. However, the exclusive forum provision provides that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Therefore, this provision could apply to a suit that falls within one or more of the categories enumerated in the exclusive forum provision and that asserts claims under the Securities Act, inasmuch as Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. There is uncertainty as to whether a court would enforce such an exclusive forum provision with respect to claims under the Securities Act.

We note that there is uncertainty as to whether a court would enforce the provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Transfer Agent

Our transfer agent is Computershare Trust N.A. The transfer agent’s address is 1290 Avenue of the Americas, 9th Floor, New York, NY 1010, and its telephone number is (212) 805-7100.

PLAN OF DISTRIBUTION

An aggregate of up to 13,102,199 shares of common stock may be offered by this prospectus by Lincoln Park pursuant to the Purchase Agreement. The shares of common stock may be sold or distributed from time to time by Lincoln Park directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.

The sale of shares of common stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;
●	transactions involving cross or block trades;
●	through brokers, dealers, or underwriters who may act solely as agents;
●	“at the market” into an existing market for the Common Shares;
●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
●	in privately negotiated transactions; or
●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares of common stock may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares of common stock may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Lincoln Park has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of the shares of common stock that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Lincoln Park has informed us that each such broker-dealer will receive commissions from Lincoln Park that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the common shares as agents may receive compensation in the form of commissions, discounts, or concessions from Lincoln Park and/or purchasers of the common shares for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions. Neither we nor Lincoln Park can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Lincoln Park or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the common shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from Lincoln Park, and any other required information.

We will pay the expenses incident to the registration, offering, and sale of the shares of common stock to Lincoln Park. We have agreed to indemnify Lincoln Park and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Lincoln Park has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Lincoln Park specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Lincoln Park has represented to us that at no time prior to the Purchase Agreement has it or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our shares of common stock or any hedging transaction, which establishes a net short position with respect to our shares of common stock. Lincoln Park has agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised Lincoln Park that they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes Lincoln Park, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by Lincoln Park.

Our shares of common stock are listed on the Nasdaq Capital Market under the trading symbol “PXMD.”

LINCOLN PARK TRANSACTION

General

On November 17, 2022, we entered into the Purchase Agreement with Lincoln Park, which provides that, upon the terms and subject to the conditions and limitations set forth therein, we have the right, but not the obligation, to sell to Lincoln Park up to $20,000,000 of shares of our common stock, or the Purchase Shares, from time to time over the 30-month term beginning on the Commencement Date. Concurrently with entering into the Purchase Agreement, we also entered into the Registration Rights Agreement with Lincoln Park, pursuant to which we agreed to register the sale of the shares of our common stock that have been and may be issued to Lincoln Park under the Purchase Agreement and that are subject to the offering described in this prospectus. Pursuant to the terms of the Purchase Agreement and Registration Rights Agreement, we have filed with the SEC this prospectus regarding the sale under the Securities Act of the shares that have been or may be issued to Lincoln Park under the Purchase Agreement.

Purchase of Shares under the Purchase Agreement

Regular Purchases

After the Commencement Date, on any business day selected by us, we may direct Lincoln Park to purchase up to 75,000 shares of our common stock on such business day (or the purchase date), which we refer to as a Regular Purchase, provided that the closing sale price of our common stock on Nasdaq is not below $0.25 on the applicable purchase date, and provided, further, that (i) a Regular Purchase may be increased to up to 100,000 shares if the closing sale price of our common stock on Nasdaq is not below $4.00 on the applicable purchase date and (ii) a Regular Purchase may be increased to up to 125,000 shares if the closing sale price of our common stock on Nasdaq is not below $6.00 on the applicable purchase date.

The purchase price per share for each such Regular Purchase will be equal to the lesser of:

●	the lowest sale price for our common stock on Nasdaq on the purchase date of such shares; and
●	the average of the three lowest closing sale prices for our common stock on Nasdaq during the 10 consecutive business days prior to the purchase date of such shares.

Accelerated Purchases

In addition, we may also direct Lincoln Park, on any business day on which we have submitted a Regular Purchase notice for the maximum amount allowed for such Regular Purchase, to purchase an additional amount of our common stock, which we refer to as an Accelerated Purchase, of up to the lesser of:

●	three times the number of shares purchased pursuant to such Regular Purchase; and
●	30% of the aggregate shares of our common stock traded on Nasdaq during all or, if certain trading volume or market price thresholds specified in the Purchase Agreement are crossed on the applicable Accelerated Purchase date, the portion of the normal trading hours on the applicable Accelerated Purchase date prior to such time that any one of such thresholds is crossed, which period of time on the applicable Accelerated Purchase date we refer to as the “Accelerated Purchase Measurement Period”.

The purchase price per share for each such Accelerated Purchase will be equal to 95% of the lower of:

●	the volume-weighted average price of our common stock on Nasdaq during the applicable Accelerated Purchase Measurement Period on the applicable Accelerated Purchase date; and
●	the closing sale price of our common stock on Nasdaq on the applicable Accelerated Purchase date.

Additional Accelerated Purchases

We may also direct Lincoln Park on any business day on which an Accelerated Purchase has been completed and all of the shares to be purchased thereunder have been delivered to Lincoln Park in accordance with the Purchase Agreement, to purchase an additional amount of our common stock, which we refer to as an Additional Accelerated Purchase, as described in the Purchase Agreement.

In the case of Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases, the purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the business days used to compute the purchase price.

The Purchase Agreement prohibits us from directing Lincoln Park to purchase any shares of our common stock if those shares, when aggregated with all other shares of common stock then beneficially owned by Lincoln Park (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 thereunder), would result in Lincoln Park and its affiliates beneficially owning more than the Beneficial Ownership Limitation.

Pursuant to the terms of the Purchase Agreement, on November 17, 2022, we issued 198,974 Commitment Shares to Lincoln Park as consideration for its commitment to purchase shares of our common stock under the Purchase Agreement.

Under applicable rules of Nasdaq, in no event may we issue or sell to Lincoln Park under the Purchase Agreement shares of our common stock, including the Commitment Shares, in excess of 2,354,717 shares, which is equal to 19.99% of the shares of our common stock outstanding immediately prior to the execution of the Purchase Agreement, or the Exchange Cap, unless (i) we obtain stockholder approval to issue shares of our common stock in excess of the Exchange Cap or (ii) the average price of all shares of common stock issued to Lincoln Park under the Purchase Agreement equals or exceeds $1.55 per share (which represents the official closing price of our common stock on Nasdaq the day of signing of the Purchase Agreement), such that the transactions contemplated by the Purchase Agreement are exempt from the Exchange Cap limitation under applicable Nasdaq rules. In any event, the Purchase Agreement specifically provides that we may not issue or sell any shares of our common stock under the Purchase Agreement if such issuance or sale would breach any applicable rules or regulations of the Nasdaq.

Sales under the Purchase Agreement may commence only after certain conditions have been satisfied, which date is referred to herein as the Commencement Date, which conditions include that this Registration Statement, as may be amended from time to time, shall have been declared effective under the Securities Act, delivery to Lincoln Park of a prospectus covering the shares of our common stock issued or sold by us to Lincoln Park under the Purchase Agreement, approval for listing on the Nasdaq of the shares of our common stock issued or sold by us to Lincoln Park under the Purchase Agreement, the issuance of the Commitment Shares to Lincoln Park under the Purchase Agreement, and the receipt by Lincoln Park of a customary opinion of counsel and other certificates and closing documents. The Purchase Agreement may be terminated by us at any time, at our sole discretion, without any cost or penalty, however, the Commitment Shares will not be returned to us. There are no limitations on use of proceeds, financial or business covenants, restrictions on future financings (other than restrictions on our ability to enter into additional “equity line” or similar transactions whereby an investor is irrevocably bound to purchase securities over a period of time from us at a price based on the market price of our common stock at the time of such purchase), rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. We may deliver Purchase Notices under the Purchase Agreement, subject to market conditions, and in light of our capital needs from time to time and under the limitations contained in the Purchase Agreement. Any proceeds that we receive under the Purchase Agreement may be used for any corporate purpose at our sole discretion.

The Company has agreed to file with the Commission, as soon as practicable, and in any event within twenty business days of the date of the Purchase Agreement, this Registration Statement covering the resale of the Purchase Shares and all of the Commitment Shares in accordance with the terms of the Registration Rights Agreement.

The Purchase Agreement and Registration Rights Agreement contain customary representations and warranties, covenants and indemnification provisions that the parties made to, and solely for the benefit of, each other in the context of all of the terms and conditions of such agreements and in the context of the specific relationship between the parties thereto. The provisions of the Purchase Agreement and Registration Rights Agreement, including any representations and warranties contained therein, are not for the benefit of any party other than the parties thereto and are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties thereto. Rather, investors and the public should look to other disclosures contained in our annual, quarterly and current reports we may file with the Commission.

Events of Default

Events of default (the “Events of Default”) under the Purchase Agreement include the following:

●	the effectiveness of a Registration Statement registering the sale or resale of the Securities lapses for any reason (including, without limitation, the issuance of a stop order or similar order) or such registration statement (or the prospectus forming a part thereof) is unavailable to Lincoln Park for sale or resale of any or all of the shares of our common stock to be issued to Lincoln Park under the Purchase Agreement and/or the Registration Rights Agreement, and all associated schedules and exhibits, that are required to be included therein, and such lapse or unavailability continues for a period of ten consecutive business days or for more than an aggregate of thirty business days in any 365-day period, but excluding a lapse or unavailability where (i) we terminate a registration statement after Lincoln Park has confirmed in writing that all of the shares of our common stock covered thereby have been resold or (ii) we supersede one registration statement with another registration statement, including (without limitation) by terminating a prior registration statement when it is effectively replaced with a new registration statement covering the shares of our common stock covered by the Purchase Agreement (provided in the case of this clause (ii) that all of the shares of our common stock covered by the superseded (or terminated) registration statement that have not theretofore been resold are included in the superseding (or new) registration statement);
●	the suspension of our common stock from trading on the Nasdaq for a period of at least one business day, provided that we may not direct Lincoln Park to purchase any shares of our common stock during any such suspension;
●	the delisting of our common stock from the Nasdaq Capital Market, provided, however, that our common stock is not immediately thereafter trading on The Nasdaq Global Select Market, The NASDAQ Global Market, the New York Stock Exchange, the NYSE American, the NYSE Arca, the OTC Bulletin Board, or the OTCQB or the OTCQX operated by the OTC Markets Group, Inc. (or any nationally recognized successor to any of the foregoing);
●	the failure for any reason by our transfer agent to issue Lincoln Park shares of our common stock within two business days after the applicable date on which Lincoln Park is entitles to receive such shares;
●	any breach of the representations or warranties or covenants contained in the Purchase Agreement or Registration Rights Agreement that has or could have a material adverse effect on us and, in the case of a breach of a covenant that is reasonably curable, that is not cured within five business days;
●	if any person commences a proceeding against us pursuant to or within the meaning of any bankruptcy law;
●	if we become at any time insolvent, or, pursuant to or within the meaning of any bankruptcy law, (i) commence a voluntary case, (ii) consent to the entry of an order for relief against us an involuntary case, (iii) consent to the appointment of a Custodian for us or for all or substantially all of our property, or (iv) make a general assignment for the benefit of our creditors or if we are generally unable to pay our debts as the same become due;
●	a court of competent jurisdiction enters an order or decree under any bankruptcy law that (i) is for relief us in an involuntary case, (ii) appoints a Custodian for us or for all or substantially all of its property, or (iii) orders the liquidation of us or our subsidiaries; or
●	if at any time we are not eligible to transfer shares of our common stock electronically as DWAC Shares or if we fail to maintain the service of our transfer agent (or a successor transfer agent) with respect to the issuance of shares of our common stock under the Purchase Agreement, including but not limited to, maintaining the effectiveness of the irrevocable instructions to the transfer agent, in the form agreed prior to the execution of the Purchase Agreement (the “Commencement Irrevocable Transfer Instructions”), payment of all fees owed to the transfer agent and satisfaction of all conditions required by the transfer agent to issue shares of our common stock pursuant to the Commencement Irrevocable Transfer Agent Instructions.

Subject to the terms of the Purchase Agreement, so long as (i) an Event of Default has occurred and is continuing, or if any event that, after notice and/or lapse of time, would reasonably be expected to become an Event of Default, has occurred and is continuing or (ii) if at any time after the commencement date of the Purchase Agreement, the Exchange Cap is reached (to the extent the Exchange Cap is applicable), we may not direct Lincoln Park to purchase any shares of our Common Stock under the Purchase Agreement.

Our Termination Rights

We have the unconditional right, at any time, for any reason and without any payment or liability to us, to give one business day notice to Lincoln Park to terminate the Purchase Agreement.

No Short-Selling or Hedging by Lincoln Park

Lincoln Park has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of shares of our common stock during any time prior to the termination of the Purchase Agreement.

Prohibitions on Variable Rate Transactions

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement other than a prohibition on entering into a “Variable Rate Transaction,” as defined in the Purchase Agreement, for a period of thirty months following the date of the execution of the Purchase Agreement, on than with Lincoln Park. Variable Rate Transactions include an “equity line of credit” or any similar transaction whereby an investor is irrevocably bound to purchase securities over a period of time from us at a price based on the market price of our common stock at the time of each such purchase, other than an “at the market offering” exclusively through a registered broker-dealer acting as our agent pursuant to a written agreement between us and such registered broker-dealer.

Effect of Performance of the Purchase Agreement on Our Stockholders

All shares registered in this offering that have been or may be issued or sold by us to Lincoln Park under the Purchase Agreement are expected to be freely tradable. It is anticipated that the common stock registered in this offering will be sold over a period of up to 30-months commencing on the Commencement Date. The sale by Lincoln Park of a significant amount of shares of our common stock registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock to Lincoln Park, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement.

If and when we do sell shares of our common stock to Lincoln Park, after Lincoln Park has acquired the common stock, Lincoln Park may resell all, some or none of those shares of our common stock at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our shares of common stock. In addition, if we sell a substantial number of shares of our common stock to Lincoln Park under the Purchase Agreement, or if investors expect that we will do so, the actual sales of our common stock or the mere existence of our arrangement with Lincoln Park may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our common stock to Lincoln Park and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

The following table sets forth the amount of gross proceeds we would receive from Lincoln Park from our sale of common stock to Lincoln Park under the Purchase Agreement at varying purchase prices:

			Percentage of	Gross Proceeds to
			Outstanding	Us from the Sale of
			Shares	Shares to
	Number of		After Giving	Lincoln Park
	Registered Shares		Effect to the	Under the
	to be Issued if Full		Issuance to	Purchase
Assumed Average Purchase Price Per Share	Purchase(1)		Lincoln Park(2)	Agreement
$0.50	2,155,743	(3)	16.6%	$1,077,872
$1.00	2,155,743	(3)	16.6%	$2,155,743
$1.55(4)	12,903,225		52.5%	$19,999,998
$2.00	10,000,000		46.3%	$20,000,000
$4.00	5,000,000		30.5%	$20,000,000
(1)	Includes the total number of Purchase Shares which we would have sold under the Purchase Agreement at the corresponding assumed average purchase price set forth in the first column, up to the aggregate purchase price of $20,000,000, if available, while giving effect to the Exchange Cap and without regard for the limitation of 9.99% of our outstanding shares of common stock that Lincoln Park may beneficially own under the Purchase Agreement, and excludes the Commitment Shares.
(2)	This amount is based on 12,035,592 shares outstanding as of December 12, 2022, which includes the Commitment Shares, and adjusted to include the issuance of the number of shares set forth in the adjacent column that we would have sold to Lincoln Park, assuming the average purchase price in the first column. The numerator is based on the number of shares issuable under the Purchase Agreement (that are the subject of this offering) at the corresponding assumed average purchase price set forth in the first column.
(3)	This number of shares reflects the Exchange Cap. We may only issue shares of our Common Stock in excess of the Exchange Cap if we obtain stockholder approval to do so, or if the average price of all shares of common stock issued to Lincoln Park under the Purchase Agreement equals or exceeds $1.55 per share.
(4)	The closing sale price of our common stock on the Nasdaq Capital Market on November 17, 2022.

LEGAL MATTERS

Dechert LLP will pass upon the validity of the shares of common stock offered by this prospectus.

EXPERTS

Our balance sheets as of December 31, 2021 and 2020, the related statements of operations, and the statements of stockholders’ deficit and cash flows for the years ended December 31, 2021 and December 31, 2020 have been audited by Marcum LLP, independent registered public accounting firm, as stated in their report which is included herein. Such financial statements have been included herein in reliance upon the report of such firm, which includes an explanatory paragraph relating to our ability to continue as a going concern, given upon their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement or the exhibits, schedules and amendments to the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and to the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete. If a contract or other document has been filed as an exhibit to the registration statement, please see the copy of the contract or other document that has been filed. Each statement in this prospectus relating to a contract or other document filed as an exhibit is qualified in all respects by the filed exhibit.

We file annual, quarterly and current reports, proxy statements and other information with the Commission. Our Commission filings are available to the public over the Internet at the Commission’s website at www.sec.gov and on our website at www.paxmedica.com/investors. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only. You may inspect a copy of the registration statement through the Commission’s website, as provided herein.

PAXMEDICA, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders’ and Board of Directors of PaxMedica, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of PaxMedica, Inc. (the “Company”) as of December 31, 2021 and 2020, the related statements of operations, statements of stockholders’ deficit and cash flows for the years ended December 31, 2021 and 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years ended December 31, 2021 and 2020, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

We have served as the Company’s auditor since 2020.

Marcum LLP

New York, NY

June 10, 2022

PAXMEDICA, INC.

Balance Sheets

	December 31,	December 31,
	2021	2020
ASSETS
Current assets
Cash	$444,087	$1,123,625
Total current assets	444,087	1,123,625
Deferred offering costs	204,779	—
Total assets	$648,866	$1,123,625
LIABILITIES, AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$736,251	$346,094
Accounts payable – related party	750	102,803
Accrued expenses	680,026	578,524
Accrued interest	—	55,175
Notes payable, net of discount of $0 and $2,550,780	—	611,641
SAFE liability	4,824,217	—
Warrant liability	4,516,485	4,057,927
Total current liabilities	10,757,729	5,752,164
Total liabilities	10,757,729	5,752,164
Commitments and contingencies (Note 10)
Stockholders’ deficit
Preferred shares, par value $0.0001; 2,696,439 shares authorized; 2,696,439 shares issued and outstanding at December 31, 2021 and 2020, respectively; aggregate liquidation preference of $2,808,148	270	270
Common stock, par value $0.0001; 20,000,000 shares authorized at December 31, 2021 and 2020; 6,913,492 and 5,775,898 shares issued and outstanding at December 31, 2021 and 2020, respectively	691	578
Additional paid-in capital	8,828,425	4,079,891
Accumulated deficit	(18,938,249)	(8,709,278)
Total stockholders’ deficit	(10,108,863)	(4,628,539)
Total liabilities, and stockholders’ deficit	$648,866	$1,123,625

The accompanying notes are an integral part of these financial statements.

PAXMEDICA, INC.

Statements of Operations

	Years Ended December 31,
	2021	2020
Operating expenses
General and administrative	$4,973,245	$4,629,070
Research and development	2,224,555	936,776
Total operating expenses	7,197,800	5,565,846
Loss from operations	(7,197,800)	(5,565,846)
Other income (expense):
Interest expense	(2,805,856)	(609,458)
Loss on issuance of debt	—	(53,541)
Loss on extinguishment of debt	—	(23,284)
Gain on conversion of notes	59,890	—
Change in fair value of SAFE	175,783	—
Change in fair value warrant liability	(458,558)	(1,569,383)
Change in fair value of derivative	—	(4,496)
Other income	2,665	—
Other expense	(5,095)	—
Total other expense	(3,031,171)	(2,260,162)
Net loss	$(10,228,971)	$(7,826,008)
Less: Accrued preferred unit and stock dividend	—	(19,442)
Less: Deemed dividend – beneficial conversion feature on preferred stock	—	(1,452,422)
Net loss attributable to common stockholders	$(10,228,971)	$(9,297,872)
Basic and diluted weighted average number of shares outstanding	6,666,005	5,775,898
Basic and diluted net loss per share attributable to common stockholders	$(1.53)	$(1.61)

The accompanying notes are an integral part of these financial statements.

PAXMEDICA, INC.

Statements of Stockholders’ Deficit
Years ended December 31, 2021 and 2020

									Additional		Total
	Preferred Units		Preferred Stock		Common Units		Common Stock		Paid-in	Accumulated	Stockholders’
	Units	Amount	Shares	Amount	Units	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance at December 31, 2019	1,516,041	$765,527	—	—	5,775,898	$—	—	$—	$—	$(863,828)	$(863,828)
Contribution from TardiMed	940,000	470,000	—	—	—	—	—	—	—	—	—
Investor contributions	100,000	50,000	—	—	—	—	—	—	—	—	—
Non-cash contribution from TardiMed	72,428	36,214	29,086	3	—	—	—	—	14,540	—	14,543
Conversion of preferred units to preferred stock	(2,667,353)	(1,341,183)	2,667,353	267	—	—	—	—	1,340,916	—	1,341,183
Conversion of common units to common stock	—	—	—	—	(5,775,898)	—	5,775,898	578	(578)	—	—
Stock-based compensation	—	—	—	—	—	—	—	—	2,262,093	—	2,262,093
Accrued preferred unit and stock dividend	38,884	19,442	—	—	—	—	—	—	—	(19,442)	(19,442)
Beneficial conversion feature in connection with notes payable	—	—	—	—	—	—	—	—	462,920	—	462,920
Net loss	—	—	—	—	—	—	—	—	—	(7,826,008)	(7,826,008)
Balance at December 31, 2020	—	—	2,696,439	$270	—	$—	5,775,898	$578	$4,079,891	$(8,709,278)	$(4,628,539)
Common stock issued in connection with conversion of notes payable	—	—	—	—	—	—	1,137,594	113	3,412,669	—	3,412,782
Stock-based compensation	—	—	—	—	—	—	—	—	1,335,865	—	1,335,865
Net loss	—	—	—	—	—	—	—	—	—	(10,228,971)	(10,228,971)
Balance at December 31, 2021	—	$—	2,696,439	$270	—	$—	6,913,492	$691	$8,828,425	$(18,938,249)	$(10,108,863)

The accompanying notes are an integral part of these financial statements.

PAXMEDICA, INC.

Statements of Cash Flows

	Years ended December 31,
	2021	2020
Cash flows from operating activities
Net loss	$(10,228,971)	$(7,826,008)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	1,335,865	2,262,093
Amortization of debt discount	2,550,780	551,752
Loss on issuance of debt	—	53,541
Loss on extinguishment of debt	—	23,284
Change in fair value of SAFE	(175,783)	—
Gain on conversion of notes	(59,890)	—
Change in fair value warrant liability	458,558	1,569,383
Change in fair value of derivative	—	4,496
Non-cash interest expense	255,076	—
Non-cash contribution from TardiMed	—	50,757
Changes in assets and liabilities:
Accounts payable	352,277	305,071
Accounts payable – related party	(102,053)	87,478
Accrued expenses	101,502	511,624
Accrued interest	—	57,707
Net cash used in operating activities	(5,512,639)	(2,348,822)
Cash flows from financing activities
Proceeds from SAFE investment	5,000,000	—
Payment of deferred offering costs	(166,899)	—
Contribution from TardiMed	—	470,000
Proceeds from notes payable	—	2,927,500
Third party investor contributions	—	50,000
Net cash provided by financing activities	4,833,101	3,447,500
Net (decrease) increase in cash	(679,538)	1,098,678
Cash, beginning of year	1,123,625	24,947
Cash, end of year	$444,087	$1,123,625
Non-cash financing activities:
Common stock issued in connection with conversion of notes payable	$3,412,782	$—
Unpaid offering costs	$37,880	$—
Deemed dividend – beneficial conversion feature on preferred stock	$—	$1,452,422
Conversion of preferred units to preferred stock	$—	$1,341,183
Beneficial conversion feature in connection with notes payable	$—	$462,920
Accrued preferred unit and stock dividend	$—	$19,442

The accompanying notes are an integral part of these financial statements.

PAXMEDICA, INC.

Notes to Financial Statements

Note 1. Organization and description of business operations

PaxMedica, Inc. (Formerly Purinix Pharmaceuticals LLC) (the “Company”) is a clinical stage biopharmaceutical company organized as a Delaware limited liability company on April 5, 2018 (“Inception”) to focus on the development of drug candidates for the treatment of autism spectrum disorder (ASD), Fragile X syndrome tremor-ataxia (FXTAS) and Human African Trypanosomiasis (HAT).

On April 15, 2020, Purinix Pharmaceuticals LLC converted from a limited liability company (“ LLC”) to a Delaware corporation and changed its name to PaxMedica, Inc., resulting in a new capital structure consisting of two classes of stock: common and preferred, each having a par value of $0.0001. The Company has authorized 20,000,000 shares of common stock and 2,696,439 shares of preferred stock. This conversion resulted in conversion of the current members’ LLC interests into an aggregate of 2,696,439 shares of preferred stock, which are convertible into 1,557,435 shares of common stock, and 5,775,898 shares of common stock of the Company.

On July 22, 2020, the Company filed with the state of Delaware a certificate of amendment for its certificate of incorporation and effected a 1-for-0.5775898 reverse stock split of its common stock. All share and per share information in the accompanying financial statements and footnotes has been retroactively adjusted for the effects of the reverse split for all periods presented.

Going concern, liquidity and capital resources

The Company has no product revenues, incurred operating losses since inception, and expects to continue to incur significant operating losses for the foreseeable future and may never become profitable. The Company had an accumulated deficit of approximately $18.9 million at December 31, 2021, a net loss of approximately $10.2 million, and approximately $5.5 million of net cash used in operating activities for the year ended December 31, 2021.

On March 19, 2021, the Company entered into a Simple Agreement for Future Equity (“SAFE”) with an investor and received proceeds of $5.0 million. Under the terms of the SAFE, the investor has rights to certain shares of the Company’s common and preferred stock at a discount to the price at which those securities might be issued (See Note 6).

The accompanying financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.

The Company’s future liquidity and capital funding requirements will depend on numerous factors, including:

●	its ability to raise additional funds to finance its operations;
●	the outcome, costs and timing of clinical trial results for the Company’s current or future product candidates;
●	the emergence and effect of competing or complementary products;
●	its ability to maintain, expand and defend the scope of its intellectual property portfolio, including the amount and timing of any payments the Company may be required to make, or that it may receive, in connection with the licensing, filing, prosecution, defense and enforcement of any patents or other intellectual property rights;
●	its ability to retain its current employees and the need and ability to hire additional management and scientific and medical personnel; and
●	the terms and timing of any collaborative, licensing or other arrangements that it has or may establish.

The Company will likely need to raise substantial additional funds through one or more of the following: issuance of additional debt or equity, or the completion of a licensing transaction for one or more of the Company’s pipeline assets. If the Company is unable to maintain sufficient financial resources, its business, financial condition and results of operations will be materially and adversely

PAXMEDICA, INC.

Notes to Financial Statements

affected. This could affect future development and business activities and potential future clinical studies and/or other future ventures. Failure to obtain additional equity or debt financing will have a material, adverse impact on the Company’s business operations. There can be no assurance that the Company will be able to obtain the needed financing on acceptable terms or at all. Additionally, equity or debt financings will likely have a dilutive effect on the holdings of the Company’s existing stockholders. Accordingly, there are material risks and uncertainties that raise substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the issuance of these financial statements. The accompanying financial statements do not include any adjustments that result from the outcome of these uncertainties.

The COVID-19 global pandemic has been unprecedented and unpredictable, is likely to continue to result in significant national and global economic disruption, which may adversely affect our business. Based on the Company’s current assessment, the Company does not expect any material impact on its long-term development timeline and its liquidity due to the worldwide spread of the COVID-19 virus. However, the Company is continuing to assess the effect on its operations by monitoring the spread of COVID-19 and the resulting global pandemic and the actions implemented to combat the virus throughout the world.

Note 2. Significant accounting policies

Basis of presentation

The Company’s financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and include all adjustments necessary for the fair presentation of its balance sheets, results of operations and cash flows for the period presented.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. The most significant estimates in the Company’s financial statements relate to the valuation of warrants, valuation of the SAFE liability and valuation of equity-based awards. These estimates and assumptions are based on current facts, historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the recording of expenses that are not readily apparent from other sources. Actual results may differ materially and adversely from these estimates. To the extent there are material differences between the estimates and actual results, the Company’s future results of operations will be affected.

Cash, cash equivalents and short-term investments

The Company considers all highly liquid investments with an original maturity of three months or less at the date of acquisition to be cash equivalents. As of December 31, 2021 and 2020, the Company had no cash equivalents or short-term investments.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash. The Company maintains its cash high credit quality financial institutions, which may at times, be in excess of federal insured limits. The Company believes it is not exposed to any significant losses due to credit risk on cash.

Risks and Uncertainties

The Company operates in a dynamic and highly competitive industry and is subject to risks and uncertainties common to early-stage companies in the biotechnology industry, including, but not limited to, development by competitors of new technological innovations, protection of proprietary technology, dependence on key personnel, contract manufacturer and contract research organizations, compliance with government regulations and the need to obtain additional financing to fund operations. Product candidates currently under development will require significant additional research and development efforts, including extensive preclinical studies and clinical trials and regulatory approval, prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel infrastructure and extensive compliance and reporting. The Company believes that changes in

PAXMEDICA, INC.

Notes to Financial Statements

any of the following areas could have a material adverse effect on the Company’s future financial position, results of operations, or cash flows; ability to obtain future financing; advances and trends in new technologies and industry standards; results of clinical trials; regulatory approval and market acceptance of the Company’s products; development of sales channels; certain strategic relationships; litigation or claims against the Company based on intellectual property, patent, product, regulatory, or other factors; and the Company’s ability to attract and retain employees necessary to support its growth.

Fair value of financial instruments

The Company accounts for financial instruments under FASB Accounting Standards Codification 820 (“ASC 820”), Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements, ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:

Level 1 — quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 — observable inputs other than Level 1, quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, and model-derived prices whose inputs are observable or whose significant value drivers are observable; and

Level 3 — assets and liabilities whose significant value drivers are unobservable.

Observable inputs are based on market data obtained from independent sources, while unobservable inputs are based on the Company’s market assumptions. Unobservable inputs require significant management judgment or estimation. In some cases, the inputs used to measure an asset or liability may fall into different levels of the fair value hierarchy. In those instances, the fair value measurement is required to be classified using the lowest level of input that is significant to the fair value measurement. Such determination requires significant management judgment. During the year ended December 31, 2021, the Company entered into its SAFE agreement and classified the SAFE as a liability measured at cost on the issuance date, with changes in fair value recognized as other income on the statement of operations. During the year ended December 31, 2020, the Company issued convertible notes and warrants in connection with the notes. The notes and warrants were classified as liabilities and measured at fair value on the issuance date, with changes in fair value recognized as other expense on the statements of operations and disclosed in the financial statements. The carrying amounts of the Company’s financial assets and liabilities, such as accounts payable, approximate fair value due to the short-term nature of these instruments.

Warrant Liability

The Company accounts for certain common stock warrants outstanding as a liability at fair value and adjusts the instruments to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statements of operations. The fair value of the warrants issued by the Company has been estimated using the Monte Carlo simulation.

Simple Agreement for Future Equity

The Company accounts for a SAFE as a liability at fair value and adjusts the instrument to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until a triggering event, equity financing or a liquidity/dissolution occurs, and any change in fair value is recognized in the Company’s statements of operations. The fair value of the SAFE has been estimated using the Backsolve method which utilizes the Option Pricing Method.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to interest rate, market, or foreign currency risks. The Company evaluates all of its financial instruments, including notes payable, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. Embedded derivatives must be separately measured from the host contract if all the requirements for bifurcation are met. The assessment of the conditions surrounding the bifurcation of embedded derivatives depends on the nature of the host contract. Bifurcated embedded derivatives are recognized at fair value, with changes in fair value recognized

PAXMEDICA, INC.

Notes to Financial Statements

in the statement of operations each period. Bifurcated embedded derivatives are classified with the related host contract in the Company’s balance sheet.

During the year ended December 31, 2020, the Company entered into note agreements that were determined to have embedded derivative instruments in the form of contingent interest. The notes are recognized at the value of proceeds received after allocating issuance proceeds to the separable instruments issued with the notes and to the bifurcated contingent interest. The notes are subsequently measured at amortized cost using the effective interest method to accrete interest over their term to bring the notes’ initial carrying value to their principal balance at maturity. The bifurcated contingent interest is initially measured at fair value which is included in the notes payable balance on the accompanying balance sheets and subsequently measured at fair value with changes in fair value recognized as a component of other income (expense) in the statements of operations. The notes were converted during the year ended December 31, 2021 (See Note 5).

Research and development

Research and development costs are expensed as incurred. Advance payments for goods and services that will be used in future research and development activities are expensed when the activity has been performed or when the goods have been received rather than when the payment is made.

Accrued Outsourcing Costs

Substantial portions of the Company’s preclinical studies and clinical trials are performed by third-party laboratories, medical centers, contract research organizations and other vendors (collectively “CROs”). These CROs generally bill monthly or quarterly for services performed, or bill based upon milestone achievement. For preclinical studies, the Company accrues expenses based upon estimated percentage of work completed and the contract milestones remaining. Clinical trial costs are a significant component of research and development expenses and include costs associated with third-party contractors. The Company outsources a substantial portion of its clinical trial activities, utilizing external entities such as CROs, independent clinical investigators, and other third-party service providers to assist the Company with the execution of its clinical studies. For each clinical trial that the Company conducts, certain clinical trial costs are expensed immediately, while others are expensed over time based on the number of patients in the trial, the attrition rate at which patients leave the trial, and/or the period over which clinical investigators or CROs are expected to provide services. The Company’s estimates depend on the timeliness and accuracy of the data provided by the CROs regarding the status of each program and total program spending. The Company periodically evaluates the estimates to determine if adjustments are necessary or appropriate based on information it receives.

Convertible Financial Instruments

The Company bifurcates conversion options from their host instruments and accounts for them as free standing derivative financial instruments if certain criteria are met. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional, as that term is described under applicable GAAP.

When the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, discounts are recorded for the intrinsic value of conversion options embedded in the instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the transaction and the effective conversion price embedded in the instrument.

Stock-Based Compensation

The Company expenses stock-based compensation to employees, non-employees and board members over the requisite service period based on the estimated grant-date fair value of the awards and actual forfeitures. The Company accounts for forfeitures as they occur. Stock-based awards with graded vesting schedules are recognized on a straight-line basis over the requisite service period for each separately vesting portion of the award. The Company estimates the fair value of stock option grants using the Black-Scholes option pricing model, and the assumptions used in calculating the fair value of stock-based awards represent management’s best

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Notes to Financial Statements

estimates and involve inherent uncertainties and the application of management’s judgment. All stock-based compensation costs are recorded in general and administrative costs in the statements of operations.

Loss Per Share

Basic net loss per share (“EPS”) of common stock is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

Since the Company has net losses, basic and diluted net loss per share is the same. Securities that could potentially dilute loss per share in the future were not included in the computation of diluted loss per share at December 31, 2021 and 2020, because their inclusion would be anti-dilutive are as follows:

	December 31,
	2021	2020
Preferred stock	1,557,435	1,557,435
Unvested restricted stock units	—	1,377,999
Common stock warrants	1,034,176	1,034,176
Convertible notes	—	1,034,177
SAFE investment(1)	414,808	—
Total	3,006,419	5,003,787
(1)	SAFE investment

As of December 31, 2021, the Company’s price per share of $12.05 was calculated by dividing the post money valuation of $150 million by 12,444,251 shares of common stock outstanding. The 12,444,251 shares of common stock outstanding was calculated in accord with the agreement and includes 6,913,492 of common shares outstanding, 2,703,776 of IPO shares, 1,377,999 of restricted stock units, 1,034,176 of common stock warrants and 414,808 of SAFE shares. The SAFE investment shares of 414,808 (included in the table above) were calculated using the SAFE investment of $5.0 million divided by $12.05 per share.

Income taxes

From April 5, 2018 (Inception) through April 14, 2020, the Company was organized as an LLC and subject to the provisions of Subchapter K of the Internal Revenue Code. As such, the Company was not viewed as a taxpaying entity in any jurisdiction and did not require a provision for income taxes for this period. Each member was responsible for the tax liability, if any, related to its proportionate share of the Company’s taxable losses for this period.

ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in material changes to its financial position.

The Company converted to a C-Corporation on April 15, 2020 and therefore the Company is subject to examination starting in 2020. The Company’s tax year, 2021 and 2020 federal tax returns remain subject to examination by the Internal Revenue Service. Given the Company’s historical losses, the conversion to a C-Corporation did not have a material impact on the Company financial statements.

Recent accounting pronouncements

In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. This ASU is effective for

PAXMEDICA, INC.

Notes to Financial Statements

annual reporting periods beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020. This update permits the use of either the modified retrospective or fully retrospective method of transition. The Company adopted this standard on January 1, 2022, and the adoption did not have a material impact on the Company’s financial statements or disclosures.

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt-Modifications and Extinguishments (Subtopic 470-50), Compensation-Stock Compensation (Topic 718), and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40). This ASU reduces diversity in an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified after modification or exchange. This ASU provides guidance for a modification or an exchange of a freestanding equity-classified written call option that is not within the scope of another Topic. It specifically addresses: (1) how an entity should treat a modification of the terms or conditions or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange; (2) how an entity should measure the effect of a modification or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange; and (3) how an entity should recognize the effect of a modification or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange. This ASU will be effective for all entities for fiscal years beginning after December 15, 2021. An entity should apply the amendments prospectively to modifications or exchanges occurring on or after the effective date of the amendments. Early adoption is permitted, including adoption in an interim period. The Company adopted this standard on January 1, 2022, and the adoption did not have a material impact on the Company’s financial statements or disclosures.

Note 3. Fair Value Measurements

Simple Agreement for Future Equity

On March 19, 2021, the Company entered into a SAFE agreement with an investor. At issuance date, the Company classified the cash received of $5.0 million as a liability, with changes in fair value recognized as other expense on the statements of operations and disclosed in the financial statements. (See Note 6).

A summary of significant unobservable inputs (Level 3 inputs) used in measuring the SAFE during the year ended December 31, 2021, is as follows:

Year Ended
December 31, 2021
Dividend yield	—
Expected price volatility	50.0%
Risk free interest rate	0.06% – 0.07%
Expected term (in years)	1.0 – 5.0

Warrants

During the year ended December 31, 2020, the Company issued 1,034,176 common stock warrants in association with its convertible notes. As of December 31, 2021, 1,034,176 warrants were outstanding. The warrants were classified as liabilities and measured at fair value on the grant date, with changes in fair value recognized as other expense on the statements of operations and disclosed in the financial statements.

A summary of significant unobservable inputs (Level 3 inputs) used in measuring warrants during the years ended December 31, 2021 and 2020, is as follows:

Years Ended December 31,
	2021	2020
Dividend yield	—	—
Expected price volatility	76.8% – 112.1%	108.7% – 114.4%
Risk free interest rate	0.05% – 1.09%	0.10% – 0.38%
Expected term (in years)	1.0 – 5.0	1.0 – 5.0

PAXMEDICA, INC.

Notes to Financial Statements

Significant changes in the expected price volatility and expected term would result in significantly lower or higher fair value measurement of the warrants, respectively.

Contingent Interest

During the year ended December 31, 2020, the Company recorded a derivative liability resulting from the contingent interest feature within its convertible notes. The Company recorded contingent interest on its convertible notes due to the interest rate increasing from 10% to 15% per annum, if the Company has not consummated a Qualified Offering on or before the date that is 9 months from the note issuance dates (See Note 5). The fair value of the contingent interest was estimated using the Monte Carlo simulation model on the dates the notes were issued and was subsequently revalued. During the year ended December 31, 2021, all of the Company’s notes were converted into 1,137,594 shares of the Company’s common stock, and the Company recognized a gain on the derivative liability of approximately $60,000. As of December 31, 2021, there is no derivative liability.

The following table reflects the assumptions used in the Monte Carlo simulation model at the notes issuance dates and during the year ended December 31, 2020:

Year Ended
December 31, 2020
Contingent interest rate	15.0%
Interest rate	10.0%
Expected term	0.8 – 1.0

Significant changes in the expected term and contingent interest rate would result in significantly lower or higher fair value measurement of the contingent interest derivative, respectively.

The following tables classify the Company’s liabilities measured at fair value on a recurring basis into the fair value hierarchy as of December 31, 2021 and 2020:

	Fair value measured at December 31, 2021
	Total carrying	Quoted prices in	Significant other	Significant
	value at	active markets	observable inputs	unobservable inputs
	December 31, 2021	(Level 1)	(Level 2)	(Level 3)
Liabilities:
SAFE liability	$4,824,217	$—	$—	$4,824,217
Warrant liability	$4,516,485	$—	$—	$4,516,485

	Fair value measured at December 31, 2020
	Total carrying	Quoted prices in	Significant other	Significant
	value at	active markets	observable inputs	unobservable inputs
	December 31, 2020	(Level 1)	(Level 2)	(Level 3)
Liabilities:
Warrant liability	$4,057,927	$—	$—	$4,057,927
Contingent Interest	$59,890	$—	$—	$59,890

For the years ended December 31, 2021 and 2020, there was a change of approximately $0.3 million and $1.6 million, respectively, in Level 3 liabilities measured at fair value.

The fair value of the warrant liability and SAFE liability may change significantly as additional data is obtained, impacting the Company’s assumptions used to estimate the fair value of the liabilities. In evaluating this information, considerable judgment is required to interpret the data used to develop the assumptions and estimates. The estimates of fair value may not be indicative of the amounts that could be realized in a current market exchange. Accordingly, the use of different market assumptions and/or different valuation techniques may have a material effect on the estimated fair value amounts, and such changes could materially impact the Company’s results of operations in future periods.

PAXMEDICA, INC.

Notes to Financial Statements

The following table presents changes in Level 3 liabilities measured at fair value for the years ended December 31, 2021 and 2020. Unobservable inputs were used to determine the fair value of positions that the Company has classified within the Level 3 category. Unrealized gains and losses associated with liabilities within the Level 3 category include changes in fair value that were attributable to unobservable (e.g., changes in unobservable long-dated volatilities) inputs.

	SAFE Liability	Warrant Liability	Contingent Interest
Balance at December 31, 2019	$—	$—	$—
Issuance of warrants in connection with convertible notes	—	2,488,544	—
Contingent interest in connection with notes payable	—	—	55,394
Change in fair value	—	1,569,383	4,496
Balance at December 31, 2020	$—	$4,057,927	$59,890
Gain on conversion of notes	—	—	(59,890)
Issuance of SAFE	5,000,000	—	—
Change in fair value	(175,783)	458,558	—
Balance at December 31, 2021	$4,824,217	$4,516,485	$—

Note 4. Accrued Expenses

The Company’s accrued expenses as of December 31, 2021 and 2020 consisted of the following:

	December 31,
	2021	2020
Accrued expenses:
Employee and related expenses	$680,026	$499,752
Research and development	—	4,000
Professional fees	—	74,772
Total accrued expenses	$680,026	$578,524

Note 5. Notes Payable

Notes payable at December 31, 2020 consisted of the following:

			Unamortized	Notes
	Principal	Contingent	Debt	Payable as of
Issuance date	Balance	Interest	Discount	December 31, 2020
October 26, 2020	$2,250,000	$43,445	$(1,843,151)	$450,295
October 29, 2020	750,000	14,470	(620,548)	143,922
November 6, 2020	102,532	1,974	(87,082)	17,424
	$3,102,532	$59,890	$(2,550,780)	$611,641

Unsecured Convertible Promissory Notes

In July, 2020, the Company issued unsecured convertible promissory notes in an aggregate principal amount of $100,000 with an interest rate of 8% per annum. The notes mature 12 months from the date of issuance and provide for conversion into shares of the Company’s common stock on the earlier of a Qualified Financing or if the Company engages in a Change of Control. Upon a Qualified Offering, the notes will convert into shares of the Company’s common stock at a conversion price equal to 75% of the per share purchase price in such Qualified Financing. The principal amount and accrued but unpaid interest under each note will automatically convert into shares of the Company’s common stock at the stated conversion price per share. If the Company engages in a Change of Control, the principal amount and all accrued but unpaid interest on the notes will automatically be converted into shares of the Company’s common stock at a conversion price equal to 75% of the price per share of the common stock set forth in the definitive agreements related to the Change of Control. Further, in the event that the Change of Control is a transaction wholly for cash, all principal and accrued but unpaid interest will convert into shares of the Company’s common stock at a price per share equal to 75% of the Company’s Enterprise Value as set forth and agreed to in the definitive agreements related to the Change of Control. During the year ended December 31, 2020, the unsecured convertible promissory notes were converted into senior secured convertible promissory notes (see below).

PAXMEDICA, INC.

Notes to Financial Statements

Senior Secured Convertible Promissory Notes and Warrants

On October 26, 2020, the Company issued a senior secured convertible promissory note with a principal balance of $2,250,000. The Company recorded an original issue discount of $172,500 and received net proceeds totaling $2,077,500. The note accrues interest at a rate of 10% per annum (which increases to 15% per annum if the Company has not consummated a Qualified Offering on or before July 26, 2021), and matures on October 26, 2021. The note holder has the right to convert all or any portion of the outstanding principal and interest into shares of the Company’s common stock at a conversion price equal to the lesser of (i) $3.00 or (ii) 90% of the stock price in a Qualified Offering.

On October 29, 2020, the Company issued a senior secured convertible promissory note with a principal balance of $750,000. The note accrues interest at a rate of 10% per annum (which increases to 15% per annum if the Company has not consummated a Qualified Offering on or before July 29, 2021), and matures on October 29, 2021. The note holder has the right to convert all or any portion of the outstanding principal and interest into shares of the Company’s common stock at a conversion price equal to the lesser of (i) $3.00 or (ii) 90% of the stock price in a Qualified Offering.

On November 6, 2020, the Company entered into note exchange agreements with the holders of the unsecured convertible promissory notes. The note holders surrendered the July 2020 notes and entered into senior secured convertible promissory notes dated November 6, 2020. The senior secured convertible promissory notes have a principal balance of approximately $102,500, accrue interest at a rate of 10% per annum (which increases to 15% per annum if the Company has not consummated a Qualified Offering on or before August 6, 2021), and mature on November 6, 2021. The note holders have the right to convert all or any portion of the outstanding principal and interest into shares of the Company’s common stock at a conversion price equal to the lesser of (i) $3.00 or (ii) 90% of the stock price in a Qualified Offering.

In connection with the issuance of the senior secured convertible promissory notes, the Company issued the note holders common stock purchase warrants, providing the holders with the right to purchase 1,034,176 shares of the Company’s common stock at December 31, 2020. The purchase price of one share of common stock under the warrant shall be the same as the conversion price of the senior secured convertible promissory notes, and 517,088 of the common stock purchase warrants expire five years from the issuance date, and 517,088 of the common stock warrants expire thirty calendar days after the consummation of a Qualified Offering.

As of December 31, 2020, the carrying value of the senior secured convertible notes was comprised of the following:

Principal value of convertible notes	$3,102,532
Original issue discount	(172,500)
Discount resulting from allocation of proceeds to warrant liability	(2,488,544)
Discount resulting from beneficial conversion feature	(462,920)
Amortization of discount	551,752
Loss on issuance of debt	53,541
Loss on extinguishment of debt	23,284
Change in fair value of derivative	4,496
Net carrying value of senior secured convertible notes	$611,641

During the year ended December 31, 2021, the Company converted all of its senior secured promissory notes into 1,137,594 shares of its common stock. In connection with the note conversions, the Company recorded interest expense totaling $2.6 million, and recognized a gain of approximately $60,000 related to the contingent interest feature (see Note 3). As of December 31, 2021, there were no convertible notes outstanding.

Note 6. Simple Agreement for Future Equity (“SAFE”)

During the year ended December 31, 2021, the Company entered into a SAFE with an investor, and received proceeds of $5.0 million. Under the terms of the SAFE, the investor has the right to participate in future equity financings of the Company.

The number of shares to be received by the SAFE investor is based on a 50% discount of the pricing in the triggering equity financing and includes a post money valuation cap of $150.0 million. In a liquidity or dissolution event, the investors right to receive cash out is junior to payment of outstanding indebtedness and creditor claims, on par for other SAFE agreements and/or preferred stock, and senior to payments for common stock. The SAFE has no interest rate or maturity date, the SAFE investor has no voting

PAXMEDICA, INC.

Notes to Financial Statements

rights prior to conversion, and if the Company pays a dividend on outstanding shares of common stock while the SAFE is outstanding, the SAFE investor will receive the same dividend.

As of December 31, 2021, the SAFE had not yet converted as a qualifying financing had not yet occurred. Pursuant to the guidance under ASC 480, Distinguishing Liabilities from Equity, the Company determined that the value of the SAFE should be recorded as a liability in the accompanying balance sheets (See Note 3).

Note 7. Stockholders’ Deficit

Preferred Units

During the year ended December 31, 2020, TardiMed contributed approximately $470,000 in exchange for 940,000 preferred units, which are convertible into 542,934 shares of the Company’s common stock. During the year ended December 31, 2021, there were no contributions from TardiMed.

On March 2, 2020, a third-party investor contributed $50,000 in exchange for 100,000 preferred units.

Certain expenses have been allocated by TardiMed and included in its statements of operations and statements of members’ and stockholders’ deficit as a contribution by TardiMed. These expenses are primarily comprised of TardiMed personnel and related expenses, rent and other office expenses which were paid by TardiMed on behalf of the Company. The Company allocated these expenses contributed on a 50%/ 50% basis to research and development and selling, general and administrative. For the year ended December 31, 2020, approximately $51,000 was allocated to the Company as non-cash contribution from TardiMed in exchange of 101,514 preferred units and preferred shares, respectively.

Cumulative Dividends and Distributions rights

Preferred units are entitled to an eight percent cumulative annual return on the sum of such Preferred units outstanding, which shall accrue and compound annually, whether or not declared, and whether or not there are funds legally available for the payment thereof. Such preferred unit return is in preference to any distributions to common stockholders. On the date of issuance determined to be the commitment date the Company evaluated the fair value of the common stock into which the Preferred Units may be converted and the effective conversion price. This evaluation resulted in a beneficial conversion feature of approximately $1.5 million, and accordingly, the Company recorded a deemed dividend for the year ended December 31, 2020.

For the year ended December 31, 2020, the Company accrued preferred dividends of $19,000. Cumulative preferred dividends as of December 31, 2021 and 2020 were $62,000. For the years ended December 31, 2021 and 2020, no dividends have been declared.

Pursuant to the Amended and Restated Limited Liability Company Agreement (“LLC Agreement”) between TardiMed Sciences LLC (“TardiMed”) and Purinix, dated February 19, 2020, TardiMed agreed to commit $0.6 million of capital of the Company in exchange for Preferred units, at a purchase price of $0.87 per Preferred unit and are convertible in unregistered shares. On April 15, 2020, all of the outstanding Preferred units were converted into 2,696,439 shares of preferred stock.

Liquidation

The Company is intended to have perpetual existence. An event of withdrawal shall not cause a dissolution of the Company and the Company shall continue in existence subject to the terms and conditions of the LLC Agreement. “Event of Withdrawal” means the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company. As promptly as practicable after dissolution, the liquidators shall (i) determine the Fair Market Value (the “of the Company’s remaining assets, (ii) determine the amounts to be distributed to each Unitholder in accordance and all preferred stockholders shall instead be given 1x Liquidation Preference including dividends.

Preferred Stock

On April 15, 2020, the Company authorized 2,696,439 shares of $.0001 par value preferred stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, or any deemed liquidation event, the holders of preferred stock shall be paid out of the funds of the assets available for distribution to stockholders before any payment is made to common

PAXMEDICA, INC.

Notes to Financial Statements

stockholders. A deemed liquidation event includes a merger or consolidation, the sale lease, transfer, exclusive license or other disposition by the Company. The preferred stockholders would be paid at an amount equal to the greater of (i) the applicable original issue price plus any dividends declared but unpaid or (ii) the amount per share of preferred stock that would have been payable had all shares of preferred stock been converted to common stock prior to such liquidation, dissolution or winding up, or deemed liquidation event. Each holder of preferred stock has voting rights equal to the number of whole shares of common stock into which their preferred shares are convertible as of the record date. Each share of preferred stock is convertible at the option of the holder, at any time, into shares of the Company’s common stock, the number of which is determined by dividing the original issue price by the conversion price for that series of preferred stock in effect at the time of conversion.

As of December 31, 2021, the Company had 2,696,439 shares of preferred stock issued and outstanding, and the preferred shares are convertible into 1,557,435 shares of common stock.

Common stock

Under the terms of the LLC Agreement 10,000,000 common units were issued to the founder, TardiMed, and are outstanding. These common units were issued for no consideration. As of April 15, 2020, these common units were converted to shares of common stock on a 1:1 basis.

On July 22, 2020, the Company effected a 1-for-0.5775898 reverse stock split of its common stock. All share and per share information in the accompanying financial statements and footnotes has been retroactively adjusted for the effects of the reverse split for all periods presented.

During the year ended December 31, 2021, in accordance with the original terms, the Company issued 1,137,594 shares of its common stock in connection with the conversion of $3.4 million of notes payable.

Note 8. Stock-based compensation

Stock Options

On May 1, 2020, the Company granted 787,499 options to purchase shares of the Company’s common stock. The options had a fair value of approximately $4.3 million and vest over a period of 3 years. On August 22, 2020, the Company modified the option exercise price from $0.19 to $5.57 per share, which reduced the fair value of the options to $3.7 million. Pursuant to the guidance of ASC 718 — “Compensation — Stock Compensation”, total recognized compensation cost for an equity award that has been modified and for which the original service conditions are expected to be met shall at least equal the fair value of the award at the grant date. The original vesting conditions of the stock options were expected to be satisfied on the modification date, and therefore the compensation cost to be recognized for awards that ultimately vest cannot be less than the original grant-date fair value of the options of $4.3 million.

On December 22, 2020, the Company canceled 787,499 vested and unvested stock options in exchange for 896,583 restricted stock units (see Restricted Stock Units).

No stock options were granted during the year ended December 31, 2021, and as of December 31, 2021, there were no stock options outstanding.

PAXMEDICA, INC.

Notes to Financial Statements

Restricted Stock Units

The following is a summary of the restricted stock units during the years ended December 31, 2021 and 2020:

		Weighted Average
		Grant-Date
	Number of Shares	Fair Value
Unvested as of January 1, 2020	—	$—
Granted	1,377,999	$8.98
Unvested as of December 31, 2020	1,377,999	$8.98
Forfeited	(1,377,999)	$8.98
Unvested as of December 31, 2021	—	$—

On December 22, 2020, the Company granted 481,416 restricted stock units (“RSUs) with a fair value of approximately $4.3 million to employees, officers and directors of the Company. The RSUs are subject to service conditions (vesting of 33.34% on May 1, 2021, with the remaining units vesting on each three-month anniversary thereafter) and performance conditions in the form of a liquidity event. Vesting of the RSUs is subject to all grantees continuous service with the Company, and no vesting shall occur if the Company has not completed a Qualified Offering or a Change of Control on or before the vesting date. In the event that neither a Qualified Offering nor a Change of Control has occurred prior to December 31, 2021, then all RSUs shall be forfeited for no consideration. Because a Qualified Offering or Change of Control is not considered probable of achievement until consummation, compensation cost measured at the grant date is not recognized until such event occurs.

On December 22, 2020, the Company granted 896,583 RSU’s with a fair value of approximately $6.3 million to its officers and directors, in exchange for 787,499 vested and unvested stock options. The RSUs are subject to service conditions (vesting of 33.34% on May 1, 2021, with the remaining units vesting on each three-month anniversary, thereafter, fully vesting on May 1, 2023) and performance conditions in the form of a liquidity event. Vesting of the RSUs is subject to all grantees continuous service with the Company, and no vesting shall occur if the Company has not completed a Qualified Offering or a Change of Control on or before the vesting date. In the event that neither an IPO nor change in control has occurred prior to December 31, 2021, then all RSUs shall be forfeited for no consideration. Pursuant to the guidance of ASC 718- “Compensation — Stock Compensation”, the exchange of the options for the RSUs was accounted for as a probable (service only vesting) to improbable (performance and service with the performance criteria considered improbable since contingent upon a Qualified Offering or Change of Control) modification. As such, compensation cost for the original awards would be recognized if the awards would have vested pursuant to the original terms. In addition, since the original awards were modified, the incremental cost would be measured as the result of the most recent modification; that is, the fair value of the options after the modification to increase the exercise price to $8.98. This fair value would be compared to the fair value of the RSUs to determine the incremental compensation cost. Incremental compensation cost related to the replacement awards would be recognized only if the modified vesting criteria are achieved. Compensation cost related to the canceled stock options of $4.3 million will continue to be recognized over the original vesting criteria. Because a Qualified Offering or Change of Control is not considered probable of achievement until consummation, the incremental compensation cost measured at the grant date of $1.9 million is not recognized until such event occurs.

Since the Company failed to complete a Qualified Offering or a Change of Control prior to December 31, 2021, the RSU’s were forfeited as of December 31, 2021.

During the years ended December 31, 2021 and 2020, the Company recorded stock-based compensation expense of approximately $1.3 million and $2.3 million, respectively. The unamortized stock-based compensation expense related to canceled stock options (as noted above), as of December 31, 2021 is approximately $0.7 million.

PAXMEDICA, INC.

Notes to Financial Statements

Note 9. Income taxes

The provision for income taxes for the years ended December 31, 2021 and 2020 are as follows:

	Current	Deferred	Total
Federal	$—	$—	$—
State	—	—	—
Foreign	—	—	—
Total	$—	$—	$—

As of December 31, 2021, the Company has approximately $8.8 million of federal and state tax net operating loss carryforwards that may be available to offset future taxable income, if any. Under the Tax Cuts and Jobs Act, all federal NOLs incurred after December 31, 2017 are carried forward indefinitely. The Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) signed in to law on March 27, 2020, provided that NOLs generated in a taxable year beginning in 2018, 2019, or 2020, may now be carried back five years and forward indefinitely. In addition, the limitation of NOL utilization up to 80% of taxable income limitation was temporarily removed, allowing NOLs to fully offset taxable income. The state net operating loss carryforwards will begin to expire in 2041.

Under the Internal Revenue Code (“IRC”) Section 382, annual use of the Company’s net operating loss carryforwards to offset taxable income may be limited based on cumulative changes in ownership. The Company has not completed an analysis to determine whether any such limitations have been triggered as of December 31, 2021. Any such limitation would have no net impact on the financial statements due to the recognition of a full valuation allowance on the recorded tax benefits related to loss carry forwards based on uncertainty surrounding realization of such assets.

As required by ASC 740, management of the Company has evaluated the evidence bearing upon the realizability of its deferred tax assets. Based on the weight of available evidence, both positive and negative, management has determined that it is more likely than not that the Company will not realize the benefits of these assets. Accordingly, the Company recorded a valuation allowance of $2.7 million at December 31, 2021. The valuation allowance increased by $1.0 million during the year ended December 31, 2021, primarily as a result of the increase in net operating loss carryforwards generated in the current year.

The tax effects of the temporary differences and carry forwards that give rise to deferred tax assets consist of the following (in thousands):

	As of December 31,
	2021	2020
Net operating loss carryforwards	$2,030	$797
Research & development credits	11	11
Accrued expenses	166	144
Equity based compensation	—	591
Other temporary differences	—	20
Gross deferred tax assets	2,207	1,563
Valuation allowance	(2,207)	(1,563)
Net deferred tax asset	$—	$—

PAXMEDICA, INC.

Notes to Financial Statements

A reconciliation of the statutory income tax rates and the Company’s effective tax rate is as follows:

	For the years ended December 31,
	2021	2020
Tax provision at statutory rate	21.0%	21.0%
State taxes, net of federal benefit	3.7%	3.9%
Share based compensation	(9.2)%	—%
Debt conversion	(6.7)%	—%
Permanent items	0.4%	—%
Other	—%	(0.7)%
Warrant liability	(0.9)%	(4.2)%
Change in valuation reserve	(8.3)%	(20.0)%
Income taxes provision (benefit)	—%	—%

The Company has not identified any uncertain tax positions requiring a reserve as of December 31, 2021 and 2020. The Company’s policy is to recognize interest and penalties that would be assessed in relation to the settlement value of unrecognized tax benefits as a component of income tax expense. The Company did not accrue either interest or penalties for the years ended December 31, 2021 and 2020.

The Company has not been under tax examination in any jurisdiction for the years ended December 31, 2021 and 2020.

Note 10. Commitments and contingencies

Litigation

As of December 31, 2021 and 2020, there was no litigation against the Company. The Company may be involved in legal proceedings, claims and assessments arising from the ordinary course of business. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance.

Note 11. Related party transactions

TardiMed

Capital Contributions — TardiMed Sciences is a startup venture investment and operating firm in the life sciences space. The Chairman of the Board of the Company is also a Managing Member of TardiMed. The Chief Operating Officer is an employee of TardiMed. On April 5, 2018, the Company issued 5,775,898 founder common units to TardiMed. As of December 31, 2020 and 2021, TardiMed holds 5,775,898 shares of common stock which represents 100% of the total voting units outstanding. During the year ended December 31, 2020, TardiMed contributed approximately $0.5 million in exchange for approximately 0.9 million shares of preferred stock.

Allocated Expenses — Certain expenses, allocated by TardiMed, have been incurred on behalf of the Company and included in its statements of operations and statements of members’ and stockholders’ deficit as a contribution by TardiMed. These expenses are primarily comprised of TardiMed personnel and related expenses, rent and other office expenses. The Company allocated these expenses contributed on a 50%/50% basis to research and development and selling, general and administrative. Management considers the allocation methodologies used to allocate expenses as reasonable and appropriate based on historical TardiMed expenses attributable to the Company and the Company’s operations. The expenses reflected in the financial statements may not be indicative of expenses that the Company will incur as an independent, publicly traded company and should not be relied upon as an indicator of its future results. No expenses were allocated during the year ended December 31, 2021. During the year ended December 31, 2020, approximately $25,000 was allocated to research and development expenses and approximately $25,000 was allocated to selling, general and administrative expenses.

During the year ended December 31, 2021 the Company paid Tardimed $240,000 for management fees.

PAXMEDICA, INC.

Notes to Financial Statements

Accounts payable — The related party payables as of December 31, 2021 were nominal. As of December 31, 2020, related party payables totaled approximately $100,000 and primarily consisted of $70,000 owed to TardiMed, and $30,000 owed to members of our board of directors and company executives.

Accrued expenses — As of December 31, 2021, accrued expenses included bonus accruals of approximately $0.6 million owed to executives of the Company. As of December 31, 2020, accrued expenses included bonus, salary and payroll tax accruals of approximately $0.5 million owed to executives of the Company.

Note 12. Subsequent events

The Company has completed an evaluation of all subsequent events through June 10, 2022, the date the financial statements were available to be issued, to ensure that these financial statements include appropriate disclosure of events both recognized in the financial statements and events which occurred but were not recognized in the financial statements. Except as described below, the Company has concluded that no subsequent event has occurred that require disclosure within these financial statements.

Convertible Promissory Notes

In April 2022, the Company entered into senior secured convertible promissory notes with a principal balance totaling approximately $1.2 million. The notes contain an original issue discount totaling $0.1 million and the Company received net proceeds of approximately $1.1 million. The notes bear interest at 10% per annum and mature 12 months from the issuance date.

The notes are secured by all assets and personal property of the Company. The note holders have the right to convert all or any portion of the outstanding principal balance and accrued interest into shares of the Company’s common stock, up to a beneficial ownership limitation of 9.99% of the number of shares of common stock outstanding at the time of conversion. The per share conversion price shall be equal to the lessor of (i) $7.00 or (ii) 80% of the qualified offering price of the Company’s common stock resulting from the listing for trading of its common stock on a qualified exchange. In connection with the notes, the Company issued common stock warrants to purchase 164,284 shares of the Company’s common stock. The warrants have an exercise price of the lessor of (i) $7.00 or (ii) 80% of the qualified offering price, and expire five years from the issuance date.

PAXMEDICA, INC.

CONDENSED BALANCE SHEETS

	September 30,	December 31,
	2022	2021
	(Unaudited)
ASSETS
Current assets
Cash	$5,563,332	$444,087
Prepaid and other current assets	416,439	—
Total current assets	5,979,771	444,087
Deferred offering costs	—	204,779
Total assets	$5,979,771	648,866

LIABILITIES, AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$2,688,533	$736,251
Accounts payable - related party	132,000	750
Accrued expenses	614,450	680,026
Notes payable - fair value	156,486	—
SAFE liability	—	4,824,217
Warrant liability	—	4,516,485
Total current liabilities	3,591,469	10,757,729
Total liabilities	3,591,469	10,757,729

Commitments and contingencies (Note 9)

Stockholders’ Equity (Deficit)
Preferred stock, par value $0.0001, 10,000,000 shares authorized:
Series Seed preferred shares, 2,696,439 shares authorized; no shares issued and outstanding at September 30, 2022 and 2,696,439 shares issued and outstanding at December 31, 2021; aggregate liquidation preference of $2,808,148 at December 31, 2021	—	270
Series X preferred shares, 500,000 shares authorized at September 30, 2022; 45,316 shares issued and outstanding at September 30, 2022 and no shares issued and outstanding at December 31, 2021	15	—
Common stock, par value $0.0001; 200,000,000 shares authorized at September 30, 2022 and 20,000,000 shares authorized at December 31, 2021; 11,779,475 and 6,913,492 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	1,178	691
Additional paid-in capital	30,906,477	8,828,425
Accumulated deficit	(28,519,368)	(18,938,249)
Total stockholders’ equity (deficit)	2,388,302	(10,108,863)
Total liabilities, and stockholders’ equity (deficit)	$5,979,771	648,866

The accompanying notes are an integral part of these condensed financial statements.

PAXMEDICA, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Operating expenses
General and administrative	$2,367,711	$1,277,287	$4,077,491	$3,651,218
Research and development	327,268	437,559	1,549,397	1,755,428
Total operating expenses	2,694,979	1,714,846	5,626,888	5,406,646

Loss from operations	(2,694,979)	(1,714,846)	(5,626,888)	(5,406,646)

Other income (expense):
Interest expense	(1,309)	—	(1,309)	(2,805,856)
Gain on conversion of notes	—	—	—	59,890
Loss on conversion of SAFE	(5,338,808)	—	(5,338,808)	—
Loss on issuance of debt	(88,234)	—	(391,246)	—
Loss on extinguishment of debt	(3,940)	—	(3,940)	—
Change in fair value of notes	(151,195)	—	(255,145)	—
Change in fair value of SAFE	(2,827,737)	(622,212)	163,025	(3,806,374)
Change in fair value warrant liability	(357,411)	(789,419)	1,873,192	(4,498,146)
Other income (expense)	—	15,835	—	(5,095)
Total other expense	(8,768,634)	(1,395,796)	(3,954,231)	(11,055,581)

Net loss	$(11,463,613)	$(3,110,642)	$(9,581,119)	$(16,462,227)

Basic and diluted weighted average number of shares outstanding	9,177,683	6,913,492	7,676,516	6,582,602

Basic and diluted net loss per share	$(0.87)	$(0.45)	$(1.10)	$(2.50)

The accompanying notes are an integral part of these unaudited condensed financial statements.

PAXMEDICA, INC.

CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

(Unaudited)

For The Three Months Ended September 30, 2022

							Additional		Total
	Series Seed Preferred Stock		Series X Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity (Deficit)
Balance at July 1, 2022	2,696,439	270	—	—	6,913,492	$691	9,158,437	$(17,055,755)	(7,896,357)
Issuance of Series X preferred stock, net of fees	—	—	3,200	1	—	—	299,999	—	300,000
Conversion of SAFE liability to Series X preferred stock	—	—	100,000	20	—	—	9,999,980	—	10,000,000
Issuance of common stock and warrants, net of fees	—	—	—	—	1,545,454	154	6,022,859	—	6,023,013
Issuance of common stock in connection with conversion of notes payable	—	—	—	—	238,094	24	1,159,476	—	1,159,500
Issuance of Series X preferred stock in connection with conversion of notes payable	—	—	2,555	—	—	—	296,819	—	296,819
Conversion of Series Seed preferred stock to common stock	(2,696,439)	(270)	—	—	1,557,435	156	114	—	—
Conversion of Series X preferred stock to common stock	—	—	(61,689)	(6)	1,175,000	118	(112)	—	—
Warrants exchanged for shares of common stock and Series X preferred stock	—	—	1,250	—	350,000	35	2,009,172	—	2,009,207
Reclassification of warrants to equity	—	—	—	—	—	—	912,580	—	912,580
Stock-based compensation	—	—	—	—	—	—	1,047,153	—	1,047,153
Net loss	—	—	—	—	—	—	—	(11,463,613)	(11,463,613)
Balance at September 30, 2022	—	—	45,316	15	11,779,475	$1,178	30,906,477	$(28,519,368)	2,388,302

For The Three Months Ended September 30, 2021

					Additional		Total
	Series Seed Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance at July 1, 2021	2,696,439	$270	6,913,492	$691	$8,331,310	$(22,060,863)	(13,728,592)
Stock-based compensation	—	—	—	—	272,124	—	272,124
Net loss	—	—	—	—	—	(3,110,642)	(3,110,642)
Balance at September 30, 2021	2,696,439	$270	6,913,492	$691	$8,603,434	$(25,171,505)	(16,567,110)

The accompanying notes are an integral part of these unaudited condensed financial statements.

PAXMEDICA, INC.

CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

(Unaudited)

For The Nine Months Ended September 30, 2022

							Additional		Total
	Series Seed Preferred Stock		Series X Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity (Deficit)
Balance at January 1, 2022	2,696,439	270	—	—	6,913,492	$691	8,828,425	$(18,938,249)	$(10,108,863)
Issuance of Series X preferred stock, net of fees	—	—	3,200	1	—	—	299,999	—	300,000
Conversion of SAFE liability to Series X preferred stock	—	—	100,000	20	—	—	9,999,980	—	10,000,000
Issuance of common stock and warrants, net of fees	—	—	—	—	1,545,454	154	6,022,859	—	6,023,013
Issuance of common stock in connection with conversion of notes payable	—	—	—	—	238,094	24	1,159,476	—	1,159,500
Issuance of Series X preferred stock in connection with conversion of notes payable	—	—	2,555	—	—	—	296,819	—	296,819
Conversion of Series Seed preferred stock to common stock	(2,696,439)	(270)	—	—	1,557,435	156	114	—	—
Conversion of Series X preferred stock to common stock	—	—	(61,689)	(6)	1,175,000	118	(112)	—	—
Warrants exchanged for shares of common stock and Series X preferred stock	—	—	1,250	—	350,000	35	2,009,172	—	2,009,207
Reclassification of warrants to equity	—	—	—	—	—	—	912,580	—	912,580
Stock-based compensation	—	—	—	—	—	—	1,377,165	—	1,377,165
Net loss	—	—	—	—	—	—	—	(9,581,119)	(9,581,119)
Balance at September 30, 2022	—	—	45,316	15	11,779,475	$1,178	$30,906,477	$(28,519,368)	$2,388,302

For The Nine Months Ended September 30, 2021

					Additional		Total
	Series Seed Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance at January 1, 2021	2,696,439	$270	5,775,898	$578	$4,079,891	$(8,709,278)	$(4,628,539)
Common stock issued in connection with conversion of notes payable	—	—	1,137,594	113	3,412,669	—	3,412,782
Stock-based compensation	—	—	—	—	1,110,874	—	1,110,874
Net loss	—	—	—	—	—	(16,462,227)	(16,462,227)
Balance at September 30, 2021	2,696,439	$270	6,913,492	$691	$8,603,434	$(25,171,505)	$(16,567,110)

The accompanying notes are an integral part of these unaudited condensed financial statements.

PAXMEDICA, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities
Net loss	$(9,581,119)	$(16,462,227)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	1,377,165	1,110,874
Amortization of debt discount	—	2,550,780
Change in fair value of notes	255,145	—
Change in fair value of SAFE	(163,025)	3,806,374
Loss on conversion of SAFE	5,338,808	—
Loss on issuance of debt	391,246	—
Loss on extinguishment of debt	3,940	—
Gain on conversion of notes	—	(59,890)
Change in fair value warrant liability	(1,873,192)	4,498,145
Non-cash interest expense	—	255,076
Changes in assets and liabilities:
Other current assets	(416,439)	—
Deferred offering costs	204,779	—
Accounts payable	(65,578)	140,935
Accounts payable - related party	131,250	(100,138)
Accrued expenses	1,392,845	(4,179)
Net cash used in operating activities	(3,004,175)	(4,264,250)

Cash flows from financing activities
Proceeds from issuance of common stock and warrants, net of fees	6,582,450	—
Proceeds from issuance of convertible promissory notes, net of fees	1,240,970	—
Proceeds from issuance of Series X preferred stock, net of fees	300,000	—
Proceeds from SAFE investment	—	5,000,000
Payment of deferred offering costs	—	(60,779)
Net cash provided by financing activities	8,123,420	4,939,221

Net increase in cash	5,119,245	674,971
Cash, beginning of period	444,087	1,123,625
Cash, end of period	$5,563,332	1,798,596

Non-cash financing activities:
Series X preferred stock issued in connection with conversion of notes payable	$296,819	$—
Common stock issued in connection with conversion of notes payable	$1,159,500	3,412,782
Conversion of SAFE liability to Series X preferred stock	$10,000,000	—
Warrants exchanged for shares of common stock and Series X preferred stock	$2,009,207	—
Reclassification of warrants to equity	$912,580	—
Unpaid offering costs	$559,437	—

The accompanying notes are an integral part of these unaudited condensed financial statements.

PAXMEDICA, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 1. Organization and description of business operations

PaxMedica, Inc. (the “Company”) is a clinical stage biopharmaceutical company organized as a Delaware limited liability company on April 5, 2018 (“Inception”) to focus on the development of drug candidates for the treatment of autism spectrum disorder (ASD), Fragile X syndrome tremor-ataxia (FXTAS) and Human African Trypanosomiasis (HAT).

Initial Public Offering

On August 9, 2022, the Company entered into an underwriting agreement relating to the public offering of its common stock, par value $0.0001 per share. The Company agreed to sell 1,545,454 shares of its common stock to the underwriters, at a purchase price per share of $4.83 (the offering price to the public of $5.25 per share minus the underwriters’ discount), pursuant to the Company’s registration statement on Form S-1 (File No. 333-239676), as amended, under the Securities Act of 1933, that was filed by the Company under Rule 462(b) under the Securities Act. The Company also granted the underwriters a 45-day option to purchase up to 231,818 additional shares of common stock to cover over-allotments. On August 30, 2022, the Company received net proceeds from its public offering of approximately $6.0 million, net of underwriter fees and commissions of approximately $0.8 million, and offering costs of approximately $1.4 million. In connection with its public offering the Company issued 108,181 warrants to purchase shares of the Company’s common stock with an exercise price of $6.5625 per share.

Going concern, liquidity and capital resources

The Company has no product revenues, incurred operating losses since inception, and expects to continue to incur significant operating losses for the foreseeable future and may never become profitable. The Company had an accumulated deficit of approximately $28.5 million at September 30, 2022, a net loss of approximately $9.6 million, and approximately $3.0 million of net cash used in operating activities for the nine months ended September 30, 2022.

2022 Notes

During the second and third quarters of 2022, the Company entered into senior secured convertible promissory notes (the “2022 Notes”) with a principal balance totaling approximately $1.5 million. The 2022 Notes contain an original issue discount totaling $0.3 million and the Company received net proceeds of approximately $1.2 million (See Note 6).

Series X Preferred Stock

On August 2, 2022, the Company issued 3,200 shares of Series X preferred stock, par value $0.0001 per share at a purchase price of $100 per share. The Company received net proceeds of approximately $0.3 million, net of fees. (See Note 8).

Going Concern

The accompanying condensed financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.

The Company’s future liquidity and capital funding requirements will depend on numerous factors, including:

●	its ability to raise additional funds to finance its operations;
●	the outcome, costs and timing of clinical trial results for the Company’s current or future product candidates;
●	the emergence and effect of competing or complementary products;
●	its ability to maintain, expand and defend the scope of its intellectual property portfolio, including the amount and timing of any payments the Company may be required to make, or that it may receive, in connection with the licensing, filing, prosecution, defense and enforcement of any patents or other intellectual property rights;

PAXMEDICA, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

●	its ability to retain its current employees and the need and ability to hire additional management and scientific and medical personnel; and
●	the terms and timing of any collaborative, licensing or other arrangements that it has or may establish.

The Company will likely need to raise substantial additional funds through one or more of the following: issuance of additional debt or equity, or the completion of a licensing transaction for one or more of the Company’s pipeline assets. If the Company is unable to maintain sufficient financial resources, its business, financial condition and results of operations will be materially and adversely affected. This could affect future development and business activities and potential future clinical studies and/or other future ventures. Failure to obtain additional equity or debt financing will have a material, adverse impact on the Company’s business operations. There can be no assurance that the Company will be able to obtain the needed financing on acceptable terms or at all. Additionally, equity or debt financings will likely have a dilutive effect on the holdings of the Company’s existing stockholders. Accordingly, there are material risks and uncertainties that raise substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the issuance of these condensed financial statements. The accompanying condensed financial statements do not include any adjustments that result from the outcome of these uncertainties.

The COVID-19 global pandemic has been unprecedented and unpredictable, is likely to continue to result in significant national and global economic disruption, which may adversely affect our business. Based on the Company’s current assessment, the Company does not expect any material impact on its long-term development timeline and its liquidity due to the worldwide spread of the COVID-19 virus. However, the Company is continuing to assess the effect on its operations by monitoring the spread of COVID-19 and the resulting global pandemic and the actions implemented to combat the virus throughout the world.

Note 2. Significant accounting policies

Basis of presentation

The accompanying unaudited condensed financial statements are presented in U.S. dollars and in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the three and nine months ended September 30, 2022 are not necessarily indicative of the results that may be expected through December 31, 2022.

The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the registration statement on Form S-1/A filed by the Company with the SEC on August 8, 2022.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. The most significant estimates in the Company’s condensed financial statements relate to the valuation of convertible notes, valuation of warrants, valuation of the Simple Agreement For Equity (“SAFE”) liability and valuation of equity-based awards. These estimates and assumptions are based on current facts, historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the recording of expenses that are not readily apparent from other sources. Actual results may differ materially and adversely from these estimates. To the extent there are material differences between the estimates and actual results, the Company’s future results of operations will be affected.

Cash, cash equivalents and short-term investments

The Company considers all highly liquid investments with an original maturity of three months or less at the date of acquisition to be cash equivalents. As of September 30, 2022 and December 31, 2021, the Company had no cash equivalents or short-term investments.

PAXMEDICA, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash. The Company maintains its cash high credit quality financial institutions, which may at times, be in excess of federal insured limits. The Company believes it is not exposed to any significant losses due to credit risk on cash.

Fair value of financial instruments

The Company accounts for financial instruments under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 820 (“ASC 820”), Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements, ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:

Level 1 - quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 - observable inputs other than Level 1, quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, and model-derived prices whose inputs are observable or whose significant value drivers are observable; and

Level 3 - assets and liabilities whose significant value drivers are unobservable.

Observable inputs are based on market data obtained from independent sources, while unobservable inputs are based on the Company’s market assumptions. Unobservable inputs require significant management judgment or estimation. In some cases, the inputs used to measure an asset or liability may fall into different levels of the fair value hierarchy. In those instances, the fair value measurement is required to be classified using the lowest level of input that is significant to the fair value measurement. Such determination requires significant management judgment. During the nine months ended September 30, 2022, the Company issued certain of the 2022 Notes and warrants in connection with the 2022 Notes. The 2022 Notes and warrants were classified as liabilities and measured at fair value on the issuance date, with changes in fair value recognized as other expense on the statements of operations and disclosed in the condensed financial statements During the year ended December 31, 2021, the Company entered into its SAFE agreement and classified the SAFE as a liability measured at cost on the issuance date, with changes in fair value recognized as other income on the statement of operations. The carrying amounts of the Company’s financial assets and liabilities, such as accounts payable, approximate fair value due to the short-term nature of these instruments.

Convertible Notes

In accordance with Accounting Standards Codification 825, Financial Instruments (“ASC 825”), the Company has elected the fair value option for recognition of its 2022 Notes. In accordance with ASC 825, the Company recognizes these 2022 Notes at fair value with changes in fair value recognized in the condensed statements of operations. The fair value option may be applied instrument by instrument, but it is irrevocable. As a result of applying the fair value option, direct costs and fees related to the convertible notes were recognized in general and administrative expense. Accrued interest for the 2022 Notes has been included in the change in fair value of convertible notes in the condensed statements of operations.

Warrant Liability

The Company accounts for certain common stock warrants outstanding as a liability at fair value and adjusts the instruments to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statements of operations. The fair value of the warrants issued by the Company have been estimated using the Monte Carlo simulation. As of September 30, 2022, there are no warrant liabilities (See Note 3).

Simple Agreement for Future Equity

The Company accounts for a SAFE as a liability at fair value and adjusts the instrument to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until a triggering event, equity financing or a liquidity/dissolution

PAXMEDICA, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

occurs, and any change in fair value is recognized in the Company’s statements of operations. The fair value of the SAFE has been estimated using the Backsolve method which utilizes the Option Pricing Method. As of September 30, 2022, the SAFE liability has been converted to 100,000 shares of Series X preferred stock (See Note 8).

Research and development

Research and development costs are expensed as incurred. Advance payments for goods and services that will be used in future research and development activities are expensed when the activity has been performed or when the goods have been received rather than when the payment is made.

Accrued Outsourcing Costs

Substantial portions of the Company’s preclinical studies and clinical trials are performed by third-party laboratories, medical centers, contract research organizations and other vendors (collectively “CROs”). These CROs generally bill monthly or quarterly for services performed, or bill based upon milestone achievement. For preclinical studies, the Company accrues expenses based upon estimated percentage of work completed and the contract milestones remaining. Clinical trial costs are a significant component of research and development expenses and include costs associated with third-party contractors. The Company outsources a substantial portion of its clinical trial activities, utilizing external entities such as CROs, independent clinical investigators, and other third-party service providers to assist the Company with the execution of its clinical studies. For each clinical trial that the Company conducts, certain clinical trial costs are expensed immediately, while others are expensed over time based on the number of patients in the trial, the attrition rate at which patients leave the trial, and/or the period over which clinical investigators or CROs are expected to provide services. The Company’s estimates depend on the timeliness and accuracy of the data provided by the CROs regarding the status of each program and total program spending. The Company periodically evaluates the estimates to determine if adjustments are necessary or appropriate based on information it receives.

Stock-Based Compensation

The Company expenses stock-based compensation to employees, non-employees and board members over the requisite service period based on the estimated grant-date fair value of the awards and actual forfeitures. The Company accounts for forfeitures as they occur. Stock-based awards with graded vesting schedules are recognized on a straight-line basis over the requisite service period for each separately vesting portion of the award. The Company estimates the fair value of stock option grants using the Black-Scholes option pricing model, and the assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. All stock-based compensation costs are recorded in general and administrative costs in the statements of operations.

Loss Per Share

Basic net loss per share (“EPS”) of common stock is computed by dividing net loss allocated to common shareholders by the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

The Company’s common stock equivalents have been excluded from the computation of diluted loss per share for the three and nine months ended September 30, 2022 and 2021, as the effect would be to reduce the loss per share. Therefore, the weighted average common stock outstanding used to calculate both basic and diluted loss per share is the same for the three and nine months ended September 30, 2022 and 2021.

PAXMEDICA, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

The following securities were excluded from the computation of diluted net loss per share attributable to common shareholders for the nine months ended September 30, 2022 and 2021, because including them would have been anti-dilutive:

	September 30,
	2022	2021
Preferred stock	—	1,557,435
Series X preferred stock	863,162	—
Unvested restricted stock units	1,582,220	1,377,999
Common stock warrants	587,497	1,034,176
SAFE investment	—	414,808
Convertible notes	37,259	—
Total	3,070,138	4,384,418

Income taxes

ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s condensed financial statements. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in material changes to its financial position.

Recent accounting pronouncements

In August 2020, the FASB issued ASU No. 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. This ASU is effective for annual reporting periods beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020. This update permits the use of either the modified retrospective or fully retrospective method of transition. The Company adopted this standard on January 1, 2022, and the adoption did not have a material impact on the Company’s condensed financial statements or disclosures.

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt-Modifications and Extinguishments (Subtopic 470-50), Compensation-Stock Compensation (Topic 718), and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40). This ASU reduces diversity in an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified after modification or exchange. This ASU provides guidance for a modification or an exchange of a freestanding equity-classified written call option that is not within the scope of another Topic. It specifically addresses:

how an entity should treat a modification of the terms or conditions or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange; (2) how an entity should measure the effect of a modification or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange; and (3) how an entity should recognize the effect of a modification or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange. This ASU will be effective for all entities for fiscal years beginning after December 15, 2021. An entity should apply the amendments prospectively to modifications or exchanges occurring on or after the effective date of the amendments. Early adoption is permitted, including adoption in an interim period. The Company adopted this standard on January 1, 2022, and the adoption did not have a material impact on the Company’s condensed financial statements or disclosures.

PAXMEDICA, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 3. Fair Value Measurements

Convertible Notes

During the second and third quarters of 2022, the Company issued the 2022 Notes. The fair value of the 2022 Notes on the issuance dates and as of September 30, 2022 were estimated using a Monte Carlo simulation to capture the path dependencies intrinsic to their terms. The significant unobservable inputs used in the fair value measurement of the Company’s convertible notes are the common stock price, volatility, and risk-free interest rates. Significant changes in these inputs may result in significantly lower or higher fair value measurement. The Company elected the fair value option when recording its 2022 Notes (See Note 2) and the notes were classified as liabilities and measured at fair value on the issuance date, with changes in fair value recognized as other income (expense) on the statements of operations and disclosed in the condensed financial statements. On August 26, 2022, two holders of the 2022 Notes converted their notes to 238,094 shares of the Company’s common stock and one holder of the 2022 Notes converted its note to 2,555 shares of Series X preferred stock.

A summary of significant unobservable inputs (Level 3 inputs) used in measuring the 2022 Notes upon the issuance dates, conversion dates and during three and nine months ended September 30, 2022 is as follows:

			Three months
		August 3, 2022 -	ended September	Nine months ended
	July 8, 2022	August 5, 2022	30, 2022	September 30, 2022
Dividend yield	0%	0%	0%	0%
Expected price volatility	57.0%	57.0%	57.0%	57.0%-57.2%
Risk free interest rate	2.96%	3.14%-3.29%	2.8%-4.05%	2.8%-4.05%
Expected term (in years)	1.0	1.0	0.7-0.9	0.7-0.9

Simple Agreement for Future Equity

On March 19, 2021, the Company entered into a SAFE agreement with an investor. At issuance date, the Company classified the cash received of $5.0 million as a liability, with changes in fair value recognized as other income (expense) on the statements of operations and disclosed in the condensed financial statements (See Note 5). On August 2, 2022 the SAFE was converted to 100,000 shares of Series X preferred stock (See Note 8).

A summary of significant unobservable inputs (Level 3 inputs) used in measuring the SAFE on the conversion date of August 2, 2022, and the period January 1, 2022 through August 2, 2022 is as follows:

		January 1,
	August 2,	2022 - August
	2022	2, 2022
Dividend yield	0%	0%
Expected price volatility	50.0%	50.0%
Risk free interest rate	3.08%	1.35%-3.08%
Expected term (in years)	1.5	0.8-1.5

Warrants

During the nine months ended September 30, 2022, the Company issued 195,140 common stock warrants in connection with its 2022 Notes (See Note 6). During the year ended December 31, 2020, the Company issued 1,034,176 common stock warrants in association with its 2020 convertible notes (the “2020 Notes”) issued during 2020. The warrants were classified as liabilities and measured at fair value on the grant date, with changes in fair value recognized as other income (expense) on the statements of operations and disclosed in the condensed financial statements.

On August 26, 2022, 750,000 warrants issued in connection with the 2020 Notes were exchanged for 350,000 shares of common stock and 1,250 shares of Series X preferred stock (see below). On August 26, 2022, 479,316 liability classified warrants were reclassified to equity. As of September 30, 2022, there are no liability classified warrants.

PAXMEDICA, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

Warrant Exchange

On August 3, 2022, the Company entered into a warrant exchange agreement (the “Warrant Exchange Agreement”) with a holder of certain warrants to purchase the Company’s common stock. The warrants were issued in connection with the Company’s 2020 Notes. Pursuant to the Warrant Exchange Agreement, the Company exchanged 750,000 warrants for 350,000 shares of common stock and 1,250 shares of Series X preferred stock at the consummation of the Company’s initial public offering (See Note 8).

A summary of significant unobservable inputs (Level 3 inputs) used in measuring warrants on issuance date, August 26, 2022, and during the period January 1, 2022 through August 26, 2022, is as follows:

			January 1 2022 -
	July 2022	August 26, 2022	August 26, 2022
Dividend yield	0%	0%	0%
Expected price volatility	57.0%	57.0%	57.0%- 105.0%
Risk free interest rate	2.70% -2.82%	2.39%-3.40%	0.17%-3.40%
Expected term (in years)	5.0	0.1-4.9	0.1-4.0

Significant changes in the expected price volatility and expected term would result in significantly lower or higher fair value measurement of the warrants, respectively.

The following tables classify the Company’s liabilities measured at fair value on a recurring basis into the fair value hierarchy as of September 30, 2022 and December 31, 2021:

Fair value measured at September 30, 2022
		Quoted prices in active	Significant other	Significant
	Total carrying value at	markets	observable inputs	unobservable inputs
	September 30, 2022	(Level 1)	(Level 2)	(Level 3)
Liabilities:
Convertible notes	$156,486	$—	$—	$156,486

	Fair value measured at December 31, 2021
		Quoted prices in active	Significant other	Significant
	Total carrying value at	markets	observable inputs	unobservable inputs
	December 31, 2021	(Level 1)	(Level 2)	(Level 3)
Liabilities:
SAFE liability	$4,824,217	$—	$—	$4,824,217
Warrant liability	$4,516,485	$—	$—	$4,516,485

For the three and nine months ended September 30, 2022, there was a change of approximately $3.3 million and $1.8 million in Level 3 liabilities measured at fair value, respectively.

The fair value of the convertible notes may change significantly as additional data is obtained, impacting the Company’s assumptions used to estimate the fair value of the liabilities. In evaluating this information, considerable judgment is required to interpret the data used to develop the assumptions and estimates. The estimates of fair value may not be indicative of the amounts that could be realized in a current market exchange. Accordingly, the use of different market assumptions and/or different valuation techniques may have a material effect on the estimated fair value amounts, and such changes could materially impact the Company’s results of operations in future periods.

PAXMEDICA, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

The following table presents changes in Level 3 liabilities measured at fair value for the nine months ended September 30, 2022. Unobservable inputs were used to determine the fair value of positions that the Company has classified within the Level 3 category. Unrealized gains and losses associated with liabilities within the Level 3 category include changes in fair value that were attributable to unobservable (e.g., changes in unobservable long-dated volatilities) inputs.

	Convertible Notes	SAFE Liability	Warrant Liability
Balance at December 31, 2021	$—	$4,824,217	$4,516,485
Issuance of convertible notes and warrants	1,353,720	—	278,494
Conversion of SAFE liability to Series X preferred stock	—	(10,000,000)	—
Issuance of common stock in connection with conversion of notes payable	(1,159,500)	—	—
Issuance of Series X preferred stock in connection with conversion of notes payable	(296,819)	—	—
Warrants exchanged for shares of common stock and Series X preferred stock	—	—	(2,009,207)
Loss on extinguishment of debt	3,940	—	—
Change in fair value	255,145	(163,025)	(1,873,192)
Reclassification of warrants to equity	—	—	(912,580)
Loss on conversion of SAFE	—	5,338,808	—
Balance at September 30, 2022	$156,486	$—	$—

Note 4. Accrued Expenses

The Company’s accrued expenses as of September 30, 2022 and December 31, 2021 consisted of the following:

	September 30,	December 31,
	2022	2021
	(Unaudited)
Employee and related expenses	$50,335	$680,026
Directors and officers insurance	385,362	—
Professional fees	153,995	—
Research and development	24,758	—
Total accrued expenses	$614,450	$680,026

Note 5. Simple Agreement for Future Equity (“SAFE”)

During the year ended December 31, 2021, the Company entered into a SAFE with an investor, and received proceeds of $5.0 million. Under the terms of the SAFE, the investor has the right to participate in future equity financings of the Company.

The number of shares to be received by the SAFE investor was based on a 50% discount of the pricing in the triggering equity financing and includes a post money valuation cap of $150.0 million. In a liquidity or dissolution event, the investors right to receive cash out was junior to payment of outstanding indebtedness and creditor claims, on par for other SAFE agreements and/or preferred stock, and senior to payments for common stock. The SAFE had no interest rate or maturity date, the SAFE investor had no voting rights prior to conversion, and if the Company paid a dividend on outstanding shares of common stock while the SAFE was outstanding, the SAFE investor would have received the same dividend.

On August 2, 2022, the fair value of the SAFE was approximately $4.7 million and the SAFE was converted into 100,000 shares of Series X preferred stock. During the three and nine months ended September 30, 2022, the Company recognized a $5.3 million loss on conversion of the SAFE (See Note 8).

PAXMEDICA, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 6. Convertible promissory notes

During the second and third quarters of 2022, the Company entered into its 2022 Notes with a principal balance totaling approximately $1.5 million. The 2022 Notes contain an original issue discount totaling $0.2 million and the Company received net proceeds of approximately $1.2 million (net of financing fees of approximately $0.1 million). The 2022 Notes bear interest at 10% per annum and mature 12 months from the issuance date. The notes are secured by all assets and personal property of the Company. The note holders have the right to convert all or any portion of the outstanding principal balance and accrued interest into shares of the Company’s common stock, up to a beneficial ownership limitation of 9.99% of the number of shares of common stock outstanding at the time of conversion. The per share conversion price is equal to the lessor of (i) $7.00 or (ii) 80% of the qualified offering price of the Company’s common stock resulting from the listing for trading of its common stock on a qualified exchange. In connection with the notes, the Company issued common stock warrants to purchase 195,140 shares of the Company’s common stock. The warrants have an exercise price of the lessor of (i) $7.00 or (ii) 80% of the qualified offering price and expire five years from the issuance date. As a result of the issuance of the common stock warrants, the exercise price of the Company’s existing warrants was adjusted to an exercise of $3.00 per share.

On August 26, 2022, upon the consummation of the Company’s initial public offering, the conversion price of the 2022 Notes and the exercise price of the warrants is calculated at 80% of $5.25 per share (the offering price) or $4.20 per share.

On August 3, 2022, the Company entered into a conversion agreement with certain holders of the 2022 Notes, pursuant to which the holders agreed to convert $1.0 million of the principal balance at the consummation of the Company’s initial public offering at the conversion price of $4.20 per share. On August 26, 2022, the holders of the 2022 Notes converted the notes fair value of approximately $1.2 million to 238,094 shares of the Company’s common stock.

On August 3, 2022, the Company entered into a conversion agreement with an additional holder of the 2022 Notes, pursuant to which the holder agreed to convert $255,555 of the principal balance at the consummation of the Company’s initial public offering into 2,555 shares of Series X preferred stock. On August 26, 2022, the note holder converted the notes fair value of $0.3 million to 2,555 shares of Series X preferred stock (See Note 8).

As of September 30, 2022, the outstanding principal balance of the 2022 Notes was approximately $0.2 million.

For the nine months ended September 30, 2022, the Company recorded a loss on issuance of debt of $0.4 million, and a fair value loss of $0.25 million that is included in the change in fair value of notes, in the accompanying condensed statements of operations. The Company recognized interest expense as a component of the change in fair value of the notes during the nine months ended September 30, 2022 (See Note 2).

Note 7. Stock-based compensation

Stock-based Compensation

The following is a summary of stock-based compensation during the three and nine months ended September 30, 2022 and 2021:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Canceled stock options	$119,829	$272,124	$449,840	$1,110,874
Restricted stock units	927,324	—	927,325	—
Total	$1,047,153	$272,124	$1,377,165	$1,110,874

PAXMEDICA, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

Restricted Stock Units

The following is a summary of the restricted stock units during the nine months ended September 30, 2022:

		Weighted Average
		Grant-Date
	Number of Shares	Fair Value
Unvested as of December 31, 2021	—	$—
Granted	1,885,500	$5.25
Forfeited	(291,500)	$5.25
Vested	(11,780)	$5.26
Unvested as of September 30, 2022	1,582,220	$5.25

On May 15, 2022, the Company granted 35,333 restricted stock units (RSUs) with a fair value of approximately $0.2 million to a member of its board of directors. The RSUs are subject to service conditions (vesting of 33.34% on August 26, 2022, the consummation date of the Company’s initial public offering, with the remaining units vesting 66.66% over the next two calendar years on each three-month anniversary thereafter).

On January 1, 2022, the Company granted 1,342,667 RSUs with a fair value of approximately $14.6 million to employees, officers and directors of the Company. The RSUs are subject to service conditions (vesting of 33.34% on May 1, 2022, with the remaining units vesting on each three-month anniversary thereafter) and performance conditions in the form of a liquidity event. Vesting of the RSUs is subject to all grantees continuous service with the Company, and no vesting shall occur if the Company has not completed a Qualified Offering or a Change of Control on or before the vesting date. In the event that neither a Qualified Offering nor a Change of Control has occurred prior to December 31, 2022, then all RSUs shall be forfeited for no consideration. Because a Qualified Offering or Change of Control is not considered probable of achievement until consummation, compensation cost measured at the grant date is not recognized until such event occurs.

During the nine months ended September 30, 2022, 291,500 RSU’s (granted on January 1, 2022) were forfeited due to terminations of two of the Company’s employees and two of its board members.

In August 2022, the Company modified the remaining 1,051,167 RSUs granted on January 1, 2022 to provide that 33.34% of each of those RSUs would vest on May 1, 2022, with an additional 8.3325% of each grant vesting each quarter thereafter, provided that if neither (i) the expiration of the 6-month period following an initial public offering nor (ii) a change in control has occurred prior to the applicable vesting date, any RSUs that would have vested thereunder shall not vest until such expiration of the 6-month period following an initial public offering or change in control occurs (provided further that if neither an initial public offering nor a change in control occurs on or prior to December 31, 2022, then all of the related RSUs will be forfeited). Vesting in all cases generally is subject to the grantee’s continued employment with the Company or a subsidiary thereof on the applicable vesting date. This improbable to improbable modification resulted in a new measurement of compensation cost based on the underlying fair value of the Company’s common stock on the date of the modification of approximately $5.5 million.

On August 26, 2022, the Company consummated its initial public offering and based on the modification above, 33.34% of each of the remaining 1,051,167 RSU’s would vest on February 26, 2023, with an additional 8.3325% of each grant vesting each quarter thereafter.

On July 16, 2022, the Company granted 15,000 RSUs to its Chief Financial Officer with a fair value of approximately $0.1 million, all of which vest December 31, 2022. In August 2022, the Company granted 492,500 RSUs with a fair value of approximately $2.6 million to certain officers, directors and employees, one-third of which vest on the one-year anniversary of the Company’s initial public offering, with the remaining restricted stock units vesting on a quarterly basis over the following two years.

On December 22, 2020, the Company granted 896,583 RSUs with a fair value of approximately $6.3 million to its officers and directors, in exchange for 787,499 vested and unvested stock options. The RSUs are subject to service conditions (vesting of 33.34% on May 1, 2021, with the remaining units vesting on each three-month anniversary, thereafter, fully vesting on May 1, 2023) and performance conditions in the form of a liquidity event. Vesting of the RSUs is subject to all grantees continuous service with the Company, and no vesting shall occur if the Company has not completed a Qualified Offering or a Change of Control on or before the

PAXMEDICA, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

vesting date. In the event that neither an IPO nor change in control has occurred prior to December 31, 2021, then all RSUs shall be forfeited for no consideration. Pursuant to the guidance of ASC 718- “Compensation - Stock Compensation”, the exchange of the options for the RSUs was accounted for as a probable (service only vesting) to improbable (performance and service with the performance criteria considered improbable since contingent upon a Qualified Offering or Change of Control) modification. As such, compensation cost for the original awards would be recognized if the awards would have vested pursuant to the original terms. In addition, since the original awards were modified, the incremental cost would be measured as the result of the most recent modification; that is, the fair value of the options after the modification to increase the exercise price to $8.98. This fair value would be compared to the fair value of the RSUs to determine the incremental compensation cost. Incremental compensation cost related to the replacement awards would be recognized only if the modified vesting criteria are achieved.

During the three and nine months ended September 30, 2022, the Company recorded stock-based compensation expense related to the RSUs of approximately $0.9 million, respectively. No stock-based compensation expense related to the RSUs was recognized during the three and nine months ended September 30, 2021. The unamortized stock-based compensation expense related to RSUs as of September 30, 2022 is approximately $7.4 million, which is expected to be recognized over a remaining weighted average vesting period of 1.3 years.

Canceled Stock Options

The Company previously granted options to purchase shares of the Company’s common stock and during the year ended December 31, 2020 these options were canceled. No stock options were outstanding as of September 30, 2022 and December 31, 2021. Compensation cost related to the canceled stock options of $4.3 million will continue to be recognized over the original vesting criteria.

During the three months ended September 30, 2022 and 2021, the Company recorded stock-based compensation expense related to the canceled stock options of approximately $0.1 million and $0.3 million, respectively. During the nine months ended September 30, 2022 and 2021, the Company recorded stock-based compensation expense related to the canceled stock options of approximately $0.45 million and $1.1 million, respectively. The unamortized stock-based compensation expense related to canceled stock options as of September 30, 2022 is approximately $0.3 million.

Note 8. Preferred and common stock

Amendment to Certificate of Incorporation

On August 30, 2022, the Company filed an amendment (the “Amendment”) to its certificate of incorporation (the “Certificate”) with the Secretary of State of the State of Delaware in connection with the completion of the Company’s initial public offering. The Amendment amends the Company’s Certificate to, among other things: (i) authorize 200,000,000 shares of common stock and (ii) authorize 10,000,000 shares of preferred stock, 500,000 of which are designated as Series X Preferred Stock. In connection with the initial public offering, the Board waived any lock-up restrictions contained in the Series X Certificate of Designations.

Series X Preferred Stock

On August 1, 2022, the Company authorized 500,000 shares of Series X preferred stock, par value 0.0001 per share. The stated value of the Series X preferred stock is $100 per share. The holders of the Series X preferred stock have no voting rights and are not entitled to dividends. The Series X preferred stock is convertible into shares of the Company’s common stock and is subject to a beneficial ownership limitation of 9.99% of the number of shares of common stock outstanding at the time of conversion.

On August 2, 2022, the Company issued 3,200 shares of Series X preferred stock in a private placement, at a purchase price of $100 per share, and received net proceeds of approximately $0.3 million, after deducting expenses (the “Series X Private Placement”). The Series X Private Placement constituted a qualified offering under the terms of the SAFE and the $5.0 million outstanding under the SAFE automatically converted into 100,000 shares of Series X preferred stock (See Note 5).

On August 26, 2022, the Company issued 2,555 shares of its Series X preferred stock in connection with the conversion of certain 2022 Notes (See Note 6). The 2,555 shares of Series X preferred stock are convertible into shares of common stock at the initial offering price of $5.25 per share, subject to the beneficial ownership limitation.

PAXMEDICA, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

On the August 26, 2022, in connection with its Warrant Exchange Agreement (See Note 3), the Company exchanged 750,000 warrants for 350,000 shares of its common stock and 1,250 shares of its Series X preferred stock.

On August 26, 2022, upon the consummation of the Company’s initial public offering, 61,689 shares of the Series X preferred stock were converted into 1,175,000 shares of the Company’s common stock. As of September 30, 2022, 45,316 shares of Series X preferred stock remain outstanding.

Series Seed Preferred Stock

On August 5, 2022, the Company entered into exchange agreements with the holders of the Company’s Series Seed preferred stock, par value $0.0001 per share. The Company and the holders exchanged all shares of outstanding Series Seed preferred stock into 1,557,435 shares of common stock immediately prior to the effectiveness of its registration statement filed in connection with the Company’s initial public offering.

Note 9. Commitments and contingencies

Litigation

As of September 30, 2022 and 2021, there was no litigation against the Company. The Company may be involved in legal proceedings, claims and assessments arising from the ordinary course of business. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance.

Note 10. Related party transactions

Accounts payable - As of September 30, 2022, related party payables totaled approximately $132,000 and consisted of $80,000 owed to Tardimed for management fees, $27,000 owed to members of our board of directors and $25,000 owed to the Company’s Chief Financial Officer for consulting services. During the three months ended September 30, 2022 the Company expensed management fees of $60,000, board of director fees of $20,000 and related party consulting services of $25,000. During the nine months ended September 30, 2022 the Company expensed management fees of $180,000, board of director fees of $74,000 and related party consulting services of $25,000.

Accrued expenses - As of September 30, 2022, there was approximately $50,000 accrued for payroll expenses owed to two terminated employees. During the nine months ended September 30, 2022, the Company reversed $155,000 of bonus expenses in connection with the termination of two of its executives.

Note 11. Subsequent events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

Time-Based Restricted Stock Units

Subsequent to September 30, 2022, the Company granted 51,583 time-based RSUs with a fair value of approximately $124,000 to a member of its board of directors. The RSUs are subject to service conditions and vest 33.34% on the one year anniversary of the grant date, with the remaining units vesting on each three-month anniversary thereafter.

Subsequent to September 30, 2022, the Company granted 12,000 time-based RSUs with a fair value of approximately $29,000 for consulting services. The RSUs will vest 100% on January 31, 2023.

PAXMEDICA, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

Performance-Based Restricted Stock Units

Subsequent to September 30, 2022, the Company granted 25,000 performance-based RSUs with a fair value of approximately $60,000 for consulting services. The RSUs are subject to a performance condition, and will vest upon the Company signing a definitive agreement with a strategic partner.

Until    ,            , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Up to 13,102,199 Shares of Common Stock

PROSPECTUS

, 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of our common stock being registered hereby, all of which will be borne by us (except any underwriting discounts and commissions and expenses incurred for brokerage, accounting, tax or legal services or any other expenses incurred in disposing of the shares). All amounts shown are estimates except the SEC registration fee.

SEC Filing Fee		$1,165
FINRA Fee	$	*
Nasdaq Fee	$	*
Printing Expenses	$	*
Accounting Fees and Expenses	$	*
Legal Fees and Expenses	$	*
Transfer Agent and Registrar Expenses	$	*
Miscellaneous	$	*
Total	$	*

*These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our Certificate of Incorporation and Bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

●	any breach of the director’s duty of loyalty to us or our stockholders;
●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
●	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or
●	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our Certificate of Incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our Bylaws provide that:

●	we may indemnify our directors, officers, and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;
●	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and
●	the rights provided in our Bylaws are not exclusive.

Our Certificate of Incorporation, as amended in Exhibit 3.1 hereto, and our Bylaws in Exhibit 3.3 hereto, provide for the indemnification provisions described above and elsewhere herein. We have entered into and intend to continue to enter into separate indemnification agreements with our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following list sets forth information as to all securities we have sold since January 1, 2019 which were not registered under the Securities Act.

Original Issuances of Stock

On April 15, 2020, Purinix converted from a limited liability company to a Delaware corporation and we changed our name to PaxMedica, Inc., resulting in a new capital structure consisting of common stock and preferred stock, each having a par value of $0.0001. This conversion resulted in conversion of the prior Purinix members’ interests into an aggregate of 2,696,439 shares of Series Seed Preferred Stock, which are convertible into 1,557,435 shares of common stock, and 5,775,898 shares of common stock of the Company.

Private Placement of Series Seed Preferred Stock

On March 3, 2020, we sold in a private offering to an accredited investor 100,000 shares of our Series Seed Preferred Stock at a purchase price of $0.50 per share. All shares of our Series Seed Preferred Stock sold in this transaction automatically be converted into shares of our common stock, on a 1:0.5775898 basis, upon consummation of our initial public offering.

Restricted Stock Units

On December 22, 2020, we granted 1,377,999 restricted stock units under the 2020 Plan to certain of our employees and directors, each of which entitles the holder to one share of our common stock upon settlement of the restricted stock unit. Such restricted stock units expired according to their terms on December 31, 2021.

On January 1, 2022, we granted 1,342,667 restricted stock units under the 2020 Plan to certain of our employees and directors, each of which entitles the holder to one share of our common stock upon settlement of the restricted stock unit.

Between July 2022 and October 2022, we granted a total of 694,083 restricted stock units under the PaxMedica Inc. Amended and Restated 2020 Omnibus Equity Incentive Plan to certain of our employees and directors, each of which entitles the holder to one share of our common stock upon settlement of the restricted stock unit.

Stock Options

On May 1, 2020, we granted stock options to purchase an aggregate of 787,499 shares of our common stock with exercise prices of $0.19 per share to our employees, consultants and directors pursuant to the 2020 Plan. Such stock options were cancelled in full for no consideration on December 22, 2020.

2020 Convertible Promissory Note Offering and Warrants

In July 2020, we issued July 2020 Notes in an aggregate principal amount of approximately $0.1 million with an interest rate of 8% per annum, and in October 2020, we issued October 2020 Notes in an aggregate principal amount of approximately $3.0 million with an interest rate of 8% per annum. We issued 1,137,594 shares of common stock upon the conversion of all of the July 2020 Notes and October 2020 Notes in March 2021. In connection with the October 2020 Notes, we also issued an aggregate of 1,034,176 warrants to purchase shares of common stock, which are exercisable at an exercise price equal to $3.00.

2022 Convertible Promissory Note Offering and Warrants

Between April and July 2022, we issued the 2022 Notes in an aggregate principal amount of approximately $1.5 million with an interest rate of 10% per annum. The 2022 Notes mature 12 months from the date of issuance, and convert at a conversion price of $4.20 per share. In connection with the offering of the 2022 Notes, we issued common stock purchase warrants to purchase up to 195,140 shares of common stock, with an exercise price of $4.20 per share. Between August 2022 and December 2022, we issued an aggregate of 261,902 shares of common stock upon conversion of certain of the 2022 Notes.

SAFE

In March 2021, we entered into a simple agreement for future equity, or SAFE, with an investor, pursuant to which we received gross proceeds in an aggregate amount equal to $5.0 million. The Series X Private Placement in August 2022 constituted a qualified offering under the terms of the SAFE and the SAFE automatically converted into 100,000 shares of Series X Preferred Stock.

Private Placement of Series X Preferred Stock

On August 2, 2022, the Company issued and sold an aggregate of 3,200 shares of our Series X Preferred Stock to a certain “accredited investor” (as defined in Regulation D promulgated under the Securities Act of 1933, as amended, or the Securities Act), at a purchase price of $100 per share, for aggregate proceeds of approximately $320,000 and net proceeds to the Company of approximately $300,000, after deducting expenses. Upon the closing of our initial public offering, all outstanding shares of Series X Preferred Stock automatically converted into shares of common stock at the initial offering price, subject to the beneficial ownership restrictions contained in the certificate of designations for the Series X Preferred.

Series Seed Exchange Agreement

In August 2022, we entered into exchange agreements with the holders of our Series Seed Preferred Stock, pursuant to which we agreed to exchange all shares of our outstanding Series Seed Preferred Stock into an aggregate of 1,557,435 shares of our common stock immediately prior to the effectiveness of our Registration Statement on Form S-1, as amended (File No. 333-239676).

Warrant Exchange Agreement

In August 2022, 375,000 shares of our common stock were issued as a result of a Warrant Exchange Agreement, pursuant to which holders of certain of our outstanding warrants exchanged their warrants for shares of our common stock.

Lincoln Park Transaction

On November 17, 2022, pursuant to the Purchase Agreement with Lincoln Park, we issued 198,974 shares of common stock to Lincoln Park as Commitment Shares. These shares were not registered under the Securities Act when issued, but are being registered for resale on this Registration Statement on Form S-1.

Securities Act Exemptions

We deemed the offers, sales and issuances of the securities described above under “— Original Issuances of Stock,” “— Private Placement of Series Seed Preferred Stock,” “— 2020 Convertible Promissory Note Offering and Warrants”, “— SAFE”, “— Private Placement of Series X Preferred Stock”, “— 2022 Convertible Promissory Note Offering and Warrants”, “— Series Seed Exchange Agreement”, “— Warrant Exchange Agreement”, “— Lincoln Park Transaction”, certain of the grants of stock options described above under “— Stock Options” and issuances of the securities described above under “— Restricted Stock Units” to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, including Regulation D and Rule 506 promulgated thereunder, relative to transactions by an issuer not involving a public offering. All purchasers of securities in transactions exempt from registration pursuant to Regulation D represented to us that they were accredited investors and were acquiring the shares for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the

Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

We deemed the grants of stock options and issuances of common stock upon exercise of such securities described above under “— Stock Options” and certain of the issuances of the securities described above under “— Restricted Stock Units” to be exempt from registration under the Securities Act in reliance on (i) Section 4(a)(2) of the Securities Act, including Regulation D and Rule 506 promulgated thereunder, relative to transactions by an issuer not involving a public offering, and (ii) Rule 701 of the Securities Act as offers and sales of securities under compensatory benefit plans and contracts relating to compensation in compliance with Rule 701. Each of the recipients of securities in any transaction exempt from registration either received or had adequate access, through employment, business or other relationships, to information about us.

ITEM 16. EXHIBITS

Exhibit No.	Description of Document
3.1	Certificate of Incorporation of PaxMedica, Inc., as amended (incorporated by reference to Exhibit 3.1 to Amendment No. 10 to Form S-1 filed on August 8, 2022).
3.2	Amendment to Certificate of Incorporation of PaxMedica, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on August 30, 2022).
3.3

Certificate of Designations, Preferences and Rights of Series X Convertible Preferred Stock of PaxMedica, Inc. (incorporated by reference to Exhibit 3.3 to Amendment No. 10 to Form S-1 filed on August 8, 2022).

3.4	Amended and Restated Bylaws of PaxMedica, Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed on August 30, 2022).
4.1

Specimen Certificate representing shares of common stock of PaxMedica, Inc. (incorporated by reference to Exhibit 4.1 to Amendment No. 10 to the Registration Statement on Form S-1 filed on August 8, 2022).

4.2	Form of 2022 Warrant (incorporated by reference to Exhibit 4.2 to Amendment No. 10 to the Registration Statement on Form S-1 filed on August 8, 2022).
4.3	Form of Representative Warrant (incorporated by reference to Exhibit 4.3 to Amendment No. 10 to the Registration Statement on Form S-1 filed on August 8, 2022).
4.4	Form of 2020 Warrant (incorporated by reference to Exhibit 4.4 to Amendment No. 10 to the Registration Statement on Form S-1 filed on August 8, 2022).
5.1	Opinion of Dechert LLP regarding the validity of the common stock being registered.*
10.1

Form of Indemnification Agreement entered into by PaxMedica, Inc. with its Officers and Directors (incorporated by reference to Exhibit 10.1 to Amendment No. 10 to the Registration Statement on Form S-1 filed on August 8, 2022).

10.2

PaxMedica, Inc. Amended and Restated 2020 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to Amendment No. 10 to the Registration Statement on Form S-1 filed on August 8, 2022).†

10.3

Form of Nonqualified Stock Option Award under the Amended and Restated 2020 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.3 to Amendment No. 10 to the Registration Statement on Form S-1 filed on August 8, 2022).†

10.4

Form of Incentive Stock Option Award under the Amended and Restated 2020 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.4 to Amendment No. 10 to the Registration Statement on Form S-1 filed on August 8, 2022).†

10.5

Letter Agreement between PaxMedica, Inc. and Howard J. Weisman, dated March 4, 2020 (incorporated by reference to Exhibit 10.5 to Amendment No. 10 to the Registration Statement on Form S-1 filed on August 8, 2022).†

10.6

Letter Agreement between PaxMedica, Inc. and Zachary Rome, dated June 25, 2020 (incorporated by reference to Exhibit 10.6 to Amendment No. 10 to the Registration Statement on Form S-1 filed on August 8, 2022).†

10.7

Letter Agreement between PaxMedica, Inc. and Michael Derby, dated June 25, 2020 (incorporated by reference to Exhibit 10.7 to Amendment No. 10 to the Registration Statement on Form S-1 filed on August 8, 2022).†

10.8

Rent and Administrative Services Agreement between PaxMedica, Inc. and TardiMed LLC, dated July 1, 2020 (incorporated by reference to Exhibit 10.9 to Amendment No. 10 to the Registration Statement on Form S-1 filed on August 8, 2022).

10.9

Patient Records License Agreement between Purinix Pharmaceuticals LLC and Lwala Hospital, dated November 9, 2018 (incorporated by reference to Exhibit 10.10 to Amendment No. 10 to the Registration Statement on Form S-1 filed on August 8, 2022).‡

10.10

Patient Records License Agreement between Purinix Pharmaceuticals LLC and Ministry of Health, Republic of Malawi, dated October 10, 2018 (incorporated by reference to Exhibit 10.11 to Amendment No. 10 to the Registration Statement on Form S-1 filed on August 8, 2022).‡

10.11

Master Services Agreement between Purinix Pharmaceuticals LLC and CRO Consulting (Pty) Limited, dated May 25, 2018 (incorporated by reference to Exhibit 10.12 to Amendment No. 10 to the Registration Statement on Form S-1 filed on August 8, 2022).‡

10.12

Form of Restricted Stock Unit Grant Agreement under the Amended and Restated 2020 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.13 to Amendment No. 10 to the Registration Statement on Form S-1 filed on August 8, 2022).†

10.13

Amendment to Rent and Administrative Services Agreement between PaxMedica, Inc. and TardiMed LLC, dated November 1, 2020 (incorporated by reference to Exhibit 10.14 to Amendment No. 10 to the Registration Statement on Form S-1 filed on August 8, 2022).

Exhibit No.	Description of Document
10.14	Form of 2022 Convertible Promissory Note (incorporated by reference to Exhibit 10.15 to Amendment No. 10 to the Registration Statement on Form S-1 filed on August 8, 2022).
10.15

Form of 2022 Convertible Promissory Note Securities Purchase Agreement (incorporated by reference to Exhibit 10.16 to Amendment No. 10 to the Registration Statement on Form S-1 filed on August 8, 2022).

10.16	Purchase Agreement, dated as of November 17, 2022, by and between the Company and Lincoln Park (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on November 21, 2022).
10.17

Registration Rights Agreement, dated as of November 17, 2022, by and between the Company and Lincoln Park (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on November 21, 2022).

10.18

Employment Agreement, dated as of November 19, 2022, between the Company and Stephen D. Sheldon (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on November 21, 2022).

23.1	Consent of Marcum LLP, Independent Registered Public Accounting Firm.*
23.2	Consent of Dechert LLP (included in Exhibit 5.1).*
24.1	Power of Attorney (included on signature page).*
101.INS	Inline XBRL Instance Document.*
101.SCH	Inline XBRL Taxonomy Extension Schema Document.*
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.*
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.*
101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document.*
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.*
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).*
107	Calculation of Filing Fee.*
*	Filed herewith.
†	Indicates management compensatory plan, contract or arrangement.
‡	Certain portions of this exhibit have been omitted because the omitted information is (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)That, for the purpose of determining liability under the Securities Act to any purchaser

(i)Each prospectus filed pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tarrytown, New York on this 19th day of December, 2022.

PAXMEDICA, INC.

/s/ Howard J. Weisman
Howard J. Weisman
Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Howard J. Weisman and Stephen D. Sheldon, and each of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and sign any registration statement for the same offering covered by the registration statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Howard J. Weisman
Howard J. Weisman	Chief Executive Officer and Director (Principal Executive Officer)	December 19, 2022

/s/ Stephen D. Sheldon
Stephen D. Sheldon	Chief Financial Officer (Principal Financial and Accounting Officer)	December 19, 2022

/s/ Zachary Rome
Zachary Rome	Chief Operating Officer and Director	December 19, 2022

/s/ Michael Derby
Michael Derby	Executive Chairman and Director	December 19, 2022

/s/ Karen LaRochelle
Karen LaRochelle	Director	December 19, 2022

/s/ John F. Coelho
John F. Coelho	Director	December 19, 2022

/s/ Charles J. Casamento
Charles J. Casamento	Director	December 19, 2022